As filed with the Securities and Exchange Commission on April 7, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UAP Holding Corp.

(Exact name of registrant as specified in its charter)

Delaware	2875	11-3708834
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

7251 W. 4th Street

Greeley, Colorado 80634

(970) 356-4400

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

See Table of Additional Registrants on Following Page

L. Kenny Cordell

President and Chief Executive Officer

UAP Holding Corp.

7251 W. 4th Street

Greeley, Colorado

(970) 356-4400

(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

With copies to:

Rosa A. Testani, Esq. O’Melveny & Myers LLP Times Square Tower 7 Times Square New York, New York 10036 (212) 326-2000	Mark C. Smith, Esq. David J. Goldschmidt, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square Tower New York, New York 10036 (212) 735-3000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

(Calculation table and footnotes on following page)

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

(Continued from cover)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)		Amount of Registration Fee

Income Deposit Securities (IDSs) (2)	$		$

Class A Common stock, $0.001 par value (3)

% Senior Subordinated Notes (4) (5)

Subsidiary Guarantees of Senior Subordinated Notes (6)

Total		$625,000,000		$79,188

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes an indeterminate number of IDSs of the same series of the IDSs offered hereby, which may be received by holders of IDSs in the future on one or more occasions in replacement of the IDSs offered hereby in the event of a subsequent issuance of IDSs, upon an automatic exchange of portions of the IDSs offered hereby for identical portions of such additional IDSs. The IDS units consist of shares of the Class A common stock and $ aggregate principal amount of % senior subordinated notes, including IDSs subject to the underwriters’ over-allotment option.
(3)	Includes shares of Class A common stock subject to the underwriters’ over-allotment option.
(4)	Includes (i) $ million aggregate principal amount of % senior subordinated notes issued as part of IDSs subject to the underwriters’ over-allotment option and (ii) $ million aggregate principal amount of % senior subordinated notes that will be issued separately from the IDSs in this offering.
(5)	Includes an indeterminate principal amount of % senior subordinated notes of the same series as the % senior subordinated notes offered hereby, which may be received by holders of % senior subordinated notes offered hereby in the future on one or more occasions in the event of a subsequent issuance of IDSs or % senior subordinated notes of the same series, upon an automatic exchange of portions of the senior subordinated notes offered hereby for identical portions of such additional notes.
(6)	Each of the subsidiary guarantors listed in the Table of Additional Registrants on the next page will fully and unconditionally guarantee the % senior subordinated notes being registered hereby. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee for the guarantees is required.

UAP HOLDING CORP.

TABLE OF ADDITIONAL REGISTRANTS

Name	Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Number	IRS Employer Identification Number
AG-CHEM, Inc.	Maryland	2875	47-0667732
Balcom Chemicals, Inc.	Colorado	2875	84-0577781
Cropmate Company	Delaware	2875	47-0741555
CSK Enterprises, Inc.	Delaware	2875	47-0765398
GAC 26, Inc.	Nebraska	2875	47-0671148
Genmarks, Inc.	Delaware	2875	91-2194897
Grower Service Corporation (New York)	New York	2875	13-1978741
HACO, Inc.	Illinois	2875	47-0677092
Loveland Industries, Inc.	Colorado	2875	84-06101553
Loveland Products, Inc.	Colorado	2875	47-0736713
Midwest Agriculture Warehouse Co.	Nebraska	2875	47-0482929
Ostlund Chemical Co.	North Dakota	2875	45-0336249
Platte Chemical Co.	Nebraska	2875	47-0557041
Pueblo Chemical & Supply Co.	Colorado	2875	84-0527554
Ravan Products, Inc.	Georgia	2875	47-0747845
S.E. Enterprises, Inc.	Delaware	2875	47-0681589
Snake River Chemicals, Inc.	Idaho	2875	82-0309706
Transbas, Inc.	Tennessee	2875	81-0350050
Tri-River Chemical Company, Inc.	Washington	2875	91-0934287
Tri-State Chemicals, Inc.	Texas	2875	75-1379150
Tri-State Delta Chemicals, Inc.	Mississippi	2875	64-0602271
UAP 22, Inc.	Texas	2875	47-0748616
UAP 23, Inc.	Delaware	2875	47-0737593
UAP 27, Inc.	Delaware	2875	47-0778040
UAP Receivables Corporation	Delaware	2875	47-0824588
UAP/GA AG Chem, Inc.	Georgia	2875	47-0648557
UAPLP, Inc.	Delaware	2875	47-0751595
United Agri Products, Inc.	Delaware	2875	47-0621017
United Agri Products Financial Services, Inc.	Colorado	2875	84-0678346
United Agri Products—Florida, Inc.	Florida	2875	47-0680109
Verdicon, Inc.	Delaware	2875	04-3769161
YVC, Inc.	Montana	2875	81-0345692

The address of the principal executive offices of the additional registrants listed above is 7251 W. 4th St., Greeley, Colorado 80634. Their telephone number at that address is (970) 356-4400.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our Registration Statement effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 7, 2004

Prospectus

UAP Holding Corp.

INCOME DEPOSIT SECURITIES (IDSs)

and

$             MILLION         % SENIOR SUBORDINATED NOTES DUE 2014

UAP Holding Corp. is selling              Income Deposit Securities, or IDSs, representing              shares of Class A common stock and $             million aggregate principal amount of     % senior subordinated notes due 2014, subject to extension of maturity as described herein. Each IDS consists of:

•	one share of our Class A common stock; and

•	a % senior subordinated note with $ principal amount.

We also are selling $             million aggregate principal amount of senior subordinated notes separately from the IDSs in this offering. The completion of the separate offering of senior subordinated notes is a condition to our sale of IDSs. We expect that the aggregate principal amount of the separate senior subordinated notes will equal at least 10% of the aggregate principal amount of the senior subordinated notes represented by the IDSs (assuming the underwriters’ over-allotment option is exercised in full).

Assuming we make our scheduled interest payments and pay dividends in the amount contemplated by our current dividend policy, you will receive in the aggregate approximately $             per year consisting of dividends on the Class A common stock and interest on senior subordinated notes represented by each IDS through                 , 2014, the maturity date of the senior subordinated notes (assuming that there are no extensions of the maturity date of the senior subordinated notes).

This is the initial public offering of our IDSs, and the shares of our Class A common stock and senior subordinated notes represented thereby, and our senior subordinated notes being offered separately from the IDSs. Prior to this offering, there has been no public market for our IDSs or our senior subordinated notes. We anticipate that the public offering price will be between $             and $             per IDS and the public offering price of the senior subordinated notes sold separately will be     % of their stated principal amount. We will apply to list the IDSs on             under the trading symbol “         .” We do not anticipate that the senior subordinated notes will be separately listed on any exchange.

(Continued on following page)

Investing in our IDSs, shares of our Class A common stock and senior subordinated notes involves risks. See the “ Risk Factors” section beginning on page 29.

	Price to Public	Underwriting Discount and Commission	Proceeds to UAP Holding Corp. (before expenses)(1)
Per IDS	$	$	$
Per Senior Subordinated Note(2)	$	$	$
Total	$	$	$

(1)	Approximately $ million of these proceeds will be used to repurchase our common equity from our principal equity sponsor and selected members of our management, whom we refer to collectively as our existing stockholders.
(2)	Represents $ million aggregate principal amount of senior subordinated notes being sold separately from the IDSs.

The underwriters expect to deliver the IDSs and separate senior subordinated notes in book-entry form only through the facilities of The Depository Trust Company to purchasers on or about                  , 2004.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Credit Suisse First Boston	UBS Investment Bank	CIBC World Markets

Goldman, Sachs & Co.	Merrill Lynch & Co.

The date of this prospectus is                     , 2004

(Continued from Cover)

Holders of IDSs will have the right to separate the IDSs into the shares of our Class A common stock and senior subordinated notes represented thereby at any time after the earlier of 45 days from the closing of this offering or the occurrence of a change of control. Separation of all the IDSs will occur automatically upon the occurrence of any redemption of the senior subordinated notes or upon maturity of the senior subordinated notes. Similarly, any holder of shares of our Class A common stock and senior subordinated notes may, at any time after the IDSs become separable by the holders, unless the IDSs have automatically separated, combine the applicable number of shares of Class A common stock and principal amount of senior subordinated notes to form IDSs.

Upon a subsequent issuance by us of IDSs or senior subordinated notes, a portion of your senior subordinated notes may be automatically exchanged for an identical principal amount of the senior subordinated notes issued in such subsequent issuance, and in that event your IDSs or senior subordinated notes will be replaced with new IDSs or new senior subordinated notes, as the case may be. In addition to the senior subordinated notes offered hereby, the registration statement of which this prospectus is a part also registers an indeterminate number of the senior subordinated notes and new IDSs that may be issued to you in the case of any such subsequent issuance. For more information regarding these automatic exchanges and the effect they may have on your investment, see “Description of Senior Subordinated Notes—Covenants Relating to IDSs—Procedures Relating to Subsequent Issuance” and “Material U.S. Federal Income Tax Considerations—Consequences to U.S. Holders—Senior Subordinated Notes—Additional Issuances.”

We have granted the underwriters an option to purchase up to              additional IDSs to cover over-allotments, if any. We will use all the proceeds from the sale of any additional IDSs upon the exercise of the underwriters’ over-allotment option to repurchase additional shares of our outstanding common stock from our existing stockholders.

NOTICE TO PURCHASERS OF SEPARATE SENIOR SUBORDINATED NOTES AND ACKNOWLEDGEMENT OF PURCHASER INTENT

None of the separate senior subordinated notes purchased in connection with this offering may be purchased, directly or indirectly, by persons who are also (1) purchasing IDSs in this offering or (2) otherwise receiving IDSs or shares of Class A common stock in connection with the Recapitalization. Accordingly, each investor purchasing separate senior subordinated notes in this offering must not purchase IDSs in this offering and must not concurrently enter into any plan or pre-arrangement whereby it would (1) acquire any IDSs or our Company equity (as defined below) or (2) transfer the separate senior subordinated notes to any holder of IDSs or our Company equity. In addition, each person receiving IDSs or shares of Class A common stock in connection with the Recapitalization must not purchase separate senior subordinated notes in this offering.

Each investor in this offering assumes sole responsibility for ensuring that it complies with the restrictions above. Neither we nor the underwriters will assume any responsibility to ensure that any investor complies with these restrictions. If you are unsure whether the restrictions above would prohibit you from purchasing the separate senior subordinated notes or our IDSs in this offering, you should consult your own legal advisor with regard to the application of these restrictions to your individual circumstances.

Furthermore, each person purchasing separate senior subordinated notes in this offering, by acquiring the separate senior subordinated notes, thereby represents to us and the underwriters that:

(a)	neither such purchaser nor any entity, investment fund or account over which such purchaser exercises investment control is purchasing IDSs in this offering;

(b)	neither such purchaser nor any entity, investment fund or account over which such purchaser exercises investment control owns, or has the contractual right to acquire, our equity securities (including securities which are convertible, exchangeable or exercisable into or for our equity or our equity-linked securities, which we refer to collectively as our Company equity); and

(c)	such purchaser is not party to any plan or pre-arrangement whereby it would (1) acquire any IDSs or our Company equity or (2) transfer the separate senior subordinated notes to any holder of IDSs or our Company equity.

For purposes of these representations, the “purchaser” shall be deemed to be (1) the person who initially purchases the separate senior subordinated notes from the underwriters in this offering and (2) the person(s), if any, pursuant to whose instructions such purchase was made.

For more information regarding the tax treatment of the separate senior subordinated notes and IDSs, see “Material U.S. Federal Income Tax Considerations” and “Risk Factors—Risks Relating to the IDSs, the Class A Common Stock and Senior Subordinated Notes—The U.S. federal income tax consequences of the issuance, purchase ownership and disposition of IDSs are unclear.”

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in the document may only be accurate on the date of this document.

Dealer Prospectus Delivery Obligations

Until                     , 2004, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

i

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent expectations or beliefs of ours concerning future events, and no assurance can be given that the results described in this prospectus will be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as “estimate,” “project,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “may,” “will,” “should,” “goal,” “target” or other similar words or phrases. All forward-looking statements are based upon information available to us on the date of this prospectus.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, the matters discussed in this prospectus in the sections captioned: “Prospectus Summary,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Such factors may include:

•	general economic and business conditions;

•	industry trends;

•	restrictions contained in our debt agreements;

•	our substantial leverage, including the inability to generate the necessary amount of cash to service our existing debt and the incurrence of substantial indebtedness in the future;

•	the seasonality of our business and weather conditions;

•	the possibility of liability for pollution and other damage that is not covered by insurance or that exceeds our insurance coverage;

•	increased competition in the markets in which we operate;

•	our dependence on rebate programs to attain profitability;

•	our dependence on a limited number of key executives who we may not be able to adequately replace if they leave our company;

•	changes in government regulations, agricultural policy and environmental, health and safety laws and regulations;

•	the cost of developing our own stand-alone systems and infrastructure;

•	changes in business strategy, development plans or cost savings plans;

•	the loss of any of our major suppliers or the bankruptcy or financial distress of our customers;

•	the ability to attain and maintain any price increases for our products;

•	availability, terms and deployment of capital; and

•	other factors over which we have little or no control.

There may be other factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

ii

FINANCIAL INFORMATION

UAP operates on a 52- or 53-week year. UAP’s fiscal years 1999, 2000, 2001, 2002 and 2003 ended on February 28, 1999, February 27, 2000, February 25, 2001, February 24, 2002 and February 23, 2003, respectively. UAP’s fiscal years in 2000, 2001, 2002, 2003 and 2004 contained or will contain 52 weeks. UAP’s fiscal year in 1999 contained 53 weeks. Fiscal years are identified in this prospectus according to the calendar year in which they ended. For example, the fiscal year ended February 23, 2003 is referred to herein as “fiscal 2003.”

MARKET DATA

Market data and other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms or other published independent sources, including publications by the United States Department of Agriculture and the 2002 Annual Survey of CropLife, an industry trade publication. In addition, some data is based on independent consulting work which we sponsored. Some data is also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources listed above. Although we believe these sources are reliable, we have not independently verified the information from the outside sources and cannot guarantee its accuracy and completeness.

TRADEMARKS

ACA, Amplify, Awaken, Bisect, Choice, Dyna-Gro, Dyna-Start, LI 700, Liberate, Nortrace, Salvo, Savage, Shotgun, Signature and So-Fast are our subsidiaries’ trademarks. All other trademarks, service marks or trade names referred to in this prospectus are the property of their respective owners.

iii

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus. The following summary information is qualified in its entirety by the information contained elsewhere in this prospectus. This summary is not complete and may not contain all the information that you should consider before investing in the IDSs and senior subordinated notes. You should read the entire prospectus carefully, including the “Risk Factors” section and the combined financial statements of the ConAgra Agricultural Products Business and the accompanying notes to those statements.

Unless the context requires otherwise, all references to “we,” “us,” “our” and “UAP” refer specifically to the Acquired Businesses before the Acquisition (as such terms are defined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) and UAP Holding Corp. and its consolidated subsidiaries after the Acquisition. All references to “UAP Holdings” refer specifically only to UAP Holding Corp., excluding its subsidiaries, and all references to “United Agri Products” refer specifically only to United Agri Products, Inc., a direct, wholly owned subsidiary of UAP Holdings, excluding its subsidiaries.

OUR COMPANY

Founded in 1978, we are the largest private distributor of agricultural and non-crop inputs in the United States and Canada. We market a comprehensive line of products including crop protection chemicals, seeds and fertilizers to growers and regional dealers. As part of our product offering, we provide a broad array of value-added services including crop management, biotechnology advisory services, custom blending, inventory management and custom applications of crop inputs. The products and services we offer are critical to growers because they lower the overall cost of crop production and improve crop quality and yield. As a result of our broad scale and scope, we provide leading agricultural input companies with an efficient means to access a highly fragmented customer base of farmers and growers. For the twelve months ended November 23, 2003, on a pro forma basis after giving effect to the Acquisition we generated net sales of $2.4 billion and income before income taxes of $58.6 million.

As of January 26, 2004, we maintained a comprehensive network of approximately 350 distribution and storage facilities and five formulation and blending plants, strategically located in the major crop-producing areas of the United States and Canada. As of January 26, 2004, our integrated sales network covered over 70,000 active stock keeping units, or SKUs, supported by approximately 1,100 sales people, the majority of whom have technical training in agronomy. This network of facilities, together with our technical expertise, enables us to efficiently process, distribute and store products close to our end-users and to supply our customers on a timely basis during the compressed planting and growing season. In addition, our widespread geographical presence provides a diversified base of sales that helps to insulate our overall business from difficult farming conditions in any one area as a result of poor weather or adverse market conditions for specific crops or regions.

We distribute products manufactured by the world’s leading agricultural input companies, including BASF, Bayer, Dow, DuPont, Monsanto and Syngenta, as well as ConAgra International Fertilizer Company. We believe we are amongst the largest customers of agricultural inputs of these suppliers and have long-standing relationships with these companies. We also distribute products from over 100 other suppliers as well as over 200 of our own proprietary private label products. Our extensive infrastructure is a critical element of our suppliers’ route-to-market, as it enables them to reach a highly fragmented customer base. As of January 26, 2004, we had approximately 70,000 customers, with our ten largest customers accounting for approximately 3% of our net sales in fiscal 2003. Our customers include commercial growers and regional dealers, as well as consumers in non-crop industries. Our significant scale provides our customers with an efficient and cost-effective method of purchasing agricultural and non-crop inputs.

At the end of fiscal 2002, our new management team began to implement several strategic initiatives to increase our operational efficiency. As part of that strategy, we rationalized headcount, enhanced our credit policies and information systems, improved inventory management and closed unprofitable distribution centers. Largely as a result of that strategy, we successfully increased our income before income taxes as a percentage of net sales from 0.1% in fiscal 2001 to 2.4% for the twelve months ended November 23, 2003, while reducing average working capital as a percentage of net sales from approximately 25% in fiscal 2001 to approximately 20% in fiscal 2003, a reduction of $209.2 million. We believe we are well positioned to drive further efficiencies in working capital and further enhance our margins.

INDUSTRY OVERVIEW AND TRENDS

The agricultural inputs market in the United States was estimated at $26 billion in 2002, and has experienced relative stability since 1997, as measured by total revenues, according to the most recent available survey by the USDA National Agricultural Statistics Service. Key drivers of the market include: continued population growth; the use of more effective chemicals and fertilizers; stable planted acreage; the trend towards larger and more efficient farms; and the increased use of biotechnology in the production of seeds. The three primary product areas of the market are crop protection chemicals, seeds and fertilizer.

Crop Protection Chemicals.    Crop protection chemicals expenditures in the United States were approximately $8.2 billion in 2002, according to the most recent available survey by the USDA National Agricultural Statistics Service. Since 1997, the volume of crop protection chemicals sold in the United States has increased, but overall revenues have remained essentially flat as lower-priced generic products have replaced higher-priced patented products, according to the same survey. This product area includes: (i) herbicides, which keep weed infestations from depriving crops of plant nutrients and water; (ii) insecticides, which keep insects from damaging crops; and (iii) fungicides, which guard against plant diseases.

Seeds.    Seed expenditures in the United States were approximately $8.4 billion in 2002, according to the most recent available survey by the USDA National Agricultural Statistics Service. The seed market in the United States has experienced significant growth since 1997, according to the same survey, driven primarily by increased pricing as a result of improvements in seed technology. In particular, biological “traits” are becoming genetically engineered into seeds, thus reducing the need for chemical treatment of crops. These traits include providing a plant with the ability to resist pests without a chemical application and the ability of a plant to selectively resist herbicides. These technological improvements, together with the availability of more productive seed hybrids, have resulted in higher crop yields.

Fertilizer.    Fertilizer expenditures in the United States were approximately $9.5 billion in 2002, according to the most recent available survey by the USDA National Agricultural Statistics Service. Since 1997, the volume of fertilizer sold in the United States has increased, but overall revenues have remained essentially flat, due largely to falling prices as a result of overproduction, according to the same survey. Fertilizers are added to soil to replace or supplement one or more deficient nutrients necessary for plant growth. Nearly all commercial crops grown in the United States and Canada today are produced with the use of a commercial fertilizer, as modern crop varieties and higher yields cannot be sustained by other methods.

Agricultural input manufacturers vary by product category and include major international chemical, fertilizer and seed companies such as Agrium, Bayer Crop Science, ConAgra International Fertilizer Company, Dow AgroScience, DuPont, IMC, Monsanto, PCS and Syngenta. Agricultural input distributors represent the main route-to-market for crop protection chemicals and fertilizer products, and fill a critical need in the U.S. and Canadian agricultural inputs market by allowing suppliers to economically access a highly fragmented customer base of approximately two million growers, dealers and non-crop customers. In addition, we believe that both suppliers and customers value the supplementary services that distributors provide, including inventory management, extension of credit, provision of equipment for the application of agricultural products, custom blending and crop management consulting.

The primary channel for seed distribution has historically been through “grower dealers” who distribute seeds within an area around their farms. We believe the trend in seed sales is migrating towards agricultural distributors who have the technical knowledge and ability to bundle seed sales with complementary chemical products.

Grower-owned co-operatives constitute a significant portion of the agricultural inputs distribution industry, including two of the six largest retailers. The market has consolidated significantly over the last ten years. We believe, based on independent consulting work which we sponsored, that in 2002 the largest six retailers accounted for over 50% of sales by the largest 100 retailers in our industry measured by sales. Consolidation in our industry has been driven by a number of factors, including: increased average farm size; consolidation of suppliers; increasing demand for sales people with high levels of technical expertise; poor performance of co-operatives; overcapacity in the industry; and the need for sufficient scale to realize strong relationships with suppliers. We believe that these trends will continue and will result in greater demands being placed on agricultural input distribution companies. Based on independent consulting work which we sponsored, we believe that independent national distributors (i.e., non-cooperatives) increased their retail market share amongst the largest 100 retailers measured by sales from 37% in 1998 to 42% in 2002, and that larger companies, such as UAP, will continue to increase their competitive advantage over businesses with fewer resources.

OUR COMPETITIVE STRENGTHS

We believe our leading market positions, operating model focused on free cash flow, extensive distribution network, strong supplier relationships, diversified product offering and proven and incentivized management team will allow us to increase our net sales, market share and profitability.

Leading Market Positions

We are the largest private distributor of agricultural input products in major crop-producing regions throughout the United States and Canada. We believe that our emphasis on selling a full range of quality products and consistently providing high quality service has enabled us to achieve our leading market shares. We believe, based on independent consulting work which we sponsored, that we hold the number one market position, based on net retail sales of the largest 100 retailers in the United States and Canada measured by sales, in each of the core product categories in which we compete:

Category	Key Products	Market Position	2002 Retail Market Share
Crop Protection Chemicals	Fungicides, Insecticides and Pesticides	#1	18%
Seeds	Seed and Seed Treatment	#1	16%
Fertilizers	Plant Nutrition	#1	10%

We believe our leading market shares strengthen our position with our suppliers and enhance our ability to increase sales to existing customers and attract new customers. We believe our scale provides us with several benefits, including: (i) volume purchasing and increased shelf space resulting in additional incentives from our suppliers; (ii) operating efficiencies from leveraging our fixed costs; and (iii) the ability to invest in our infrastructure in a cost-effective manner, including information technology systems. In fiscal 2003, we had net sales of $2.5 billion, including net sales of crop protection chemicals of $1.7 billion, net sales of seeds of $270.8 million and net sales of fertilizer of $510.6 million. In addition, our leading local presence in the markets we serve further benefits us because it allows us to attract and retain sales people and customers while controlling our risk through geographic diversity.

Operating Model Focused on Free Cash Flow

We believe that our operating model generates significant free cash flow as a result of our variable cost structure, low capital expenditure requirements and efficient working capital management. Our capital expenditures have averaged less than 1% of net sales over the past three fiscal years. Largely as a result of operational initiatives implemented during fiscal 2002 and fiscal 2003, our income before income taxes as a percentage of net sales has increased from 0.1% in fiscal 2001 to 2.4% for the twelve months ended November 23, 2003. Our average working capital has been reduced from approximately 25% of net sales in fiscal 2001 to approximately 20% of net sales in fiscal 2003, a reduction of $209.2 million. We believe that our continued focus on cost reductions and working capital management will allow us to continue to generate strong free cash flow.

Extensive Distribution Network

As of January 26, 2004, we operated a broad network of approximately 350 retail and wholesale farm distribution and storage facilities and five formulation facilities, strategically located in major crop producing regions. As of January 26, 2004, we had a sales presence in 49 of the 50 states of the United States, and nine of the 13 Canadian provinces, and our geographic diversity helps us to mitigate poor weather patterns or economic volatility in any one region and our exposure to any one crop. We operate an integrated distribution system and, as of January 26, 2004, employed approximately 1,100 sales people across the United States and Canada. Our network enables us to provide customers with a broad range of products and reliable service. Our sales people, the majority of whom have technical training in agronomy, possess an in-depth knowledge of the industry and have established long-term relationships with their customers. As residents of the areas in which we operate, our sales people are an integrated part of the community and understand the region-specific needs of their customers. We believe that our approach has helped us to form strong relationships with customers at the local level and has enabled us to generate revenues per retail outlet of $5.1 million versus $3.4 million on average among the largest 100 retailers in 2002 as measured by sales, based on independent consulting work which we sponsored.

Strong Supplier Relationships

We purchase products from over 100 suppliers, including some of the largest chemical, seed and fertilizer companies in the world. We have strong long-term relationships with our suppliers, and our relationships with our ten largest suppliers date back to the original acquisition of UAP by ConAgra Foods, Inc. (“ConAgra Foods”) in 1978. We are a critical part of our suppliers’ route-to-market because we are able to help them access a highly fragmented customer base. We believe we are one of the largest customers of agricultural inputs of our seven largest suppliers, and our purchasing scale provides us with a competitive advantage relative to smaller businesses. We believe that our strategic relationships with our suppliers provide us with reliable access to inventory, volume purchasing benefits and the ability to deliver a diverse product offering on a cost-effective basis.

Diversified Product Offering

We provide our customers with a comprehensive offering of agricultural inputs, comprised of over 70,000 active SKUs as of January 26, 2004, consisting of a broad variety of crop protection chemicals, seeds, and fertilizers, with no single brand accounting for more than 5% of our net sales in fiscal 2003. We offer a full line of branded products such as CleanCrop, ACA, Savage, Shotgun, Signature and Dyna-Gro, in areas such as plant nutrition, seed treatment, crop protection, adjuvants and seed. The breadth and diversity of our products and services allows us to act as a “one-stop-shop” that is tailored to meet the region-specific needs of our customers.

In addition, we are the largest independent distributor of agricultural seed products in the United States and Canada, and we believe we are well positioned to benefit from the expected future growth of this market. We believe the trend in seed distribution is migrating towards using agricultural distributors such as ourselves, as this allows formulators supplying bio-engineered seeds with complementary chemical products to reach the market.

Proven and Incentivized Management Team

Our senior management team has an average of over 18 years of experience in the agricultural inputs industry. Kenny Cordell joined the company in 2001 and served as President and Chief Operating Officer from February 2002 until December 2003, when he was promoted to Chief Executive Officer of United Agri Products. Our current senior management team has been responsible for developing our recent business strategy, including store rationalization, enhanced credit policies and an increased focus on working capital management, which has resulted in operational improvements and margin expansion. Largely as a result of initiatives implemented by our management team during fiscal 2002 and fiscal 2003, we successfully increased our margins and reduced working capital. After giving effect to this offering, our management will own approximately     % of our common stock on a fully diluted basis, a portion of which is subject to time and performance vesting criteria. See “Security Ownership of Certain Beneficial Owners and Management.”

OUR STRATEGY

Our financial and operational success has largely been driven by providing customers with high quality products at competitive prices, supported by consistent and reliable service and expertise. We will continue to seek to improve margins and reduce working capital through the principal strategies outlined below.

Target Continued Margin Enhancement and Working Capital Management

We believe we are well positioned to achieve further margin enhancements and reductions in working capital through the continued implementation of our cost saving initiatives. We intend to monitor performance regularly through detailed management reporting on productivity, profitability, inventory flow and return on assets. At a company-wide level, our senior management will continue to:

•	focus on our credit policies in order to seek to maximize our profitability;

•	optimize our product mix through increased centralized pricing controls;

•	improve company-wide performance through the dissemination of best practices;

•	optimize procurement through increased centralized purchasing controls;

•	rationalize our infrastructure by closing or selling unprofitable facilities;

•	reduce our investment in working capital through the use of enhanced management information systems; and

•	reduce selling, general and administrative expenses through centralization efforts in our formulation operations and administration.

In August 2002, management initiated a monthly scorecard of key performance indicators linked to the management incentive plan, to drive return-based financial performance within divisions of our company. In addition, our management has centralized credit and procurement functions to better coordinate various working capital initiatives and has adopted a discounted cash flow approach to capital investments.

Expanded Presence in Seeds, Branded and Non-Crop Products

Seed.    We increased net sales of our seed products from $196.2 million in fiscal 2001 to $270.8 million in fiscal 2003, and believe that there is the potential for significant further growth in this area. We believe that seed varieties that have been enhanced through biotechnology will serve as a platform for growth due to the increased value-added nature of their sale to the customer, coupled with an increased need for ancillary services when compared with sales of conventional products. In addition, advancements in seed varieties and technologies have increased our customers’ needs for real-time information and access to the genetic varieties in branded and non-branded lines, which we believe benefits larger suppliers such as UAP. We intend to leverage our growth in this business through: (i) advanced technical training for our sales personnel; (ii) hiring and strategically placing experienced sales people; (iii) incentivizing our sales organization with seed-specific performance goals and incorporating specific targets for individual sales people in their respective performance management plans; (iv) nurturing our relationships with seed suppliers; and (v) continuing to focus the resources of our management and sales force in our seed distribution infrastructure.

As part of our strategy, we will focus on increasing our sales of our Dyna-Gro brand of proprietary seed products as part of our effort to increase overall seed sales. We believe that Dyna-Gro is recognized in the marketplace for its high quality and yield, and we currently market Dyna-Gro in corn, soybeans, sorghum and alfalfa, as well as other minor crops. The margin contribution to us for our Dyna-Gro brand is higher than that of a commodity brand because we use internal resources to source and market it.

Proprietary Branded Products.    We intend to focus on increasing sales of our proprietary branded products, which provide value-added features to benefit customers and higher margins to us as compared with other products we sell for third parties. Increased sales of our proprietary branded products have contributed to our margin improvement from fiscal 2001 through fiscal 2003, largely as a result of providing enhanced formulations and tailoring the products to fit growers’ needs in specific regions, including unique dry herbicide formulations and specialized Nortrace brand micronutrients and Dyna-Gro seed. We seek to further improve our product mix through internal development and close cooperation with our major suppliers, and introduced new proprietary products during the fourth quarter of fiscal 2004.

Non-Crop.    We also distribute agricultural chemicals, seed and fertilizers for many non-agricultural markets, and are the only distributor in our markets with a presence in the three major non-crop market product areas of turf and ornamental (golf courses, resorts, nurseries and greenhouses), pest control operators and right-of-way vegetation management. This non-crop business has a distinctly different customer base from the agricultural markets, and requires different service levels and locations closer to suburban or leisure centers. We believe that many non-crop markets are experiencing natural growth with general demographic trends. For example, as population growth expands in the Southern United States, we expect increased opportunities for sales to pest control operators. As leisure spending increases, we expect increased opportunities for sales to turf, golf course, resort and nursery businesses. The non-crop market is an important strategic growth area for UAP, and as such we are focused on expansion of our current non-crop business through small acquisitions, increased sales of branded products, introduction of new branded products and improving operational performance through consolidation.

Leverage Our Scale

We believe that our scale and extensive network of distribution facilities provides us with competitive advantages over smaller regional competitors, including an enhanced competitive position with our suppliers, the ability to leverage our fixed costs and the ability to attract and retain a strong management team and sales force. We intend to capitalize on these advantages by continuing to: (i) strengthen our relationships with our suppliers in order to maintain a diversified product offering and capture higher levels of incentives; (ii) cost-effectively invest in information systems to ensure efficient inventory management; and (iii) provide high levels of value-added services to our customers by maintaining an experienced and well-trained sales force. We believe this provides us with a strong platform for continued growth and profitability.

THE TRANSACTIONS

THE AMENDED CREDIT FACILITIES

Concurrently with the closing of this offering, United Agri Products will amend its existing $500 million revolving credit facility and enter into a new $150 million senior secured second lien term loan facility. In this prospectus, we refer to the revolving credit facility, as amended, and the new senior secured second lien term loan facility, collectively, as the “Amended Credit Facilities.” The Amended Credit Facilities will be guaranteed by UAP Holdings and each of United Agri Products’ domestic subsidiaries. While the Amended Credit Facilities will permit us to pay interest and dividends to IDS holders and to pay interest to holders of the separate senior subordinated notes under certain circumstances, they will contain significant restrictions on our ability to make interest and dividend payments to such holders and on our subsidiaries’ ability to make dividend and interest payments to us. The existing revolving credit facility matures on November 24, 2008 and the new senior secured second lien term loan facility will have a seven-year maturity. See “Description of Other Indebtedness—The Amended Revolving Credit Facility” and “Description of Other Indebtedness—Senior Secured Second Lien Term Loan Facility.”

THE RECAPITALIZATION

Concurrently with the closing of this offering, we will effect a number of internal corporate transactions, including repurchasing and recapitalizing the equity interests of our existing stockholders. In this prospectus, we collectively refer to these transactions as the “Recapitalization.” A portion of the net proceeds of this offering will be used to repurchase all our outstanding Series A Redeemable Preferred Stock from ConAgra Foods and to repurchase a portion of our currently outstanding common stock from our principal equity sponsor and members of our management. We expect to exchange IDSs for all the common stock indirectly held by members of our management that we do not repurchase. We also expect to cause all Tranche B and Tranche C stock options previously issued to members of our management, which are subject to performance-based vesting, to become fully vested, and to exchange additional IDSs for such stock options. In addition, we will exchange shares of our new junior participating preferred stock for all the common stock held by our principal equity sponsor that we do not repurchase. Holders of the junior participating preferred stock will have the option to convert such stock into IDSs or, if the IDSs have automatically separated, senior subordinated notes and shares of Class A common stock at any time and from time to time, provided that (1) no default or event of default under the senior subordinated note indenture has occurred and is continuing at the time of, or would result from, such conversion, (2) such conversion complies with all applicable laws, including securities laws, (3) such conversion does not conflict with, or cause a default under, any of our material financing agreements, (4) at the time of such conversion, no interest deferral period under the senior subordinated note indenture is in effect and all previously deferred interest on the senior subordinated notes and accrued interest thereon, if any, has been paid in full, (5) such conversion does not cause a mandatory suspension of dividends or deferral of interest under any of our material financing agreements as of the measurement date immediately following the proposed conversion date and (6) prior to the second anniversary of the closing of this offering, shares of junior participating preferred stock representing at least 10% of our equity value immediately after this offering (assuming the underwriters’ over-allotment option is exercised in full) remain outstanding after such conversion. In this prospectus, we refer to the conditions described in clauses (1)-(6) of the foregoing sentence as the “Conversion Conditions.” We expect the junior participating preferred stock issued in the Recapitalization to represent at least 10% of our equity value immediately after this offering (assuming the underwriters’ over-allotment option is exercised in full). For a description of the terms of the junior participating preferred stock, see “Description of Capital Stock—Junior Participating Preferred Stock.”

THE TENDER OFFERS AND CONSENT SOLICITATIONS

Prior to the closing of this offering, United Agri Products intends to commence a tender offer and consent solicitation with respect to all its outstanding $225.0 million aggregate principal amount of 8¼% Senior Notes due 2011 (the “8¼% Senior Notes”) and UAP Holdings intends to commence a tender offer and consent solicitation with respect to all its outstanding $125.0 million aggregate principal amount at maturity of 10¾%

Senior Discount Notes due 2012 (the “10¾% Senior Discount Notes”). In this prospectus, we refer to the tender offer and consent solicitation with respect to the 8¼% Senior Notes and the tender offer and consent solicitation with respect to the 10¾% Senior Discount Notes as the “8¼% Senior Note Tender Offer” and the “10¾% Senior Discount Note Tender Offer,” respectively, and we refer to both tender offers and consent solicitations, collectively, as the “Tender Offers.” Holders of the 8¼% Senior Notes and the 10¾% Senior Discount Notes that provide consents will be obligated to tender their notes in the applicable Tender Offer, and holders of the 8¼% Senior Notes and the 10¾% Senior Discount Notes that tender their notes will be obligated to provide consents. Depending on whether we consummate the Tender Offers, we also intend to redeem up to 35% of the aggregate principal amount of the 8¼% Senior Notes and up to 40% of the aggregate principal amount at maturity of the 10¾% Senior Discount Notes with a portion of the proceeds from this offering pursuant to the terms of the related indentures. We expect to use a portion of the net proceeds from this offering and borrowings under the new term loan facility to pay for the 8¼% Senior Notes and the 10¾% Senior Discount Notes called for redemption or accepted for purchase in the Tender Offers.

However, the closing of this offering is not conditioned upon completion of the Tender Offers.

USE OF PROCEEDS FROM THIS OFFERING

We estimate that we will sell         IDSs in this offering and receive net proceeds of approximately $         million after deducting underwriting discounts, commissions, and other estimated offering expenses, assuming an initial public offering price of $         per IDS, which represents the mid-point of the range set forth on the cover page of this prospectus. We estimate that we will also sell $         million aggregate principal amount of senior subordinated notes in this offering separately from the IDSs, and receive net proceeds of approximately $         million from the sale of such senior subordinated notes.

We will use the net proceeds of this offering, together with borrowings under the Amended Credit Facilities, to:

•	repurchase or redeem the outstanding 8¼% Senior Notes pursuant to the 8¼% Senior Note Tender Offer or the optional redemption provisions under the related indenture;

•	repurchase or redeem the outstanding 10¾% Senior Discount Notes pursuant to the 10¾% Senior Discount Note Tender Offer or the optional redemption provisions under the related indenture;

•	repurchase all our outstanding Series A Redeemable Preferred Stock from ConAgra Foods; and

•	repurchase approximately shares of our currently outstanding common stock from our existing stockholders.

If the underwriters exercise their over-allotment option in full, we will use all the additional net proceeds to repurchase approximately         additional shares of our currently outstanding common stock from our existing stockholders.

We refer to this offering, and the application of the proceeds thereof, the Amended Credit Facilities, the Tender Offers and the Recapitalization, collectively, as the “Transactions.”

The following table illustrates the estimated sources and uses of the funds for the Transactions, assuming the Transactions all occurred on                 , 2004 and 100% of the 8¼% Senior Notes and 10¾% Senior Discount Notes are tendered and purchased in the Tender Offers. Actual amounts may differ.

Total Sources and Uses of Funds

(Dollars in millions)

Sources	Amount
Cash in hand	$
New term loan facility
IDSs offered hereby(1)
Senior subordinated notes offered hereby separately from the IDSs

Total sources	$

Uses	Amount
Repurchase of 8¼% Senior Notes(2)
Repurchase of 10¾% Senior Discount Notes(3)
Repurchase of Series A Redeemable Preferred Stock(4)
Repurchase of common stock(5)
Transaction fees and expenses

Total uses	$

(1)	If the underwriters’ over-allotment option is exercised in full, the net proceeds from the IDS offering will be approximately $ million.
(2)	Reflects the repurchase in the 8¼% Senior Note Tender Offer of 100% of United Agri Products’ existing 8¼% Senior Notes. The proceeds of the 8¼% Senior Notes, which mature on December 15, 2011, were used to repay United Agri Products’ senior bridge loan facility, which was incurred in connection with the Acquisition, to repay a portion of the existing revolving credit facility and to pay related fees and expenses. See “Description of Other Indebtedness—8¼% Senior Notes.”
(3)	Reflects the repurchase in the 10¾% Senior Discount Note Tender Offer of 100% of UAP Holdings’ 10¾% Senior Discount Notes. The proceeds of the 10¾% Senior Discount Notes, which mature on July 15, 2012, were used to pay a dividend to the holders of our common stock, to redeem a portion of our outstanding Series A Redeemable Preferred Stock and to pay related fees and expenses.
(4)	Reflects the redemption of all our issued and outstanding Series A Redeemable Preferred Stock from ConAgra Foods.
(5)	Reflects the repurchase of shares of our outstanding common stock from our existing stockholders. If the underwriters exercise their over-allotment option in full, we will use all the additional proceeds to repurchase an additional shares of our outstanding common stock.

OTHER INFORMATION ABOUT THIS PROSPECTUS

Unless the context otherwise requires, references in this prospectus to this “offering” refer collectively to the offering of          IDSs and $         million aggregate principal amount of senior subordinated notes offered separately. Throughout this prospectus, we have assumed an initial public offering price of $         per IDS (comprised of $         principal amount allocated to each senior subordinated note and $         allocated to each share of common stock, in each case that form part of an IDS), which represents the mid-point of the range set forth on the cover page of this prospectus. We have also assumed an initial public offering price for the senior subordinated notes sold separately of     % of their stated principal amount. The information in this prospectus, unless otherwise indicated:

•	does not take into account the exercise by the underwriters of their over-allotment option with respect to the IDSs; and

•	does not give effect to the issuance of IDSs upon conversion of the junior participating preferred stock to be issued to our principal equity sponsor in the Recapitalization.

APOLLO

Apollo Management V, L.P. and its affiliated investment funds (“Apollo”), our principal equity sponsor, is an affiliate of Apollo Management, L.P. Apollo Management, L.P. was founded in 1990 and is among the most active private investment firms in the United States in terms of both number of investment transactions completed and aggregate dollars invested. Since its inception, Apollo Management, L.P. has managed the investment of an aggregate of approximately $14 billion in equity capital, including $13 billion invested in corporate transactions, in a wide variety of industries, both domestically and internationally. Companies owned or controlled by Apollo Management, L.P. and its affiliates or in which Apollo Management, L.P. and its affiliates have a significant equity investment include, among others, AMC Entertainment Inc., Compass Minerals Group, Inc., General Nutrition Centers, Inc., Nalco Company, National Financial Partners Corp. and Pacer International, Inc.

OUR CORPORATE INFORMATION

UAP Holdings is a holding company with no significant assets or operations other than the ownership of 100% of the stock of United Agri Products. Our principal executive offices are located at 7251 W. 4th Street, Greeley, Colorado 80634. Our main telephone number is (970) 356-4400.

THE OFFERING

We are offering                  IDSs at an initial public offering price of $             per IDS, which represents the midpoint of the range set forth on the cover page of this prospectus. We are also offering $             million aggregate principal amount of senior subordinated notes separately from the IDSs in this offering at an initial public offering price of     % of their stated principal amount. The completion of the separate offering of senior subordinated notes is a condition to our sale of IDSs. In addition, no purchaser, including our existing stockholders, or any affiliate of such purchaser, will be permitted to purchase both IDSs and senior subordinated notes. We expect that the aggregate principal amount of the separate senior subordinated notes will equal at least 10% of the aggregate principal amount of the senior subordinated notes represented by the IDSs (assuming the underwriters’ over-allotment option is exercised in full).

SUMMARY OF THE IDSs

What are IDSs?

IDSs are securities comprised of our Class A common stock and senior subordinated notes.

Each IDS initially represents:

•	one share of our Class A common stock; and
•	a % senior subordinated note with $ principal amount.

The ratio of Class A common stock to principal amount of senior subordinated notes represented by an IDS is subject to change in the event of a stock split, recombination or reclassification of our Class A common stock. For example, if we effect a two-for-one stock split, from and after the effective date of the stock split, each IDS will represent two shares of Class A common stock and the same principal amount of senior subordinated notes as it previously represented. Likewise, if we effect a recombination or reclassification of our Class A common stock, each IDS will thereafter represent the appropriate number of shares of Class A common stock on a recombined or reclassified basis, as applicable, and the same principal amount of senior subordinated notes as it previously represented.

What payments can I expect to receive as a holder of IDSs or senior subordinated notes?

Assuming we make our scheduled interest payments on the senior subordinated notes, and pay dividends in the amount contemplated by our current dividend policy, you will receive in the aggregate approximately $             per year in interest on the senior subordinated notes and dividends on the Class A common stock represented by each IDS. We expect to make interest and dividend payments quarterly on the 15th day of each                     ,             ,                         and                  to holders of record on the 10th day of such month.

You will be entitled to receive quarterly interest payments at an annual rate of     % of the aggregate principal amount of senior subordinated notes, or approximately $             per senior subordinated note per year, subject to our right, under certain circumstances specified in the indenture governing the senior subordinated notes, to defer interest payments on our senior subordinated notes. For a detailed description of these circumstances, see “Description of Senior Subordinated Notes—Terms of the Notes—Interest Deferral.”

You will also receive quarterly dividends on the shares of our Class A common stock initially represented by your IDSs, if and to the extent dividends are declared by our board of directors and permitted by applicable law and the terms of the Amended Credit Facilities, the indenture governing our senior subordinated notes, any other outstanding indebtedness of ours and the terms of our junior participating preferred stock. Specifically, the indenture governing our senior subordinated notes restricts our ability to declare and pay dividends on our capital stock, including Class A common stock, as described under “Dividend Policy and Restrictions.” In addition, our Amended Credit Facilities restrict our ability to declare and pay dividends on our Class A common stock as described under “Dividend Policy and Restrictions” and “Description of Other Indebtedness.” Upon the closing of this offering, our board of directors is expected to adopt a dividend policy which contemplates that, subject to applicable law and the terms of our then existing indebtedness, initial annual dividends will be approximately $         per share of our Class A common stock. However, our board of directors may, in its discretion, modify or repeal this dividend policy. We cannot assure you that we will pay dividends at this level in the future or at all.

Will my rights as a holder of IDSs be any different than the rights of a beneficial owner of separately held Class A common stock and senior subordinated notes?

No. As a holder of IDSs you are the beneficial owner of the Class A common stock and senior subordinated notes represented by your IDSs. As such, through your broker or other financial institution and The Depository Trust Company, known as DTC, you will have exactly the same rights, privileges and preferences, including voting rights, rights to receive distributions, rights and preferences in the event of a default under the indenture governing our senior subordinated notes, ranking upon bankruptcy and rights to receive communications and notices as a beneficial owner of separately held Class A common stock and senior subordinated notes, as applicable, would have through its broker or other financial institution and DTC.

Will the IDSs be listed on an exchange?

We will apply to list the IDSs for trading on                  under the trading symbol “         .”

Will the shares of our Class A common stock and senior subordinated notes represented by the IDSs be separately listed on an exchange?

We do not anticipate that our Class A common stock or our senior subordinated notes will trade on any exchange. We currently do not expect an active trading market for our Class A common stock or senior subordinated notes to develop. However, we will use reasonable efforts to list our Class A common stock for separate trading on                  if a sufficient number of shares of our Class A common stock are held separately to meet the minimum distribution requirements for separate trading on                  for at least 30 consecutive trading days (assuming that we otherwise continue satisfy all other applicable listing requirements of such stock exchange at that time). The shares of Class A common stock and senior subordinated notes offered hereby will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act of 1933.

Will the senior subordinated notes sold separately from the IDSs be the same as the senior subordinated notes issued as part of the IDSs?

Yes. The senior subordinated notes sold separately from the IDSs will be substantially identical to the senior subordinated notes that are part of IDSs and will be part of the same series of notes and issued under the same indenture. Accordingly, holders of senior subordinated notes sold separately and holders of senior subordinated notes represented by IDSs will vote together as a single class, in proportion to the aggregate principal amount of senior subordinated notes they hold, on all matters on which holders of senior subordinated notes are entitled to vote under the indenture governing the senior subordinated notes.

In what form will IDSs, the shares of our Class A common stock and senior subordinated notes represented by the IDSs and the senior subordinated notes sold separately be issued?

The IDSs, the shares of our Class A common stock and senior subordinated notes represented by the IDSs and the senior subordinated notes sold separately will be issued in book entry form only. This means that you will not be a registered holder of IDSs, the securities represented by the IDSs or the senior subordinated notes sold separately, and you will not receive a certificate for your IDSs or the securities represented by your IDSs or the senior subordinated notes sold separately. You must rely on your broker or other financial institution that will maintain your book entry position to receive the benefits and exercise the rights of a holder of IDSs or senior subordinated notes.

Can I separate my IDSs into shares of Class A common stock and senior subordinated notes or recombine shares of Class A common stock and senior subordinated notes to form IDSs?

Yes. Holders of IDSs, whether purchased in this offering or in a subsequent offering of IDSs of the same series may, at any time after the earlier of 45 days from the date of the closing of this offering or the occurrence of a change of control, through their broker or other financial institution, separate the IDSs into the shares of our Class A common stock and senior subordinated notes represented thereby. Any holder of shares of our Class A common stock and senior subordinated notes may, at any time after the IDSs become separable by the holders, through his or her broker or other financial institution, combine the applicable number of shares of Class A common stock and senior subordinated notes to form IDSs. Separation and recombination of IDSs may involve transaction fees charged by your broker and/or financial intermediary. See “Description of IDSs—Book Entry Settlement and Clearance—Separation and Combination.”

We will file with the Securities and Exchange Commission as soon as practicable a Current Report on Form 8-K (or any applicable form) to announce and quantify any changes in the ratio of IDS components or changes in OID attributed to the senior subordinated notes.

Will my IDSs automatically separate into shares of Class A common stock and senior subordinated notes upon the occurrence of certain events?

Yes. Separation of all the IDSs will occur automatically upon the occurrence of any redemption, whether in whole or in part, of the senior subordinated notes or upon the maturity of the senior subordinated notes.

What will happen if we issue additional IDSs or senior subordinated notes of the same series in the future?

We may conduct future financings by selling additional IDSs or senior subordinated notes of the same series, which will have terms that are identical to those of the IDSs or senior subordinated notes being sold in this offering, except that in the case of IDSs issued 45 days or more from the closing of this offering, such IDSs will be immediately separable, and in the case of IDSs issued less than 45 days from the closing of this offering, such IDSs will be separable on the same date as the IDSs issued hereunder may separate. Additional IDSs will represent the same proportions of Class A common stock and senior subordinated notes as are represented by the then outstanding IDSs. Although the senior subordinated notes represented by such IDSs or sold separately will have terms that are identical (except for the issuance date) to the senior subordinated notes being sold in this offering and will be part of the same series of senior subordinated notes for all purposes under the indenture, it is possible that the new senior subordinated notes will be sold with original issue discount (referred to as OID) for United States federal income tax purposes. If such senior subordinated notes are issued with OID, all IDSs of the same series (including the IDSs being offered hereby) and all senior subordinated notes not held as part of IDSs (including the senior subordinated notes being offered separately hereby) will be automatically exchanged for IDSs and senior subordinated notes, respectively, with new CUSIP numbers. As a result of such exchanges, the OID associated with the sale of the new senior subordinated notes will effectively be spread among all holders of senior subordinated notes on a pro rata basis, which may adversely affect your tax treatment.

What will be the U.S. federal income tax consequences of an investment in the IDSs?

The U.S. federal income tax consequences of the purchase, ownership and disposition of IDSs in this offering are not entirely clear.

Treatment of Purchase of IDSs.    The purchase of IDSs in this offering should be treated as the purchase of shares of our Class A common stock and senior subordinated notes and, by purchasing IDSs, you will agree to such treatment. You must allocate the purchase price of the IDSs between those shares of Class A common stock and senior subordinated notes in proportion to their respective initial fair market values, which will establish your initial tax basis. The value attributed to the shares of Class A common stock and senior subordinated notes represented by the IDSs have been established based on the fair market value of such shares of Class A common stock and senior subordinated notes. We will report the initial fair market value of each share of Class A common stock as $             and the initial fair market value of each $             principal amount of senior subordinated notes as $            , and by purchasing IDSs, you will agree to such allocation.

Treatment of Senior Subordinated Notes.    The senior subordinated notes should be treated as debt for U.S. federal income tax purposes. If the senior subordinated notes were treated as equity rather than debt for U.S. federal income tax purposes, then the stated interest on the senior subordinated notes could be treated as a dividend, and interest on the senior subordinated notes would not be deductible by us for U.S. federal income tax purposes, which could materially increase our taxable income and significantly reduce our future cash flow. In addition, payments on the senior subordinated notes to foreign holders would be subject to U.S. federal withholding taxes at rates of up to 30%. Payments to foreign holders would not be grossed up on account of any such taxes.

What will be the U.S. federal income tax consequences of a subsequent issuance of senior subordinated notes?

The U.S. federal income tax consequences to you of the subsequent issuance of senior subordinated notes with original issue discount upon a subsequent offering by us of IDSs or senior subordinated notes sold separately are not entirely clear.

Exchange of Senior Subordinated Notes.    The indenture governing the senior subordinated notes will provide that, in the event there is a subsequent issuance of senior subordinated notes with a new CUSIP number having terms that are otherwise identical (other than issuance date) in all material respects to the senior subordinated notes represented by the IDSs and the senior subordinated notes being offered separately in this offering, including upon a conversion of junior participating preferred stock into IDSs, each holder of IDSs or separately held senior subordinated notes, as the case may be, agrees that a portion of such holder’s senior subordinated notes will be exchanged for a portion of the senior subordinated notes acquired by the holders of such subsequently issued senior subordinated notes. Consequently, immediately following such subsequent issuance, each holder of subsequently issued senior subordinated notes, held either as part of IDSs or separately, and each holder of existing senior subordinated notes, held either as part of IDSs or separately, will own an inseparable unit composed of a proportionate percentage of both the old senior subordinated notes and the newly issued senior subordinated notes. The aggregate principal amount of senior subordinated notes owned by each holder will not change as a result of such subsequent issuance and exchange. Because a subsequent issuance will affect the senior subordinated notes in the same manner, regardless of whether these senior subordinated notes are held as part of IDSs or separately, the combination of senior subordinated notes and shares of Class A common stock to form IDSs, or the separation of IDSs, should not affect your tax treatment.

It is unclear whether the exchange of senior subordinated notes for subsequently issued senior subordinated notes results in a taxable exchange for United States federal income tax purposes, and it is possible that the IRS might successfully assert that such an exchange should be treated as a taxable exchange. In such case, a holder would recognize any gain realized on such exchange, but a loss realized might be disallowed. Regardless of whether a subsequent issuance results in a taxable exchange, such exchange could result in holders having to include OID in taxable income prior to the receipt of cash and other potentially adverse tax consequences.

Reporting of Original Issue Discount.    Following any subsequent issuance of senior subordinated notes with original issue discount, we (and our agents) will report any original issue discount on the subsequently issued senior subordinated notes ratably among all holders of IDSs and separately held senior subordinated notes, and each holder of IDSs or separately held senior subordinated notes will, by purchasing senior subordinated notes or IDSs, agree to report original issue discount in a manner consistent with this approach. However, we cannot assure you that the Internal Revenue Service will not assert that any original issue discount should be reported only to the persons that initially acquired such subsequently issued senior subordinated notes (and their transferees) and they may challenge a holder’s reporting of OID on its tax returns. Such a challenge could create uncertainties in the pricing of IDSs and senior subordinated notes and could adversely affect the market for IDSs and senior subordinated notes.

Because there is no statutory, judicial or administrative authority directly addressing the tax treatment of the IDSs or instruments similar to the IDSs, we urge you to consult your own tax advisor concerning the tax consequences of an investment in the IDSs. For additional information, see “Material U.S. Federal Income Tax Considerations.”

SUMMARY OF THE CLASS A COMMON STOCK

Issuer	UAP Holding Corp.

Shares of Class A common stock represented by IDSs

             shares, or              shares if the underwriters’ over-allotment option is exercised in full. Shares of our common stock and Class A common stock are identical in all respects, except that only shares of our Class A common stock are eligible to be included in IDSs. Shares of Class A common stock may not be issued unless such shares are issued as part of IDSs that have been issued in transactions that have been registered under the Securities Act.

Shares of Class A common stock to be outstanding following the offering	shares, or shares if the underwriters’ over-allotment option is exercised in full.

Voting rights	Each outstanding share of our Class A common stock will carry one vote per share and will vote as a single class with the holders of our common stock and junior participating preferred stock.

Dividends

You will receive quarterly dividends on the shares of our Class A common stock if and to the extent dividends are declared by our board of directors and permitted by applicable law and the terms of our then outstanding indebtedness. Specifically, the senior subordinated notes indenture and our Amended Credit Facilities both restrict our ability to declare and pay dividends on our Class A common stock as described in detail under “Dividend Policy and Restrictions.” Upon the closing of this offering, our board of directors is expected to adopt a dividend policy which contemplates that, subject to applicable law and the terms of our then existing indebtedness, initial annual dividends will be approximately $          per share of our Class A common stock. However, our board of directors may, in its discretion, modify or repeal this dividend policy. We cannot assure you that we will pay dividends at this level in the future or at all.

Dividend payment dates	If declared, dividends will be paid quarterly on the 15th day of each , , and to holders of record on the 10th day or the immediately preceding business day of such month.

Listing

We do not anticipate that our Class A common stock will trade on an exchange and we currently do not expect an active trading market for our Class A common stock to develop. However, we will use reasonable efforts to list our Class A common stock for separate trading on                  if a sufficient number of shares of our Class A common stock are held separately to meet the minimum distribution requirements for separate trading of                  for at least 30 consecutive trading days (assuming that we otherwise continue satisfy all other applicable listing requirements of such stock exchange at that time). Our Class A common stock will be freely tradable without restriction or further registration under the Securities Act, unless purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act of 1933.

SUMMARY OF THE SENIOR SUBORDINATED NOTES

Issuer	UAP Holding Corp.

Senior subordinated notes being offered hereby

$                 million aggregate principal amount of     % senior subordinated notes (or $             million aggregate principal amount if the underwriters’ over-allotment option is exercised in full) represented by IDSs; and $         million aggregate principal amount of     % senior subordinated notes sold separately from the IDSs.

Interest rate	% per year.

Interest payment dates	Interest will be paid quarterly on the 15th day of each , , and commencing , 2004 to holders of record on the 10th day or the immediately preceding business day of such month.

Interest deferral

Prior to             , 2009, we may, subject to certain restrictions, defer interest payments on our senior subordinated notes on one or more occasions for up to an aggregate period of eight quarters. In addition, after             , 2009 but before             , 2014 and during the term of each additional five-year term of the senior subordinated notes, if any, we may, subject to certain restrictions, defer interest payments on our senior subordinated notes on one occasion for up to three quarters.

We will pay all interest deferred during any interest deferral period occurring before             , 2009 no later than             , 2009, and we will repay all interest deferred during an interest deferral period occurring after             , 2009 but before             , 2014 no later than             , 2014. We will pay all interest deferred during any interest deferral period occurring during an additional five-year term no later than than last day of such five-year term. Notwithstanding the foregoing, we will be obligated to resume quarterly payments of interest after the end of any interest deferral period.

During any interest deferral period and so long as any deferred interest or interest on deferred interest remains outstanding and has not been paid, we will not be permitted to make any payment of dividends on the Class A common stock.

For a detailed description of interest deferral provisions of the indenture see “Description of Senior Subordinated Notes—Terms of the Notes—Interest Deferral.”

In the event that interest payments on the senior subordinated notes are deferred, you would be required to include accrued interest in your income for U.S. federal income tax purposes even if you do not receive any cash interest payments.

Maturity date

The senior subordinated notes will mature on             , 2014. We may extend the maturity of our senior subordinated notes for two additional successive five year terms if the following conditions are satisfied:

•	during the twelve month period ending on the last day of the fiscal quarter ending at least 45 days before the end of the then current term, our ratio of Net Debt to Adjusted EBITDA under the indenture is less than to 1.0;

•	no event of default, including certain events of bankruptcy, insolvency or reorganization of us or certain of our subsidiaries, under the indenture has occurred and is continuing; and

•	no event of default has occurred and is continuing with respect to any of our other outstanding indebtedness or could occur as a result of the extension.

Optional redemption

We may not redeem the senior subordinated notes at our option prior to             , 2009. On or after             , 2009, we may redeem for cash all or a portion of the senior subordinated notes, upon not less than 30 or more than 60 days’ notice by mail to the holders of senior subordinated notes, at the redemption prices listed under “Description of Senior Subordinated Notes—Optional Redemption,” plus any accrued but unpaid interest to but not including the applicable redemption date. If we redeem any senior subordinated notes, there will be an automatic separation of IDSs.

Change of control

Upon the occurrence of a change of control, as defined under “Description of Senior Subordinated Notes—Certain Definitions,” each holder of senior subordinated notes will have the right to require us to repurchase all or any part of that holder’s senior subordinated notes at a price equal to 101% of the principal amount of the senior subordinated notes being repurchased, plus any accrued but unpaid interest to but not including the repurchase date. In order to exercise that right, a holder must separate its IDSs into the shares of Class A common stock and senior subordinated notes represented thereby and hold the senior subordinated notes separately.

Guarantees of senior subordinated notes

The senior subordinated notes will be fully and unconditionally guaranteed, on an unsecured senior subordinated basis, by each of our existing direct and indirect wholly-owned domestic subsidiaries and, subject to certain exceptions described in this prospectus, all our future wholly-owned domestic restricted subsidiaries.

Subsequent issuances may affect tax treatment

The indenture governing the senior subordinated notes will provide that in the event we issue additional senior subordinated notes with a new CUSIP number having terms that are otherwise identical to the senior subordinated notes (except for the issuance date) in connection with the issuance by us of additional IDSs, each holder of IDSs or separately held senior subordinated notes, as the case may be, agrees that a portion of such holder’s senior subordinated notes, whether held as part of IDSs or separately, will be exchanged for a portion of the senior subordinated notes acquired by the holders of such subsequently issued senior subordinated notes, and the records of any record holders of senior subordinated notes will be revised to reflect such exchanges. Consequently, following each such subsequent issuance and exchange, each holder of IDSs or separately held senior subordinated notes, as the case may be, will own senior subordinated notes of each separate issuance in the same proportion as each other holder. However, the aggregate principal amount of senior subordinated notes owned by each holder will not change as a result of such subsequent issuance and exchange. Any subsequent issuance of senior subordinated notes by us may affect the tax treatment of the IDSs and senior subordinated notes. See “Material U.S. Federal Income Tax Considerations—Consequences to U.S. Holders—Senior Subordinated Notes—Additional Issuances.”

Ranking of senior subordinated notes and guarantees	The senior subordinated notes will be our unsecured senior subordinated obligations and will rank:

•	subordinated in right of payment to all our existing and future senior indebtedness, including our guarantee of the Amended Credit Facilities;

•	pari passu in right of payment with all our future senior subordinated indebtedness, if any;

•	senior in right of payment to all our future subordinated indebtedness, if any;

•	effectively subordinated to all our secured indebtedness, including our guarantee of the Amended Credit Facilities; and

•	structurally subordinated to all liabilities, including trade payables, of our subsidiaries that are not guarantors.

Similarly, each guarantee of the notes will be unsecured senior subordinated obligations of the applicable guarantor and will rank:

•	subordinated in right of payment to all the applicable guarantor’s existing and future senior indebtedness, including obligations of the applicable guarantor under the Amended Credit Facilities;

•	pari passu in right of payment with all the applicable guarantor’s future senior subordinated indebtedness, if any;

•	senior in right of payment to all the applicable guarantor’s future subordinated indebtedness, if any; and

•	effectively subordinated to all the applicable guarantor’s secured indebtedness, including the applicable guarantor’s obligations under the Amended Credit Facilities.

Restrictive covenants	The indenture governing the senior subordinated notes will contain covenants with respect to us and our restricted subsidiaries that will restrict:

•	the incurrence of additional indebtedness and the issuance of certain redeemable capital stock;

•	the payment of dividends on, and redemption of, capital stock;

•	other restricted payments, including investments;

•	specified sales of assets;

•	specified transactions with affiliates;

•	the creation of a number of liens; and

•	consolidations, mergers and transfers of all or substantially all of our assets.

The indenture will also prohibit certain restrictions on distributions from our restricted subsidiaries. However, all the limitations and prohibitions described above are subject to a number of other important qualifications and exceptions described under “Description of Senior Subordinated Notes—Certain Covenants.”

Listing	We do not anticipate that our senior subordinated notes will be separately listed on any exchange.

RISK FACTORS

Investing in the IDSs and our separate senior subordinated notes involves substantial risk. Before you invest in the IDSs or the senior subordinated notes offered separately, you should carefully consider all the information in this prospectus including matters set forth under the heading “Risk Factors.”

INTEREST AND DIVIDEND PAYMENTS TO HOLDERS OF IDSs

The tables below are intended to provide certain information relating to our available cash and our interest and dividend payments to IDS holders during the twelve months ended November 23, 2003 as if we had completed this transaction and the related transactions on November 24, 2002. Increase in cash, EBITDA and Adjusted EBITDA are not indicators of performance or other measures determined in accordance with GAAP. We present these non-GAAP financial measures in this prospectus because we believe they are indicators of our ability to declare and pay dividends on our Class A common stock pursuant to the limitation on restricted payments covenant to be included in the indenture governing the senior subordinated notes. EBITDA and Adjusted EBITDA are described under “—Summary Unaudited Pro Forma Condensed Combined Financial and Other Data.”

The tables below show the following:

•	a reconciliation of our net income to EBITDA, as calculated in accordance with the indenture for the senior subordinated notes for the twelve months ended November 23, 2003;

•	the increase in available cash for the twelve months ended November 23, 2003 before giving effect to the Transactions; and

•	payments to IDS holders for the twelve months ended November 23, 2003.

Twelve Months Ended November 23, 2003
(in thousands)
Net income	$
Additions:
Interest expense, net
Depreciation and amortization

Income taxes

EBITDA	$

Bad debt expense	$—
Collections
Physical inventory adjustments
Transaction costs(1)

Adjusted EBITDA	$

(1)	Consists of transaction costs and expenses primarily related to the Transactions.

The table below reconciles our Adjusted EBITDA for the twelve months ended November 23, 2003 to give pro forma effect to the Transactions. The table below provides certain information relating to our available cash for the twelve months ended November 23, 2003 on a pro forma basis as adjusted to give effect to the Transactions as if they had occurred on November 24, 2002. The table below also shows the pro forma use of the available cash before additional public company administrative expenses, capital expenditures and dividend payments under the dividend policy we expect to have in place upon consummation of this offering.

For purposes of this presentation, we have assumed:

•	all of United Agri Products’ outstanding $225.0 million aggregate principal amount at maturity of 8¼% Senior Notes are purchased in the 8¼% Senior Note Tender Offer;

•	all of UAP Holdings’ outstanding $125.0 million aggregate principal amount at maturity of 10¾% Senior Discount Notes are purchased in the 10¾% Senior Discount Note Tender Offer;

•	shares of the common stock held by our principal equity sponsor that are not repurchased with the net proceeds from this offering are exchanged for shares of junior participating preferred stock; and

•	shares of the common stock held by members of our management that are not repurchased with the net proceeds from this offering (including the vesting of Tranche B and Tranche C options as described above under “—The Recapitalization”) are exchanged for IDSs.

In addition, the tables below do not include any interest associated with our letters of credit.

Twelve Months Ended November 23, 2003
(in thousands) (unaudited)
Pro Forma
Adjusted EBITDA	$
Adjustments:
Deductions:
Interest expense on the Amended Credit Facilities(1)
Interest expense on senior subordinated notes(2)

Increase in available cash before additional public company administrative expenses, capital expenditures and dividend payments	$

Capital expenditures(3)
Estimated additional public company administrative expenses(4)
Preferred dividends on shares of junior participating preferred stock

Dividends on shares of Class A common stock and junior participating preferred stock (5)

Increase in cash	$

(1)	Assumes interest at current rates, estimated as % average interest on $ million outstanding borrowings under the new term facility and % interest on an estimated average balance of $ million under the new revolving credit facility and % commitment fee on the average unused balance of $ million under the new revolving credit facility.
(2)	Represents % interest on $ million of senior subordinated notes represented by the IDSs.
(3)	Represents our actual capital expenditures for the twelve month period. We use the term “capital expenditures” to refer to costs we incur that meet capitalization requirements under accounting principles generally accepted in the U.S. We expect capital expenditures for fiscal 2005 to be approximately $ million.
(4)	Consist of $ of estimated incremental audit fees, tax fees, director and officer liability insurance, expenses relating to the annual stockholders’ meeting, printing expenses, investor relations expenses, additional filing fees, additional trustee fees, registrar and transfer agent fees, directors’ fees, additional legal fees, listing fees and miscellaneous fees.
(5)	Assumes our initial dividend pay out of . Dividend payments are discretionary. See “Dividend Policy and Restrictions.”

Based on the foregoing, aggregate payments to IDS holders for the twelve months ended November 23, 2003 would have been as follows:

	Aggregate	Per IDS
(in thousands)
Interest on senior subordinated notes	$	$
Dividends on shares of Class A common stock

Total payments to IDS holders	$	$

SUMMARY UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL AND OTHER DATA

The summary unaudited pro forma condensed combined financial data of UAP Holding Corp. give effect, in the manner described under “Unaudited Pro Forma Condensed Combined Financial Data” and the notes thereto, to the Acquisition and the Transactions, as if they occurred as of February 25, 2002 in the case of the unaudited pro forma statements of operations data and as of November 23, 2003 in the case of the unaudited pro forma balance sheet data. The unaudited pro forma financial data do not purport to represent what our results of operations or financial position would have been if the Acquisition and the Transactions had occurred as of the dates indicated or what such results will be for future periods. The results of operations for the interim periods are not necessarily indicative of the operating results for the entire year or any future period.

You should read the information contained in this table in conjunction with “—The Transactions,” “Unaudited Pro Forma Condensed Combined Financial Data,” “Selected Historical Combined Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical combined financial statements and the accompanying notes thereto of the ConAgra Agricultural Products Business included elsewhere in this prospectus.

Pro Forma
	Fiscal Year Ended February 23, 2003	Thirty-Nine Weeks Ended November 23, 2003	Twelve Months Ended November 23, 2003
(dollars in thousands)
Statement of Operations Data:
Net sales	$	$	$
Costs and expenses:
Cost of goods sold
Selling, general and administrative expenses
Corporate allocations—Selling, general and administrative expenses
Income from operations
Interest expense
Dividends on Series A Redeemable Preferred Stock
Income before income taxes
Income tax expense
Net income (f)	$	$	$

Other Operating Data:
Adjusted EBITDA (a)
Depreciation and amortization
Capital expenditures
Ratio of Adjusted EBITDA to interest expense				x
Ratio of Adjusted EBITDA to cash interest expense (b)				x
Ratio of total debt to Adjusted EBITDA (c)				x
Ratio of senior debt to Adjusted EBITDA (d)				x
Ratio of earnings to fixed charges (e)				x

Pro Forma
November 23, 2003
(in thousands)
Balance Sheet Data:
Working capital	$
Total assets
Total debt (c)
Junior participating preferred stock
Stockholders’ equity

(a)	EBITDA represents net income before interest expense, finance charges, income taxes, depreciation and amortization. Adjusted EBITDA corresponds to a calculation made in the indenture for the senior subordinated notes and is calculated by adjusting EBITDA for certain items of income and expense. The adjustments to EBITDA are as follows: (1) the elimination of Businesses Not Acquired (as defined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”); (2) the add-back of bad debt expense, before collections from customer accounts previously written-off as bad debts, that exceeds 1% of net sales; (3) the subtraction of collections of customer accounts previously written-off as bad debts; and (4) physical inventory adjustments that exceed 0.5% of the cost of goods sold for fertilizer products. We present Adjusted EBITDA because a corresponding calculation is used in the indenture for the senior subordinated notes to determine whether we may incur additional indebtedness. Adjusted EBITDA is not a measure of financial performance or liquidity under GAAP. Accordingly, Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of our operating performance or liquidity. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Obligations and Commitments” for a discussion of the application of Adjusted EBITDA as a measure of our ability to incur indebtedness under the indenture. The following table sets forth a reconciliation of our Adjusted EBITDA:

Pro Forma
	Fiscal Year Ended February 23, 2003	Thirty-Nine Weeks Ended November 23, 2003	Twelve Months Ended November 23, 2003
(in thousands)
Net income of the ConAgra Agricultural Products Business	$	$	$
Income tax expense

Income before income taxes
Depreciation and amortization
Interest expense and allocated finance charges (1)

EBITDA of the ConAgra Agricultural Products Business
Elimination of Businesses Not Acquired (2)

EBITDA of Acquired Businesses
Bad debt expense (3)
Collections (4)
Physical inventory adjustments (5)

Adjusted EBITDA	$	$	$

(1)	Represents third party interest expense and finance charges allocated to the ConAgra Agricultural Products Business by ConAgra Foods.
(2)	Represents the elimination of the Businesses Not Acquired in connection with the Acquisition. The specific items adjusted for include a wholesale fertilizer business, certain international crop distribution businesses and other assets not being acquired.
(3)	Represents the amount of bad debt expense, before collections from customer accounts previously written-off as bad debts, that exceeded 1% of net sales for the respective period. The covenant in the indenture governing our ability to incur additional indebtedness excludes the impact of such bad debt. Our bad debt expense (income) for the periods set forth above was ($0.4) million during fiscal 2003, $14.1 million or 0.6% of net sales during the thirty-nine weeks ended November 23, 2003, and ($3.7) million during the twelve months ended November 23, 2003.
(4)	Represents the amount of collections from customer accounts previously written-off as bad debts. The covenant in the indenture governing our ability to incur additional indebtedness excludes the impact of such collections.
(5)	Represents the amount of physical inventory adjustments during the respective period that exceeded 0.5% of the cost of goods sold for fertilizer products. The covenant in the indenture governing our ability to incur additional indebtedness excludes the impact of such adjustments. In addition, for the thirty-nine weeks ended November 23, 2003, we have reduced our Adjusted EBITDA by the difference between the actual physical inventory adjustments and 0.5% of the cost of goods sold for fertilizer products during such periods. Our inventory adjustments for the periods set forth above were $3.9 million or 1.0% of fertilizer cost of goods sold during fiscal 2003, $0.5 million or 0.1% of fertilizer cost of goods sold during the thirty-nine weeks ended November 23, 2003, and $3.6 million or 0.8% of fertilizer cost of goods sold during the twelve months ended November 23, 2003.

(b)	Cash interest expense represents interest expense less amortization of deferred financing costs and amortization of original issuance discount. Cash interest expense is presented because it is used by investors to analyze and compare operating performance, which includes a company’s ability to service and/or incur debt. However, cash interest expense should not be considered in isolation or as a substitute for cash paid for interest prepared in accordance with GAAP or as a measure of a company’s liquidity. Cash interest expense is not calculated under GAAP and therefore is not necessarily comparable to similarly titled measures of other companies. The following table reconciles the differences between cash interest expense and interest expense:

Cash interest expense	$
Amortization of original issuance discount
Amortization of deferred financing costs

Interest expense	$

(c)	Total debt excludes $ million of junior participating preferred stock.

(d)	Senior debt consists of indebtedness under the Amended Credit Facilities.

(e)	For the purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes plus fixed charges. Fixed charges consist of discount and financing costs and the portion of operating rental expense which management believes is representative of the interest component of rent expense. The pro forma ratio of earnings to fixed charges for the fiscal year ended February 23, 2003 and the thirty-nine weeks ended November 23, 2003 was x and x, respectively.

(f)	In connection with the offering, management will receive IDSs in exchange for certain of their outstanding stock options, resulting in non-cash compensation expense to us of $ million (based on fair value of the consideration received).

SUMMARY HISTORICAL COMBINED FINANCIAL AND OTHER DATA

The following table sets forth summary historical combined financial and other data of the ConAgra Agricultural Products Business and the Acquired Businesses as of the dates and for the periods indicated. We have derived the summary historical combined statement of operations data for the fiscal years ended February 25, 2001, February 24, 2002 and February 23, 2003 and the summary historical combined balance sheet data as of February 24, 2002 and February 23, 2003 from the audited combined financial statements of the ConAgra Agricultural Products Business included elsewhere in this prospectus. We have derived the summary historical combined balance sheet data as of February 25, 2001 and November 24, 2002 from the unaudited combined financial statements of the ConAgra Agricultural Products Business that are not included herein. We have derived the summary historical combined statement of operations data for the thirty-nine weeks ended November 24, 2002 and November 23, 2003 and the summary historical combined balance sheet data as of November 23, 2003 from the unaudited condensed combined financial statements of the ConAgra Agricultural Products Business included elsewhere in this prospectus. In the opinion of management, the unaudited condensed combined financial statements include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the financial position and results of operations for these periods.

You should read the information contained in this table in conjunction with “—The Transactions,” “Unaudited Pro Forma Condensed Combined Financial Data,” “Selected Historical Combined Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical combined financial statements and the accompanying notes thereto of the ConAgra Agricultural Products Business included elsewhere in this prospectus.

	Historical
	Fiscal Year Ended			Thirty-Nine Weeks Ended
Financial and Other Operating Data of the ConAgra Agricultural Products Business	February 25, 2001	February 24, 2002	February 23, 2003	November 24, 2002	November 23, 2003
	(dollars in thousands)
Statement of Operations Data:
Net sales	$2,901,350	$2,947,064	$2,663,647	$2,389,574	$2,270,751
Costs and expenses:
Cost of goods sold	2,532,497	2,597,510	2,298,678	2,095,245	1,978,918
Selling, general and administrative expenses	311,289	350,002	287,491	236,302	221,251
(Gain) loss on sale of assets	—	—	—	739	(10,522)
Corporate allocations:
Selling, general and administrative expenses (a)	11,443	10,924	11,075	7,962	9,298
Finance charges (b)	60,077	41,143	23,141	20,594	12,637
Interest expense	4,875	5,372	1,927	1,800	704

	2,920,181	3,004,951	2,622,312	2,362,642	2,212,286

Income (loss) before income taxes	(18,831)	(57,887)	41,335	26,932	58,465
Income tax expense (benefit)	(6,300)	(20,851)	16,096	10,412	22,188

Net income (loss)	$(12,531)	$(37,036)	$25,239	$16,520	$36,277

Other Operating Data:
Depreciation and amortization	$15,719	$18,399	$18,069	$13,686	$12,147
Capital expenditures	26,978	15,165	7,988	6,583	8,367
Ratio of earnings to fixed charges (c)	—	—	2.02x	1.79x	3.48x

	Historical
Financial and Other Operating Data of the ConAgra Agricultural Products Business	As of February 25, 2001	As of February 24, 2002	As of February 23, 2003	As of November 24, 2002	As of November 23, 2003
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$146,335	$72,692	$28,559	$—	$—
Working capital	363,131	127,865	455,154	685,440	533,848
Total assets	1,820,573	1,396,155	1,352,025	1,339,842	1,124,238
Total debt	3,861	4,473	9	9	9
Stockholder’s net investment and advances	530,735	294,492	587,898	823,642	651,999

	Fiscal Year Ended			Thirty-Nine Weeks Ended
Financial and Other Operating Data of the Acquired Business	February 25, 2001	February 24, 2002	February 23, 2003	November 24, 2002	November 23, 2003
	(dollars in thousands)
Statement of Operations and Other Operating Data:
Net sales	$2,771,625	$2,770,192	$2,526,765	$2,294,119	$2,224,107
Income (loss) before income taxes	2,874	(48,636)	48,247	26,996	66,053
Adjusted EBITDA (d)	81,476	68,080	76,364	48,107	83,755
Depreciation and amortization	14,951	17,148	16,706	12,681	11,508
Cash paid for interest	4,934	5,319	1,980	1,826	327
Capital expenditures	23,006	13,654	6,417	5,297	8,350
Ratio of earnings to fixed charges (c)	1.04x	—	2.22x	1.77x	3.59x

Balance Sheet Data:
Cash and cash equivalents	146,335	72,692	28,559	—	—
Working capital	318,584	103,784	401,320	625,374	507,847
Total assets	1,707,496	1,298,187	1,292,700	1,331,451	1,098,636
Stockholder’s net investment and advances	507,196	266,436	563,663	829,802	627,764

(a)	Represents expenses incurred by ConAgra Foods and allocated to the ConAgra Agricultural Products Business based on specific services provided or based on ConAgra Foods’ investment in the ConAgra Agricultural Products Business in proportion to ConAgra Foods’ total investment in its subsidiaries.
(b)	Represents amounts charged to the ConAgra Agricultural Products Business by ConAgra Foods on ConAgra Foods’ investment in and intercompany advances to the ConAgra Agricultural Products Business.
(c)	For the purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes plus fixed charges. Fixed charges consist of discount and financing costs and the portion of operating rental expense which management believes is representative of the interest component of rent expense. For fiscal 2001 and 2002, the ConAgra Agricultural Products Businesses’ earnings were insufficient to cover fixed charges by $18.8 million and $57.9 million, respectively. For fiscal 2002, the Acquired Businesses’ earnings were insufficient to cover fixed charges by $48.6 million.

(d)	EBITDA represents net income (loss) before interest expense, finance charges, income taxes, depreciation and amortization. Adjusted EBITDA corresponds to a calculation made in the indenture for the senior subordinated notes and is calculated by adjusting EBITDA for certain items of income and expense. The adjustments to EBITDA are as follows: (1) the elimination of Businesses Not Acquired; (2) the add-back of bad debt expense, before collections from customer accounts previously written-off as bad debts, that exceeds 1% of net sales; (3) the subtraction of collections of customer accounts previously written-off as bad debts; and (4) physical inventory adjustments that exceed 0.5% of the cost of goods sold for fertilizer products. We present Adjusted EBITDA because a corresponding calculation is used in the indenture for the senior subordinated notes to determine whether we may incur additional indebtedness. Adjusted EBITDA is not a measure of financial performance or liquidity under GAAP. Accordingly, Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of our operating performance or liquidity. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Obligations and Commitments” for a discussion of the application of Adjusted EBITDA as a measure of our ability to incur indebtedness under the indenture. The following table sets forth a reconciliation of our Adjusted EBITDA:

	Fiscal Year Ended			Thirty-Nine Weeks Ended
	February 25, 2001	February 24, 2002	February 23, 2003	November 24, 2002	November 23, 2003
	(in thousands)
Net income (loss) of the ConAgra Agricultural Products Business	$(12,531)	$(37,036)	$25,239	$16,520	$36,277
Income tax expense (benefit)	(6,300)	(20,851)	16,096	10,412	22,188

Income (loss) before income taxes	(18,831)	(57,887)	41,335	26,932	58,465
Depreciation and amortization	15,719	18,399	18,069	13,686	12,147
Interest expense and allocated finance charges (1)	64,952	46,515	25,068	22,394	13,341

EBITDA of the ConAgra Agricultural Products Business	61,840	7,027	84,472	63,012	83,953
Elimination of Businesses Not Acquired (2)	18,335	6,383	4,902	(1,752)	6,521

EBITDA of Acquired Businesses	80,175	13,410	89,374	61,260	90,474
Bad debt expense (3)	2,784	28,533	—	—	—
Collections (4)	(1,284)	(1,086)	(14,869)	(12,088)	(5,279)
Physical inventory adjustments (5)	(199)	27,223	1,859	(1,065)	(1,440)

Adjusted EBITDA	$81,476	$68,080	$76,364	$48,107	$83,755

(1)	Represents third party interest expense and finance charges allocated to the ConAgra Agricultural Products Business by ConAgra Foods.
(2)	Represents the elimination of the Businesses Not Acquired in connection with the Acquisition. The specific items adjusted for include a wholesale fertilizer business, certain international crop distribution businesses and other assets not being acquired.
(3)	Represents the amount of bad debt expense, before collections from customer accounts previously written-off as bad debts, that exceeded 1% of net sales for the respective period. The covenant in the indenture governing our ability to incur additional indebtedness excludes the impact of such bad debt. Our bad debt expense (income) for the periods set forth above was $29.2 million or 1.1% of net sales during fiscal 2001, $55.1 million or 2.0% of net sales during fiscal 2002, ($0.4) million during fiscal 2003, $17.3 million or 0.8% of net sales during the thirty-nine weeks ended November 24, 2002, and $14.1 million or 0.6% of net sales during the thirty-nine weeks ended November 23, 2003.
(4)	Represents the amount of collections from customer accounts previously written-off as bad debts. The covenant in the indenture governing our ability to incur additional indebtedness excludes the impact of such collections.
(5)	Represents the amount of physical inventory adjustments during the respective period that exceeded 0.5% of the cost of goods sold for fertilizer products. The covenant in the indenture governing our ability to incur additional indebtedness excludes the impact of such adjustments. In addition, for fiscal 2001 and the thirty-nine weeks ended November 23, 2003 and November 24, 2002, we have reduced our Adjusted EBITDA by the difference between the actual physical inventory adjustments and 0.5% of the cost of goods sold for fertilizer products during such periods. Our inventory adjustments for the periods set forth above were $1.6 million or 0.4% of fertilizer cost of goods sold during fiscal 2001, $29.6 million or 6.2% of fertilizer cost of goods sold during fiscal 2002, $3.9 million or 1.0% of fertilizer cost of goods sold during fiscal 2003, $0.7 million or 0.2% of fertilizer cost of goods sold during the thirty-nine weeks ended November 24, 2002 and $0.5 million or 0.1% of fertilizer cost of goods sold during the thirty-nine weeks ended November 23, 2003.

RISK FACTORS

In addition to the other information contained in this prospectus, the following factors should be considered carefully before investing in the IDSs or our senior subordinated notes. If any of the following risks actually occur, our business, results of operations or financial condition would likely suffer.

RISKS RELATING TO THE IDSs, THE SHARES OF CLASS A COMMON STOCK AND SENIOR SUBORDINATED NOTES

UAP Holdings is a holding company and relies on dividends, interest and other payments, advances and transfer of funds from its subsidiaries to meet its debt service and other obligations.

UAP Holdings has no direct operations and no significant assets other than ownership of 100% of the stock of United Agri Products. Because UAP Holdings conducts its operations through its subsidiaries, UAP Holdings depends on those entities for dividends and other payments to generate the funds necessary to meet its financial obligations, including payments of principal and interest on the senior subordinated notes, and to pay dividends with respect to the Class A common stock. Legal and contractual restrictions in agreements governing current and future indebtedness, as well as the financial condition and operating requirements of UAP Holdings’ subsidiaries, may limit UAP Holdings’ ability to obtain cash from its subsidiaries. The Amended Credit Facilities will restrict United Agri Products and its subsidiaries from paying cash dividends or making other distributions or loans to UAP Holdings unless we comply with certain financial covenants and other conditions. The earnings from, or other available assets of, UAP Holdings’ subsidiaries may not be sufficient to pay dividends or make distributions or loans to enable UAP Holdings to make payments in respect of the senior subordinated notes when such payments are due and to pay dividends on the Class A common stock. In addition, even if such earnings were sufficient, we can not assure you that the agreements governing the current and future indebtedness of UAP Holdings’ subsidiaries will permit UAP Holdings’ subsidiaries to provide UAP Holdings with sufficient dividends, distributions or loans to fund interest and principal payments on the senior subordinated notes when due, and to pay dividends on the Class A common stock.

Your rights as holders of the senior subordinated notes and guarantees thereof to receive payments will be contractually subordinated to those of holders of our senior indebtedness and may be otherwise adversely affected by our bankruptcy.

As a result of the senior subordinated nature of the senior subordinated notes and related guarantees, upon any distribution to our creditors or the creditors of the subsidiary guarantors in bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors or our or their property, the holders of our senior indebtedness and senior indebtedness of the subsidiary guarantors will be entitled to be paid in full in cash before any payment may be made with respect to the senior subordinated notes or the subsidiary guarantees.

In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors, holders of the senior subordinated notes will participate with all other holders of unsecured senior subordinated indebtedness of ours or the subsidiary guarantors similarly subordinated in the assets remaining after we and the subsidiary guarantors have paid all senior indebtedness. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors, and holders of our senior subordinated notes may receive less, ratably, than the holders of senior indebtedness. Further, in the event of such bankruptcy proceedings, a party in interest may seek to subordinate the senior subordinated notes to all creditors under principles of equitable subordination or to recharacterize the senior subordinated notes as equity. While we believe that any such attempt should fail, there can be no assurance as to the outcome of such proceedings. In the event of such a subordination or recharacterization, you may not recover any amounts owing on the senior subordinated notes and you might be required to return any payments made to you on account of the senior subordinated notes, potentially up to six years prior to our bankruptcy.

As of November 23, 2004, on a pro forma basis after giving effect to the Transactions and the Acquisition, the senior subordinated notes and the subsidiary guarantees would have ranked junior, on a consolidated basis, to $          million of borrowings under the Amended Credit Facilities. In addition, as of         , 2004, on a pro forma basis, we would have had the ability to borrow up to an additional amount of $ million under the Amended Credit Facilities (less amounts reserved for letters of credit), which would have ranked senior in right of payment to the senior subordinated notes.

Payments on the senior subordinated notes may be blocked if we default under senior indebtedness, including the Amended Credit Facilities.

If we default in the payment of any of our senior indebtedness, including the Amended Credit Facilities, we will not make any payments on the senior subordinated notes until the payment default has been cured or waived. In addition, even if we are making payments on our senior indebtedness on a timely basis, payments on the senior subordinated notes may be blocked for up to 180 days if we default on our senior indebtedness in some other manner.

Claims of noteholders will be structurally subordinated to claims of creditors of all of our existing and future non-U.S. subsidiaries all of which will not guarantee the senior subordinated notes.

The senior subordinated notes will not be guaranteed by any of our non-U.S. subsidiaries. Our non-U.S. subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the senior subordinated notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that we or the guarantors have to receive any assets of any of the foreign subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of senior subordinated notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be structurally subordinated to the claims of that subsidiaries’ creditors, including trade creditors and holders of debt of those subsidiaries. On November 23, 2003, on a pro forma basis after giving effect to the Acquisition and the Transactions, our non-U.S. subsidiaries had approximately $         million of liabilities, including trade payables. In addition, our non-U.S. subsidiaries can incur up to $         million under the Amended Credit Facilities, subject to aggregate borrowing base availability.

We also have joint ventures and subsidiaries in which we own less than 100% of the equity so that, in addition to the structurally senior claims of creditors of those entities, the equity interests of our joint venture partners or other shareholders in any dividend or other distribution made by these entities would need to be satisfied on a proportionate basis with us. These joint ventures and less than wholly-owned subsidiaries may also be subject to restrictions on their ability to distribute cash to us in their financing or other agreements and, as a result, we may not be able to access their cash flow to service our debt obligations, including in respect of the senior subordinated notes.

Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the senior subordinated notes.

We have substantial indebtedness. As of November 23, 2003, on a pro forma basis after giving effect to the Acquisition and the Transactions, we would have had $         million of total indebtedness, or $         million if the underwriters’ over-allotment option is exercised in full. In addition, subject to the restrictions in the indenture governing the senior subordinated notes and the Amended Credit Facilities, we may incur additional indebtedness. The high level of our indebtedness could have important consequences to you, including the following:

•	it may be more difficult for us to satisfy our obligations with respect to these senior subordinated notes and to pay dividends on the Class A common stock;

•	it may limit our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes;

•	a substantial portion of our cash flows from operations must be dedicated to the payment of principal and interest on our indebtedness and, therefore, will not be available for other purposes, including our operations, capital expenditures and future business operations;

•	it may limit our ability to adjust to changing market conditions and place us at a competitive disadvantage compared with those of our competitors that are less highly-leveraged;

•	it may restrict our ability to make strategic acquisitions or cause us to make non-strategic divestitures; and

•	we may be more vulnerable than a less leveraged company to a downturn in general economic conditions or in our business, or we may be unable to carry out capital spending that is important to our growth.

Servicing our debt will require a significant amount of cash. Our subsidiaries’ ability to generate sufficient cash depends on numerous factors which are beyond our control and we may be unable to generate sufficient cash flow to service our debt obligations, including making payments on the senior subordinated notes, and to pay dividends on the Class A common stock.

Our ability to pay our expenses, to pay principal and interest on the senior subordinated notes and our other debt, and to pay dividends on the Class A common stock depends on our ability to generate positive cash flow in the future, which is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. We cannot assure you that our subsidiaries’ operations will generate sufficient cash flow from operations or that currently anticipated cost savings and operational improvements will be realized on schedule, or at all, or that future borrowings will be available under the Amended Credit Facilities in an amount sufficient to enable us or our subsidiaries to make payments in respect of the senior subordinated notes, to pay our other debt, to pay dividends on the Class A common stock or to fund other liquidity needs.

If our subsidiaries do not have sufficient cash flow from operations, we or our subsidiaries may be required to incur additional indebtedness, refinance all or part of our existing debt or sell assets. United Agri Products’ ability to borrow funds under its Amended Credit Facilities in the future will depend on its meeting the financial covenants in such credit facility, and we cannot guarantee that sufficient borrowings will be available to us or our subsidiaries. See “Description of Other Indebtedness.” If we or our subsidiaries are required to refinance existing debt, or if we or our subsidiaries are required to sell some of our assets, we cannot guarantee that we will be able to do so on terms that are acceptable to us or at all. In addition, the terms of existing or future debt agreements, including the indenture governing the senior subordinated notes and the Amended Credit Facilities, may restrict us or our subsidiaries from effecting any of these alternatives. Any inability to generate sufficient cash flow or refinance our consolidated debt on favorable terms could significantly adversely affect our financial condition, the value of the senior subordinated notes and the Class A common stock, and our ability to make interest and principal payments with respect to the senior subordinated notes and dividend payments with respect to the Class A common stock.

Despite our current leverage, we may still be able to incur substantially more debt. This could further exacerbate the risks that we and our subsidiaries face.

We, including our subsidiaries, may be able to incur substantial additional indebtedness in the future. Although the Amended Credit Facilities and the indenture governing the senior subordinated notes will contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, indebtedness of our subsidiaries incurred in compliance with these restrictions could be substantial. For example, the Amended Credit Facilities will provide commitments of up to $         million, $         million of which would have been available for future borrowings as of November 23, 2003, on a pro forma basis after giving effect to the Acquisition and the Transactions, subject to the aggregate borrowing base availability and net of $         million in outstanding letters of credit. All of such indebtedness would have been secured and effectively senior to the senior subordinated notes. If we incur any additional indebtedness that ranks equally with the senior subordinated notes, the holders of that debt will be entitled to share ratably with the holders of the senior subordinated notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you. If additional indebtedness is added to our or our subsidiaries’ current levels of indebtedness, the substantial risks described above would intensify.

Your right to receive payments on the senior subordinated notes is effectively junior to those lenders who have a security interest in our assets.

Our obligations under the senior subordinated notes are unsecured and are effectively subordinated to any of our existing or future secured indebtedness, including obligations under the Amended Credit Facilities, which will be secured by a security interest in substantially all our domestic tangible and intangible assets and a portion of the stock of certain of our non-U.S. subsidiaries. In the event of a foreclosure, dissolution, winding-up, liquidation, reorganization, bankruptcy or similar proceeding involving us, the assets which serve as collateral for any secured indebtedness will be used to satisfy the obligations under the secured indebtedness before any payments are made on the senior subordinated notes. In any such event, because the senior subordinated notes will not be secured by any of our assets, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully. See “Description of Other Indebtedness.”

As of November 23, 2003, on a pro forma basis after giving effect to the Acquisition and the Transactions, we would have had $             million of senior secured indebtedness (all of which would have been indebtedness under the Amended Credit Facilities, and which would not have included availability of $         million under the Amended Credit Facilities, which availability is subject to the aggregate borrowing base availability and net of $         million in outstanding letters of credit). The indenture permits the incurrence of substantial additional indebtedness by us and our restricted subsidiaries in the future, including secured indebtedness.

If we or our subsidiaries default on our or their obligations to pay our or their indebtedness, or fail to comply with other covenants thereunder, we may not be able to make payments on the senior subordinated notes and the Class A common stock.

Any default under the agreements governing our subsidiaries’ indebtedness, including a default under the Amended Credit Facilities that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the senior subordinated notes, and dividends with respect to the Class A common stock, and substantially decrease the market value of the IDSs and separate senior subordinated notes. If we or our subsidiaries are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, interest and liquidated damages, if any, on our or their indebtedness, or if we or our subsidiaries otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our or their indebtedness (including the Amended Credit Facilities and our guarantee thereof), we or they could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest and liquidated damages, if any, the lenders under the Amended Credit Facilities could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our or our subsidiaries’ assets, and we or our subsidiaries could be forced into bankruptcy or liquidation. If our or our subsidiaries’ operating performance declines, we may need to seek to obtain waivers from the required lenders under the Amended Credit Facilities to avoid being in default. If we or our subsidiaries breach the covenants under the Amended Credit Facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under the Amended Credit Facilities, the lenders could exercise their rights as described above, and we and our subsidiaries could be forced into bankruptcy or liquidation. See “Description of Other Indebtedness” and “Description of Senior Subordinated Notes.”

The indenture governing the senior subordinated notes and the Amended Credit Facilities will impose significant operating and financial restrictions on us. These restrictions will limit our ability, among other things, to:

•	incur additional indebtedness;

•	acquire the assets of, or merge or consolidate with, other companies;

•	pay dividends or make other distributions on our capital stock or repurchase, repay or redeem the senior subordinated notes, subordinated debt and our capital stock;

•	make certain investments;

•	incur liens;

•	make capital expenditures;

•	enter into certain types of transactions with our stockholders and affiliates;

•	limit dividends or other payments by our restricted subsidiaries to us; and

•	transfer or sell certain or all or substantially all of our assets.

In addition, the Amended Credit Facilities, for which we will be a guarantor, will require us to maintain certain financial ratios. See “Description of Other Indebtedness.” We may not be able to maintain these ratios. Covenants in the Amended Credit Facilities may also impair our ability to finance future operations or capital needs or to enter into acquisitions or joint ventures or engage in other favorable business activities.

If we default under the Amended Credit Facilities or we fail to satisfy the financial covenants under the Amended Credit Facilities, we could directly or indirectly be prohibited from making any payments with respect to the IDSs or our senior subordinated notes. In addition, the lenders under the Amended Credit Facilities could require immediate repayment of the entire principal that is outstanding under those facilities. If those lenders require immediate repayment, our assets may not be sufficient to repay them and also repay the senior subordinated notes in full.

Federal and state laws permit a court to void the senior subordinated notes or the subsidiary guarantees under certain circumstances.

The senior subordinated notes will be guaranteed by all our wholly owned domestic restricted subsidiaries. Both the issuance of the senior subordinated notes and the guarantees may be subject to review under United States federal bankruptcy law and comparable provisions of state fraudulent conveyance laws if a bankruptcy or reorganization case or lawsuit is commenced by or on behalf of our or the guarantor’s unpaid creditors. Under these laws, a court could void the obligations under the senior subordinated notes or the guarantees, further subordinate the senior subordinated notes or the guarantees to the presently existing or future indebtedness of ours or such guarantor or take other action detrimental to holders of the senior subordinated notes and the guarantees thereof, if, among other things, at the time the indebtedness was incurred, we or the guarantors:

•	issued the senior subordinated notes or the guarantees to delay, hinder or defraud present or future creditors; or

•	received less than reasonably equivalent value or fair consideration for issuing the senior subordinated notes or the guarantees at the time of issuance of the senior subordinated notes or the guarantees and:

•	were insolvent or rendered insolvent by reason of issuing the senior subordinated notes or the guarantees;

•	were engaged, or about to engage, in a business or transaction for which the remaining unencumbered assets constituted unreasonably small capital to carry on our or the guarantor’s business; or

•	intended to incur, or believed that we or the guarantor would incur, debts beyond our or the guarantor’s ability to pay as they mature.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the law of the jurisdiction that is being applied in any proceeding to determine whether a fraudulent transfer had occurred. Generally, however, a person would be considered insolvent if, at the time it incurred the debt:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be sure of the standard that a court would use to determine whether or not we or a guarantor were solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the senior subordinated notes or the guarantees would not be voided or that the senior subordinated notes or the guarantees would not be subordinated to the presently existing indebtedness of our or such guarantor. If such a case were to occur, the senior subordinated notes or the guarantees could also be subject to the claim that, since the senior subordinated notes or the guarantees were incurred for the benefit of the holders of our equity and only indirectly for the benefit of us or the guarantor, our obligations or the obligations of the applicable guarantor were incurred for less than fair consideration.

The indenture relating to the senior subordinated notes will provide that we may, after complying with certain conditions, defease the senior subordinated notes and be released from our obligations under many of the covenants contained in the indenture, or discharge all our obligations under the indenture within a year of the maturity date or a redemption date. One of the conditions to such defeasance or discharge is that we deposit sufficient funds with the trustee to pay the principal, interest and premium on the outstanding senior subordinated notes through maturity or an applicable redemption date. If a bankruptcy or reorganization proceeding is initiated within the applicable preference period, which generally varies from 90 days to one year, the deposit would likely be subject to review under federal bankruptcy law and comparable provisions of state law. In such an event, a court may void the deposit of funds with the trustee as a preferential transfer and recover such funds for the benefit of the bankruptcy estate and/or otherwise order that the funds be made available to satisfy claims of other creditors. In addition, under the fraudulent conveyance laws described above, a court could also void the deposit of funds or take other actions detrimental to you. The indenture will permit us to finance the defeasance deposit by issuing secured debt that we would not otherwise be permitted to incur under the indenture. In the event that the payments used to defease the senior subordinated notes are found to be a preferential transfer or a fraudulent conveyance, any claims arising out of or relating to the senior subordinated notes would be effectively subordinated in right of payment to any of our secured debt, including the secured debt incurred to finance the defeasance, to the extent of the value of the assets securing that debt. Your ability to recover on the senior subordinated notes after a defeasance or discharge may be reduced or eliminated as a result of these risks.

You may not receive the level of dividends provided for in our dividend policy, which our board of directors is expected to adopt upon the closing of this offering, or any dividends at all.

Our board of directors may, in its discretion, amend or repeal the dividend policy it is expected to adopt upon the closing of this offering. Our board of directors may decrease the level of dividends provided for in this dividend policy or entirely discontinue the payment of dividends. Future dividends with respect to shares of our capital stock, if any, will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, business opportunities, provisions of applicable law and other factors that our board of directors may deem relevant. The Amended Credit Facilities, the indenture governing the senior subordinated notes and the terms of our junior participating preferred stock will contain significant restrictions on our ability to make dividend payments. In addition, certain provisions of the Delaware General Corporation Law may limit our ability to pay dividends.

The indenture governing the senior subordinated notes will permit us to pay a significant portion of our free cash flow to stockholders in the form of dividends.

Although the Amended Credit Facilities and the indenture governing our senior subordinated notes will have some limitations on our ability to pay dividends, they will permit us to pay a significant portion of our free cash flow to stockholders in the form of dividends and, following completion of this offering, we intend to pay quarterly dividends as described herein. Specifically, the indenture governing our senior subordinated notes will permit us to pay dividends on our common stock up to an aggregate amount in any fiscal quarter not to exceed 85% of our excess cash (which is Adjusted EBITDA, as defined in the indenture, minus the sum of cash interest expense and income tax expense) for the 12-month period ending on the last day of our then most recently ended fiscal quarter for which internal financial statements are available at the time such dividend is declared divided by four. Any amounts paid by us in the form of dividends will not be available in the future to satisfy our obligations under the senior subordinated notes.

The realizable value of our assets upon liquidation may be insufficient to satisfy claims.

As of November 23, 2003, on a pro forma basis after giving effect to the Acquisition and the Transactions, our total assets included intangible assets in the amount of $         million, representing approximately         % of our total consolidated assets. The value of these intangible assets will continue to depend significantly upon the continued profitability of the respective brands. As a result, in the event of a default on our senior subordinated notes or any bankruptcy or dissolution of our company, the realizable value of these assets may be substantially lower and may be insufficient to satisfy the claims of our creditors.

Subject to certain limitations, we may defer interest on the senior subordinated notes at any time at our option. If we defer interest we will not be permitted to make any payment of dividends so long as any deferred interest or interest on deferred interest remains outstanding.

Prior to                         , 2009, subject to certain limitations, interest payments on the senior subordinated notes may be deferred, at our option, on one or more occasions for eight quarters in the aggregate. In addition, after                         , 2009 but before                         , 2014 and during the term of each additional five-year term of the senior subordinated notes, if any, subject to certain limitations, interest payments may be deferred, at our option, on one occasion for not more than three quarters. After the end of any interest deferral period occurring before                         , 2009, deferred interest, together with any accrued interest thereon, will be required to be repaid on                         , 2009. Consequently, you may be owed a substantial amount of deferred interest that will not be due and payable until such date. All interest deferred after                         , 2009 and prior to                         , 2014, together with any accrued interest thereon, must be repaid on                         , 2014, and all interest deferred during any additional five-year term, together with any accrued interest thereon, must be repaid on the last day of such five-year term. Consequently, you may be owed a substantial amount of deferred interest that will not be due and payable until such date. During any interest deferral period and so long as any deferred interest or interest on deferred interest remains outstanding, we will not be permitted to make any payment of dividends with respect to shares of our Class A common stock and shares of our junior participating preferred stock.

Deferral of interest payments would have adverse tax consequences for you and may adversely affect the trading price of the IDSs or the separately held senior subordinated notes.

If interest payments on the senior subordinated notes are deferred, you will be required to recognize interest income for U.S. federal income tax purposes in respect of interest payments on the senior subordinated notes represented by the IDSs or the separately held senior subordinated notes, as the case may be, held by you before you receive any cash payment of this interest. In addition, you will not receive this cash if you sell the IDSs or the separately held senior subordinated notes, as the case may be, before the end of any deferral period or before the record date relating to interest payments that are to be paid. If interest is deferred, the IDSs or the separately held senior subordinated notes may trade at a price that does not fully reflect the value of accrued but unpaid interest on the senior subordinated notes. In addition, the fact that we may defer payments of interest on the senior subordinated notes under certain circumstances may mean that the market price for the IDSs or the separately held senior subordinated notes may be more volatile than other securities that do not have this term.

The U.S. federal income tax consequences of the issuance, purchase, ownership and disposition of IDSs are unclear.

No statutory, judicial or administrative authority directly addresses the treatment of the IDSs or instruments similar to the IDSs for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of the purchase, ownership and disposition of IDSs are unclear. We believe that an IDS should be treated as a unit representing a share of Class A common stock and $             principal amount of senior subordinated notes. However, the Internal Revenue Service or the courts may take the position that the senior subordinated notes included in the IDSs are equity, which could adversely affect the amount, timing and character of income, gain or loss in respect of your investment in IDSs, and materially increase our taxable income and, thus, our U.S. federal and applicable state income tax liability. This would reduce our after-tax cash flow and materially and adversely affect our ability to make interest and dividend payments on the senior subordinated notes, including the separate senior subordinated notes, and the Class A common stock. In addition, non-U.S. holders could be subject to withholding with regard to the senior subordinated notes included in the IDSs in the same manner as they will be with regard to the Class A common stock and it could subject us to liability for withholding taxes that were not collected on payments of interest. Payments to non-U.S. holders would not be grossed-up for any such taxes. For discussion of these tax-related risks, see “Material U.S. Federal Income Tax Considerations.”

Future changes that increase cash taxes payable by us could significantly decrease our future cash flow available to make interest and dividend payments with respect to the IDSs and the separate senior subordinated notes.

We have been permitted and expect to continue to take certain deductions from our taxable income in computing our cash taxes. In connection with this offering we have assumed that we will be able to take an aggregate of approximately $         million in incremental deductions from taxable income relating to the redemption or repayment of our outstanding indebtedness and other costs due to the exercise of certain management options. In addition, we are able to amortize certain intangible assets within the meaning of Section 197 of the Internal Revenue Code of 1986. This enables us to amortize for tax purposes approximately $         million annually through         , approximately $         million for fiscal         , approximately $         million for fiscal          and         , and approximately $         million for fiscal          through         . We project that this tax deduction will have a positive impact on free cash flow of approximately $         million annually through         , $         million for fiscal         , $         million for fiscal          and fiscal         , and $         million for fiscal          through         . If there is a change in U.S. federal tax law that reduces any of these available deductions or results in an increase in our corporate tax rate, our cash taxes payable may increase, which could significantly reduce our future cash flow and impact our ability to make interest and dividend payments.

The allocation of the purchase price of the IDSs may not be respected.

The purchase price of each IDS must be allocated between the share of Class A common stock and senior subordinated note represented thereby in proportion to their respective fair market values at the time of purchase. We expect to report the initial fair market value of each share of Class A common stock as $         and the initial fair market value of each of our senior subordinated notes represented by an IDS as $         and, by purchasing IDSs, you will agree to and be bound by such allocation, assuming an initial public offering price of $         per IDS, which represents the mid-point of the range set forth on the cover page of this prospectus. If this allocation is not respected, it is possible that the senior subordinated notes will be treated as having been issued with OID (if the allocation to the senior subordinated notes were determined to be too high) or amortizable bond premium (if the allocation to the senior subordinated notes were determined to be too low). You generally would have to include OID in income in advance of the receipt of cash attributable to that income and would be able to elect to amortize bond premium over the term of the senior subordinated notes.

If we subsequently issue senior subordinated notes with significant original issue discount, we may not be able to deduct all the interest on those senior subordinated notes.

It is possible that senior subordinated notes we issue in a subsequent issuance will be issued at a discount to their face value and, accordingly, could have “significant original issue discount” and thus be classified as “applicable high yield discount obligations,” or AHYDOs. If any such senior subordinated notes were so treated, a portion of the OID on such senior subordinated notes would be nondeductible by us and the remainder would be deductible only when paid. This treatment would have the effect of increasing our taxable income and may adversely affect our cash flow available for interest payments and distributions to our equityholders.

Subsequent issuances of senior subordinated notes may cause you to recognize OID and suffer other adverse consequences.

The indenture governing the senior subordinated notes will provide that, in the event there is a subsequent issuance of senior subordinated notes with a new CUSIP number having terms that are otherwise identical (other than issuance date) to the senior subordinated notes represented by the IDSs and the senior subordinated notes sold separately in this offering, each holder of IDSs or separately held senior subordinated notes, as the case may be, agrees that a portion of such holder’s senior subordinated notes will be automatically exchanged for a portion of the senior subordinated notes acquired by the holders of such subsequently issued senior subordinated notes. Consequently, immediately following such subsequent issuance and exchange, each holder of senior subordinated notes, held either as part of IDSs or separately, will own an inseparable unit composed of a proportionate percentage of senior subordinated notes of each separate issuance. Therefore, subsequent issuances of senior subordinated notes with OID may adversely affect your tax treatment by increasing the OID, if any, that you were previously accruing with respect to the senior subordinated notes represented by your IDSs or separately held. Furthermore, it is unclear whether the exchange of senior subordinated notes for subsequently issued senior subordinated notes results in a taxable exchange for U.S. federal income tax purposes, and it is possible that the IRS might successfully assert that such an exchange should be treated as a taxable exchange.

Following any subsequent issuance and exchange of senior subordinated notes with OID, we (and our agents) will report any OID on the subsequently issued senior subordinated notes ratably among all holders of IDSs and separately held senior subordinated notes, and each holder of IDSs and separately held senior subordinated notes will, by purchasing IDSs or separately held senior subordinated notes, agree to report OID in a manner consistent with this approach. However, the Internal Revenue Service may assert that any OID should be reported only to the persons that initially acquired such subsequently issued senior subordinated notes (and their transferees) and thus may challenge the holders’ reporting of OID on their tax returns. In such case, the Internal Revenue Service might further assert that, unless a holder can establish that it is not a person that initially acquired such subsequently issued senior subordinated notes (or a transferee thereof), all of the senior subordinated notes held by such holder have OID. Any of these assertions by the Internal Revenue Service could create significant uncertainties in the pricing of IDSs and senior subordinated notes and could adversely affect the market for IDSs and senior subordinated notes.

For a discussion of these tax related risks, see “Material U.S. Federal Income Tax Considerations.”

The aggregate stated principal amount of the senior subordinated notes owned by each holder will not change as a result of such subsequent issuance and automatic exchange. However, under New York and federal bankruptcy law, holders of subsequently issued senior subordinated notes having OID may not be able to collect the portion of their principal face amount that represents unamortized OID at the acceleration or filing date in the event of an acceleration of the senior subordinated notes or our bankruptcy prior to the maturity date of the senior subordinated notes. As a result, an automatic exchange that results in a holder receiving a senior subordinated note with OID could have the effect of ultimately reducing the amount such holder can recover from us in the event of an acceleration or bankruptcy.

Before this offering, there has not been a public market for our IDSs, shares of our Class A common stock or the senior subordinated notes. The price of the IDSs and separate senior subordinated notes may fluctuate substantially, which could negatively affect IDS holders or holders of separate senior subordinated notes.

None of the IDSs, the shares of our Class A common stock or senior subordinated notes has a public market history. In addition, there has not been an active market in the United States for securities similar to the IDSs. We cannot assure you that an active trading market for the IDSs and the senior subordinated notes sold separately in this offering will develop in the future, or that an active trading market for the shares of our Class A common stock will develop until the senior subordinated notes are redeemed or mature, if at all. If the senior subordinated notes represented by your IDSs are redeemed or mature, the IDSs will automatically separate and you will then hold the shares of our Class A common stock. We do not intend to list our senior subordinated notes on any securities exchange.

The initial public offering price of the IDSs and the senior subordinated notes sold separately in this offering will be determined by negotiations among us, our principal equity sponsor and the representatives of the underwriters and may not be indicative of the market price of the IDSs and the senior subordinated notes sold separately in this offering after the offering. Factors such as quarterly variations in our financial results and dividend payments, announcements by us or others, developments affecting us, our clients and our suppliers, general interest rate levels and general market volatility could cause the market price of the IDSs and the senior subordinated notes sold separately in this offering to fluctuate significantly.

If interest rates rise, the trading value of our IDSs and the senior subordinated notes sold separately in this offering may decline.

We cannot predict the interest rate environment or guarantee that interest rates will not rise in the near future. Should interest rates rise or should the threat of rising interest rates develop, debt markets may be adversely affected. As a result, the trading value of our IDSs and senior subordinated notes may decline.

Future sales or the possibility of future sales of a substantial amount of IDSs, shares of our Class A common stock or the senior subordinated notes may depress the price of the IDSs, shares of our Class A common stock and the senior subordinated notes.

Future sales or the availability for sale of substantial amounts of IDSs or shares of our Class A common stock or a significant principal amount of the senior subordinated notes in the public market could adversely affect the prevailing market price of the IDSs, shares of our Class A common stock and the senior subordinated notes and could impair our ability to raise capital through future sales of our securities.

After consummation of the Transactions, we anticipate that our principal equity sponsor will own          shares of our junior participating preferred stock (or          shares of our junior participating preferred stock, if the underwriters’ over-allotment option is exercised in full). Subject to satisfaction of the Conversion Conditions, such shares will initially be convertible into              IDSs (or          IDSs, if the underwriters’ over-allotment option is exercised in full).

We may issue shares of our Class A common stock and senior subordinated notes, which will be in the form of IDSs, or other securities from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares of our Class A common stock and the aggregate principal amount of senior subordinated notes, which may be in the form of IDSs, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be significant. In addition, we may also grant registration rights covering those IDSs, shares of our Class A common stock, senior subordinated notes or other securities in connection with any such acquisitions and investments.

Our amended certificate of incorporation and by-laws and several other factors could limit another party’s ability to acquire us and deprive our investors of the opportunity to obtain a takeover premium for their securities.

Our amended certificate of incorporation and by-laws contain certain provisions that may make it difficult for another company to acquire us and for you to receive any related takeover premium for your securities. For example, our amended certificate of incorporation authorizes the issuance of preferred stock without stockholder approval and upon such terms as the board of directors may determine. The rights of the holders of shares of our

Class A common stock will be subject to, and may be adversely affected by, the rights of holders of any class or series of preferred stock that may be issued in the future.

You will be immediately diluted by $         per share of Class A common stock if you purchase IDSs in this offering.

If you purchase IDSs in this offering, based on the book value of the assets and liabilities reflected on our balance sheet, you will experience an immediate dilution of $         per share of Class A common stock represented by the IDSs, which exceeds the entire price allocated to each share of Class A common stock represented by the IDSs in this offering, because there will be a net tangible book deficit for each share of Class A common stock outstanding immediately after this offering. Our net tangible book deficiency as of         , 2004, after giving effect to this offering, was approximately $         million, or $         per share of Class A common stock.

We may not be able to repurchase the senior subordinated notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase the outstanding senior subordinated notes at 101% of their principal amount at the date of repurchase unless such senior subordinated notes have been previously called for redemption. We may not have sufficient financial resources to purchase all of the senior subordinated notes that are tendered upon a change of control offer. Furthermore, the Amended Credit Facilities, with certain limited exceptions, will prohibit the repurchase or redemption of the senior subordinated notes before their stated maturity. Consequently, lenders thereunder may have the right to prohibit any such purchase or redemption, in which event we will seek to obtain waivers from the required lenders. We cannot assure you that we would be able to obtain such waivers or refinance our indebtedness on terms acceptable to us, or at all. Finally, the occurrence of a change of control could also constitute an event of default under the Amended Credit Facilities, which could result in the acceleration of all amounts due thereunder. See “Description of Senior Subordinated Notes—Repurchase at the Option of Holders—Change of Control.”

Retained ownership by our existing owners may prevent you from receiving a premium in the event of a change of control and may create conflicts of interest.

Upon the completion of the Transactions, Apollo will own approximately         % of the voting power of UAP Holdings’ stock, or approximately         % if the underwriters’ over-allotment option is exercised in full. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control, merger or tender offer, which would deprive you of an opportunity to receive a premium for your IDSs and may negatively affect the market price of the IDSs.

RISKS RELATING TO OUR BUSINESS

Our and our customers’ businesses are subject to seasonality and this may affect our revenues, carrying costs and collection of receivables.

Our and our customers’ businesses are seasonal, based upon the planting, growing and harvesting cycles. During fiscal 2002 and 2003, at least 75% of our net sales occurred during the first and second fiscal quarters of each year because of the condensed nature of the planting season. Since interim period operating results reflect the seasonal nature of our business, they are not indicative of results expected for the full fiscal year. In addition, quarterly results can vary significantly from one year to the next due primarily to weather-related shifts in planting schedules and purchase patterns. We incur substantial expenditures for fixed costs throughout the year and substantial expenditures for inventory in advance of the spring planting season.

Seasonality also relates to the limited windows of opportunity that our customers have to complete required tasks at each stage of crop cultivation. Should events such as adverse weather or transportation interruptions occur during these seasonal windows, we would face the possibility of reduced revenue without the opportunity to recover until the following season. In addition, because of the seasonality of agriculture, we face the risk of significant inventory carrying costs should our customers’ activities be curtailed during their normal seasons. The seasonality of our industry can also affect the amount of bad debt that we are forced to carry on our books and can negatively impact our accounts receivable collections. We cannot assure you that we will not experience a material adverse effect on our business arising from the seasonality of the industry we serve. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Seasonality.”

Weather conditions may materially impact the demand for our products and services.

Weather conditions have a significant impact on the farm economy and, consequently, on our operating results. Weather conditions affect the demand for, and in some cases the supply of, products, which, in turn, has an impact on our prices. For example, weather patterns such as flood, drought or frost can cause crop failures that in turn affect the supply of feed and seed and the marketing of grain products, as well as the demand for fertilizer, crop protectants, seeds and other agronomic supplies. In recent years, we have experienced unusually severe weather conditions, including ice storms, floods and wind damage, and a summer dearth of water and pasture in some states. Adverse weather conditions can also impact the financial position of agricultural producers who do business with us, including producers to whom we extend credit. This, in turn, may adversely affect the ability of those producers to repay their obligations to us in a timely manner, or at all. Accordingly, the weather can have a material effect on our business, financial condition, results of operations and liquidity.

Our industry is very competitive and increased competition could reduce our sales and profit margins.

We operate in a highly competitive industry, particularly with respect to price and service. Our principal competitors in the distribution of crop production inputs include agricultural cooperatives, national fertilizer producers, major grain companies and independent distributors and brokers. Some of our competitors have greater financial, marketing and research and development resources, or better name recognition, than we do and can better withstand adverse economic or market conditions. In addition, as a result of increased pricing pressures caused by competition, we may experience reductions in the profit margins on sales, or may be unable to pass future material price increases on to our customers, which would also reduce profit margins.

Our success depends on a limited number of key employees and we may not be able to adequately replace them if they leave.

We believe that the success of our business strategy and our ability to operate profitably depend on the continued employment of our senior management team. The loss of the services of some of these key employees could have a material adverse effect on us. In order to induce our key employees to remain with us, we entered into retention agreements with each such employee. Pursuant to these retention agreements, each of our key employees has been granted restricted units in UAP Holdings, a portion of which will be repurchased with the proceeds of this offering and the remainder of which we expect to exchange for IDSs in the Recapitalization. In addition, these same employees have been issued stock options in UAP Holdings that vest in three separate tranches. We expect to cause all Tranche B and Tranche C stock options, which are subject to performance-based vesting, to become fully vested and to exchange additional IDSs for such stock options. See “Management.”

While we believe that our overall compensation packages for our key employees will encourage them to stay with us, we cannot assure you that we will be able to retain our existing team of key employees, attract additional qualified employees or fill new senior management positions or vacancies created by expansion or turnover.

Government regulation and agricultural policy may affect the demand for our products, and therefore our financial viability.

Existing and future government regulations and laws may greatly influence how we operate our business, our business strategy and, ultimately, our financial viability. Existing and future laws may impact the amounts and locations of fertilizer and pesticide applications. The federal Clean Water Act and the equivalent state and local water pollution control laws are designed to protect water quality. The application of fertilizer and pesticides have been identified as a source of water pollution and are currently regulated and may be more closely regulated in the future. This regulation may lead to decreases in the quantity of fertilizer and pesticides applied to crops. The application of fertilizers can also result in the emissions of nitrogen compounds and particulate matter to the air. Compliance with future requirements to limit these emissions under the federal Clean Air Act and state equivalents may affect the quantity of fertilizer used by our customers.

U.S. governmental policies and regulations may directly or indirectly influence the number of acres planted, the level of inventories, the mix of crops planted, crop prices and the amounts of and locations where fertilizers and pesticides may be applied. The market for our products could also be affected by challenges brought under the Endangered Species Act and by changes in regulatory policies affecting genetically modified seeds. We cannot predict the future regulatory framework of our business.

We are subject to expenses, claims and liabilities under environmental, health and safety laws and regulations.

We operate in a highly regulated environment. As a producer and distributor of crop production inputs, we must comply with federal, state and local environmental, health and safety laws and regulations. These regulations govern our operations and our storage, handling, discharge and disposal of a variety of substances. Our operations are regulated at the federal level under the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Occupational Safety and Health Act, and at the state level under analogous state laws and regulations. As a formulator, seller and distributor of crop production inputs, we are also subject to registration requirements under the Federal Insecticide, Fungicide, and Rodenticide Act and related state statutes, which require us to provide information to regulatory authorities regarding the benefits and risks of the products we sell and distribute, and to update that information. Risk information supplied to governmental authorities by us or others could result in the cancellation of products or in limitations on their use. In addition, these laws govern information contained in product labels and in promotional materials, require that products are manufactured in adherence to manufacturing specifications, and impose reporting and recordkeeping requirements relating to production and sale of certain pesticides. Non-compliance with these environmental, health and safety laws can result in significant fines or penalties or restrictions on our ability to sell or transport products.

Under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, we could be held jointly and severally responsible for the removal or remediation of any hazardous substance contamination at facilities that currently own or operate, at facilities that we owned or operated in the past, at neighboring properties to which such contamination has migrated from our facilities, and at third party waste disposal sites to which we have sent wastes. From time to time claims have been made against us for consequences arising out of human exposure to these substances or other environmental damage, including property and natural resource damages. Currently, four such claims are pending in relation to our Greenville, Mississippi facility.

We may incur substantial costs to comply with these environmental, health and safety law requirements. We may also incur substantial costs for liabilities arising from past releases of, or exposure to, hazardous substances. In addition, we may discover currently unknown environmental problems or conditions. We cannot assure you that the continued compliance with environmental laws, the discovery of currently unknown environmental problems or conditions, changes in environmental, health and safety laws and regulations or other unanticipated events will not give rise to claims that may involve material expenditures or liabilities by us.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Certain of our borrowings, primarily borrowings under the Amended Credit Facilities, are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on our variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash available for servicing our other indebtedness, including the senior subordinated notes, would decrease.

Our profitability depends significantly on rebates from our vendors. If we are unsuccessful in earning, negotiating or collecting rebates, it could have an adverse impact on our business.

We receive rebates from crop protection chemicals and seed vendors based on programs offered by our suppliers to all of their customers. The programs vary based on product type and specific vendor practice. The majority of the rebate programs run on a crop year basis, typically from October 1st to September 30th, although other periods are sometimes utilized. The majority of these rebates are product-specific and are based on our sales of that product in a given crop year. We also negotiate individually with our vendors for additional rebates after the conclusion of the crop year and often several months after we have purchased and sold the products for which we are negotiating rebates. These individually negotiated rebates are based on various goals, such as our ability to grow sales of a particular vendor’s products at a faster rate than that vendor’s aggregate growth in sales for the same year, as well as increasing the percentage of our aggregate sales represented by a vendor’s product line as compared with our sales of the vendor’s competitors’ product lines and rebates in response to lower prices from a vendor’s competitors.

Our ability to earn, negotiate and collect rebates is critical to the success of our business. Generally, we sell the crop protection chemicals and seed we purchase from vendors at a reduced margin, with the profit from any sales of such products being made primarily from rebates from vendors. We price our products to our customers based on the amount of rebates we expect to receive at year-end.

Because the amount of rebates we earn is directly related to the performance of our business and because the nature of the rebate programs and the amount of rebates available are determined by our vendors, there can be no assurance as to the amount of rebates we will receive in any given year. If our sales in any crop year are lower than expected, either because of poor weather conditions, increased competition or for any other reason, we will earn fewer rebates, and our gross margins may suffer. Additionally, our vendors may reduce the amount of rebates offered under their programs, or increase the sales goals or other conditions we must meet to earn rebates to levels that we cannot achieve. Finally, our ability to negotiate individually for additional rebates may cease or become limited, and our efforts to collect cash rebates periodically throughout the year may be unsuccessful. The occurrence of any of these events could have an adverse impact on our margins, net income or business.

USE OF PROCEEDS

The table below sets forth our estimate of the sources and uses of funds required to effect the Transactions, assuming the Transactions all occurred as of                 , 2004 and 100% of the 8¼% Senior Notes and 10¾% Senior Discount Notes are repurchased in the Tender Offers. See “Prospectus Summary—The Transactions.” The estimated sources and uses are based on an assumed initial public offering price of $         per IDS (which represents the mid-point of the range set forth on the cover page of this prospectus) and the sale of $         million aggregate principal amount of our senior subordinated notes that are being sold separately from the IDSs. Actual amounts may vary from the amounts shown below.

Sources	Amount
(in millions)
Cash in hand	$
New term loan facility
IDSs offered hereby(1)
Senior subordinated notes offered hereby separately from the IDSs
Total sources	$
Uses	Amount
(in millions)
Repurchase of 8¼% Senior Notes(2)
Repurchase of 10¾% Senior Discount Notes(3)
Repurchase of Series A Redeemable Preferred Stock(4)
Repurchase of common stock(5)
Transaction fees and expenses
Total uses	$

(1)	If the over-allotment option is exercised in full, the net proceeds from the IDS offering will be approximately $ million.
(2)	Reflects the repurchase in the 8¼% Senior Note Tender Offer of 100% of United Agri Products’ existing 8¼% Senior Notes. The proceeds of the 8¼% Senior Notes, which mature on December 15, 2011, were used to repay United Agri Products’ senior bridge loan facility, which was incurred in connection with the Acquisition, to repay a portion of the existing revolving credit facility and to pay related fees and expenses. See “Description of Other Indebtedness—8¼% Senior Notes.”
(3)	Reflects the repurchase in the 10¾% Senior Discount Note Tender Offer of 100% of UAP Holdings’ 10¾% Senior Discount Notes. The proceeds of the 10¾% Senior Discount Notes, which mature on July 15, 2012, were used to pay a dividend to the holders of our common stock, to redeem a portion of our outstanding Series A Redeemable Preferred Stock and to pay related fees and expenses.
(4)	Reflects the redemption of all our issued and outstanding Series A Redeemable Preferred Stock from ConAgra Foods.
(5)	Reflects the repurchase of shares of our outstanding common stock from our existing stockholders. If the underwriters exercise their over-allotment option in full, we will use all of the additional proceeds to repurchase additional shares of our outstanding common stock.

DIVIDEND POLICY AND RESTRICTIONS

Upon the closing of this offering, our board of directors expects to adopt a dividend policy pursuant to which, if and to the extent we have available cash for distribution to the holders of shares of our Class A common stock as of         ,         ,         and         of each fiscal year, and subject to applicable law, as described below, and the Amended Credit Facilities, the indenture governing our senior subordinated notes, any other then outstanding indebtedness of ours and the terms of our junior participating preferred stock, our board of directors will declare cash dividends on our Class A common stock. The initial dividend rate is expected to be $         per share of Class A common stock per annum, subject to adjustment. We will pay these dividends quarterly on        ,         ,         and         .

If we have any remaining cash after the payment of dividends as contemplated above, our board of directors will, in its sole discretion, decide to use that cash for those purposes it decides necessary including, but not limited to, funding capital expenditures or acquisitions, repaying indebtedness, paying additional dividends or for general corporate purposes.

The indenture governing the senior subordinated notes will restrict our ability to declare and pay dividends on our Class A common stock and junior participating preferred stock as follows:

•	we may not pay dividends on our capital stock, including the Class A common stock and the junior participating preferred stock, at any time that a default or event of default has occurred and is continuing under such indenture;

•	we may pay dividends on our Class A common stock up to an aggregate amount in any fiscal quarter not to exceed 85% of our excess cash (which is Adjusted EBITDA, as defined in the indenture, minus the sum of cash interest expense and income tax expense) for the 12-month period ending on the last day of our then most recently ended fiscal quarter for which internal financial statements are available at the time such dividend is declared and paid divided by four; and

•	we may not pay any dividends while interest on the senior subordinated notes is being deferred or, after the end of any interest deferral, so long as any deferred interest or interest on deferred interest has not been paid in full.

See “Description of Senior Subordinated Notes” for a complete description of this dividend restriction.

The Amended Credit Facilities will also restrict our ability to declare and pay dividends on our Class A common stock. See “Description of Other Indebtedness.”

The terms of the junior participating preferred stock that we plan to issue to our principal equity sponsor concurrently with the consummation of this offering will prohibit us from paying dividends on our Class A common stock unless we have paid in full all accrued preferred dividends thereon. The holders of outstanding shares of junior participating preferred stock will be entitled to receive, when, as and if declared by the board of directors, out of funds legally available therefor, with respect to each share of junior participating preferred stock, quarterly preferred dividends in an amount equal to the product of (i) the liquidation preference of such share multiplied by (ii) a per annum dividend rate equal to the per annum interest rate on the senior subordinated notes. The initial liquidation preference of each share of junior participating preferred stock will equal the principal amount of a senior subordinated note represented by one IDS. To the extent such preferred dividends are not paid in cash on a dividend payment date, they will be added to the liquidation preference of such share. Dividends will accrue whether or not earned or declared (and regardless of whether sufficient funds are legally available therefore) and will be cumulative from the issue date. The holders of junior participating preferred stock will also participate in all dividends declared and paid to holders of UAP Holdings’ Class A common stock on an “as if” converted basis.

Our board of directors may, in its discretion, amend or repeal this dividend policy with respect to the Class A common stock. Our board of directors may decrease the level of dividends provided for the Class A common stock in this dividend policy or discontinue entirely the payment of dividends.

Our ability to pay future dividends with respect to shares of our capital stock, if any, will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, provisions of applicable law and other factors that our board of directors may deem relevant. Under Delaware law, our board of directors may declare dividends only to the extent of our “surplus” (which is defined as total assets at fair market value minus total liabilities, minus statutory capital), or if there is no surplus, out of our net profits for the then current and/or immediately preceding fiscal years.

We have not paid dividends in the past, except for an extraordinary dividend that we paid with the proceeds of the 10 3/4% Senior Discount Notes.

CAPITALIZATION

The following table sets forth the cash and cash equivalents and capitalization as of November 23, 2003 of (i) the ConAgra Agricultural Products Business on an actual basis and (ii) our business on a pro forma basis giving effect to the Acquisition and the Transactions, assuming no exercise of the underwriters’ over-allotment option and 100% of the 8¼% Senior Notes and 10¾% Senior Discount Notes are tendered and repurchased in the Tender Offers. The information should be read in conjunction with “Prospectus Summary—The Transactions,” “Use of Proceeds,” “Unaudited Pro Forma Condensed Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited historical condensed combined financial statements and the accompanying notes thereto appearing elsewhere in this prospectus.

As of November 23, 2003
	ConAgra Agricultural Products Business Actual	UAP Holdings Pro Forma for the Acquisition and the Transactions
(in millions)
Cash and cash equivalents	$—	$
Debt:
Amended Credit Facilities
Revolving credit facility	—
Term loan facility	—
% senior subordinated notes due 2014 (1)	—
Total debt
Junior participating preferred stock (2)	—
Total stockholders’ equity (3)	713.9
Total capitalization	$713.9	$

(1)	Includes senior subordinated notes represented by IDSs and senior subordinated notes sold separately.
(2)	Subject to satisfaction of the Conversion Conditions, each share of junior participating preferred stock will be convertible at the option of the holder into either one IDS or, if the IDSs have automatically separated prior to the time of such conversion, (x) one or more senior subordinated notes having an aggregate principal amount equal to the liquidation preference of such share and (y) one share of Class A common stock. Accordingly, a portion of the junior participating preferred stock that is convertible into senior subordinated notes has been classified as mezzanine equity. See “Description of Capital Stock—Junior Participating Preferred Stock.”
(3)	In connection with the Tender Offers, we expect to pay approximately $ in transaction fees and expenses which will be reflected as a charge to earnings and reduction in stockholders equity.

DILUTION

Dilution is the amount by which the portion of the price paid by the purchasers of the IDSs in the offering that is allocated to our shares of Class A common stock exceeds the net tangible book value or deficiency per share of our Class A common stock after the offering. Net tangible book value or deficiency per share of our Class A common stock is determined at any date by subtracting our total liabilities from our total assets less our intangible assets and dividing the difference by the number of shares of Class A common stock deemed to be outstanding at that date.

For purposes of calculating dilution below, we have assumed that as of                 , 2004 all of the junior participating preferred stock to be issued to our existing stockholders has been converted into IDSs.

Our net tangible book deficiency as of                 , 2004 was approximately $         million, or $         per share of Class A common stock. After giving effect to this offering and the Transactions, including the use of proceeds as described in this prospectus, and assuming that all of the 8 1/4% Senior Notes and 10 3/4% Senior Discount Notes are repurchased in the Tender Offers, our pro forma net tangible book deficiency as of                 , 2004 would have been approximately $         million, or $         per share of Class A common stock. This represents an immediate increase in net tangible book value of $         per share of our Class A common stock to our existing stockholders and an immediate dilution of $          per share of our Class A common stock to new investors purchasing Class A common stock represented by the IDSs in this offering.

The following table illustrates this substantial and immediate dilution to new investors:

	Per Share of Class A Common Stock Assuming No Exercise of the Underwriters’ Over-Allotment Option	Per Share of Class A Common Stock Assuming Full Exercise of the Underwriters’ Over-Allotment Option
Portion of the assumed initial offering price of $ per IDS allocated to one share of Class A common stock
Net tangible book value (deficiency) per share as of , 2004 (actual)
Increase per share attributable to cash payments made by investors in this offering
Net tangible book value (deficiency) as adjusted for this offering
Dilution in net book value per share to new investors

The following table sets forth on a pro forma basis as of                 , 2004, assuming no exercise of the underwriters’ over-allotment option:

•	the total number of shares of our Class A common stock represented by IDSs to be owned by our existing stockholders following the consummation of this offering and the other Transactions (assuming our existing stockholders had converted all junior participating preferred stock into IDSs);

•	the total consideration paid by our existing stockholders (net of distributions paid by us) and the total consideration to be paid by the new investors in this offering; and

•	the average price per share of Class A common stock paid by our existing stockholders (cash and stock) and to be paid by new investors purchasing Class A common stock in this offering:

	Shares of Class A Common Stock Purchased		Net Consideration		Average Price Per Share of Class A Common Stock
	Number	Percent	Number	Percent
Existing stockholders		%		%	$
New investors
Total		%		%	$

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

We derived the unaudited pro forma condensed combined financial data set forth below by the application of the pro forma adjustments to the historical combined financial statements of the ConAgra Agricultural Products Business appearing elsewhere in this prospectus.

The unaudited pro forma condensed combined balance sheet as of November 23, 2003 gives effect to the Acquisition and the Transactions as if they had occurred on such date. The unaudited pro forma condensed combined statements of income give effect to the Acquisition and the Transactions as if they occurred as of February 25, 2002. The unaudited pro forma condensed combined financial data do not purport to represent what our results of operations or financial position would have been if the Acquisition and the Transactions had occurred as of the dates indicated or what such results will be for any future periods.

The unaudited pro forma condensed combined financial data have been prepared giving effect to the Acquisition, which is accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.” The total purchase price for United Agri Products and its subsidiaries was allocated to the net assets of United Agri Products and its subsidiaries based upon preliminary estimates of fair value. The purchase price allocations for the Acquisition are preliminary and further refinements are likely to be made based on the results of final valuations and the resolution of any post-closing purchase price adjustments pursuant to the stock purchase agreement.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The unaudited pro forma condensed combined statements of income exclude certain non-recurring charges that were incurred in connection with the Acquisition and the Transactions and certain financing transactions related thereto, consisting of: (i) recognition of inventory fair value step-up from the Acquisition expected to impact fiscal 2004 and 2005 cost of sales, (ii) our employee retention bonuses paid in connection with the Acquisition, (iii) a $7.5 million expense we paid to ConAgra Foods at the closing of the acquisition pursuant to a transition services agreement, (iv) transaction fees payable to Apollo Management, L.P. under the Apollo Management Agreement, (v) transaction fees and expenses associated with the Tender Offers and (vi) non-cash compensation expense associated with the exchange of IDSs for certain of our outstanding stock options. You should read our unaudited pro forma condensed combined financial statements and the accompanying notes in conjunction with the historical combined financial statements and the accompanying notes thereto of the ConAgra Agricultural Products Business and other financial information contained in “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of November 23, 2003

	ConAgra Agricultural Products Business	Elimination of Businesses Not Acquired (b)	Acquired Businesses	Adjustments for the Acquisition		Pro Forma for the Acquisition	Adjustment for the Transactions (j)	Pro Forma for the Acquisition and the Transactions
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$—	$—		$—	$	$
Receivables, net	491,565	(4,470)	487,095	(46,047	)(c)	441,048
Inventories	476,028	(979)	475,049	7,500	(c)	482,549
Deferred income taxes	21,912	(21,912)	—	—		—
Other current assets	16,396	(7)	16,389	—		16,389

Total current assets	1,005,901	(27,368)	978,533	(38,547)		939,986
Property, plant and equipment, net	99,822	(2,403)	97,419	—		97,419
Goodwill	5,191	(117)	5,074	2,000	(c)	7,074
Intangible assets, net	5,116	—	5,116	—		5,116
Deferred income taxes	2,323	(2,323)	—	—		—
Other assets	5,885	(108)	5,777	22,438	(c)(d)	28,215

	$1,124,238	$(32,319)	$1,091,919	$(14,109)		$1,077,810	$	$

LIABILITIES AND STOCKHOLDER’S NET INVESTMENT AND ADVANCES
Current liabilities:
Short-term debt	$9	($9)	$—	$—		$—	$	$
Accounts payable	367,975	(408)	367,567	—		367,567
Other accrued liabilities	104,069	(950)	103,119	—		103,119

Total current liabilities	472,053	(1,367)	470,686	—		470,686
Long-term debt:
Revolving credit facility	—	—	—	198,738	(c)(d)	198,738
8¼% Senior Notes due 2011	—	—	—	225,000	(d)	225,000
10¾% Senior Discount Notes due 2012	—	—	—	82,490	(i)	82,490
Junior Participating Preferred Stock	—	—	—	—		—
Series A Redeemable Preferred Stock	—	—	—	33,570	(c)(i)	33,570
Other noncurrent liabilities	186	—	186	—		186
Stockholder’s net investment and advances	651,999	(30,952)	621,047	(553,907	)(c)(k)	67,140

	$1,124,238	$(32,319)	$1,091,919	$(14,109)		$1,077,810	$	$

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

Fiscal Year Ended February 23, 2003

	ConAgra Agricultural Products Business	Elimination of Businesses Not Acquired (b)	Acquired Businesses	Adjustments for the Acquisition		Pro Forma for the Acquisition	Adjustment for the Transactions (j)	Pro Forma for the Acquisition and the Transactions
	(in thousands)
Net sales	$2,663,647	$(136,882)	$2,526,765	$—		$2,526,765	$	$
Costs and expenses:
Cost of goods sold	2,298,678	(132,084)	2,166,594	—		2,166,594
Selling, general and administrative expenses	287,491	(10,754)	276,737	—		276,737
Corporate allocations—Selling, general and administrative expenses	11,075	(309)	10,766	—		10,766

Income from operations	66,403	6,265	72,668	—		72,668
Corporate allocations—Finance charges	23,141	(647)	22,494	(22,494	)(f)	—
Interest expense	1,927	—	1,927	40,867	(e)	42,794
Dividends on Series A Redeemable Preferred Stock	—	—	—	2,739	(g)	2,739

Income (loss) before income taxes	41,335	6,912	48,247	(21,112)		27,135
Income tax expense (benefit)	16,096	2,691	18,787	(4,562	)(h)	14,225

Net income (loss)	$25,239	$4,221	$29,460	$(16,550)		$12,910	$	$

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

Thirty-Nine Weeks Ended November 23, 2003

	ConAgra Agricultural Products Business	Elimination of Businesses Not Acquired (b)	Acquired Businesses	Adjustments for the Acquisition		Pro Forma for the Acquisition	Adjustment for the Transactions (j)	Pro Forma for the Acquisition and the Transactions
	(in thousands)
Net sales	$2,270,751	$(46,644)	$2,224,107	$—		$2,224,107	$	$
Costs and expenses:
Cost of goods sold	1,978,918	(40,908)	1,938,010	—		1,938,010
Selling, general and administrative expenses	210,729	(12,581)	198,148	—		198,148
Corporate allocations—Selling, general and administrative expenses	9,298	(315)	8,983	—		8,983

Income from operations	71,806	7,160	78,966	—		78,966
Corporate allocations—Finance charges	12,637	(428)	12,209	(12,209	)(f)	—
Interest expense	704	—	704	30,590	(e)	31,294
Dividends on Series A Redeemable Preferred Stock	—	—	—	2,041	(g)	2,041

Income (loss) before income taxes	58,465	7,588	66,053	(20,422)		45,631
Income tax expense (benefit)	22,188	2,880	25,068	(5,187	)(h)	19,881

Net income (loss)	$36,277	$4,708	$40,985	$(15,235)		$25,570	$	$

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

Twelve Months Ended November 23, 2003

	ConAgra Agricultural Products Business	Elimination of Businesses Not Acquired (b)	Acquired Businesses	Adjustments for the Acquisition		Pro Forma for the Acquisition	Adjustment for the Transactions (j)		Pro Forma for the Acquisition and the Transactions
	(in thousands)
Net sales	$2,544,824	$(88,071)	$2,456,753	$—		$2,456,753		$—		$—
Costs and expenses:
Cost of goods sold	2,182,351	(88,987)	2,093,364	—		2,093,364
Selling, general and administrative expenses	261,179	(12,945)	248,234	—		248,234
Corporate allocations—Selling, general and administrative expenses	12,411	(311)	12,100	—		12,100

Income from operations	88,883	14,172	103,055	—		103,055
Corporate allocations—finance charges	15,184	(264)	14,920	(14,920	)(f)	—
Interest expense	831	—	831	40,867	(e)	41,698
Dividends on Series A Redeemable Preferred Stock	—	—	—	2,739	(g)	2,739

Income (loss) before income taxes	72,868	14,436	87,304	(28,686)		58,618
Income tax expense (benefit)	27,872	5,547	33,419	(7,440	)(h)	25,979

Net income (loss)	$44,996	$8,889	$53,885	$(21,246)		$32,639	$		$

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

(dollars in columns in thousands)

(a)	The unaudited pro forma condensed combined financial statements have been prepared assuming that the Acquisition and certain financing transactions related thereto will be accounted for as a purchase business combination in accordance with SFAS No. 141, Business Combinations.

(b)	Reflects the elimination of Businesses Not Acquired (as defined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) in connection with the Acquisition. The specific items adjusted for include the wholesale fertilizer and other international crop distribution businesses that were historically included in the ConAgra Agricultural Products Business, other assets not being acquired and liabilities not being assumed.

(c)	The Unaudited Pro Forma Financial Statements include adjustments based on the preliminary purchase price allocation and further adjustments may be made based on the completion of final valuation and other studies. Specifically, upon closing of the Acquisition we will complete a valuation of fixed assets and other intangible assets. The final purchase price is dependent on a number of factors, including the actual net book value of United Agri Products and its subsidiaries as of November 24, 2003, the date of the closing of the Acquisition. The following table summarizes the net assets acquired and pro forma purchase price based on the November 23, 2003 balance sheet of the ConAgra Agricultural Products Business. The pro forma purchase price is based on the November 23, 2003 balance sheet.

Net book value of ConAgra Agricultural Products Business	$651,999
Less: assets and liabilities not acquired (b)	(30,952)

621,047

Purchase consideration:
Contributed equity	120,000
Series A Redeemable Preferred Stock	60,000
Revolving Credit Facility (i)	242,000
Senior Bridge Loan Facility (ii)	175,000

Total consideration	597,000

Purchase price adjustment	$(24,047)

UAP has preliminarily allocated the purchase price adjustment as follows:
Inventory	$7,500
Debt issuance costs	12,500
Rebate receivable (iii)	(46,047)
Goodwill	2,000

$(24,047)

(i)	Includes $22 million in transaction fees.
(ii)	Transaction fees associated with the senior bridge loan facility are paid by ConAgra Foods and accordingly are not reflected in the pro forma financial data.
(iii)	We are obligated to pay 50% of all rebates earned during the 2003 and prior crop years to ConAgra Foods. Based on the estimated net book value of the Acquired Businesses at the effective time of the closing of the Acquisition, as estimated as of November 23, 2003, the amounts payable to ConAgra Foods for rebate payments received by us related to the 2003 and prior crop years were estimated to be up to approximately $54.0 million, subject to post-closing adjustments.

(d)

Reflects the issuance of the 8¼% Senior Notes and the repayment in full of the 9.25% senior bridge loan facility. Proceeds from the offering of the 8¼% Senior Notes in excess of the senior bridge loan facility were used to reduce the Amended Credit Facilities by $43.3 million and pay $6.7 million of estimated fees and expenses for the offering of the 8¼% Senior Notes and $3.2 million of estimated fees and expenses from the offering of the 10¾% Senior Discount Notes.

(e)	Represents adjustments to interest expense as follows:

	Year Ended February 23, 2003	Thirty-Nine Weeks Ended November 23, 2003	Twelve Months Ended November 23, 2003
Interest on new borrowings:
Revolving Credit Facility (4.00% adjustable rate) (i)	$9,456	$7,092	$9,456
8¼% Senior Notes	18,563	13,922	18,563
10¾% Senior Discount Notes	9,106	6,770	9,106
Amortization of deferred financing costs	3,742	2,806	3,742

	$40,867	$30,590	$40,867

(i)	Represents the interest on the outstanding balance of the amount drawn on the Amended Credit Facilities at LIBOR plus 250 basis points plus the 0.5% commitment fee on the unused portion of the Amended Credit Facilities.

(f)	Elimination of the corporate allocation finance charge previously allocated by ConAgra Foods.

(g)	Represents adjustments to reflect the 8% dividend on the outstanding portion of the Series A Redeemable Preferred Stock.

(h)	Represents the tax effect of the pro forma adjustments at an estimated 38% effective tax rate.

(i)	Reflects the issuance of $125.0 million aggregate principal amount at maturity of the notes offered on January 26, 2004, net of original issue discount, at an interest rate of 10.75% and the payment of a $52.9 million extraordinary dividend to the holders of common stock, the redemption of $26.4 million of Series A Redeemable Preferred Stock and the payment of $3.2 million of estimated fees and expenses.

(j)	Gives effect to the Transactions, assuming no exercise of the underwriters’ over-allotment option and 100% of the 8 1/4% Senior Notes and 10 3/4% Senior Discount Notes are tendered and repurchased in the Tender Offers. Subject to satisfaction of the Conversion Conditions, each share of junior participating preferred stock will be convertible at the option of the holder into either one IDS or, if the IDSs have automatically separated prior to such conversion, (x) one or more senior subordinated notes having an aggregate principal amount equal to the liquidation preference of such share and (y) one share of Class A common stock. Accordingly, a portion of the junior participating preferred stock that is convertible into senior subordinated notes has been classified as mezzanine equity. See “Description of Capital Stock—Junior Participating Preferred Stock.”

SELECTED HISTORICAL COMBINED FINANCIAL AND OTHER DATA

The following table sets forth selected historical combined financial and other data of the ConAgra Agricultural Products Business and the Acquired Businesses as of the dates and for the periods indicated. We have derived the historical combined statement of operations data for the fiscal years ended February 25, 2001, February 24, 2002 and February 23, 2003 and the historical combined balance sheet data as of February 24, 2002 and February 23, 2003 from the audited combined financial statements of the ConAgra Agricultural Products Business included elsewhere in this prospectus. We have derived the historical combined statement of operations data for the fiscal years ended February 28, 1999 and February 27, 2000 and the historical combined balance sheet data as of February 28, 1999, February 27, 2000, February 25, 2001 and November 24, 2002 from the unaudited combined financial statements of the ConAgra Agricultural Products Business that are not included herein. We have derived the historical combined statement of operations data for the thirty-nine weeks ended November 24, 2002 and November 23, 2003 and the historical combined balance sheet data as of November 23, 2003 from the unaudited condensed combined financial statements of the ConAgra Agricultural Products Business which are included elsewhere in this prospectus. In the opinion of management, the unaudited condensed combined financial statements include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the financial position and results of operations for these periods.

You should read the selected historical combined financial and other data set forth below in conjunction with, and the data is qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical combined financial statements and the accompanying notes thereto of the ConAgra Agricultural Products Business included elsewhere in this prospectus.

Financial and Other Data of the ConAgra Agricultural Products Business	Fiscal year ended					Thirty-Nine weeks ended
	February 28, 1999	February 27, 2000	February 25, 2001	February 24, 2002	February 23, 2003	November 24, 2002	November 23, 2003
	(dollars in thousands)
Statement of Operations Data:
Net sales	$2,764,232	$2,636,544	$2,901,350	$2,947,064	$2,663,647	$2,389,574	$2,270,751
Costs and expenses:
Cost of goods sold	2,354,970	2,235,717	2,532,497	2,597,510	2,298,678	2,095,245	1,978,918
Selling, general and administrative expenses	300,142	285,772	311,289	350,002	287,491	236,302	221,251
Corporate allocations:
Selling, general and administrative expenses (a)	7,228	10,698	11,443	10,924	11,075	7,962	9,298
Finance charges (b)	48,376	44,627	60,077	41,143	23,141	20,594	12,637
Interest expense	3,780	4,207	4,875	5,372	1,927	1,800	704
(Gain) loss on sale of assets	—	—	—	—	—	739	(10,522)

Income (loss) before income taxes	49,736	55,523	(18,831)	(57,887)	41,335	26,932	58,465
Income tax expense (benefit)	19,004	20,986	(6,300)	(20,851)	16,096	10,412	22,188

Net income (loss)	$30,732	$34,537	$(12,531)	$(37,036)	$25,239	$16,520	$36,277

Balance Sheet Data:
Cash and cash equivalents	$69,367	$113,880	$146,335	$72,692	$28,559	—	—
Working capital	197,856	243,828	363,131	127,865	455,154	685,440	533,848
Total assets	1,253,119	1,469,136	1,820,573	1,396,155	1,352,025	1,339,842	1,124,238
Total debt	—	3,355	3,861	4,473	9	9	9
Stockholder’s net investment and advances	357,824	407,856	530,735	294,492	587,898	83,642	713,917
Other Operating Data:
EBITDA (c)	$113,423	$118,223	$61,840	$7,027	$84,472	$63,012	$83,953
Depreciation and amortization	11,531	13,866	15,719	18,399	18,069	13,686	12,147
Cash flows (used in) provided by operating activities	(75,414)	47,988	(85,294)	138,572	(302,305)	(597,694)	(75,227)
Cash flows (used in) provided by financing activities	136,941	18,757	135,987	(198,521)	263,795	530,519	40,173
Cash flows (used in) provided by investing activities	(41,433)	(22,232)	(18,238)	(13,694)	(5,623)	(5,517)	6,495
Ratio of earnings to fixed charges (d)	1.74x	1.85x	—	—	2.02x	1.79x	3.48x

Financial and Other Operating Data of the Acquired Businesses	Fiscal year ended					Thirty-Nine weeks ended
	February 28, 1999	February 27, 2000	February 25, 2001	February 24, 2002	February 23, 2003	November 24, 2002	November 23, 2003
	(dollars in thousands)
Statement of Operations and Other Operating Data:
Net sales	$2,535,661	$2,247,305	$2,771,625	$2,770,192	$2,526,765	$2,294,119	$2,224,107
Income (loss) before income taxes	57,746	71,873	2,874	(48,636)	48,247	26,996	66,053
EBITDA (c)	117,558	130,230	80,175	13,410	89,374	61,260	90,474
Depreciation and amortization	10,866	13,220	14,951	17,148	16,706	12,411	11,508
Cash paid for interest	3,771	4,157	4,934	5,319	1,980
Cash flows (used in) provided by operating activities	(88,028)	36,797	(3,059)	125,179	(270,572)	(556,606)	(104,574)
Capital expenditures	33,979	12,703	23,006	13,654	6,417	5,297	8,350
Ratio of earnings to fixed charges (d)	1.90x	2.17x	1.04x	—	2.22x	1.77x	3.59x
Balance sheet data:
Cash and cash equivalents	69,367	113,880	146,335	72,692	28,559	—	—
Working capital	207,429	275,015	318,584	103,784	401,320	625,374	507,847
Total assets	1,164,082	1,356,323	1,707,496	1,298,187	1,292,700	1,331,451	1,098,636
Stockholder’s net investment and advances	338,620	392,487	507,196	266,436	563,663	829,802	627,764

(a)	Represents expenses incurred by ConAgra Foods and allocated to the ConAgra Agricultural Products Business based on specific services provided or based on ConAgra Foods’ investment in the ConAgra Agricultural Products Business in proportion to ConAgra Foods’ total investment in its subsidiaries.
(b)	Represents amounts charged to the ConAgra Agricultural Products Business by ConAgra Foods on ConAgra Foods’ investment in and intercompany advances to the ConAgra Agricultural Products Business.
(c)	EBITDA represents net income (loss) before interest expense, finance charges, income taxes, depreciation and amortization. EBITDA is presented because management uses it as an internal performance measure. EBITDA is also presented because it is used by investors to analyze and compare operating performance, which includes a company’s ability to service and/or incur debt. However, EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations or other income or cash flow data prepared in accordance with GAAP or as a measure of a company’s profitability or liquidity. EBITDA is not calculated under GAAP and therefore is not necessarily comparable to similarly titled measures of other companies. The following table reconciles the differences between net income (loss), as determined under GAAP, and EBITDA:

	Fiscal year ended					Thirty-Nine weeks ended
	(in thousands)
	February 28, 1999	February 27, 2000	February 25, 2001	February 24, 2002	February 23, 2003	November 24, 2002	November 23, 2003
Net income (loss) of ConAgra Agricultural Products Business	$30,732	$34,537	$(12,531)	$(37,036)	$25,239	$16,520	$36,277
Income tax expense (benefit)	19,004	20,986	(6,300)	(20,851)	16,096	10,412	22,188

Income (loss) before income taxes	49,736	55,523	(18,831)	(57,887)	41,335	26,932	58,465
Depreciation and amortization	11,531	13,866	15,719	18,399	18,069	13,686	12,147
Interest expense and allocated finance charges	52,156	48,834	64,952	46,515	25,068	22,394	13,341

EBITDA of ConAgra Agricultural Products Business	113,423	118,223	61,840	7,027	84,472	63,012	83,953
Elimination of Businesses Not Acquired	4,135	12,007	18,335	6,383	4,902	(1,752)	6,521

EBITDA of Acquired Businesses	$117,558	$130,230	$80,175	$13,410	$89,374	$61,260	$90,474

(d)	For the purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes plus fixed charges. Fixed charges consist of discount and financing costs and the portion of operating rental expense which management believes is representative of the interest component of rent expense. For fiscal 2001 and fiscal 2002, the ConAgra Agricultural Products Businesses’ earnings were insufficient to cover fixed charges by $18.8 million and $57.9 million, respectively. For fiscal 2002, the Acquired Businesses’ earnings were insufficient to cover fixed charges by $48.6 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

On November 24, 2003, UAP Holding Corp. acquired the United States and Canadian agricultural inputs businesses of ConAgra Foods in a series of transactions referred to in this prospectus as the “Acquisition” and described in this prospectus in this section under the heading “Certain Relationships and Related Transactions—The Acquisition.” In this prospectus, the term “ConAgra Agricultural Products Business” means the entities that were historically operated by ConAgra Foods as an integrated business, which included a wholesale fertilizer and other international crop distribution businesses that we did not acquire in the Acquisition. The term “Acquired Businesses” means only those entities and operations within the ConAgra Agricultural Products Business that we actually acquired in the Acquisition. The term “Businesses Not Acquired” means those entities and operations within the ConAgra Agricultural Products Business that we did not acquire in the Acquisition.

The following discussion and analysis of our financial condition and results of operations covers periods prior to the Acquisition. Accordingly, the discussion and analysis of historical periods do not reflect the significant impact that the Acquisition had on us. In addition, the statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business, our liquidity and capital resources and the other non-historical statements in the discussion and analysis are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors.” Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections entitled “Risk Factors,” “Unaudited Pro Forma Condensed Combined Financial Data,” “Selected Historical Combined Financial and Other Data” and the historical combined financial statements and the accompanying notes thereto of the ConAgra Agricultural Products Business included elsewhere in this prospectus.

BACKGROUND

Founded in 1978, we are the largest private distributor of agricultural and non-crop inputs in the United States and Canada. We market a comprehensive line of products including crop protection chemicals, seeds and fertilizers to growers and regional dealers. As part of our product offering, we provide a broad array of value-added services including crop management, biotechnology advisory services, custom blending, inventory management and custom applications of crop inputs. The products and services we offer are critical to growers because they lower the overall cost of crop production and improve crop quality and yield. As a result of our broad scale and scope, we provide leading agricultural input companies with an efficient means to access a highly fragmented customer base of farmers and growers.

At the end of fiscal 2002, our new management team began to implement several strategic initiatives to increase our operational efficiency. As part of that strategy, we enhanced our credit policies and information systems, improved inventory management, rationalized headcount and closed unprofitable distribution centers.

Our implementation of new credit policies has reduced average trade accounts receivables and overall selling, general and administrative costs by lowering bad debt expense. Improved inventory management, including central purchasing, product mix enhancement, SKU rationalization, and enhanced sharing of existing stocks, have resulted in lower average inventory levels and higher margins. Headcount reductions and location closures have contributed to lower supply chain and selling, general and administrative costs. Our financial and operational success has been driven by providing customers with high quality products at competitive prices, supported by consistent and reliable service and expertise. We will continue to seek to improve margins and reduce working capital through the following principal strategies:

•	Targeting continued margin enhancement and working capital management;

•	Expanding our presence in seeds, branded and non-crop products; and

•	Leveraging our scale.

SEASONALITY

Our and our customers’ businesses are seasonal, based upon the planting, growing and harvesting cycles. During fiscal 2002 and 2003, at least 75% of our net sales occurred during the first and second fiscal quarters of each year because of the condensed nature of the planting season. As a result of the seasonality of sales, we experience significant fluctuations in our revenues, income and net working capital levels. However, our integrated network of formulation and blending, distribution and warehousing facilities and technical expertise allows us to efficiently process, distribute and store product close to our end-users and to supply our customers on a timely basis during the compressed planting and growing season.

HISTORICAL FINANCIAL INFORMATION

The historical combined financial statements reflect the results of all the historical results of the ConAgra Agricultural Products Business, which have historically been operated as an integrated business. We did not acquire a wholesale fertilizer and other international crop distribution businesses that were historically included in the ConAgra Agricultural Products Business. We refer to these businesses collectively as the “Businesses Not Acquired.”

CRITICAL ACCOUNTING POLICIES

The process of preparing financial statements requires the use of estimates on the part of management. The estimates used by management are based on our historical experiences combined with management’s understanding of current facts and circumstances. Certain of our accounting policies are considered critical as they are both important to the portrayal of our financial condition and results of operations and require significant or complex judgment on the part of management. The following is a summary of certain accounting policies considered critical by our management.

Allowance for Doubtful Accounts.    Our allowance for doubtful accounts reflects reserves for customer receivables to reduce receivables to amounts expected to be collected. Management uses significant judgment in estimating uncollectible amounts. In estimating uncollectible amounts, management considers factors such as current overall economic conditions, industry-specific economic conditions, historical customer performance and anticipated customer performance. While management believes our processes effectively address our exposure for doubtful accounts, changes in the economy, industry, or specific customer conditions may require adjustment to the allowance for doubtful accounts recorded by us.

Inventory Valuation.    Management reviews inventory balances to determine if inventories can be sold at amounts equal to or greater than their carrying amounts. The review includes identification of slow moving inventories, obsolete inventories and discontinued products or lines of products. The identification process includes historical performance of the inventory, current operational plans for the inventory, as well as industry and customer specific trends. If our actual results differ from management expectations with respect to the selling of our inventories at amounts equal to or greater than their carrying amounts, we would be required to adjust our inventory balances accordingly.

Impairment of Long-Lived Assets (Including Property, Plant and Equipment), Goodwill and Identifiable Intangible Assets.    We reduce the carrying amounts of long-lived assets, goodwill and identifiable intangible assets to their fair values when the fair value of such assets is determined to be less than their carrying amounts (i.e., assets are deemed to be impaired). Fair value is typically estimated using a discounted cash flow analysis, which requires us to estimate the future cash flows anticipated to be generated by the particular asset(s) being tested for impairment as well as select a discount rate to measure the present value of the anticipated cash flows. When determining future cash flow estimates, we consider historical results adjusted to reflect current and anticipated operating conditions. Estimating future cash flows requires significant judgment by us in such areas as future economic conditions, industry-specific conditions, product pricing and necessary capital expenditures. The use of different assumptions or estimates for future cash flows could produce different impairment amounts (or none at all) for long-lived assets, goodwill and identifiable intangible assets.

Rebate Receivables.    Rebates are received from crop protection and seed products, based on programs offered by our vendors. The programs vary based on the product type and specific vendor practice. Historically, more than 85% of the rebates earned were from our chemical suppliers. The majority of the rebate programs run on a crop year basis, typically from October 1st to September 30th, although other periods are sometimes used. We also negotiate individually with our vendors for additional rebates after the conclusion of the crop year and often several months after we have purchased and sold the products for which we are negotiating rebates. Historically, the majority of the rebates have been earned based on our sales of the suppliers’ products in a given crop year. The rebate receivable recorded monthly is based on actual sales and the historical rebate percentage received. The actual rebates earned for most programs are finalized in our fourth fiscal quarter and adjustments are made to the accrual as necessary. The majority of our rebate receivables are collected during our fourth quarter. Because of the nature of the programs and the amount of rebates available are determined by our vendors, there can be no assurance that historical rebate trends will continue.

Accounting Treatment for IDSs and Junior Participating Preferred Stock.    Our IDS units include Class A common stock, senior subordinated debt and three embedded derivative features that may require bifurcation under FASB 133. The embedded derivative features include a call option, a change of control put option, and a term-extending option on the senior subordinated debt. Upon completion of this offering, proceeds from the issuance of the IDSs will be allocated, based upon relative fair value, to Class A common stock and the senior subordinated notes. If it is determined at the time of issuance that any of the embedded derivatives are required to be bifurcated and separately accounted for, a portion of the proceeds from the original issuance will also be allocated to these derivatives equal to the combined fair value of the embedded derivatives that require bifurcation. If a portion of the initial proceeds is allocated to any of the derivatives, the senior subordinated notes will initially be recorded at a discount and accreted to their redemption value as a component of interest expense using the effective interest method. Any such allocation will not affect the tax treatment of the IDSs.

The Class A common stock portion of the IDS unit will be included in stockholders’ equity, net of related transaction costs, and dividends paid on the Class A common stock will be recorded as a reduction to retained earnings when declared by us. The senior subordinated debt portion of the IDS unit will be included in long-term debt, and the related transaction costs will be capitalized as deferred financing costs and amortized to interest expense using the effective interest method. Interest on the senior subordinated notes will be charged to expense as accrued by us. The bifurcated derivatives will be recorded as a liability and will be marked to market with changes in fair value being recorded in earnings. We intend to determine the fair value of the Class A common stock, the senior subordinated debt and embedded derivatives through the utilization of a third party valuation firm and the sale of the separate senior subordinated notes with the same terms that are part of this offering.

In connection with the Recapitalization, we will issue shares of junior participating preferred stock to certain current equity holders, which may, subject to certain conditions, be exchanged for IDSs. The junior participating preferred stock contains dividend features which are intended to replicate the yield on the IDS units. Any time a dividend is paid to the holders of Class A common stock, holders of the junior participating preferred stock will be paid a dividend equal to the same amount per share as paid to the holders of the Class A common stock on an “as if” converted basis. In addition to any such dividend, holders of the junior participating preferred stock will accrue dividends at a rate that will replicate the interest on the senior subordinated notes.

Subject to satisfaction of the Conversion Conditions, each share of junior participating preferred stock may be converted at the option of the holder into either one IDS or, if the IDSs have automatically separated prior to such conversion, (x) one or more senior subordinated notes having an aggregate principal amount equal to the liquidation preference of such share and (y) one share of Class A common stock. Accordingly, at the date of initial sale, based on relative fair values, a pro rata portion of the junior participating preferred stock converted into senior subordinated notes will be classified as mezzanine equity and the pro rata portion converted into Class A common stock will be classified as permanent equity. If it is determined at the time of issuance that the embedded conversion option is required to be bifurcated and separately accounted for, a portion of the proceeds from the original issuance of the junior participating preferred stock will also be allocated to this derivative. If a portion of the initial proceeds is allocated to the derivative, the amount recorded as mezzanine equity will initially be recorded at a discount and accreted to the redemption value using the effective interest method. The bifurcated derivatives will be recorded as liabilities and will be marked to market with changes in fair value being recorded as a component of interest expense.

The dividends paid on the junior participating preferred stock will be deducted from net income in the determination of net income available to Class A common stockholders for determination of earnings per share. At the time the holder exercises its conversion right, the portion of the junior participating preferred stock included as mezzanine equity will be reclassified to debt and the associated interest payments will be included in interest expense.

In connection with the Recapitalization, management will receive IDSs in exchange for certain of their outstanding shares and stock options. The resulting compensation expense will be based upon the fair value of the IDSs received by management at the date of exchange.

Income Taxes.    We intend to account for our issuance of the IDSs in this offering as representing shares of Class A common stock and senior subordinated notes by allocating the proceeds for each IDS unit to the underlying Class A common stock, senior subordinated note or bifurcated embedded derivatives based upon the relative fair values of each. Accordingly, we will account for the portion of the aggregate IDSs outstanding that represents senior subordinated notes as long-term debt bearing a stated interest rate of     % maturing on          2014. We have concluded that it is appropriate and we intend to annually deduct interest expense of approximately $          million on the senior subordinated notes from taxable income for U.S. federal and state income tax purposes. There can be no assurances that the Internal Revenue Service will not seek to challenge the treatment of these senior subordinated notes as debt or the amount of interest expense deducted, although to date we have not been notified that the senior subordinated notes should be treated as equity rather than debt for U.S. federal and state income tax purposes. If the senior subordinated notes were required to be treated as equity for income tax purposes, the cumulative interest expense associated with the senior subordinated notes would not be deductible from taxable income, and we would be required to recognize additional tax expense and establish a related income tax liability. In addition, to the extent any portion of the interest expense is determined not to be deductible, we would be required to recognize additional tax expense and establish a related income tax liability. The additional tax due to the federal and state authorities would be based on our taxable income or loss for each of the years that we take the interest expense deduction. We do not currently intend to record a liability for a potential disallowance of this interest expense deduction. In addition, non-U.S. holders could be subject to withholding taxes on the payment of interest, which would be taxed as dividends, and we could be subject to additional liability for the withholding taxes that we do not intend to collect on such payments.

The determination of whether the portion of the IDSs that represents the senior subordinated notes is appropriately classified as debt or equity for U.S. federal income tax purposes is based on all relevant facts and circumstances. There is no clear statutory definition of indebtedness for U.S. federal and state income tax purposes, and its characterization is governed by principles developed in case law, which analyzes numerous factors (with no one factor being dispositive) that are intended to identify the economic substance of the investor’s interest in us.

Our determination that the senior subordinated notes should be treated as debt for U.S. federal income tax purposes relies upon certain representations and determinations by us, the lead underwriters and an independent appraisal firm, including, without limitation, representations and determinations substantially to the effect that:

•	the term, interest rate and other material provisions of the senior subordinated notes are commercially reasonable and are substantially similar to the terms to which an unrelated third party lender bargaining at arm’s length would reasonably agree;

•	the aggregate principal amount of the senior subordinated notes in relation to the aggregate amount of our capital is commercially reasonable under the circumstances;

•	we expect to pay the principal and interest on the senior subordinated notes in full in accordance with their terms; and

•	the ratio of our aggregate outstanding indebtedness to the fair market value of our equity following the Transactions will not exceed : to 1.

In light of the representations and determinations described above and their relevance to several of the factors analyzed in case law, and taking into account the facts and circumstances relating to the issuance of the senior subordinated notes, we (and our counsel) are of the view that the senior subordinated notes should be treated as debt for U.S. federal income tax purposes. We intend to take such position. However, there is no authority that directly addresses the tax treatment of securities with terms substantially similar to the terms of the senior subordinated notes or offered under circumstances such as the offering (i.e., offered as a unit consisting of senior subordinated notes and Class A common stock). Accordingly, there can be no assurance that this position would be sustained if challenged by the IRS.

THIRTY-NINE WEEKS ENDED NOVEMBER 23, 2003 COMPARED TO THIRTY-NINE WEEKS ENDED NOVEMBER 24, 2002

Net Sales.    Overall, ConAgra Agricultural Products Business’ net sales declined to $2,270.8 million in the current period from $2,389.6 million in the previous period. The decrease in net sales in the current period was due primarily to the impact of our implementation of strategic initiatives to change product and customer mix in order to improve overall profitability and due to the transfer of our wholesale fertilizer distribution business to ConAgra International Fertilizer.

Net sales for the Acquired Businesses declined to $2,224.1 million in the current period from $2,294.1 million in the previous period. Net sales of crop protection chemicals declined to $1,443.6 million in the current period from $1,519.6 million in the previous period, as we continued to rationalize unprofitable customers and locations. Net sales of fertilizer rose to $460.3 million in the current period from $442.0 million in the previous period, largely due to better pricing. Net sales of seed declined slightly to $242.2 million in the current period from $245.2 million in the previous period, as store rationalizations offset volume growth. Net sales of other products declined to $78.0 million in the current period from $87.1 million in the previous period due to reduced application fee income and the divestiture of our animal feeds business in Montana in fiscal 2004.

Cost of Goods Sold.    Cost of goods sold for the ConAgra Agricultural Products Business was $1,978.9 million in the current period, compared with $2,095.2 million in the previous period. Gross profit (net sales less cost of goods sold) was $291.8 million in the current period, compared with $294.3 million in the previous period; while gross margin (gross profit as a percentage of net sales) was 12.9% in the current period, compared with 12.3% in the previous period. Gross margin improved due primarily to a more profitable product mix and related increase in chemical rebates, due in part to changes in our monthly rebate estimation process.

Cost of goods sold for the Acquired Businesses was $1,938.0 million in the current period, compared with $2,011.2 million in the previous period. Gross profit was $286.1 million in the current period compared with $282.9 million in the prior period; while gross margin was 12.9% in the current period, compared with 12.3% in the previous period. Gross margin improved primarily due to a more profitable product mix and a related increase in chemical rebates, due in part to changes in our monthly rebate estimation process.

Selling, General and Administrative Expenses.    SG&A expenses for the ConAgra Agricultural Products Business decreased to $221.3 million in the current period from $236.3 million in the previous period. SG&A expenses were 9.7% of net sales during the current compared with 9.9% in the prior period. The dollar decline was due primarily to reduced location expenses associated with the closure of unprofitable locations and the consolidation of a formulation plant, and lower bad debt expense as a result of selling to a more profitable customer mix. This was partially offset by an increase in management incentive compensation expense due to increased earnings.

SG&A expenses for the Acquired Businesses decreased to $208.7 million in the current period from $225.9 million in the previous period. SG&A expenses were 9.4% of net sales during the current period and 9.8% of net sales during the previous period. The decline in SG&A expenses is largely the result of reduced location expenses associated with the closure of unprofitable locations and the consolidation of a formulation plant, and lower bad debt expense as a result of selling to a more profitable customer mix. This was partially offset by an increase in management incentive compensation expense due to increased earnings.

Interest Expense.    Third party interest expense decreased to $0.7 million in the current period from $1.8 million in the previous period due to decreased purchasing activity under a vendor finance program.

Corporate Allocations—Selling, General and Administrative.    Corporate allocations include charges that were allocated by ConAgra Foods and recorded as an expense for corporate services, including executive, finance and tax. Expenses incurred by ConAgra Foods and allocated to the ConAgra Agricultural Products Business were determined based on the specific services being provided or were allocated based on ConAgra Foods’ investment in the ConAgra Agricultural Products Business in proportion to ConAgra Foods’ total investment in its subsidiaries. Such expenses are included in allocated selling, general and administrative expenses and were $9.3 million and $8.0 million in the current period and prior period, respectively.

Corporate Allocations—Finance Charges.    Corporate allocations also include finance charges that have been allocated by ConAgra Foods based on ConAgra Foods’ investment in the ConAgra Agricultural Products Business in proportion to ConAgra Foods’ total investment in its subsidiaries. ConAgra Foods allocated finance costs of $12.6 million and $20.6 million in the current period and prior period, respectively.

Income Taxes.    The effective income tax rate was 38.0% for the current period, compared with 38.7% for the previous period. The decrease in the effective rate was due to the impact of permanent tax differences.

FISCAL 2003 COMPARED TO FISCAL 2002

Net Sales.    Overall, ConAgra Agricultural Products Business net sales declined to $2,663.6 million in fiscal 2003 from $2,947.1 million in fiscal 2002, reflecting the impact of our implementation of the previously described strategic initiatives to improve the mix of customers, products sold, and locations operated in order to improve overall profitability.

Net sales for the Acquired Businesses were $2,526.8 million in fiscal 2003 compared with $2,770.2 million in fiscal 2002. Net sales of crop protection chemicals declined to $1,661.3 million in fiscal 2003 from $1,826.4 million in fiscal 2002 due largely to the impact of our implementation of strategic initiatives to change customer mix, product mix, and the rationalization of unprofitable locations. Net sales of fertilizer declined to $510.6 million in fiscal 2003 from $581.0 million in fiscal 2002 on lower prices and volumes primarily due to lower fall applications of fertilizer. Net sales of seed declined to $270.8 million in fiscal 2003 from $282.8 million in fiscal 2002 due largely to the impact of our implementation of the previously described strategic initiatives to change customer mix and location rationalization, partially offset by continued volume growth in existing locations. Net sales of other products increased 5.1% to $84.1 million.

Cost of Goods Sold.    Cost of goods sold for the ConAgra Agricultural Products Business was $2,298.7 million in fiscal 2003, compared with $2,597.5 million in fiscal 2002. Gross profit was $365.0 million in fiscal 2003, compared with $349.6 million in fiscal 2002 and gross margin was 13.7% in fiscal 2003, compared with 11.9% in fiscal 2002. Gross margin improved principally due to a more profitable product mix and lower supply chain costs due to the rationalization of unprofitable locations. Gross margin was also favorably impacted by increased rebate income as a percentage of net sales and improved inventory management resulting in lower inventory write-offs and markdowns in fiscal 2003. These improvements helped offset the gross profit impact from the decline in net sales.

Cost of goods sold for the Acquired Businesses was $2,166.6 million in fiscal 2003, compared with $2,428.2 million in fiscal 2002. Gross profit was $360.2 million in fiscal 2003, compared with $342.0 million in fiscal 2002; while gross margin was 14.3% in fiscal 2003 compared with 12.3% in fiscal 2002. Gross margin improved principally due to a more profitable product mix and lower supply chain costs due to the rationalization of unprofitable locations. Gross margin was also favorably impacted by increased rebate income as a percentage of net sales and improved inventory management resulting in lower inventory write-offs and markdowns in fiscal 2003. These improvements helped offset the gross profit impact from the decline in net sales.

Selling, General and Administrative Expenses.    SG&A expenses for the ConAgra Agricultural Products Business decreased to $287.5 million in fiscal 2003 from $350.0 million in fiscal 2002. SG&A expenses were 10.8% of net sales during fiscal 2003, compared with 11.9% of net sales during fiscal 2002. The decline was due largely to lower bad debt expenses from selling to a more profitable customer mix, and reduced administrative and operating expenses associated with cost management initiatives, including the closure of unprofitable facilities.

SG&A expenses for the Acquired Businesses decreased to $276.7 million in fiscal 2003 from $335.2 million in fiscal 2002. SG&A expenses were 11.0% of net sales during fiscal 2003, compared with 12.1% of net sales during fiscal 2002. The decline was due largely to lower bad debt expenses from selling to a more profitable customer mix, and reduced administrative and operating expenses associated with cost management initiatives including, the closure of unprofitable locations.

Interest Expense.    Interest expense decreased to $1.9 million in fiscal 2003 from $5.4 million in fiscal 2002, due to decreased purchasing activity under a vendor finance program.

Corporate Allocations—Selling, General and Administrative.    Corporate allocations include charges that have been allocated by ConAgra Foods and recorded as an expense for corporate services, including executive, finance, and tax. Expenses incurred by ConAgra Foods and allocated to the ConAgra Agricultural Products Business are determined based on the specific services being provided or are allocated based on ConAgra Foods’ investment in the ConAgra Agricultural Products Business in proportion to ConAgra Foods’ total investment in its subsidiaries. Such expenses are included in allocated selling, general and administrative expenses and were $11.1 million and $10.9 million in fiscal 2003 and fiscal 2002, respectively.

Corporate Allocations—Finance Charges.    Corporate allocations also include finance charges that have been allocated by ConAgra Foods based on ConAgra Foods’ investment in the ConAgra Agricultural Products Business in proportion to ConAgra Foods’ total investment in its subsidiaries. ConAgra Foods allocated finance costs of $23.1 million and $41.1 million in fiscal 2003 and fiscal 2002, respectively.

Income Taxes.    The effective income tax rate was 38.9% for fiscal 2003, compared with 36.0% for fiscal 2002. The increase in the effect rate was due to the impact of permanent tax differences.

Businesses Not Acquired.    Net sales for the Businesses Not Acquired decreased to $136.9 million in fiscal 2003 from $ 176.9 million in fiscal 2002 due primarily to lower prices and volumes. Gross profit declined to $4.8 million in fiscal 2003, compared with $7.6 million in fiscal 2002. SG&A expenses for the Businesses Not Acquired were $10.8 million in fiscal 2003, compared with $14.8 million in fiscal 2002.

FISCAL 2002 COMPARED WITH FISCAL 2001

Net Sales.    Overall, ConAgra Agricultural Products Business net sales of $2,947.1 million in fiscal 2002 were relatively flat, compared with fiscal 2001 net sales of $2,901.4 million.

Net sales for the Acquired Businesses of $2,770.2 million in fiscal 2002 were flat, compared with fiscal 2001 net sales of $2,771.6 million. Net sales of crop protection chemicals declined to $1,826.4 million in fiscal 2002 from $2,031.2 million in fiscal 2001, largely due to changes in our credit policies in the second half of fiscal 2002, particularly in the Southern United States, which has numerous growing seasons throughout the year. Net sales of fertilizer increased to $581.0 million in fiscal 2002 from $469.0 million in fiscal 2001, in part due to better pricing and higher volumes. Net sales of seed climbed to $282.8 million in fiscal 2002 compared with $196.2 million in fiscal 2001 as we continued to expand our seed business to capitalize on the growth of genetically modified seed sales. Net sales of other products increased $4.9 million to $80.0 million due largely to increased technology fees on genetically modified seed products.

Cost of Goods Sold.    Cost of goods sold for the ConAgra Agricultural Products Business was $2,597.5 million in fiscal 2002, compared with $2,532.5 million in fiscal 2001. Gross profit was $349.6 million in fiscal 2002, compared with $368.9 million in fiscal 2001 and gross margin was 11.9% in fiscal 2002 compared with 12.7% in fiscal 2001. Gross profit and gross margin suffered mainly due to lower sales volumes of higher margin products, higher input costs and increased inventory write-offs and markdowns.

Cost of goods sold for the Acquired Businesses were $2,428.2 million in fiscal 2002 compared with $2,401.1 million in fiscal 2001. Gross profit was $342.0 million in fiscal 2002 compared with $370.5 million in fiscal 2001 and gross margin was 12.3% in fiscal 2002 compared with 13.4% in fiscal 2001. Gross profit and gross margin suffered due to lower sales volumes of higher margin products, higher input costs and increased inventory write-offs and markdowns.

Selling, General and Administrative Expenses.    SG&A expenses for the ConAgra Agricultural Products Business increased to $350.0 million in fiscal 2002, from $311.3 million in fiscal 2001. SG&A expenses were 11.9% of net sales during fiscal 2002, compared with 10.7% of net sales during fiscal 2001. The increase in SG&A expenses was driven by higher bad debt expense due to poor credit experience, the impact of the previously described new credit policies and increased labor costs.

SG&A expenses for the Acquired Businesses increased to $335.2 million in fiscal 2002 from $294.4 million in fiscal 2001. SG&A expenses were 12.1% of net sales during fiscal 2002, compared with 10.6% of net sales during fiscal 2001. The increase in SG&A expenses was due to higher bad debt expense due to difficult customer credit conditions and increased labor costs.

Interest Expense. Interest expense increased to $5.4 million in fiscal 2002 from $4.9 million in fiscal 2001, due to increased purchasing activity under a vendor finance program.

Corporate Allocations—Selling, General and Administrative.    Corporate allocations include charges that have been allocated by ConAgra Foods and recorded as an expense for corporate services, including executive, finance, and tax. Expenses incurred by ConAgra Foods and allocated to the ConAgra Agricultural Products Business are determined based on the specific services being provided or are allocated based on ConAgra Foods’ investment in the ConAgra Agricultural Products Business in proportion to ConAgra Foods’ total investment in its subsidiaries. Such expenses are included in allocated selling, general and administrative expenses and are $10.9 million and $11.4 million in fiscal 2002 and 2001, respectively.

Corporate Allocations—Finance Charges.    Corporate allocations also include finance charges that have been allocated by ConAgra Foods based on ConAgra Foods’ investment in the ConAgra Agricultural Products Business in proportion to ConAgra Foods’ total investment in its subsidiaries. ConAgra Foods allocated finance costs of $41.1 million and $60.1 million in fiscal 2002 and 2001 respectively.

Income Taxes.    The effective income tax rate was 36.0% for fiscal 2002, compared with 33.5% for fiscal 2001. The increase in the effect rate was due to the impact of permanent tax differences.

Businesses Not Acquired.    Net sales for the Businesses Not Acquired were $176.9 million in fiscal 2002, compared with $129.7 million in fiscal 2001. Gross profit was $7.6 million in fiscal 2002, compared with a loss of $1.7 million in fiscal 2001. SG&A expenses for the Businesses Not Acquired were $14.8 million in fiscal 2002 compared with $16.9 million in fiscal 2001.

LIQUIDITY AND CAPITAL RESOURCES

Historically, the ConAgra Agricultural Products Business’ sources of cash were primarily cash flows from operations and advances received from ConAgra Foods. As a result of the Transactions, our ongoing operations will require availability of funds to service debt, fund working capital and for capital expenditure requirements. We expect to finance these activities through cash flows from operations and from amounts available under the Amended Credit Facilities, of which we are a guarantor.

ConAgra Agricultural Products Business

Cash flows used in the operating activities of the ConAgra Agricultural Products Business totaled $75.2 million for the first thirty-nine weeks of fiscal 2004, compared with $597.7 million for the same period in fiscal 2003. The decline in cash used in operating activities was due to improved working capital management in fiscal 2004, mainly in accounts receivable and inventory.

Cash flows provided by (used in) operating activities of the ConAgra Agricultural Products Business totaled ($302.3) million, $138.6 million and ($85.3) million in fiscal 2003, 2002 and 2001, respectively. The decrease in fiscal 2003 was primarily due to prepayments to various suppliers for early payment discounts on crop protection chemicals and lower year-end accounts payable to suppliers. This was partially offset by lower inventories and increased earnings. The increase in fiscal 2002 was primarily due to working capital improvements, mainly in accounts receivable and inventories.

Cash flows used in investing activities totaled $6.5 million during the first thirty-nine weeks of fiscal 2004 compared with ($5.5) million during the same period in fiscal 2003. Cash flows used in investing activities totaled $5.6 million, $13.7 million and $18.2 million in fiscal 2003, 2002 and 2001, respectively. Proceeds of $15.1 million were generated from the sales of assets in our Montana animal feed business and two formulating facilities in fiscal 2004. Cash flows used in investing activities primarily represent capital expenditures for property, plant and equipment, which totaled $8.4 million and $6.6 million during the first thirty-nine weeks of fiscal 2004 and 2003, respectively, and $8.0 million, $15.2 million and $27.0 million in fiscal 2003, 2002 and 2001, respectively.

Cash flows provided by financing were $40.2 million during the first thirty-nine weeks of fiscal 2004, compared with $530.5 million during the first thirty-nine weeks of fiscal 2003. Cash flows provided by (used in) financing activities were $263.8 million, ($198.5) million and $136.0 million in fiscal 2003, 2002 and 2001, respectively. Financing activities have historically been primarily limited to investments by and (distributions) to ConAgra Foods, which totaled $27.5 million and $512.7 million during the first thirty-nine weeks of fiscal 2004 and 2003, respectively, and $268.3 million, ($199.1) million and $135.5 million in fiscal 2003, 2002 and 2001 respectively. During the first thirty-nine weeks of fiscal 2004 and 2003, cash flows from financing activities also included increases in bank overdrafts of $12.7 million and $22.3 million, respectively.

Acquired Businesses

Cash flows used in the operating activities of the Acquired Businesses totaled $104.6 million for the first thirty-nine weeks of fiscal 2004, compared with $566.6 million during the same period of fiscal 2003. The decline in cash used in operating activities was due to improved working capital management in the first thirty-nine weeks of fiscal 2004.

Cash flows provided by (used in) operating activities of the Acquired Businesses totaled ($270.6) million, $125.2 million and ($3.1) million in fiscal 2003, 2002 and 2001, respectively. The decrease in fiscal 2003 was primarily due to prepayments to various suppliers for early payment discounts on crop protection chemicals and lower year-end accounts payable to suppliers. This was partially offset by lower inventories and increased earnings. The increase in fiscal 2002 was due to working capital improvements, primarily in accounts receivable and inventories.

Cash flows used in investing activities totaled $6.5 million during the first thirty-nine weeks of fiscal 2004, compared with ($4.2) million during the same period of fiscal 2003. Cash flows used in investing activities totaled $4.0 million, $12.8 million and $13.5 million in fiscal 2003, 2002 and 2001, respectively. Proceeds of $15.1 million were generated from the sales of assets in our Montana animal feed business and two formulating facilities in fiscal 2004. Cash flows used in investing activities primarily represent capital expenditures for property, plant and equipment, which totaled $8.4 million and $5.3 million during the first thirty-nine weeks of fiscal 2004 and 2003, respectively, and $6.4 million, $13.7 million and $23.0 million in fiscal 2003, 2002 and 2001, respectively. Total capital expenditures are expected to be approximately $10 million in fiscal 2005.

Cash flows provided by financing were $69.5 million during the first thirty-nine weeks of fiscal 2004, compared with $488.1 million during the first thirty-nine weeks of fiscal 2003. Cash flows provided by (used in) financing activities were $230.5 million, ($186.0) million and $49.0 million in fiscal 2003, 2002 and 2001, respectively. Financing activities have historically been primarily limited to investments by and (distributions) to ConAgra Foods, which totaled $57.9 million and $476.3 million during the first thirty-nine weeks of fiscal 2004 and 2003, respectively, and $234.9 million, ($186.6) million and $48.5 million in fiscal 2003, 2002 and 2001 respectively. During the first thirty-nine weeks of fiscal 2004 and 2003, cash flows provided by financing activities also included increases in bank overdrafts of $11.6 million and $16.3 million, respectively.

Credit Facilities and Other Long Term Debt

In connection with the Acquisition, United Agri Products entered into the existing five-year $500.0 million asset-based revolving credit facility. The existing revolving credit facility also provides for a $20.0 million revolving credit sub-facility for UAP Canada, a $50.0 million letter of credit sub-facility, a $25.0 million swingline loan sub-facility and a $25.0 million in-season over-advance sub-facility. The interest rates with respect to revolving loans under the existing revolving credit facility are based, at our option, on either the agent’s index rate plus an applicable index margin of 1.50% or upon LIBOR plus an applicable LIBOR margin of 2.75%. The interest rates with respect to in-season overadvances under the existing revolving credit facility are based, at our option, on either the agent’s index rate plus an applicable index margin of 2.75% or upon LIBOR plus an applicable LIBOR margin of 4.00%. These applicable margins are in each case subject to prospective reduction on a quarterly basis (other than the margins on in-season overadvances) if we reduce our ratio of funded debt to EBITDA (on a consolidated basis). Overdue principal, interest and other amounts will bear interest at a rate per annum equal to the rate otherwise applicable thereto plus an additional 2.0%. The obligations under the existing revolving credit facility are (or, in the case of future subsidiaries, will be) guaranteed by UAP Holdings and each of its existing and future direct and indirect U.S. subsidiaries. The obligations under the existing revolving credit facility are secured by a first priority lien on, or security interest in, subject to certain exceptions, substantially all of UAP Holdings’, United Agri Products’ and UAP Canada’s properties and assets and the properties and assets of each of the guarantors. The existing revolving credit facility contains customary representations, warranties and covenants and events of default for the type and nature of the Acquisition and a business such as ours. See “Description of Other Indebtedness” for a more detailed discussion of the terms of the existing revolving credit facility.

On December 16, 2003, United Agri Products issued $225.0 million aggregate principal amount of 8¼% Senior Notes which mature on December 15, 2011. Prior to the closing of this offering, United Agri Products intends to commence a tender offer and consent solicitation with respect to all its outstanding $225.0 million aggregate principal amount of 8¼% Senior Notes. Upon receipt of the requisite consents, we will execute a supplemental indenture with respect to the 8¼% Senior Notes, with effectiveness subject to the consummation of the Tender Offers. See “Prospectus Summary—Tender Offers and Consent Solicitations” for a more detailed discussion of the terms of the tender offer and consent solicitation with respect to the 8¼% Senior Notes and “Description of Other Indebtedness—8¼% Senior Notes” for a more detailed discussion of the terms of the 8¼% Senior Notes.

On January 26, 2004, UAP Holdings issued $125.0 million aggregate principal amount at maturity of 10¾% Senior Discount Notes which mature on July 15, 2012. Prior to the closing of this offering, UAP Holdings intends to commence a tender offer and consent solicitation with respect to all of its outstanding $125.0 million aggregate principal amount at maturity of 10¾% Senior Discount Notes. Upon receipt of the requisite consents, we will execute a supplemental indenture with respect to the 10¾% Senior Discount Notes, with effectiveness subject to the consummation of the Tender Offers. See “Prospectus Summary—Tender Offers and Consent Solicitations” for a more detailed discussion of the terms of the tender offer and consent solicitation with respect to the 10¾% Senior Discount Notes and “Description of Other Indebtedness—10¾% Senior Discount Notes” for a more detailed discussion of the terms of the 10¾% Senior Discount Notes.

OBLIGATIONS AND COMMITMENTS

As part of our ongoing operations, we enter into arrangements that obligate us to make future payments under contracts such as lease agreements, debt agreements and unconditional purchase obligations (i.e., obligations to transfer funds in the future for fixed or minimum quantities of goods or services at fixed or minimum prices, such as “take-or-pay” contracts). We enter into unconditional purchase obligation arrangements in the normal course of business in order to ensure that adequate levels of sourced product are available to us. The following is a summary of our contractual obligations as of November 23, 2003:

	Payments Due by Period
Contractual Obligations	Total	Less than 1 Year	2-3 Years	4-5 Years	After 5 Years
	(in millions)
Long-Term Debt	$—	$—	$—	$—	$—
Lease Obligations	20.6	6.8	8.3	2.5	3.0
Unconditional Purchase Obligations	0.5	0.4	0.1	—	—

Total	$21.1	$7.2	$8.4	$2.5	$3.0

We have excluded from the above table amounts associated with operating leases having remaining noncancelable lease terms of one year or less as well as contractual obligations of the Businesses Not Acquired of $1.1 million. During the first half of fiscal 2004, there were no material changes to our contractual obligations.

The above table also does not include obligations under the existing revolving credit facility, the 8¼% Senior Notes, the 10¾% Senior Discount Notes, or the IDSs or senior subordinated notes offered hereby. As of November 23, 2003, on a pro forma basis after giving effect to the Acquisition and the Transactions, our total indebtedness would have been $         million, of which $         million would have been outstanding under the Amended Credit Facilities and $         million would have consisted of the senior subordinated notes offered hereby. The Amended Credit Facilities are expected to consist of a revolving facility, which has a five-year term, and a new senior secured second lien term loan facility, which has a              year term. The senior subordinated notes will mature in 2014, subject to extension of maturity as described herein.

Additionally, the above table does not include our obligation to pay to ConAgra Foods 50% of rebate payments received by us related to the 2003 and prior crop years. As of the date hereof, we have paid ConAgra Foods $54.0 million pursuant to such obligation. See “Certain Relationships and Related Transactions—The Acquisition—The Stock Purchase Agreement.”

As of November 23, 2003 and February 23, 2003, we had no outstanding commercial commitment arrangements (e.g., guarantees). As of November 23, 2003, on a pro forma basis after giving effect to the Acquisition and the Transactions, our total other commercial commitments (consisting of outstanding letters of credit) would have been $         million.

The 8¼% Senior Notes were issued on December 16, 2003 and the proceeds from such offering were used to repay the entire principal amount, plus accrued interest, incurred in connection with a $175.0 million unsecured senior bridge loan facility. United Agri Products entered into the senior bridge loan facility on November 24, 2003 and used borrowings thereunder to fund, in part, the Acquisition.

We have the ability to incur additional debt, subject to the limitations imposed by the existing revolving credit facility, the indenture governing the 8¼% Senior Notes and the indenture governing the 10¾% Senior Discount Notes. In addition, we will have the ability to incur additional debt after the consummation of this offering, subject to the limitations imposed by the Amended Credit Facilities and the indenture governing the senior subordinated notes. Under the indenture governing the senior subordinated notes, in addition to specified indebtedness, we and our subsidiaries will be able to incur additional indebtedness so long as, on a pro forma basis, our Consolidated Fixed Charge Coverage Ratio (the ratio of Adjusted EBITDA (as defined) to Fixed Charges (as defined)) is 2.0 to 1.0 or greater. Adjusted EBITDA is calculated by making the following adjustments to EBITDA: (1) the elimination of Businesses Not Acquired; (2) the add-back of bad debt expense, before collections from customer accounts previously written-off as bad debts, that exceeds 1% of net sales; (3) the subtraction of collections of customer accounts previously written-off as bad debts; and (4) the add-back of physical inventory adjustments that exceed 0.5% of the cost of goods sold for fertilizer products.

The amount of the Acquired Businesses’ bad debt expense, before collections from customer accounts previously written-off as bad debts, did not exceed 1% of net sales during the thirty-nine week period ended

November 23, 2003, the thirty-nine week period ended November 24, 2002 or fiscal 2003. The amount of the Acquired Businesses’ bad debt expense, before collections from customer accounts previously written-off as bad debts, that exceeded 1% of net sales during fiscal 2002 and fiscal 2001 was $28.5 million and $2.8 million, respectively.

The amount of collections of customer accounts previously written-off as bad debts during the thirty-nine week periods ended November 23, 2003 and November 24, 2002 was $5.3 million and $12.1 million, respectively. The amount of collections of customer accounts previously written-off as bad debts during fiscal 2003, fiscal 2002 and fiscal 2001 was $14.9 million, $1.1 million and $1.3 million, respectively.

The amount of physical inventory adjustments in excess of 0.5% of the cost of goods sold for fertilizer products during the thirty-nine week periods ended November 23, 2003 and November 24, 2002 was ($1.4) million and ($1.1) million, respectively. The amount of physical inventory adjustments that exceeded 0.5% of the cost of goods sold for fertilizer products during fiscal 2003, fiscal 2002 and fiscal 2001 was $1.9 million, $27.2 million and ($0.2) million, respectively.

As a holding company, our investments in our operating subsidiaries, including United Agri Products, constitute substantially all of our operating assets. Consequently, our subsidiaries conduct all of our consolidated operations and own substantially all of our operating assets. Our principal source of the cash required to pay our and our subsidiaries’ obligations and to repay the principal amount of our and our subsidiaries’ obligations, including the senior subordinated notes, is the cash that our subsidiaries generate from their operations and their borrowings under the existing revolving credit facility. Our subsidiaries are separate and distinct legal entities and have no obligations to make funds available to us. The terms of the Amended Credit Facilities will restrict our subsidiaries from paying dividends, making loans or other distributions and otherwise transferring assets to us. Furthermore, our subsidiaries will be permitted under the terms of the Amended Credit Facilities and the indenture governing the senior subordinated notes to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us. We cannot assure you that the agreements governing our current and future indebtedness will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund scheduled interest and principal payments on the senior subordinated notes when due. If we consummate an acquisition, our debt service requirements could increase. We may need to refinance all or a portion of our indebtedness, including the senior subordinated notes on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including the Amended Credit Facilities and the senior subordinated notes, on commercially reasonable terms or at all.

TRADING ACTIVITIES

As of November 23, 2003 and February 23, 2003, we had no outstanding derivative contracts. However, subject to limitations set forth in our debt agreements, including the indenture, we may, in the future, enter into derivative contracts to limit our exposure to changes in interest rates, foreign currency exchange rates and energy prices.

RECENTLY ISSUED ACCOUNTING STANDARDS

In May 2003, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for classification and measurement in the balance sheets for certain financial instruments which possess characteristics of both a liability and equity. Generally, it requires classification of such financial instruments as a liability. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003. For financial instruments in existence prior to May 31, 2003, SFAS No. 150 is effective as of the beginning of fiscal 2005. We do not believe the adoption of SFAS No. 150 will have an impact on our financial statements.

OFF BALANCE SHEET ARRANGEMENTS

In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51 (ARB 51),” which clarifies the consolidation accounting guidance in

ARB 51, “Consolidated Financial Statements,” as it applies to certain entities in which equity investors who do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entities to finance their activities without additional subordinated financial support from other parties. Such entities are known as variable interest entities (VIEs). FIN No. 46 requires that the primary beneficiary of a VIE consolidates the VIE. FIN No. 46 also requires new disclosures for significant relationships with VIEs, whether or not consolidation accounting is used or anticipated. In December 2003, the FASB revised and re-released FIN No. 46 as “FIN No. 46(R).” The provisions of FIN No. 46(R) are effective for periods ending after March 15, 2004. We do not believe the adoption of FIN No. 46(R) will have a material impact on our financial position or results of operations.

All future cash payments required under our noncancelable leasing arrangements having remaining noncancelable lease terms of more than one year are reflected in the “contractual obligations” table above under “—Obligations and Commitments.”

RELATED PARTY TRANSACTIONS

ConAgra Foods’ executive, finance, tax and other corporate departments have historically performed services for the ConAgra Agricultural Products Business, and, pursuant to the Transition Services Agreement described in “Certain Relationships and Related Transactions—Ancillary Agreements,” will continue to perform certain administrative and other services for us. Expenses incurred by ConAgra Foods and allocated to the ConAgra Agricultural Products Business were historically determined based on the specific services that were provided or were allocated based on ConAgra Foods’ investment in the ConAgra Agricultural Products Business in proportion to ConAgra Foods’ total investment in its subsidiaries. In addition, ConAgra Foods charged the ConAgra Agricultural Products Business finance charges on ConAgra Foods’ investment in and advances to the ConAgra Agricultural Products Business. We believe that such expense allocations were reasonable. It is not practical to estimate the expenses that would have been incurred by the ConAgra Agricultural Products Business if it had been operated on a stand-alone basis. Corporate allocations included allocation of selling, administrative and general expenses of approximately $9.3 million and $8.0 million for the thirty-nine weeks ended November 23, 2003 and November 24, 2002, respectively, and $11.1 million, $10.9 million and $11.4 million for fiscal 2003, 2002 and 2001, respectively, and allocated finance charges of approximately $12.6 million and $20.5 million for the thirty-nine weeks ended November 23, 2003 and November 24, 2002, respectively, and $23.1 million, $41.1 million and $60.1 million in fiscal 2003, 2002 and 2001, respectively. Allocated finance charges are presented net of third party finance fee income of $7.3 million and $8.9 million for the thirty-nine weeks ended November 23, 2003 and November 24, 2002, respectively, and $10.8 million, $13.4 million and $13.5 million in fiscal 2003, 2002 and 2001, respectively.

We also have historically entered into transactions in the normal course of business with parties under common ownership of ConAgra Foods. Net sales to related parties were $5.8 million and $20.6 million during the thirty-nine weeks ended November 23, 2003 and November 24, 2002, respectively, and $25.5 million, $33.8 million and $13.4 million in fiscal years 2003, 2002 and 2001, respectively. Gross margins associated with related party net sales were $2.0 million and $1.4 million during the thirty-nine weeks ended November 23, 2003 and November 24, 2002, respectively, and $2.5 million, $2.6 million and $1.5 million in fiscal years 2003, 2002 and 2001, respectively.

MARKET RISK

The principal market risk affecting our business has been exposure to changes in energy prices and, to a lesser extent, foreign currency risks. We are currently exposed to market risks including exposure to changes in energy prices, with respect to which we currently pay market rates. As a result of the Acquisition and the Transactions, we are also and will continue to be subject to interest rate risk. Based upon the amounts outstanding under the existing revolving credit facility, on a pro forma basis after consummation of the Acquisition and the Transactions as of November 23, 2003, a one percentage point change in the assumed weighted average interest rate on such credit facility would change our annual pro forma interest expense by $             million.

BUSINESS

OVERVIEW

We are the largest private distributor of agricultural and non-crop inputs in the United States and Canada. We market a comprehensive line of products including crop protection chemicals, seeds and fertilizers to growers and regional dealers. As part of our product offering, we provide a broad array of value-added services including crop management, biotechnology advisory services, custom blending, inventory management and custom applications of crop inputs. The products and services we offer are critical to growers because they lower the overall cost of crop production and improve crop quality and yield. As a result of our broad scale and scope, we provide leading agricultural input companies with an efficient means to access a highly fragmented customer base of farmers and growers.

As of January 26, 2004, we maintained a comprehensive network of approximately 350 distribution and storage facilities and five formulation and blending plants, strategically located in the major crop-producing areas of the United States and Canada. As of January 26, 2004, our integrated sales network covered over 70,000 active stock keeping units, or SKUs, supported by approximately 1,100 sales people, the majority of whom have technical training in agronomy. This network of facilities, together with our technical expertise, enables us to efficiently process, distribute and store products close to our end-users and to supply our customers on a timely basis during the compressed planting and growing season. In addition, our widespread geographical presence provides a diversified base of sales that helps to insulate our overall business from difficult farming conditions in any one area as a result of poor weather or adverse market conditions for specific crops or regions.

We distribute products manufactured by the world’s leading agricultural input companies, including BASF, Bayer, Dow, DuPont, Monsanto and Syngenta, as well as ConAgra International Fertilizer Company. We believe we are amongst the largest customers of agricultural inputs of these suppliers and have long-standing relationships with these companies. We also distribute products from over 100 other suppliers as well as over 200 of our own proprietary private label products. Our extensive infrastructure is a critical element of our suppliers’ route-to-market, as it enables them to reach a highly fragmented customer base. As of January 26, 2004, we had approximately 70,000 customers, with our ten largest customers accounting for approximately 3% of our net sales in fiscal 2003. Our customers include commercial growers and regional dealers, as well as consumers in non-crop industries. Our significant scale provides our customers with an efficient and cost-effective method of purchasing agricultural and non-crop inputs.

At the end of fiscal 2002, our new management team began to implement several strategic initiatives to increase our operational efficiency. As part of that strategy, we rationalized headcount, enhanced our credit policies and information systems, improved inventory management and closed unprofitable distribution centers. Largely as a result of that strategy, we successfully increased our income before income taxes as a percentage of net sales from 0.1% in fiscal 2001 to 2.4% for the twelve months ended November 23, 2003, while reducing average working capital as a percentage of net sales from approximately 25% in fiscal 2001 to approximately 20% in fiscal 2003, a reduction of $209.2 million. We believe we are well positioned to drive further efficiencies in working capital and further enhance our margins.

UAP was initially formed by ConAgra Foods through a series of acquisitions, beginning in May 1978 with the acquisition of a 49% interest in a group of companies engaged in the domestic distribution of agricultural chemicals. ConAgra Foods purchased the remaining 51% from several remaining stockholders in 1980. In 1983, UAP acquired AgChem, Inc., and in 1985 acquired Cropmate Company Inc. UAP expanded its business into Canada through the 1988 purchase of Pfizer Canada, and in 1991 acquired Donnell Agriculture. After a series of additional acquisitions, on November 24, 2003, ConAgra Foods sold UAP and its related businesses to UAP Holdings. For more information on this transaction see “The Acquisition.”

INDUSTRY OVERVIEW AND TRENDS

The agricultural inputs market in the United States was estimated at $26 billion in 2002 and has experienced relative stability since 1997, as measured by total revenues, according to the most recent available survey by the USDA National Agricultural Statistics Service. Key drivers of the market include: continued population growth; the use of more effective chemicals and fertilizers; stable planted acreage; the trend towards larger and more efficient farms; and the increased use of biotechnology in the production of seeds. The three primary product areas of the market are crop protection chemicals, seeds and fertilizer.

Crop Protection Chemicals.    Crop protection chemicals expenditures in the United States were approximately $8.2 billion in 2002, according to the most recent available survey by the USDA National Agricultural Statistics Service. Since 1997, the volume of crop protection chemicals sold in the United States has increased, but overall revenues have remained essentially flat as lower-priced generic products have replaced higher-priced patented products, according to the same survey. This product area includes: (i) herbicides, which keep weed infestations from depriving crops of plant nutrients and water; (ii) insecticides, which keep insects from damaging crops; and (iii) fungicides, which guard against plant diseases.

Seeds.    Seed expenditures in the United States were approximately $8.4 billion in 2002, according to the most recent available survey by the USDA National Agricultural Statistics Service. The seed market in the United States has experienced significant growth since 1997, according to the same survey, driven primarily by increased pricing as a result of improvements in seed technology. In particular, biological “traits” are becoming genetically engineered into seeds, thus reducing the need for chemical treatment of crops. These traits include providing a plant with the ability to resist pests without a chemical application and the ability of a plant to selectively resist herbicides. These technological improvements, together with the availability of more productive seed hybrids, have resulted in higher crop yields.

Fertilizer.    Fertilizer expenditures in the United States were approximately $9.5 billion in 2002, according to the most recent available survey by the USDA National Agricultural Statistics Service. Since 1997, the volume of fertilizer sold in the United States has increased, but overall revenues have remained essentially flat, due largely to falling prices as a result of overproduction, according to the same survey. Fertilizers are added to soil to replace or supplement one or more deficient nutrients necessary for plant growth. Nearly all commercial crops grown in the United States and Canada today are produced with the use of a commercial fertilizer, as modern crop varieties and higher yields cannot be sustained by other methods.

Agricultural input manufacturers vary by product category and include major international chemical, fertilizer and seed companies such as Agrium, Bayer Crop Science, ConAgra International Fertilizer Company, Dow AgroScience, DuPont, IMC, Monsanto, PCS and Syngenta. Agricultural input distributors represent the main route-to-market for crop protection chemicals and fertilizer products, and fill a critical need in the U.S. and Canadian agricultural inputs market by allowing suppliers to economically access a highly fragmented customer base of approximately 2 million growers, dealers and non-crop customers. In addition, we believe that both suppliers and customers value the supplementary services that distributors provide, including inventory management, extension of credit, provision of equipment for the application of agricultural products, custom blending and crop management consulting.

The primary channel for seed distribution has historically been through “grower dealers” who distribute seeds within an area around their farms. We believe the trend in seed sales is migrating towards agricultural distributors who have the technical knowledge and ability to bundle seed sales with complementary chemical products.

Grower-owned co-operatives constitute a significant portion of the agricultural inputs distribution industry, including two of the six largest retailers. The market has consolidated significantly over the last ten years. We believe, based on independent consulting work which we sponsored, that in 2002 the largest six retailers accounted for over 50% of sales by the largest 100 retailers in our industry measured by sales. Consolidation in our industry has been driven by a number of factors, including: increased average farm size; consolidation of suppliers; increasing demand for sales people with high levels of technical expertise; poor performance of co-operatives; overcapacity in the industry; and the need for sufficient scale to realize strong relationships with suppliers. We believe that these trends will continue and will result in greater demands being placed on agricultural input distribution companies. Based on independent consulting work which we sponsored, we believe that independent national distributors (i.e., non-cooperatives) increased their retail market share amongst the largest 100 retailers measured by sales from 37% in 1998 to 42% in 2002, and that larger companies, such as UAP, will continue to increase their competitive advantage over businesses with fewer resources.

OUR COMPETITIVE STRENGTHS

We believe our leading market positions, operating model focused on free cash flow, extensive distribution network, strong supplier relationships, diversified product offering and proven and incentivized management team will allow us to increase our net sales, market share and profitability.

Leading Market Positions

We are the largest private distributor of agricultural input products in major crop-producing regions throughout the United States and Canada. We believe that our emphasis on selling a full range of quality products and consistently providing high quality service has enabled us to achieve our leading market shares. We believe, based on independent consulting work which we sponsored, that we hold the number one market position, based on net retail sales of the largest 100 retailers measured by sales, in each of the core product categories in which we compete:

Category	Key Products	Market Position	2002 Retail Market Share
Crop Protection Chemicals	Fungicides, Insecticides and Pesticides	#1	18%
Seeds	Seed and Seed Treatment	#1	16%
Fertilizers	Plant Nutrition	#1	10%

We believe our leading market shares strengthen our position with our suppliers and enhance our ability to increase sales to existing customers and attract new customers. We believe our scale provides us with several benefits, including: (i) volume purchasing and increased shelf space resulting in additional incentives from our suppliers; (ii) operating efficiencies from leveraging our fixed costs; and (iii) the ability to invest in our infrastructure in a cost-effective manner, including information technology systems. In fiscal 2003, we had net sales of $2.5 billion, including net sales of crop protection chemicals of $1.7 billion, net sales of seeds of $270.8 million and net sales of fertilizer of $510.6 million. In addition, our leading local presence in the markets we serve further benefits us because it allows us to attract and retain sales people and customers while controlling our risk through geographic diversity.

Operating Model Focused on Free Cash Flow

We believe that our operating model generates significant free cash flow as a result of our variable cost structure, low capital expenditure requirements and efficient working capital management. Our capital expenditures have averaged less than 1% of net sales over the past three fiscal years. Largely as a result of operational initiatives implemented during fiscal 2002 and fiscal 2003, our income before income taxes as a percentage of net sales from 0.1% in fiscal 2001 to 2.4% for the twelve months ended November 23, 2003. Our average working capital has been reduced from approximately 25% of net sales in fiscal 2001 to approximately 20% of net sales in fiscal 2003, a reduction of $209.2 million. We believe that our continued focus on cost reductions and working capital management will allow us to continue to generate strong free cash flow.

Extensive Distribution Network

As of January 26, 2004, we operated a broad network of approximately 350 retail and wholesale farm distribution and storage facilities and five formulation facilities, strategically located in major crop producing regions. As of January 26, 2004, we had a sales presence in 49 of the 50 states of the United States, and nine of the 13 Canadian provinces, and our geographic diversity helps us to mitigate poor weather patterns or economic volatility in any one region and our exposure to any one crop. We operate an integrated system of distribution warehouses and, as of January 26, 2004, employed approximately 1,100 sales people across the United States and Canada. Our network enables us to provide customers with a broad range of products and reliable service. Our sales people, the majority of whom have technical training in agronomy, possess an in-depth knowledge of the industry and have established long-term relationships with their customers. As residents of the areas in which we operate, our sales people are an integrated part of the community and understand the region-specific needs of their customers. We believe that our approach has helped us to form strong relationships with customers at the local level and has enabled us to generate revenues per retail outlet of $5.1 million versus $3.4 million on average among the largest 100 retailers in 2002 as measured by sales, based on independent consulting work which we sponsored.

Strong Supplier Relationships

We purchase products from over 100 suppliers, including some of the largest chemical, seed and fertilizer companies in the world. We have strong long-term relationships with our suppliers, and our relationships with our ten largest suppliers date back to the original acquisition of UAP by ConAgra Foods in 1978. We are a critical part of our suppliers’ route-to-market because we are able to help them access a highly fragmented customer base. We believe we are one of the largest customers of agricultural inputs of our seven largest suppliers, and our purchasing scale provides us with a competitive advantage relative to smaller businesses. We believe that our strategic relationships with our suppliers provide us with reliable access to inventory, volume purchasing benefits and the ability to deliver a diverse product offering on a cost-effective basis.

Diversified Product Offering

We provide our customers with a comprehensive offering of agricultural inputs, comprised of over 70,000 active SKUs as of January 26, 2004 consisting of a broad variety of crop protection chemicals, seeds, and fertilizers, with no single brand accounting for more than 5% of our net sales in fiscal 2003. We offer a full line of branded products such as CleanCrop, ACA, Savage, Shotgun, Signature and Dyna-Gro, in areas such as plant nutrition, seed treatment, crop protection, adjuvants and seed. The breadth and diversity of our products and services allows us to act as a “one-stop-shop” that is tailored to meet the region-specific needs of our customers.

In addition, we are the largest independent distributor of agricultural seed products in the United States and Canada, and we believe we are well positioned to benefit from the expected future growth of this market. We believe the trend in seed distribution is migrating towards using agricultural distributors such as ourselves, as this allows formulators supplying bio-engineered seeds with complementary chemical products to reach the market.

Proven and Incentivized Management Team

Our senior management team has an average of over 18 years of experience in the agricultural inputs industry. Kenny Cordell joined the company in 2001 and served as President and Chief Operating Officer from February 2002 until December 2003, when he was promoted to Chief Executive Officer of United Agri Products. Our current senior management team has been responsible for developing our recent business strategy, including store rationalization, enhanced credit policies and an increased focus on working capital management, which has resulted in operational improvements and margin expansion. Largely as a result of initiatives implemented by our management team during fiscal 2002 and fiscal 2003, we successfully increased our margins and reduced working capital. After giving effect to this offering, our management will own approximately     % of our common stock on a fully diluted basis, a portion of which is subject to time and performance vesting criteria. See “Security Ownership of Certain Beneficial Owners and Management.”

OUR STRATEGY

Our financial and operational success has largely been driven by providing customers with high quality products at competitive prices, supported by consistent and reliable service and expertise. We will continue to seek to improve margins and reduce working capital through the principal strategies outlined below.

Target Continued Margin Enhancement and Working Capital Management

We believe we are well positioned to achieve further margin enhancements and reductions in working capital through the continued implementation of our cost saving initiatives. We intend to monitor performance regularly through detailed management reporting on productivity, profitability, inventory flow and return on assets. At a company-wide level, our senior management will continue to:

•	focus on our credit policies in order to seek to maximize our profitability;

•	optimize our product mix through increased centralized pricing controls;

•	improve company-wide performance through the dissemination of best practices;

•	optimize procurement through increased centralized purchasing controls;

•	rationalize our infrastructure by closing or selling unprofitable facilities;

•	reduce our investment in working capital through the use of enhanced management information systems; and

•	reduce selling, general and administrative expenses through centralization efforts in our formulation operations and administration.

In August 2002, management initiated a monthly scorecard of key performance indicators linked to the management incentive plan, to drive return-based financial performance within regions of our company. In addition, our management has centralized credit and procurement functions to better coordinate various working capital initiatives and has adopted a discounted cash flow approach to capital investments.

Expanded Presence in Seeds, Branded and Non-Crop Products

Seed.    We increased net sales of our seed products from $196.2 million in fiscal 2001 to $270.8 in fiscal 2003, and believe that there is the potential for significant further growth in this area. We believe that seed varieties that have been enhanced through biotechnology will serve as a platform for growth due to the increased value-added nature of their sale to the customer, coupled with an increased need for ancillary services when compared with sales of conventional products. In addition, advancements in seed varieties and technologies have increased our customers’ needs for real-time information and access to the genetic varieties in branded and non-branded lines, which we believe benefits larger suppliers such as UAP. We intend to leverage our growth in this business through: (i) advanced technical training for our sales personnel; (ii) hiring and strategically placing experienced sales people; (iii) incentivizing our sales organization with seed-specific performance goals and incorporating specific targets for individual sales people in their respective performance management plans; (iv) nurturing our relationships with seed suppliers; and (v) continuing to focus the resources of our management and sales force in our seed distribution infrastructure.

As part of our strategy, we will focus on increasing our sales of our Dyna-Gro brand of proprietary seed products as part of our effort to increase overall seed sales. We believe that Dyna-Gro is recognized in the marketplace for its high quality and yield, and we currently market Dyna-Gro in corn, soybeans, sorghum and alfalfa, as well as other minor crops. The margin contribution to us for our Dyna-Gro brand is higher than that of a commodity brand because we use internal resources to source and market it.

Proprietary Branded Products.    We intend to focus on increasing sales of our proprietary branded products, which provide value-added features to benefit customers and higher margins to us as compared with other products we sell for third parties. Increased sales of our proprietary branded products have contributed to our margin improvement from fiscal 2001 through fiscal 2003, largely as a result of providing enhanced formulations and tailoring the products to fit growers’ needs in specific regions, including unique dry herbicide formulations and specialized Nortrace brand micronutrients and Dyna-Gro seed. We seek to further improve our product mix through internal development and close cooperation with our major suppliers, and plan to introduce five new proprietary products during the fourth quarter of fiscal 2004.

Non-Crop.    We also distribute agricultural chemicals, seed and fertilizers for many non-agricultural markets, and are the only distributor in our markets with a presence in the three major non-crop market product areas of turf and ornamental (golf courses, resorts, nurseries and greenhouses), pest control operators and right-of-way vegetation management. This non-crop business has a distinctly different customer base from the agricultural markets, and requires different service levels and locations closer to suburban or leisure centers. We believe that many non-crop markets are experiencing natural growth with general demographic trends. For example, as population growth expands in the Southern United States, we expect increased opportunities for sales to pest control operators. As leisure spending increases, we expect increased opportunities for sales to turf, golf course, resort and nursery businesses. The non-crop market is an important strategic growth area for UAP, and as such we are focused on expansion of our current non-crop business through small acquisitions, increased sales of branded products, introduction of new branded products and improving operational performance through consolidation.

Leverage our Scale

We believe that our scale and extensive network of distribution facilities provides us with competitive advantages over smaller regional competitors, including an enhanced competitive position with our suppliers, the ability to leverage our fixed costs and the ability to attract and retain a strong management team and sales force. We intend to capitalize on these advantages by continuing to: (i) strengthen our relationships with our suppliers in order to maintain a diversified product offering and capture higher levels of incentives; (ii) cost-effectively invest in information systems to ensure efficient inventory management; and (iii) provide high levels of value-added services to our customers by maintaining an experienced and well-trained sales force. We believe this provides us with a strong platform for continued growth and profitability.

BUSINESS OPERATIONS

We operate our business through two primary divisions: Distribution and Products. The Distribution Division, which accounted for approximately 80% of our net sales in fiscal 2003, purchases agricultural input products from third parties and resells these products, together with our own proprietary private label products, to growers and regional dealers. As of January 26, 2004, the Distribution Division maintained a network of approximately 350 facilities throughout the United States and Canada. The Products Division, which, together with our non-crop Distribution Business, accounted for approximately 20% of our net sales in fiscal 2003, formulates our proprietary products and provides blending and formulation services for the private label brands of our suppliers. As of January 26, 2004, the Products Division consisted of five blending and formulation facilities that produce crop protection chemicals, seeds and fertilizers. The proprietary products formulated by the Products Division are sold to our customers through the distribution network of our Distribution Division.

Distribution Division

As of January 26, 2004 we had an extensive distribution infrastructure of over 350 facilities, consisting of retail distribution centers, bulk storage, granulation, blending and seed treatment plants, as well as an integrated network of distribution storage terminals and warehouses. We believe our infrastructure, including chemical and seed warehouses, bulk storage for crop protection chemicals and fertilizer loading equipment, delivery vehicles, nurse tanks, trailers and application equipment provides us with a significant competitive advantage over smaller, regional competitors and deters new entrants into this capital intensive market. Our facilities are strategically located throughout the major crop producing regions in the United States and Canada. We believe this market presence provides a number of competitive advantages, including:

•	allowing us to act as a supplier to the country’s largest purchasers of crop production inputs;

•	providing us with the opportunity to distribute products for the leading agricultural input producers; and

•	providing market diversity that helps to insulate our overall business from difficult farming conditions as a result of poor weather in any one particular market or adverse market conditions for a specific crop.

We have instituted central management controls and utilize our logistical expertise and sophisticated information technology systems to manage our extensive businesses and facilities network. We understand the importance of flexibility at the local level to adapt to local conditions. We aim to achieve the proper balance of central control and direction with local flexibility by utilizing team management and appropriate incentive programs.

We operate distribution centers serving both wholesalers and individual growers, and are one of the largest retailers of crop production inputs to growers in North America. Retail centers typically service growers within a 10 to 50 mile radius of their locations. We operate retail centers in each major crop producing region of the United States and Canada. Our distribution network, though centrally organized, is internally divided by region. The following table identifies these various regions, the states served (subject to occasional overlap), the major crops serviced, the approximate number of employees (including hourly and temporary employees) and the total sales for each such region for fiscal 2003:

Region	States/Provinces Served	Major Crops Serviced	Employees	Fiscal 2003 Net Sales (dollars in millions)
Coastal	AZ, CA, CT, DE, FL, GA, HI, MA, MD, ME, NC, NH, NJ, NV, NY, OR, PA, RI, SC, VA, VT, WA, WV	Tree fruits, nuts, vines, vegetables, rice, cotton, alfalfa, corn, peanuts, wheat and tobacco	940	$821.1

Southern	AL, AR, IA, KY, LA, MS, OK, TN, TX	Cotton, soybeans, rice, peanuts and corn	631	$528.9

Northern	CO, IA, ID, IL, IN, KS, MI, MN, MO, MT, ND, NE, OH, SD, UT, WI, WY	Corn, soybeans, wheat, sorghum, sunflowers, corn, potatoes and sugarbeets	1,362	$1,020.6

Canada	AB, BC, MN, NB, NS, ON, PEI, QU, SK	Tree fruits, vegetables, soybeans, corn, wheat, canola and tobacco	122	$123.9

We sell a complete line of products and services to growers through our distribution facilities, with each site tailoring its product offering to the specific needs of the growers in its service area. Our product offering, coupled with the advice of our sales professionals, provides our customers with a “one-stop shop” for all their agricultural inputs needs.

Crop Protection Chemicals.    Crop protection chemicals represent a significant portion of our business, accounting for approximately 66% of fiscal 2003 net sales. We distribute a full range of crop protection chemicals through our distribution locations, including herbicides, insecticides and fungicides, adjuvants and surfactants. We also provide a variety of services related to the application of crop protection chemicals. Within crop protection chemicals, we have experienced a trend towards bundling chemicals products with complementary seed products, as a result of advances in seed technology.

Seed.    We have placed an emphasis on new seed technology and provide a complete range of seed and seed treatments to growers through our distribution centers. Increasingly, our seed products are prepared by leading seed companies, and sold both under their brand names and our private labels (for example, Dyna-Gro). For example, we were one of the first companies to distribute Roundup Ready soybean and cotton seeds and technology for Monsanto in the United States. Roundup is a popular crop protection product, and Roundup Ready enables soybeans and cotton plants to be Roundup tolerant. We believe that seed technology based on genetic engineering is an important growth area for agriculture.

Fertilizer.    We distribute a full range of fertilizer products through our distribution centers, including nitrogen, potassium and phosphorous, and various micronutrients such as iron, boron and calcium. We also provide fertilizer application services, as well as customized fertilizer blending for the specific needs of individual growers.

Services.    In addition to selling traditional crop production inputs, our distribution centers provide agronomic services to growers. These services range from the traditional custom blending and application of crop nutrients to meet the needs of individual growers, to more sophisticated and technologically advanced services on a fee basis such as soil sampling, pest level monitoring and yield monitoring using global position systems satellite grids and satellite-linked variable rate spreaders and applicators to take advantage of the data.

Non-Crop.    We also distribute agricultural chemicals, seed and fertilizers for many non-agricultural markets, such as turf and ornamental (golf courses, resorts, nurseries and greenhouses), pest control operators and right-of-way vegetation management. This non-crop business has a distinctly different customer base from the agricultural markets, and requires different service levels and locations closer to suburban or leisure centers. We believe that many non-crop markets are experiencing natural growth with general demographic trends. For example, as population growth expands in the Southern U.S., we expect increased opportunities for sales to pest control operators. As leisure spending increases in the U.S., we expect increased opportunities for sales to turf, golf course, resort and nursery businesses. We are the only distributor in our markets with a presence in the three major non-crop market product areas of turf and ornamental, pest control operators and right-of-way vegetation management, and as such it is an important strategic growth area for UAP. We are focused on expansion of our current structure through small acquisitions, increased sales of branded products, introduction of new branded products and improving operational performance through consolidation.

Products Division

The Products Division consists of our formulating, blending and packaging operations. Our marketing group works closely with the Products Division to drive its portfolio management, sales activities, advertising and technical service. We operate five formulation facilities throughout the U.S. that produce our proprietary branded products as well as private label products from third parties. Typically, these private label products were developed independently by us or in cooperation with our leading suppliers. We generally distribute the products formulated by our Products Division through our Distribution Division.

As of January 26, 2004, we had approximately 200 proprietary branded products. We have a broad product offering of proprietary brands in each of our segments. Some of our key proprietary branded products in each of our segments are listed in the table below.

Segment	Key Proprietary Branded Products
Crop Protection Chemicals/Adjuvants	Savage, Shotgun, Salvo, Strategy, Amplify, LI 700, Choice, Weather Guard, Liberate

Seed and Seed Treatments	Dyna-Gro, DynaStart, So-Fast

Fertilizers	ACA, Awaken, Nortrace

Non-Crop	Signature, Bisect

Our proprietary brands allow us to enhance our product offering and provide formulations designed to meet the needs of growers in each region that we serve. As a result, we are able to obtain a higher contribution margin from our proprietary branded products than from commodity brands we distribute from other suppliers. We believe our proprietary branded products represent a significant value for our customers and help increase the overall value of our suppliers’ products. Many of our proprietary branded products are patented in the U.S. or Canada.

The Products Division also provides formulating, blending and packaging services for third parties, primarily our major suppliers such as BASF, Bayer, Dow, DuPont, Monsanto and Syngenta. This relationship with our suppliers allows us to leverage our fixed costs and increase plant efficiencies. In addition, by working in such an integrated manner with our suppliers, we are able to remain at the forefront of the newest product technology and market offerings.

As a result of the management initiatives implemented at the end of fiscal 2002, we have streamlined our product offering, focused our resources on driving sales of the most profitable brands within each product segment, and reduced our cost structure. For example, we closed two formulation plants during the current fiscal year as part of these initiatives. With our major initiatives substantially complete and an efficient operating platform in place, we intend to focus on increasing sales and margins in our Products Division by continued enhancement of our product mix and increased offerings in each product segment. New product offerings will be generated through internal development and continued cooperation with our major suppliers.

INTELLECTUAL PROPERTY

We use a wide array of technological and proprietary processes to enhance our crop protection, seed and fertilizer inputs and product development programs. We believe these technologies and proprietary processes enable us to create novel product concepts and reduce time to market. In certain circumstances, we file for patents on technology that we believe is patentable. As of January 26, 2004 we held hold approximately 200 trademarks (pending or registered) in the United States either directly or through one of our subsidiaries. These trademarks pertain to products formulated and distributed by us, including pesticides, herbicides, fertilizers and feed. As of January 26, 2004 United Agri Products Canada Inc., one of our subsidiaries, held approximately 60 trademarks (pending or registered) either directly or through one of its subsidiaries. These trademarks pertain to products formulated and distributed by us, including pesticides, herbicides, fungicides and fertilizers. In addition, we and our subsidiaries possess contractual rights to certain trademarks held by third parties through arrangements with certain of our suppliers and distributors, including licenses to use trademarks owned by Dow AgroSciences, DuPont, FMC, Monsanto, Valent and Gowan.

Intellectual property rights help protect our products and technologies from use by competitors and others. In addition to trademarks, intellectual property rights of importance to us include trade secrets, confidential statements of formulation and other proprietary manufacturing information. We use nondisclosure agreements to protect our proprietary and confidential information. Such nondisclosure agreements specifically address the confidential information disclosed and concern the protection of our intellectual property. The objectives of the trade secret policy are to prevent disclosure of sensitive information and to protect our legal interests if our trade secrets are appropriated. We will continue to aggressively prosecute and enforce all of our intellectual property rights.

SEASONALITY

Our and our customers’ businesses are seasonal, based upon the planting, growing and harvesting cycles. During fiscal 2002 and 2003, at least 75% of our net sales occurred during the first and second fiscal quarters of each year because of the condensed nature of the planting season. As a result of the seasonality of sales, we experience significant fluctuations in our revenues, income and net working capital levels. However, our integrated network of formulation and blending, distribution and warehousing facilities and technical expertise allows us to efficiently process, distribute and store product close to our end-users and to supply our customers on a timely basis during the compressed planting and growing season. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

PRODUCTS

The following table shows the percentage of our net sales by product line for the thirty-nine week period ended November 23, 2003 and for the 2001, 2002 and 2003 fiscal years, respectively:

	Year ended February 25, 2001	Year ended February 24, 2002	Year ended February 23, 2003	Thirty-Nine Week Period ended November 23, 2003
	(as a percentage of net sales)
Crop Protection Chemicals	73.3%	65.9%	65.7%	64.9%
Fertilizer	16.9%	21.0%	20.2%	20.7%
Seed	7.1%	10.2%	10.7%	10.9%
Other	2.7%	2.9%	3.4%	3.5%

Total	100.0%	100.0%	100.0%	100.0%

In fiscal 2003, our top ten products accounted for approximately 15% of net sales.

COMPETITION

The market for the distribution of crop protection chemicals, seeds, fertilizers and agronomic services is highly competitive. In each of our local markets, we typically compete with two or three other distributors. These distributors include agricultural cooperatives, multinational corporation-owned distribution outlets and other independent distribution companies. Agricultural cooperatives are operated for the benefit of their member growers and include companies such as Agriliance, LLC and Growmark, Inc. Multinational corporation-owned distribution outlets include companies such as Helena Chemical Company (a subsidiary of Marubeni Corporation), and other independent distributors such as Royster-Clark, Inc. Our market has experienced significant consolidation over the past several years as the number of outlets has declined from approximately 12,500 in 1995 to 9,500 in 2001. Based on independent consulting work which we sponsored, we believe that independent national distributors increased their retail market share amongst the top 100 retailers in sales from 37% in 1998 to 42% in 2002, and that larger companies, such as UAP, will continue to increase their competitive advantage over businesses with fewer resources. We generally compete with other distributors on the basis of breadth of product offering, ability to provide “one-stop shopping” with customized local products and services, our salesforce’s knowledge of and relationships with our customers, and price. We believe that we compete successfully in each of these areas.

SALES ON CREDIT, EXTENSIONS OF CREDIT AND ACCOUNTS RECEIVABLE

A significant portion of our sales to growers and independent retailers are made through the use of credit incentives and programs. Typically, we sell products on cash or credit terms, with credit terms ranging from 30 days to crop terms, which typically require payments in December. Many accounts accrue service or finance charges. The interest rate on such charges varies by state, subject to maximum allowable interest under the particular state’s laws. As of November 23, 2003, our aggregate accounts receivable, most of which constituted extensions of credit to trade customers, totaled $487.1 million.

We have a dedicated and focused credit department, responsible for all our credit and risk management, and our centralized credit and procurement functions are responsible for coordinating various working capital initiatives. Our credit department is also responsible for establishing credit terms and credit limits, compiling data and generating reports to monitor collections and reserves for bad debt, monitoring progress of credit related initiatives, assuring data integrity and distributing relevant reports to the field credit managers. Beginning in the latter half of fiscal 2002, our new management team, including a new Senior Vice President of Credit, implemented more disciplined and sophisticated credit and collections policies and procedures as part of an effort to increase our operational efficiency. These new credit policies and procedures included detailed computerized analysis of a particular customer’s credit prior to the sale, routine monitoring of customer credit limits, systematic inactivation of non-conforming accounts and hiring a dedicated staff of collections specialists.

MANAGEMENT INFORMATION SYSTEMS

Our finance, credit and information technology departments are responsible for all of our financial reporting, information technology and systems, treasury and cash management, financial analysis and budgeting, state tax filings, and credit and risk management.

In addition, our finance and credit departments perform financial modeling and analysis, due diligence and contract negotiations for acquisitions. Our credit department also establishes credit terms and credit limits, compiles data and generates reports to monitor collections, reserves for bad debt, and progress of credit related initiatives, and to assure data integrity and distribute relevant reports to the field credit managers. Our finance department is currently consolidating from its six current locations to two locations in Greeley, Colorado and Tampa, Florida.

We have point-of-sale computer systems at our locations which provide daily reports, including sales and profitability data, credit information and working capital data. We use these systems to provide data for inventory control, credit controls, budgeting, forecasting and working capital management requirements.

RAW MATERIALS AND SUPPLIES

We purchase our crop protection products and seed primarily from the world’s leading agrochemical companies. We have contracts with each of BASF, Bayer Crop Science, Dow AgroSciences, DuPont Nemours, Monsanto, Syngenta and other prominent suppliers in the industry. We act as a leading distributor of crop protection products for major agricultural chemical companies, purchasing crop protection products at the chemical companies’ distributor price and receiving a cash rebate based on volume and type of product. The cash rebate is typically paid near the end of the calendar year, but may be advanced monthly with the balance paid at year-end. Such rebate programs may be published programs, in which case rebates are calculated similarly among all buyers, or unpublished programs, in which case rebates are structured solely according to our business.

Historically we have purchased, and will continue to purchase, our fertilizer primarily from ConAgra International Fertilizer Company, an affiliate of ConAgra Foods, and one of the largest U.S. marketers of fertilizer. In connection with the Acquisition, we entered into a five-year fertilizer supply agreement with ConAgra International Fertilizer Company. Our agreement with ConAgra International Fertilizer Company enables us to buy fertilizer from U.S. or international sources, depending on where we can get the best prices. See “Certain Relationships and Related Transactions—Ancillary Agreements.”

EMPLOYEES AND LABOR RELATIONS

As of January 26, 2004 we employed approximately 3,100 non-unionized and salaried employees, approximately 95 unionized employees and approximately 200 temporary employees to meet our seasonal needs. We believe we have good relations with our employees. All our unionized employees work at the Platte Chemical Company facility in Greenville, Mississippi and are all subject to a collective bargaining agreement. This collective bargaining agreement is scheduled to expire in August 2004, but is subject to automatic renewals for additional year-long periods unless otherwise terminated. We have not had any work stoppages in the past five years.

In connection with the Acquisition, UAP Holdings entered into retention agreements with ten of our top executives. Each of these executives was granted restricted units in UAP Holdings pursuant to these retention agreements. In addition, UAP Holdings issued these same employees stock options that vest in three separate tranches and are subject to UAP Holdings’ 2003 stock option plan. See “Management.”

PROPERTIES

Our properties are located in the major crop-producing regions of the United States and Canada. We are headquartered in Greeley, Colorado and have five formulation facilities located throughout the United States.

Location	Owned/Leased	Building(s) Square Footage	Formulating Square Footage	Function
Greeley, Colorado	Leased	47,753	N/A	Headquarters
Greeley, Colorado	Owned	70,000	10,000	Formulating
Fremont, Nebraska	Owned	84,500	28,000	Formulating
Greenville, Mississippi	Owned	292,400	100,900	Formulating
Caldwell, Idaho	Owned	29,000	8,000	Formulating
Billings, Montana	Owned	58,225	9,000	Formulating

In addition, as of January 26, 2004, we owned or leased 393 properties that are used to maintain inventory and distribute and sell our products to our customers. We determine the number of distribution and storage facilities as those managed by a single location manager. Because there may be more than one property that we own or lease managed by a location manager, our approximately 350 distribution and storage facilities are less than the total number of leased and owned properties. We also utilize other miscellaneous facilities in our distribution business. We operate these properties through our four primary geographic regions, which are further divided into fifteen sub-regions, as noted below:

Region	Sub-region	States Served	Owned	Leased	Total
Coastal	Carolinas	NC, SC, VA	3	12	15
	Florida	FL	1	16	17
	Northeast	CT, DE, MA, MD, ME, NH, NJ, NY, PA, RI, VT, WV	4	24	28
	West	AZ, CA, NV	5	14	19

Northern	Great Lakes	MI, OH, WI	16	17	33
	Midwest	IA, MN	21	26	47
	Northern Plains	MT, ND, SD	16	8	24
	Northwest	HI, ID, OR, UT, WA	5	16	21
	Pueblo	CO, KS, NE, WY	9	6	15
	Richter	MO, IL, IN	28	20	48

Southern	Delta	LA, MS	8	30	38
	Midsouth	AR, KY, TN	7	23	30
	Southeast	AL, GA	3	11	14
	Southwest	NM, OK, TX	8	17	25

Canada	—	—	5	13	18

Administrative	—	CO	0	1	1

TOTAL			139	254	393

Mortgages on 36 of our owned properties secure our obligations under the Amended Credit Facilities. See “Description of Other Indebtedness.”

ENVIRONMENTAL MATTERS

Our facilities and operations must comply with a wide variety of federal, state and local environmental laws, regulations and ordinances, including those related to air emissions, water discharges and chemical and hazardous waste management and disposal. Our operations are regulated at the federal level under the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Occupational Safety and Health Act, and at the state level under analogous state laws and regulations. Our operations also are governed by laws relating to workplace safety and worker health and safety, primarily the rules of the Occupational Safety and Health Administration and the United States Department of Transportation. Non-compliance with these environmental, health and safety laws can result in significant fines or penalties or restrictions on our ability to sell or transport products. We manage these regulatory risks by employing a staff of highly trained professionals, by performing periodic compliance audits, and by participating in industry stewardship initiatives. We believe that our operations are in compliance in all material respects with current requirements under environmental laws and employee safety laws, except for matters that are not expected to have a material adverse effect on our business, financial conditions, results of operations or liquidity.

Environmental laws may hold current owners or operators of land or businesses liable for their own and for previous owners’ or operators’ releases of hazardous or toxic substances, materials or wastes, pollutants or contaminants, including petroleum and petroleum products. Because of our operations, the history of industrial or commercial uses at some of our facilities, the operations of predecessor owners or operators of some of the businesses, and the use, production and release of hazardous substances at these sites, we are affected by the liability provisions of environmental laws. Many of our facilities have experienced some level of regulatory scrutiny in the past and are or may be subject to further regulatory inspections, future requests for investigation or liability for hazardous substance management practices.

From time to time, we incur expenses in connection with remediation of hazardous substances, including nitrates, phosphorous and pesticides in soils and/or groundwater at our current and former facilities. Much of this work is conducted on a voluntary basis under state law, which provides for reimbursement of expenses by state agricultural funds. In addition, we are engaged in corrective action under the Resource Conservation and Recovery Act at our facilities in Billings, Montana and Garden City, Kansas, and our former facility in Nichols, Iowa. We have also removed or closed underground storage tanks from some of our facilities and, in some instances, are responding to historic releases at these locations. In total, both voluntary and government ordered cleanups of releases of hazardous substances are planned or being performed at approximately 24 sites. Without consideration of third-party contributions, the cost of these on-going and potential response actions is not expected to have a material adverse effect on our business, financial condition, results of operations or liquidity.

In some cases, third parties (including government reimbursement funds and insurers) may contribute to the costs of cleanup at these sites. ConAgra has agreed to provide us with a partial reimbursement of costs that we may incur in the future relating to any cleanup requirements arising out of pre-closing environmental conditions at our Greenville, Mississippi facility. On October 14, 2002, December 23, 2002 and December 31, 2002, three separate lawsuits were filed in the Circuit Court of Washington County, Mississippi against our subsidiary, Platte Chemical Company (“Platte”), and certain former employees of Platte, relating to alleged releases from Platte’s Greenville, Mississippi facility. The plaintiffs in such suits are seeking compensation for alleged personal injury and property damage. In connection with the Acquisition, ConAgra agreed to partially reimburse us, subject to a cap, for fees and expenses we incur in connection with such lawsuits. Subsequent to November 23, 2003, another lawsuit not covered by the ConAgra cost sharing agreement was filed in the Circuit Court of Washington County, Mississippi against us and Apollo, which lawsuit relates to the same alleged releases from the Greenville, Mississippi facility. In January 2004, the plaintiffs requested permission from the court to amend their first three complaints to include United Agri Products, UAP Holdings, Apollo and various other Apollo entities as defendants. The plaintiffs’ request to amend the complaints was denied by the court. While the Greenville litigations are at an early stage, based on information available to us at this time we do not believe that such litigations, if adversely determined, would have a material adverse effect on our business, financial condition, results of operations or liquidity.

The Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”), provides for responses to, and, in some instances, joint and several liability for releases of, hazardous substances into the environment. At the present time, there is one off-site disposal facility at which we have been identified as a potentially responsible party under CERCLA. We believe we are a de minimis party at that site.

REGULATORY LICENSES AND APPROVALS

As a seller and distributor of crop production inputs, we are subject to registration requirements under the Federal Insecticide, Fungicide, and Rodenticide Act and related state statutes, which require us to provide information to regulatory authorities regarding the benefits and risks of the products we sell and distribute, and to periodically update that information. Risk information supplied to governmental authorities by us or others could result in the cancellation of products or in limitations on their use. In addition, these laws regulate information contained in product labels and in promotional materials, require that products are manufactured in adherence to manufacturing specifications, and impose reporting and recordkeeping requirements relating to production and sale of certain pesticides. Non-compliance with these environmental, health and safety laws can result in significant fines or penalties or restrictions on our ability to sell our products. Based on our experience to date, these requirements are not expected to have a material adverse effect on our business, financial condition, results of operations or liquidity.

LEGAL PROCEEDINGS

In addition to the matters discussed above under “—Environmental Matters,” we are involved in periodic litigation in the ordinary course of our business, including lawsuits brought by employees and former employees alleging discriminatory practices, intellectual property infringement claims, product liability claims, property damage claims, personal injury claims, contract claims and worker’s compensation claims. We do not believe that there are any pending or threatened legal proceedings, including ordinary litigation incidental to the conduct of our business and the ownership of our properties, that, if adversely determined, would have a material adverse effect on our business, financial condition, results of operations or liquidity. However, we cannot assure you that future litigation will not adversely affect our business, financial condition, results of operations or liquidity.

MANAGEMENT

Set forth below is certain information as of April 2, 2004 concerning the individuals that are currently serving as executive officers and/or members of the board of directors of UAP Holdings and United Agri Products.

Name	Age	Position
L. Kenny Cordell	46	President, Chief Executive Officer and Director
Bryan S. Wilson	43	President, Distribution
David W. Bullock	39	Executive Vice President and Chief Financial Officer
Todd A. Suko	37	Vice President, General Counsel and Secretary
Joshua J. Harris	39	Director
Robert Katz	36	Director
Marc E. Becker	31	Director
Stan Parker	28	Director
Carl J. Rickertsen	44	Director
Thomas Miklich	57	Director

L. Kenny Cordell has been the President and a director of UAP Holdings and United Agri Products since the closing of the Acquisition on November 24, 2003 and became the Chief Executive Officer of United Agri Products in December 2003 and of UAP Holding Corp. in January 2004. He joined UAP in 2001 and was promoted to President and Chief Operating Officer in February 2002. Prior to joining UAP, Mr. Cordell worked for FMC Agricultural Products Group from 1992 to 2001, serving most recently as Director of the North American Agricultural Products Group. Mr. Cordell also held various positions in the agricultural units of BASF (1989 to 1992) and Rohm & Haas (1979 to 1989).

Bryan S. Wilson has been the President, Distribution of UAP Holdings and United Agri Products since January 2004. He joined UAP in September 2002 as President and General Manager, Products and Non-Crop. Prior to joining UAP, Mr. Wilson worked for BASF from 1987 to 2002, holding various positions both domestically and internationally, serving most recently as President of Microflo, Inc., a subsidiary of BASF.

David W. Bullock has been the Executive Vice President of UAP Holdings and United Agri Products since the closing of the Acquisition on November 24, 2003, and became the Chief Financial Officer of United Agri Products in December 2003 and of UAP Holdings in January 2004. He joined UAP in June 2002 as Senior Financial Officer. Prior to joining UAP, Mr. Bullock worked for FMC Agricultural Products Group from 1995 to 2002, serving most recently as Controller of the North American agriculture business. Mr. Bullock also held various financial positions with Air Products and Chemicals (1991 to 1995).

Todd A. Suko has been the Vice President, General Counsel and Secretary of UAP Holdings since the Acquisition on November 24, 2003. He joined United Agri Products in February 2001 as Associate Counsel and was promoted to Vice President Legal and Regulatory Services and Corporate Counsel in October 2002. Prior to joining United Agri Products, he practiced law at McKenna & Cuneo, LLP in Washington, D.C. from 1996 to 2001.

Joshua J. Harris has been a director of UAP Holdings and United Agri Products since the closing of the Acquisition on November 24, 2003. Mr. Harris has been a founding senior partner of Apollo Management, L.P. since 1990. Prior to that time, Mr. Harris was a member of the Mergers and Acquisitions department of Drexel Burnham Lambert Incorporated. Mr. Harris is also a director of Breuners Home Furnishings Corporation, Pacer International, Inc., Compass Minerals Group, Inc., Resolution Performance Products, Inc., Quality Distribution, Inc., Nalco Company and General Nutrition Centers, Inc.

Robert Katz has been a director of UAP Holdings and United Agri Products since the closing of the Acquisition on November 24, 2003. Mr. Katz has been associated with Apollo Management, L.P. since 1990. Mr. Katz is also a director of Vail Resorts, Inc. and SpectraSite, Inc.

Marc E. Becker has been a director of UAP Holdings and United Agri Products since the closing of the Acquisition on November 24, 2003. Mr. Becker has also been employed with Apollo Management, L.P. since 1996 and has served as an officer of certain affiliates of Apollo since 1999. Prior to that time, Mr. Becker was employed by Smith Barney Inc. within its Investment Banking division. Mr. Becker serves on several boards of directors including National Financial Partners Corporation, Pacer International, Inc., WMC Finance Co. and Quality Distribution, Inc.

Stan Parker has been a director of UAP Holdings since March 2004 and a director of United Agri Products since April 2004. Mr. Parker has also been employed with Apollo Management, L.P. since 2000. From 1998 to 2000, Mr. Parker was employed by Salomon Smith Barney, Inc.

Carl J. Rickertsen has been a director of UAP Holdings since March 2004 and a director of United Agri Products since April 2004. Mr. Rickertsen has been the managing partner of Pine Creek Partners since January 2004. Prior to that time, Mr. Rickertsen was the Chief Operating Officer and a Partner of Thayer Capital Partners and a General Partner at Hancock Park Associates. Mr. Rickertsen is also a director of MicroStrategy Corporation and Convera Incorporated.

Thomas Miklich has been a director of UAP Holdings since March 2004 and a director of United Agri Products since April 2004. Mr. Miklich has been the Chief Financial Officer of OM Group, Inc. since May 2002. Prior to that time, Mr. Miklich was the Chief Financial Officer and General Counsel of Invacare Corporation.

DIRECTOR COMPENSATION

Initial compensation for our directors who are not also employed by us will be $10,000 per director per quarter and $2,000 per director for attending meetings of the board of directors in person ($1,000 if by telephone) and $2,000 per director for attending committee meetings of the board of directors in person ($1,000 if by telephone).

COMMITTEES OF THE BOARD OF DIRECTORS

Our board of directors currently has an audit committee and a compensation committee. The members of the audit committee are Messrs. Rickertsen, Micklich and Becker. Within one year following the consummation of the offering, we expect that Mr. Becker will be replaced as a member of the audit committee with a new director who will qualify as an independent director under applicable stock exchange rules. The members of the compensation committee are Messrs Harris, Katz and Rickertsen. Prior to the completion of the offering, we expect that our Board of Directors will designate a nominating committee.

Audit Committee.    The principal duties and responsibilities of our audit committee are as follows:

•	to monitor our financial reporting process and internal control system;

•	to appoint and replace our independent outside auditors from time to time, determine their compensation and other terms of engagement and oversee their work;

•	to oversee the performance of our internal audit function; and

•	to oversee our compliance with legal, ethical and regulatory matters.

The audit committee will have the power to investigate any matter brought to its attention within the scope of its duties. It will also have the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Compensation Committee.    The principal duties and responsibilities of the compensation committee will be as follows:

•	to provide oversight on the development and implementation of the compensation policies, strategies, plans and programs for our key employees and outside directors and disclosure relating to these matters;

•	to review and approve the compensation of our chief executive officer and the other executive officers of us and our subsidiaries; and

•	to provide oversight concerning selection of officers, management succession planning, performance of individual executives and related matters.

Nominating Committee.    The principal duties and responsibilities of the nominating committee will be as follows:

•	to establish criteria for board and committee membership and recommend to our board of directors proposed nominees for election to the board of directors and for membership on committees of the board of directors;

•	to make recommendations regarding proposals submitted by our shareholders; and

•	to make recommendations to our board of directors regarding board governance matters and practices.

EXECUTIVE COMPENSATION

As an independent company, we will establish executive compensation plans that will link compensation with the performance of our company. We will continually review our executive compensation programs to ensure that they are competitive.

Prior to the Acquisition, we were a wholly-owned business of ConAgra Foods. The following table sets forth information concerning the compensation of our President and Chief Executive Officer and each of our other four most highly compensated executives for the fiscal year ended February 23, 2003.

Name and Position	Annual Compensation Salary	All Other Compensation
L. Kenny Cordell President and Chief Executive Officer(2)	$286,923	$394,703	(1)

Bryan S. Wilson(3) President, Distribution(2)	$88,846	$2,215	(4)

David W. Bullock(3) Executive Vice President and Chief Financial Officer(2)	$123,365	$3,317	(4)

Dave Tretter Executive Vice President, Procurement(2)	$163,077	$3,544	(4)

Robert A. Boyce, Jr. Executive Vice President, Verdicon(2)	$162,307	$6,029	(4)

(1)	Consists of (a) long-term incentive plan awards of $389,289 earned by, but not paid to, Mr. Cordell in fiscal 2003 and (b) employer contributions to a 401(k) plan of $5,414.
(2)	Title reflects position as of the date of this prospectus.
(3)	Represents pro-rated payments based on the length of time during which such employee was employed by us in fiscal 2003.
(4)	Consists of employer contributions to a 401(k) plan.

The table above does not reflect restricted stock awards and options exercisable for the common stock of ConAgra Foods which were awarded by ConAgra Foods prior to the closing of the Acquisition.

RETENTION AGREEMENTS

In connection with the Acquisition, UAP Holdings entered into retention agreements with ten of its top executives. The terms and conditions of the retention agreements are substantially identical. Under each agreement, the applicable executive received, upon the consummation of the Acquisition, a cash bonus and a bonus payable by crediting deferred shares of UAP Holdings’ common stock to such executive’s deferred compensation account under the 2003 deferred compensation plan described below. The bonuses received by our named executive officers were as follows:

Name	Number of Deferred Common Stock Units	Cash
L. Kenny Cordell	13,000	$712,889	(1)
Bryan S. Wilson	8,000	380,000
David W. Bullock	8,000	5,000
Dave Tretter	5,000	365,000
Robert A. Boyce	7,750	170,000

(1)	Of this amount, ConAgra Foods paid Mr. Cordell $389,289, and UAP Holdings paid Mr. Cordell $323,600. UAP Holdings subsequently reimbursed ConAgra Foods for $81,400 of its payment to Mr. Cordell.

If an executive voluntarily resigns without good reason or is terminated for cause within 12 months after the closing of the Acquisition, the executive is required to repay the cash bonus he received under his retention agreement.

Each retention agreement further provides the applicable executive with severance benefits in the event such executive is terminated other than for cause, death or disability or such executive terminates his employment for good reason, in each case within two years from the date of the closing of the Acquisition. Such severance benefits consist primarily of such executive’s base salary through the later to occur of (a) the second anniversary of the closing of the Acquisition and (b)(i) twelve months from the date of termination in the case of Kenny Cordell, Bryan Wilson and David Bullock or (ii) six months from the date of termination in the case of David Tretter, Robert Boyce and certain other executives.

Under the terms of each retention agreement, the applicable executive agreed not to disclose any confidential information concerning our business. Each retention agreement also provides that, from the date of the agreement until the first anniversary of the date on which the applicable executive ceases to receive any payments pursuant to the agreement, the executive cannot solicit or hire any employee of UAP Holdings or any of its affiliates or solicit any customer, supplier, licensee or other business relation of UAP or any of its affiliates. Furthermore, from the date of each retention agreement until the last date on which the applicable executive ceases to receive any payments pursuant to the agreement (or in the case of a termination by the executive without good reason, the first anniversary of such date), the executive cannot engage in any business competing with the businesses or products of UAP and its affiliates within the United States, Canada or any other country in which any product or service has been manufactured, sold or offered or promoted for sale by UAP or any of its affiliates on or prior to the date that executive’s employment ceases.

2003 AND 2004 DEFERRED COMPENSATION PLANS

In connection with the Acquisition and subsequently thereafter, UAP Holdings adopted 2003 and 2004 deferred compensation plans for the benefit of certain of its executives and members of management. The 2003 plan provides for the creation of individual deferred compensation accounts for each executive that has entered into a retention agreement, and, as described above, such accounts were credited at the closing of the Acquisition with a specified number of deferred shares of common stock. The 2004 plan provides for the creation of individual deferred compensation accounts for each member of management that has waived the right to receive a cash bonus for the 2003 fiscal year and such accounts were credited with a specified number of deferred shares of common stock. The plans prohibit the assignment of the shares except upon an executive’s death. The 2003 plan also provides for the forfeiture of an executive’s deferred shares upon such executive’s voluntary resignation during the first twelve months following the closing of the Acquisition other than for good reason or termination for cause. UAP Holdings has agreed to indemnify and reimburse directors, officers and employees in connection with the administration of the plans.

Unless otherwise forfeited as described above, each executive’s deferred shares shall be distributed to such executive upon the earliest to occur of (i) the executive’s termination of employment, (ii) the exercise by the executive of certain tag-along and piggyback registration rights, (iii) the acquisition of certain percentages of voting power of UAP Holdings’ common stock by persons other than Apollo and its affiliates, (iv) a merger involving UAP Holdings in which the shareholders of UAP Holdings immediately prior to such merger own less than 50% of the voting securities of the surviving corporation after such merger, (v) the sale of all or substantially all of the assets of UAP Holdings or (vi) the occurrence of a change of control as defined in any indenture or agreement to which UAP Holdings or any of its subsidiaries is a party with respect to indebtedness for borrowed money in excess of the aggregate principal amount of $100,000,000.

2003 STOCK OPTION PLAN

In connection with the Acquisition, UAP Holdings adopted a stock option plan for the benefit of certain of its employees, which we refer to in this prospectus as the “2003 option plan.” The purpose of the 2003 option plan is to further the growth and success of UAP Holdings and its subsidiaries by enabling directors, employees and consultants of UAP Holdings and its subsidiaries to acquire shares of UAP Holdings’ common stock, thereby increasing their personal interest in such growth and success, and to provide a means of rewarding outstanding performance by such persons. Options granted under the 2003 option plan may not be assigned or transferred, except upon the optionee’s death. The 2003 option plan will terminate by its terms on November 24, 2013, and no options may be granted under the 2003 option plan thereafter. The 2003 option plan only allows for the issuance of non-qualified options.

Each of the executives that is a party to a retention agreement has received options under the 2003 option plan pursuant to individual option agreements, the terms and conditions of which are substantially identical. Each agreement provides for the issuance of three tranches of options to purchase common stock of UAP Holdings. The term of each option is eight years, unless otherwise terminated sooner. The Tranche A Options vest 20% on each of the first five anniversaries of the grant date. All of the Tranche B Options vest on the earlier to occur of the eighth anniversary of the grant date or a realization event whereby Apollo receives an internal rate of return equal to or exceeding 25%. All of the Tranche C Options vest on the earlier to occur of the eighth anniversary of the grant date or a realization event whereby Apollo receives an internal rate of return equal to or exceeding 30%.

Upon an executive’s termination of his employment, all of such executive’s issued and outstanding options automatically terminate upon the earlier to occur of (i) the thirtieth day following the eighth anniversary of the grant date or (ii) the ninetieth day following any termination of such employee’s relationship with UAP Holdings.

As of April 2, 2004, UAP Holdings’ board of directors had granted options to purchase 74,300 shares of UAP Holdings’ common stock under the 2003 option plan and had approved the grant of options to purchase an additional 4,155 shares.

Concurrently with the closing of this offering, we will cause all outstanding Tranche B and Tranche C options to become fully vested, and we will exchange IDSs for such options. See “Prospectus Summary—The Transactions—The Recapitalization.”

2004 NON-EXECUTIVE DIRECTOR STOCK OPTION PLAN

On March 8, 2004, UAP Holdings adopted a stock option plan for the benefit of its non-executive directors, which we refer to in this prospectus as the “2004 non-executive director option plan.” The purposes of the 2004 non-executive director option plan is to further the growth and success of UAP Holdings and its subsidiaries by enabling directors of UAP Holdings or any of its subsidiaries to acquire shares of UAP Holdings’ common stock, thereby increasing their personal interest in such growth and success, and to provide a means of rewarding outstanding performance by such persons. Subject to certain adjustments, the aggregate number of shares with respect to which options may be granted under the 2004 non-executive director option plan cannot exceed 15,000. If and to the extent that options granted under the plan terminate, are reduced in number, expire or are canceled without having been fully exercised, new options may be granted with respect to the shares covered by the unexercised portion of such terminated, expired or canceled options. All options granted under the plan will be non-qualified stock options.

The 2004 non-executive director option plan will be administered by UAP Holdings’ board of directors or any compensation committee appointed from time to time by the board of directors. The board of directors or the compensation committee has sole discretion to determine:

•	the persons to whom options will be granted;

•	the time at which options will be granted;

•	the number of shares for which an option may be exercisable;

•	the price at which shares may be purchased;

•	whether and to what extent any options are subject to vesting based upon the optionee’s continued service to, or the performance of duties for, UAP Holdings and its subsidiaries; and

•	the date and manner in which options will terminate.

No option granted under the 2004 non-executive director option plan shall be assignable or otherwise transferable by the optionee, except by will or by the laws of descent and distribution. The 2004 non-executive director option plan will terminate on March 8, 2014, and no options may be granted under the plan thereafter.

As of April 2, 2004, UAP Holdings’ board of directors had granted options to purchase 9,000 shares of UAP Holdings’ common stock under the 2004 non-executive director option plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 2, 2004 regarding the beneficial ownership of UAP Holdings’ common stock before the completion of this offering and UAP Holdings’ Class A common stock and junior participating preferred stock after the completion of this offering, and shows the number of shares and percentage owned by (i) each person known to beneficially own more than 5% of the common stock of UAP Holdings before completion of this offering and UAP Holdings’ Class A common stock and junior participating preferred stock after the completion of this offering, (ii) each member of the Board of Directors of UAP Holdings, (iii) each of UAP Holdings’ named executive officers and (iv) all of the executive officers and members of the Board of Directors of UAP Holdings as a group.

The amounts and percentages of common stock, Class A common stock and junior participating preferred stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock, Class A common stock and junior participating preferred stock shown as beneficially owned by them.

	Number and Percent of Shares of Common Stock Beneficially Owned Prior to this Offering		Number and Percent of Shares Beneficially Owned After this Offering Assuming No Exercise of the Over-Allotment Option				Number and Percent of Shares Beneficially Owned After this Offering Assuming Full Exercise of the Over-Allotment Option on the Closing Date
			Class A Common Stock		Junior Participating Preferred Stock		Class A Common Stock		Junior Participating Preferred Stock
	Number	Percentage of Class	Number	Percentage of Class	Number	Percentage of Class	Number	Percentage of Class	Number	Percentage of Class
Apollo Management V, L.P. (a)(b).	1,200,000	100.0%		%		%		%		%
L. Kenny Cordell (c)	13,000	1.1
Bryan S. Wilson (c)	8,000	*
David W. Bullock (c)	8,000	*
Dave Tretter (c)	5,000	*
Robert A. Boyce, Jr. (c)	7,750	*
Joshua J. Harris (d)	1,500	*
Robert Katz (e)	1,500	*
Marc E. Becker (d)	1,500	*
Stan Parker (e)	1,500	*
Carl J. Rickertsen (f)	1,500	*
Thomas Miklich (f)	1,500	*
Directors and executive officers as a group (10 persons)	38,750	3.2%		%		%		%		%

*	Less than one percent.
(a)	With respect to shares beneficially owned prior to this offering, includes (i) 1,144,500 shares of common stock owned of record by Apollo Investment Fund V, L.P. and its related co-investment partnerships (the “Apollo Funds”) and (ii) 55,500 shares of common stock beneficially owned by the named executive officers and other members of our management through UAP Holdings’ 2003 deferred compensation plan. Under the terms of an investor rights agreement entered into in connection with the Acquisition among UAP Holdings and its securityholders, the trustee under the plan must vote the shares subject to the plan at the direction of Apollo Management V, L.P. (“Apollo Management”). Apollo Management serves as investment manager of each of the Apollo Funds and has voting and investment power over the shares owned of record by each of the Apollo Funds. The investor rights agreement also grants Apollo Management the right to require the named executive officers and other members of our management to join in certain sales or transfers of shares to a third party. See “Management—2003 Deferred Compensation Plan” and “Certain Relationships and Related Party Transactions—Ancillary Agreements—Investor Rights Agreement.”

With respect to shares beneficially owned after this offering, includes (i)          shares of junior participating preferred stock owned of record by the Apollo Funds and (ii)          shares of Class A common stock represented by IDSs beneficially owned by the named executive officers and other members of our management through UAP Holdings’ 2003 deferred compensation plan.

The general or managing partner of each of the Apollo Funds is Apollo Advisors V, L.P. (“Apollo Advisors”), an affiliate of Apollo Management. The address of each of the Apollo Funds, Apollo Management and Apollo Advisors is c/o Apollo Management V, L.P., Two Manhattanville Road, Purchase, New York 10577.

(b)	The holders of junior participating preferred stock will be entitled to vote as a single class on all matters on which holders of common stock and Class A common stock are entitled to vote on an “as if” converted basis. In addition, and subject to satisfaction of the Conversion Conditions, the junior participating preferred stock is convertible into (i) IDSs or (ii) senior subordinated notes and shares of Class A common stock. See “Description of Capital Stock—Preferred Stock—Junior Participating Preferred Stock.”
(c)	With respect to shares beneficially owned prior to this offering, (i) includes shares of common stock beneficially owned through UAP Holdings’ 2003 deferred compensation plan and (ii) does not include shares of common stock that are issuable upon exercise of options under UAP Holdings’ 2003 option plan that remain subject to vesting. See “Management—2003 Deferred Compensation Plan” and “Management—2003 Stock Option Plan.”

With respect to shares beneficially owned after this offering, (i) includes shares of Class A common stock represented by IDSs directly beneficially owned and (ii) does not include shares of Class A common stock represented by IDSs that are issuable upon exercise of options under UAP Holdings’ 2003 option plan that remain subject to vesting. See “Management—2003 Deferred Compensation Plan” and “Management—2003 Stock Option Plan.”

(d)	Messrs. Harris and Becker are each principals and officers of certain affiliates of Apollo Management. Although each of Messrs. Harris and Becker may be deemed to be the beneficial owner of shares of common stock, Class A common stock or junior participating preferred stock beneficially owned by Apollo Management, as the case may be, each of them disclaims beneficial ownership of any such shares.
(e)	Messrs. Katz and Parker are associated with Apollo Management but disclaim beneficial ownership of any of the shares of common stock , Class A common stock or junior participating preferred stock beneficially owned by Apollo Management, as the case may be.
(f)	With respect to shares beneficially owned prior to this offering, includes shares of common stock that are issuable upon exercise of options under UAP Holdings’ 2004 non-executive director option plan that are immediately exercisable. See “Management—2004 Non-Executive Director Stock Option Plan.”

With respect to shares beneficially owned after this offering, includes shares of Class A common stock represented by IDSs that are issuable upon exercise of options under UAP Holdings’ 2004 non-executive director option plan that are immediately exercisable. See “Management—2004 Non-Executive Director Stock Option Plan.”

As of April 2, 2004, there were approximately six holders of record of our common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following contains a summary of the Acquisition and related financings, as well as summaries of certain agreements relating to the Acquisition. The descriptions of such agreements do not purport to be complete and are qualified in their entirety by reference to such agreements. Copies of the stock purchase agreement and other material contracts described below are filed or incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

THE ACQUISITION

Overview

On November 24, 2003, pursuant to the stock purchase agreement, dated as of October 29, 2003, as amended on November 24, 2003, among United Agri Products, ConAgra Foods and UAP Holdings, UAP Holdings acquired United Agri Products and its subsidiaries from ConAgra Foods in a merger and related transactions. As part of the Acquisition, UAP Holdings acquired United Agri Products’ Canadian affiliates and caused its newly formed subsidiary, UAP Acquisition Corp., to merge into United Agri Products. In connection with the merger, UAP Holdings contributed all the outstanding capital stock of United Agri Products’ Canadian affiliates to United Agri Products.

The purchase price was $575.0 million and is subject to post-closing adjustments as described below. On November 24, 2003, the aggregate consideration paid to ConAgra Foods was $560.0 million, of which $500.0 million was paid in cash and $60.0 million was paid in the form of shares of Series A Redeemable Preferred Stock of UAP Holdings. The aggregate consideration paid to ConAgra Foods at the closing of the Acquisition equaled United Agri Products’ estimated net book value, including the value of United Agri Products’ Canadian subsidiaries, as of the closing of the Acquisition, less the sum of certain rebate payments, management retention bonuses United Agri Products agreed to assume and a $7.5 million expense paid to ConAgra Foods at the closing of the Acquisition pursuant to a transition services agreement.

In addition, prior to April 30, 2004 we will pay ConAgra Foods, subject to post-closing adjustments, the amount equal to the difference between the estimated net book value of the Acquired Businesses at the effective time of the closing of the Acquisition, and the amount of consideration paid to ConAgra Foods at such closing. This estimated net book value and the rebate payments to be made to ConAgra Foods after the closing of the Acquisition are based on the assumption that we will collect 100% of the estimated rebates for the 2003 and prior crop years (the “Estimated Rebates”). The rebate payments will be paid to ConAgra Foods by submitting up to 50% of all rebate payments received by us related to the 2003 and prior crop years from the closing of the Acquisition until April 30, 2004, subject to post-closing adjustments. To date, we have paid ConAgra Foods approximately $54.0 million pursuant to such obligation. On April 30, 2004, the parties will adjust the rebate payments if the actual rebates received by us prior to such date related to the 2003 and prior crop years are different than the Estimated Rebates. In addition, the aggregate consideration other than the rebates will be separately adjusted after the closing based on the closing net book value.

The Acquisition was financed with approximately $242.0 million of borrowings under United Agri Products’ secured $500.0 million asset-based revolving credit facility, $175.0 million of borrowings under United Agri Products’ senior bridge loan facility, the sale of $120.0 million of UAP Holdings’ common stock and the issuance of $60.0 million of UAP Holdings’ Series A Redeemable Preferred Stock. See “Description of Other Indebtedness” for a summary of the terms of the Amended Credit Facilities, and “Description of Capital Stock” for a summary of the terms of UAP Holdings’ common stock and Series A Redeemable Preferred Stock.

The Stock Purchase Agreement

Representations and Warranties.    The stock purchase agreement dated October 29, 2003, as amended on November 24, 2003, contains customary representations, warranties and covenants. The representations and warranties survive the closing for eighteen months. Certain fundamental representations and warranties survive the closing indefinitely. The environmental representations and warranties survive the closing for four years. Some of the representations and warranties relating to tax matters survive the closing until thirty days after the expiration of the applicable statute of limitations.

Indemnity.    ConAgra Foods has agreed to indemnify us from certain liabilities, including:

•	losses or damages arising from the inaccuracy or breach of any representation or warranty of ConAgra Foods contained in the stock purchase agreement, subject to the limitations described below;

•	losses or damages arising from breaches of the covenants and agreements made or to be performed by ConAgra Foods pursuant to the stock purchase agreement;

•	losses or damages related to the assets and businesses retained by ConAgra Foods; and

•	losses or damages related to the restatement of earnings announced by ConAgra Foods on May 23, 2001 and any shareholder litigation or investigations by the SEC related thereto.

The stock purchase agreement does not allow us to make a claim for indemnification for any loss or damage relating to a breach of a representation or warranty, unless the damages for any claim or series of related claims exceed $10.0 million (other than for losses relating to certain fundamental representations and warranties). Our indemnification for breaches of representations and warranties (other than for losses arising from breaches of specified representations and warranties to which this cap does not apply) is limited to $150.0 million. In addition, ConAgra Foods agreed to indemnify us for pre-closing income taxes and to reflect liability accruals for pre-closing non-income taxes in the final net book value calculation.

We have agreed to indemnify ConAgra Foods for breaches of the applicable agreements and certain pre-closing matters, including the assumed litigation and pre-closing employee benefits.

Insurance.    We were historically self-insured by ConAgra Foods, subject to our deductible, which ranged from $500,000 in 1986 to $2.5 million in 2003. For pre-closing insured occurrences, events or conditions, liabilities in excess of our deductible, but below ConAgra Foods’ self-insured amount, will be paid by ConAgra Foods. For pre-closing insured occurrences, events or conditions, ConAgra Foods’ self-insured amount has ranged from $2 million in 1991 to $7.5 million in 2003 except that, for a portion of 2002, ConAgra Foods’ self-insured amount was $10 million. Any amounts above our deductible and above ConAgra Foods’ self-insured amount will be covered by insurance. Subject to our deductible, ConAgra Foods will continue to be responsible for insured claims resulting from any occurrence, event or condition existing or occurring prior to the closing up to ConAgra Foods’ self-insurance amount for the applicable year. We were also insured by third party insurers, both through policies issued to ConAgra Foods and through policies in which we were listed as named insured. We are entitled to the benefit of any payments required to be made by third party insurers pursuant to insurance policies with respect to such claims. To the extent permitted under applicable law we shall have direct rights as named insured parties under ConAgra Foods’ insurance policies. If we do not have direct rights under the applicable insurance policy ConAgra Foods will, to the extent permitted by the applicable insurance policy or otherwise consented by the third party insurer, assign to us the right to any claims as provided in the stock purchase agreement. If such assignment is prohibited, ConAgra Foods shall hold the obligations, rights or benefits relating to any claims not assignable to us in trust for our account.

Covenant Not to Compete.    ConAgra Foods has agreed, subject to certain exceptions, not to compete with us in the United States and Canada for a five-year period in the businesses of manufacturing, formulating, selling or distributing agricultural or non-crop protection chemicals, selling agricultural seeds for grain crops or selling fertilizer products for retail or developing. We agreed, subject to certain exceptions, not to compete with ConAgra Foods in the same businesses outside the United States and Canada for a three-year period.

Non-Solicitation.    ConAgra Foods has agreed, subject to certain exceptions, not to solicit our management or sales employees for a period of two years after the closing of the Acquisition. We agreed, subject to certain exceptions, not to solicit ConAgra Foods’ management or sales employees for the same two-year period.

Unassigned or Unassignable Contracts.    ConAgra Foods has agreed that if any third party’s consent or approval to the assignment or other transfer to us, or any of our subsidiaries, of any contract or agreement referred to in the stock purchase agreement was not obtained prior to the closing of the Acquisition, then ConAgra Foods would hold such obligations rights or benefits under such agreements or contracts in trust for us or our subsidiaries and take all reasonable actions to preserve the value of such agreements or contracts and we and ConAgra Foods will continue to use our commercially reasonable efforts to obtain such consents or approvals. Additionally, we, or our subsidiaries, will perform the obligations under such agreements or contracts.

Guarantees.    We have agreed to release ConAgra Foods from all guarantees, indemnities, bonding arrangements, letters of credit and letters of comfort given by ConAgra Foods or its affiliates for our benefit of which UAP Holdings is aware. If any release cannot be obtained, UAP Holdings has agreed to indemnify and hold ConAgra Foods and its affiliates harmless from any liability relating to any such guarantees, indemnities, bonding arrangements, letters of credit or letters of comfort not released and not to renew or otherwise extend the original term of any contract, agreement, lease or other document or instrument to which such guarantee, indemnity, bonding arrangement, letter of credit or letter of comfort relates. Additionally, ConAgra Foods has agreed to maintain each such indemnity, bonding arrangement, letter of credit or letter of comfort for the remainder of its term.

Equipment Lease.    Pursuant to the stock purchase agreement, ConAgra Foods has agreed to provide to us subleases of all the equipment we are presently using, which ConAgra Foods has leased on our behalf. We have agreed to provide ConAgra Foods with an irrevocable letter of credit for $10.0 million, which will decrease if our liabilities under the applicable subleases are less than $10.0 million.

Expenses.    Each party paid its own expenses in connection with the Acquisition and the Financings, except that ConAgra reimbursed us for $5.0 million of the fees and expenses that we incurred in connection with the senior bridge loan facility.

THE RELATED FINANCINGS

The Acquisition was financed with approximately $242.0 million of borrowings under United Agri Products’ existing secured $500.0 million asset-based revolving credit facility, $175.0 million of borrowings under United Agri Products’ senior bridge loan facility, the sale of $120.0 million of UAP Holdings’ common stock to Apollo and members of our management, and the issuance of $60.0 million of UAP Holdings’ Series A Redeemable Preferred Stock to ConAgra Foods. On December 16, 2003, United Agri Products consummated a private offering of $225.0 million aggregate principal amount of its 8¼% Senior Notes, the proceeds of which were used to repay United Agri Products’ $175.0 million senior bridge loan facility, plus accrued interest, to repay a portion of the existing revolving credit facility and to pay fees and expenses associated with such offering. See “Description of Other Indebtedness.”

THE OFFERING OF SENIOR DISCOUNT NOTES

On January 26, 2004, UAP Holdings completed the private offering of its 10¾% Senior Discount Notes. The proceeds from the offering of the 10¾% Senior Discount Notes were used to pay a dividend to our existing stockholders, to redeem a portion of our outstanding Series A Redeemable Preferred Stock and to pay fees and expenses associated with the offering of the 10¾% Senior Discount Notes. See “Description of Other Indebtedness—10¾% Senior Discount Notes” for a more detailed description of the 10¾% Senior Discount Notes.

ANCILLARY AGREEMENTS

In addition to the stock purchase agreement described above, UAP Holdings and certain of its subsidiaries entered into the following agreements with ConAgra Foods as of the closing of the Acquisition.

Transition Services Agreements

On November 24, 2003, UAP Holdings and certain of its subsidiaries entered into a transition services agreement with ConAgra Foods (the “Buyer Transition Services Agreement”) pursuant to which, among other things, ConAgra Foods will provide us with certain transition services, including information technology, accounting and human resources services. The initial term of the Buyer Transition Services Agreement is one year. As consideration for the services, we paid ConAgra Foods an initial fee of $7.5 million on November 24, 2003 and will be required to pay additional fees to ConAgra Foods based on actual usage of transition services. In addition, the Buyer Transition Services Agreement provides that, until December 31, 2004, employees of our subsidiaries that are a party to the agreement will continue their participation in welfare plans and programs maintained by ConAgra Foods and specified by us that provide health, disability, life and other welfare benefits. Our subsidiaries will reimburse ConAgra Foods for all actual costs associated with their employees’ continued participation in the plans.

Also on November 24, 2003, UAP Holdings, together with United Agri Products and certain of its other subsidiaries, entered into another transition services agreement with ConAgra Foods (the “Seller Transition Services Agreement”) pursuant to which, among other things, we will provide ConAgra Foods and certain of its international subsidiaries with certain transition services, including information technology, accounting and office support services. The term of the Seller Transition Services Agreement is one year. In addition, we granted to ConAgra Foods and its international subsidiaries an exclusive two-year license to use certain of our trademarks and trade names outside the United States and Canada. ConAgra Foods will pay us an aggregate fee of $1.3 million for the license and for the services provided under the Seller Transition Services Agreement.

Indemnification Agreement

On November 24, 2003, United Agri Products, together with certain of its subsidiaries, entered into an indemnification agreement with ConAgra Foods, pursuant to which United Agri Products and such subsidiaries agreed to be bound by UAP Holdings’ indemnification and non-competition obligations and certain other covenants under the stock purchase agreement.

Fertilizer Supply Agreement

On November 24, 2003, United Agri Products entered into a fertilizer supply agreement with ConAgra International Fertilizer Company (the “Fertilizer Supply Agreement”) under which United Agri Products agreed to buy fertilizer products from ConAgra International Fertilizer Company. The initial term of the Fertilizer Supply Agreement is five years and automatically renews from year to year after the initial term unless terminated by either party on not less than 180 days’ notice prior to the end of the initial or any renewal term. Subject to the parties agreeing on prices and producer availability, United Agri Products is obligated to buy an amount of fertilizer products equal to its historical purchases from ConAgra International Fertilizer Company (approximately 70% of our requirements for such products). In addition, United Agri Products granted ConAgra International Fertilizer Company a right of first negotiation with respect to the sale of assets relating to or comprising certain of its fertilizer locations. The Fertilizer Supply Agreement contains customary mutual indemnification provisions, and each party may terminate the agreement upon mutual agreement with the other party, upon the breach of any material terms of the agreement by the other party, or upon the bankruptcy or insolvency of the other party.

International Supply Agreement

On November 24, 2003, United Agri Products entered into an international supply agreement with ConAgra Foods (the “International Supply Agreement”) pursuant to which United Agri Products agreed to sell certain agricultural chemical products to ConAgra Foods’ non-U.S. distribution companies and certain customers located outside of the United States and Canada who purchased such products during the two year period prior to November 24, 2003. The initial term of the International Supply Agreement is one year and renews automatically for an additional year unless terminated by either party upon 60 days’ notice. In addition, each party may terminate the International Supply Agreement upon mutual agreement with the other party, upon the breach of any material term of the agreement by the other party (or, in our case, one of ConAgra Foods’ non-U.S. distribution companies), or upon the other party’s insolvency. Under the terms of the International Supply Agreement, United Agri Products is required to sell agricultural chemical products ordered by ConAgra Foods’ distribution companies at the prices applicable to sales of such products to such distribution companies immediately prior to the date of the agreement. In addition, United Agri Products agreed to sell agricultural chemical products ordered by customers located outside of the United States and Canada at prices established by it after consultation with ConAgra Foods’ distribution companies. United Agri Products is required to pay to ConAgra Foods, on each sale to customers other than affiliates of ConAgra Foods, the difference (if a positive number) between the amount paid to United Agri Products by such customers and the cost of such products if purchased by a ConAgra Foods distribution company.

The International Supply Agreement also limits each party’s ability to sell agricultural chemical products in certain geographic areas during the term of the agreement. Con Agra Foods’ distribution companies can purchase products under the agreement only for resale outside the United States and Canada. Conversely, United Agri Products cannot sell agricultural chemical products within any territory outside the United States and Canada if such territory was served by one of Con Agra Foods’ distribution companies prior to the date of the agreement. United Agri Products also cannot sell products to any third party that it knows or has reason to know will resell such products within any such territory.

Finally, pursuant to the International Supply Agreement United Agri Products granted each Con Agra Foods distribution company that purchases products under the agreement a non-exclusive, non-transferable right to use any trademarks and trade names associated with the products in connection with the marketing, manufacture, distribution and sale of such products.

Releases

On November 24, 2003, United Agri Products, together with certain of its subsidiaries, entered into a release with ConAgra Foods under which United Agri Products and its subsidiaries party to such release irrevocably released ConAgra Foods, its affiliates and their directors, officers and employees from any liabilities and causes of action, whether known or unknown, relating to, arising out of, or in any way connected with events or happenings that occurred or failed to occur on or prior to the date of the release (other than (i) claims arising under the stock purchase agreement, the ancillary agreements entered into in connection with the stock purchase agreement or any agreement entered into in connection with the Acquisition, (ii) product liability claims for products sold by ConAgra Foods to United Agri Products or any of its subsidiaries prior to the date of the release and (iii) claims arising from any act or omission constituting fraud, gross negligence or willful misconduct).

Similarly, ConAgra Foods entered into a release with UAP Holdings under which ConAgra Foods and its subsidiaries irrevocably released United Agri Products, its subsidiaries and their directors, officers and employees from any liabilities and causes of action, whether known or unknown, relating to, arising out of, or in any way connected with the events or happenings that occurred or failed to occur on or prior to the date of the release (other than (i) claims arising under the stock purchase agreement, the ancillary agreements entered into in connection with the stock purchase agreement or any agreement entered into in connection with the Acquisition and (ii) claims arising from any act or omission constituting fraud, gross negligence or willful misconduct).

Canadian Operations Assignment and Assumption Agreement

On November 18, 2003, UAP Canada, which is one of our subsidiaries purchased in the Acquisition but on November 18, 2003 was a subsidiary of ConAgra Limited, entered into an asset purchase agreement (the “UAP Canada Asset Purchase Agreement”) with ConAgra Limited pursuant to which UAP Canada purchased certain assets (including, among other things, owned and leased properties, contracts, inventories, intellectual property and accounts receivable) owned by ConAgra Limited. Such assets related to the UAP Canada business carried on by ConAgra Limited, and excluded ConAgra Limited’s bulk wholesale fertilizer business, commodity grain business and imagery technology business. The purchase price equaled Cdn$54,000,000 and was paid by the assumption of certain liabilities of ConAgra Limited and the delivery to ConAgra Limited of 99 common shares of the issued and outstanding shares of UAP Canada. In connection with the UAP Canada Asset Purchase Agreement, ConAgra Limited also assigned, and UAP Canada assumed, all assets, liabilities and obligations of the Pension Plan for Employees of United Agri-Products (UAP Canada), a division of ConAgra International (Canada) Limited, and the UAP Canada Savings Plan.

Imperial Plant Agreement

On November 24, 2003, United Agri Products entered into an imperial plant agreement with ConAgra International Fertilizer Company (the “Imperial Plant Agreement”), pursuant to which ConAgra International Fertilizer Company agreed to deliver various agricultural fertilizer materials to United Agri Products’ plant located in Imperial, Nebraska for United Agri Products to blend, process and store. ConAgra International Fertilizer Company then sells the materials to United Agri Products at the plant at prices determined in accordance with the Fertilizer Supply Agreement. The Imperial Plant Agreement has a term of one year.

The Imperial Plant Agreement provides that, at the end of each fiscal quarter of ConAgra International Fertilizer Company during the term of the agreement, the parties will equally share Net Profits or Losses (as defined below) resulting from ConAgra International Fertilizer Company’s sales of agricultural fertilizer materials from the Imperial Plant. If there is a Net Profit, then ConAgra International Fertilizer Company must pay United Agri Products 50% of such Net Profit. Conversely, if the plant incurs a Net Loss, then United Agri Products must pay ConAgra International Fertilizer Company 50% of such Net Loss. The Imperial Plant Agreement defines “Net Profits or Losses” as gross revenues derived from ConAgra International Fertilizer Company’s sale of materials from the plant, less ConAgra International Fertilizer Company’s depreciation expenses on certain ConAgra International Fertilizer Company assets located at the plant and less any cost or expense ConAgra International Fertilizer Company incurs in replacing, maintaining or repairing such assets, and before any federal or state income taxes. The value of materials lost or damaged while in United Agri Products’ control at the plant is deducted from United Agri Products’ share of Net Profits and added to United Agri Products’ share of Net Losses, provided that United Agri Products is given a shrink allowance of up to one-half of one percent.

Mix Plants Agreement

On November 24, 2003, United Agri Products also entered into a mix plants agreement with ConAgra International Fertilizer Company (the “Mix Plants Agreement”), pursuant to which ConAgra International Fertilizer Company agreed to blend and process various agricultural fertilizer materials for United Agri Products at certain of its plants located in Iowa, Minnesota, Illinois and Indiana. ConAgra International Fertilizer Company then sells the blended and processed materials to United Agri Products at prices determined in accordance with the Fertilizer Supply Agreement. The Mix Plants Agreement has a term of one year, except that United Agri Products may terminate it with respect to any plant if there is a pending or threatened environmental claim or investigation at such plant.

As with the Imperial Plant Agreement, the Mix Plants Agreement provides that the parties will share Net Profits or Losses (as defined below) at each plant, based on United Agri Products’ applicable Margin Contribution (as defined below) at each such plant. If there is a Net Profit, then ConAgra International Fertilizer Company must pay United Agri Products an amount equal to the product of (i) United Agri Products’ Margin Contribution at the applicable plant multiplied by (ii) the Net Profit at such plant. Conversely, if a plant incurs a Net Loss, then United Agri Products must pay ConAgra International Fertilizer Company the product of (i) United Agri Products’ Margin Contribution multiplied by (ii) the Net Loss. The Mix Plants Agreement defines “Net Profits or Losses” as gross revenues derived from the sale of all materials produced at a plant, less all costs associated with operating the plant, and before federal and state income taxes. The agreement defines “Margin Contribution” as the difference between ConAgra International Fertilizer Company’s cost of materials at the plant and the sales price to United Agri Products at the time of such sale. For purposes of computing Net Profits or Losses, all raw materials provided by ConAgra International Fertilizer Company to the plants are deemed to be provided at ConAgra International Fertilizer Company’s cost including applicable rebates.

Grain Merchandising Agreements

On November 24, 2003, one of our indirect, wholly owned subsidiaries entered into six grain merchandising agreements with ConAgra Foods. Each agreement has a one year term beginning on November 24, 2003. The grain merchandising agreements relate to grain elevators that UAP owns and has historically used to performed various storage and delivery services for ConAgra Foods. UAP agreed to purchase grain at these elevators as agent for ConAgra Foods, with ConAgra Foods providing the actual payment amount, while UAP provides the administrative services necessary for such purchases. UAP agreed to then store, ship or deliver such grain as directed by ConAgra Foods. UAP also agreed to provide all labor, equipment and supplies reasonably necessary to handle and transfer the grain and grain products at these elevators. During the term of the grain merchandising agreements, UAP has agreed not to handle or store grain at the grain elevators other than as directed by ConAgra Foods. At the end of every month during the term of these agreements, ConAgra Foods will determine the profit or loss at each elevator for the previous month. If there has been a profit for the previous month, ConAgra Foods will pay United Agri Products three-quarters of such profit. If there has been a loss for the previous month, United Agri Products will pay ConAgra Foods one-quarter of such loss.

Leases

In connection with the Acquisition, United Agri Products or one of its direct, wholly owned subsidiaries entered into 15-year ground leases with ConAgra Foods and its affiliates for six facilities in the United States and four facilities in Canada. Rent is approximately Cdn$4,667 per month for each Canadian ground lease and between $250 and $1,350 per month for the U.S. ground leases. After the fifth and tenth years of the term of each of the ground leases, rent will be adjusted to the then current market rents. In addition to rent for certain facilities, United Agri Products will pay additional fees based on tonnage unloaded or rail cars spotted.

In connection with the Acquisition, United Agri Products or one of its direct, wholly owned subsidiaries also entered into subleases with ConAgra Foods and its affiliates for facilities located in Carrington, North Dakota and Browns, Illinois. Rent is $500 per month under the Browns sublease and $1,000 per month under the Carrington sublease. The subleases expire when the applicable master leases expire or terminate.

Scale License Agreements

Certain of our wholly owned subsidiaries are party to two scale license agreements with ConAgra Foods. Each agreement allows us to use a scale owned or operated by ConAgra Foods for a monthly fee of $200. In addition, we are responsible for 50% of the maintenance costs of the scales at these locations.

Storage Agreement

On November 24, 2003, one of our indirect wholly owned subsidiaries entered into a storage agreement with ConAgra Foods providing for the storage by ConAgra Foods of certain fertilizer products owned by UAP or one of its subsidiaries at a ConAgra Foods facility in Dubuque, Iowa. The term of the agreement ends on June 30, 2005. UAP has agreed to pay a minimum of $180,000 to ConAgra Foods for services performed under this storage agreement. If UAP’s aggregate payments to ConAgra Foods do not total at least $180,000 by June 30, 2005, UAP has agreed pay to ConAgra Foods the difference between the aggregate amount UAP has paid for services under the agreement and $180,000.

Investor Rights Agreement

All employees that own deferred stock and stock options of UAP Holdings are subject to an investor rights agreement with Apollo and UAP Holdings (the “Investor Rights Agreement”), which governs certain aspects of UAP Holdings’ relationship with its security holders. The Investor Rights Agreement, among other things:

•	allows security holders to join, and allows Apollo and its affiliates to require security holders to join, in any sale or transfer of shares of common stock or preferred stock to any third party prior to a qualified public offering of common stock or preferred stock, following which (when aggregated with all prior such sales or transfers) Apollo and its affiliates shall have disposed of at least 10% of the number of shares of common stock or preferred stock, as applicable, that Apollo and its affiliates owned as of November 24, 2003;

•	restricts the ability of security holders to transfer, assign, sell, gift, pledge, hypothecate or encumber, or otherwise dispose of, common stock or preferred stock or of all or part of the voting power associated with common stock or preferred stock;

•	allows security holders to include certain securities in a registration statement filed by the Company with respect to an offering of common stock or preferred stock (i) in connection with the exercise of any demand rights by Apollo and its affiliates or any other security holders possessing such rights, or (ii) in connection with which Apollo and its affiliates exercise “piggyback” registration rights;

•	allows UAP Holdings and Apollo to repurchase all or any portion of the common stock and preferred stock held by directors, employees and consultants of UAP Holdings upon the termination of their employment with UAP Holdings, their death or their bankruptcy or insolvency; and

•	contains a provision that at any meeting of the UAP Holdings’ stockholders and in any action by written consent of UAP Holdings’ stockholders, the trustee under UAP Holdings’ 2003 Deferred Compensation Plan will vote the shares of common stock underlying each security holder’s deferred common stock units at the direction of Apollo.

The Investor Rights Agreement terminates upon the earliest to occur of the dissolution of UAP Holdings, the occurrence of any event which reduces the number of security holders to one and the transfer to a person or group other than Apollo and its affiliates of a number of shares of common stock having the power to elect a majority of UAP Holdings’ Board of Directors. We expect to amend this agreement prior to completion of the offering.

Apollo Registration Rights Agreement

On November 24, 2003, Apollo entered into a registration rights agreement with UAP Holdings pursuant to which Apollo and its affiliates have certain demand and incidental registration rights with respect to UAP Holdings’ common stock. Under this agreement, UAP Holdings has agreed to assume the fees and expenses associated with registration. We expect to amend this agreement prior to completion of the offering.

Apollo Management Consulting Agreement

United Agri Products is a party to a management consulting agreement dated as of November 21, 2003 with Apollo (the “Management Agreement”). Under the terms of the Management Agreement, United Agri Products retained Apollo to provide certain management consulting and financial advisory services, for which United Agri Products pays Apollo an annual management fee of $1.0 million in quarterly payments of $250,000. In addition, as consideration for arranging the Acquisition, certain related financing transactions and the preparation of a registration statement with respect to an exchange offer for the 8¼% Senior Notes, United Agri Products paid Apollo a fee of $5.0 million in January 2004. United Agri Products may also be required to pay Apollo a transaction fee of 1% of the aggregate enterprise value paid or provided to United Agri Products if United Agri Products engages in any merger, acquisition, disposition, recapitalization, issuance of securities, financing or similar transaction. The Management Agreement has an initial term of seven years, which commenced on November 21, 2003. Upon the fourth anniversary of the date of the Management Agreement and the end of each year thereafter (each of such fourth anniversary and the end of each year thereafter, a “Year End”), the term is automatically extended for an additional year unless terminated by either party at least 30, but no more than 60, days prior to such year end. We expect to terminate the Management Agreement upon completion of this offering.

RELATED PARTY TRANSACTIONS PRIOR TO THE ACQUISITION

ConAgra Foods’ executive, finance, tax and other corporate departments have historically performed services for the ConAgra Agricultural Products Business, and, pursuant to the Buyer Transition Services Agreement described in “Certain Relationships and Related Transactions—Ancillary Agreements,” will continue to perform certain administrative and other services for us. Expenses incurred by ConAgra Foods and allocated to the ConAgra Agricultural Products Business were historically determined based on the specific services that were provided or were allocated based on ConAgra Foods’ investment in the ConAgra Agricultural Products Business in proportion to ConAgra Foods’ total investment in its subsidiaries. In addition, ConAgra Foods charged the ConAgra Agricultural Products Business finance charges on ConAgra Foods’ investment in and advances to the ConAgra Agricultural Products Business. We believe that such expense allocations were reasonable. It is not practical to estimate the expenses that would have been incurred by the ConAgra Agricultural Products Business if it had been operated on a stand-alone basis. Corporate allocations included allocation of selling, administrative and general expenses of approximately $9.3 million and $8.0 million for the thirty-nine weeks ended November 23, 2003 and November 24, 2002, respectively, and $11.1 million, $10.9 million and $11.4 million for fiscal 2003, 2002 and 2001, respectively, and allocated finance charges of approximately $12.6 million and $20.6 million for the thirty-nine weeks ended November 23, 2003 and November 24, 2002, respectively, and $23.1 million, $41.1 million and $60.1 million in fiscal 2003, 2002 and 2001, respectively. Allocated finance charges are presented net of third party finance fee income of $7.3 million and $8.9 million for the thirty-nine weeks ended November 23, 2003 and November 24, 2002, respectively, and $10.8 million, $13.4 million and $13.5 million in fiscal 2003, 2002 and 2001, respectively.

UAP also has historically entered into transactions in the normal course of business with parties under common ownership of ConAgra Foods. Net sales to related parties were $5.8 million and $23.5 million during the thirty-nine weeks ended November 23, 2003 and November 24, 2002, respectively, and $25.5 million, $33.8 million and $13.4 million in fiscal years 2003, 2002 and 2001, respectively. Gross margins associated with related party net sales were $2.0 million and $1.4 million during the thirty-nine weeks ended November 23, 2003 and November 23, 2002, respectively, and $2.5 million, $2.6 million and $1.5 million in fiscal years 2003, 2002 and 2001, respectively.

DESCRIPTION OF OTHER INDEBTEDNESS

THE AMENDED REVOLVING CREDIT FACILITY

We anticipate, in connection with this offering, amending our existing revolving credit facility with General Electric Capital Corporation as Agent and Lender, GE Canada Finance Inc. as Canadian Agent and Lender, GECC Capital Markets Group, Inc. as Co-Lead Arranger, UBS Securities LLC, as Co-Lead Arranger and Co-Syndication Agent, Coôperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank International,” New York Branch, as Co-Documentation Agent and Lender and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Co-Documentation Agent and Lender to permit the Transactions. The currently anticipated terms of the amended revolving credit facility are as set forth below. The description of the amended revolving credit facility does not purport to be complete and is qualified in its entirety by reference to the complete text of the related credit agreement.

As amended, the revolving credit facility will provide for the following, to be used for, among other things, United Agri Products’ and its respective subsidiaries’ working capital and general corporate purposes, including, without limitation, effecting certain permitted acquisitions and investments:

•	a five-year $500.0 million asset-based revolving credit facility;

•	a $20.0 million revolving credit sub-facility for UAP Canada;

•	a $50.0 million letter of credit sub-facility;

•	a $25.0 million swingline loan sub-facility; and

•	a $25.0 million in-season overadvance sub-facility.

Borrowing Bases

We anticipate that borrowings by United Agri Products and UAP Canada will be subject to borrowing availability under the amended revolving credit facility. United Agri Products’ borrowing availability will be an amount equal to the lesser of:

•	the maximum amount of the revolving loan commitment, less the outstanding amount of loans to UAP Canada under the Canadian revolving loan sub-facility; or

•	the U.S. borrowing base, plus (if applicable) the maximum in-season overadvance amount;

in each case less the sum of the outstanding U.S. revolving loans (including the outstanding amount of letter of credit obligations, swingline loans and in-season overadvances).

The U.S. borrowing base will be, at any date of determination, an amount equal to the sum of:

•	85% of the book value (net of reserves) of United Agri Products’ and its wholly-owned domestic subsidiaries eligible accounts receivable (other than “extended” accounts receivable and other than those of certain “inactive” subsidiaries);

•	75% of the book value (net of reserves) of United Agri Products’ and its wholly-owned domestic subsidiaries eligible “extended” accounts receivable (other than those of certain “inactive” subsidiaries); and

•	the lesser of (1) 55% (or 65% between April 1st and July 31st of each year) of the book value (net of reserves) of United Agri Products’ and its wholly-owned domestic subsidiaries eligible inventory (other than that of certain “inactive” subsidiaries) valued at the lower of cost or market or (2) 85% multiplied by a “net orderly liquidation value factor” multiplied by the book value (net of reserves) of United Agri Products’ and its wholly-owned domestic subsidiaries eligible inventory (other than that of certain “inactive” subsidiaries).

Borrowings by UAP Canada will also be subject to borrowing availability under the amended revolving credit facility. Its borrowing availability will be an amount equal to the lesser of:

•	the maximum amount of the Canadian revolving loan sub-facility; or

•	the U.S. dollar-equivalent of the Canadian borrowing base;

in each case less the sum of (1) the U.S. dollar-equivalent of outstanding Canadian revolving loans and (2) the amount of the U.S. revolving loans (including letter of credit obligations, swingline loans and in-season overadvances) outstanding in excess of $480.0 million.

The Canadian borrowing base will be calculated using a formula identical to the one used to calculate the U.S. borrowing base (except that it will be applied only to eligible Canadian accounts receivable and inventory).

Interest and Applicable Margins

We expect the interest rates under the amended revolving credit facility will be based, at United Agri Products’ option, on either the agent’s index rate plus an applicable index margin of 1.50% or upon LIBOR plus an applicable LIBOR margin of 2.75%. The interest rates with respect to in-season overadvances under the amended revolving credit facility will be based, at United Agri Products’ option, on either the agent’s index rate plus an applicable index margin of 2.75% or upon LIBOR plus an applicable LIBOR margin of 4.00%. These applicable margins (other than the margin on in-season overadvances) will, in each case, be subject to prospective reduction on a quarterly basis if United Agri Products reduces its ratio of funded debt to EBITDA (on a consolidated basis). Following an event of default, all amounts owing under the amended revolving credit facility will bear interest at a rate per annum equal to the rate otherwise applicable thereto plus an additional 2.0%.

With respect to LIBOR loans, United Agri Products will be able to elect interest periods of 1, 2, 3 or 6 months and interest will be payable in arrears at the end of each applicable interest period, but in any event at least every 3 months. With respect to index rate loans, interest will be payable on the first business day of each month. In each case, calculations of interest will be based on a 360-day year and actual days elapsed.

Fees

The amended revolving credit facility will likely require the payment of the following fees:

•	certain fees specified in a fee letter entered into with GE Capital;

•	an unused line of credit fee in an amount equal to an applicable unused line fee margin of 0.50% (which margin may be reduced prospectively on a quarterly basis if we reduce our ratio of funded debt to EBITDA on a consolidated basis) multiplied by the difference between (x) the maximum amount of United Agri Products’ amended revolving credit facility (as it may be reduced from time to time) and (y) the average daily balance of revolving loans (including swingline loans) for the preceding month;

•	a letter of credit fee equal to the average daily undrawn face amount of all outstanding letters of credit during such month multiplied by the applicable margin then in effect with respect to LIBOR loans (other than in-season overadvances); and

•	customary administrative charges.

Guaranties and Collateral

The obligations under the amended revolving credit facility will be guaranteed by UAP Holdings and each of its existing and future direct and indirect subsidiaries. However, none of the non-U.S. subsidiaries of UAP Holdings will guarantee any of United Agri Products’ obligations or those of its U.S. subsidiaries. The obligations of UAP Canada under the amended revolving credit facility will be guaranteed by UAP Holdings and each of its existing and future direct and indirect Canadian and U.S. subsidiaries (including United Agri Products).

United Agri Products’ obligations and the obligations of the U.S. guarantors under the amended revolving credit facility and the related documents will be secured by a first priority lien on or security interest in, subject to certain exceptions, substantially all of UAP Holdings’ and United Agri Products’ properties and assets and the properties and assets of each of the U.S. guarantors, in each case whether now owned or hereafter acquired. The obligations of UAP Canada and the obligations of the Canadian guarantors under the amended revolving credit facility and the related documents will be secured by a first priority lien on or security interest in, subject to certain exceptions, substantially all of UAP Holdings’, United Agri Products’ and UAP Canada’s properties and assets and the properties and assets of each of the Canadian guarantors in each case whether now owned or hereafter acquired. Such security will include a pledge of all capital stock and certain debt instruments owned by such parties, except that, in general, not more than 66% of the total outstanding voting stock of any non-U.S., non-Canadian subsidiary of UAP Holdings will be required to be pledged in support of the obligations of UAP Holdings, United Agri Products or its subsidiaries. Our bank accounts, and those of our U.S. and Canadian subsidiaries, will be subjected to a cash management system that provides for daily sweeps of certain account balances to repay the obligations under the amended revolving credit facility.

Representations, Warranties and Covenants

The amended revolving credit facility will contain certain customary representations, warranties and affirmative covenants. In addition, the amended revolving credit facility will contain customary negative covenants restricting UAP Holdings’ ability and the ability of its subsidiaries to, among other things:

•	incur additional indebtedness (other than certain permitted indebtedness);

•	incur liens (other than certain permitted encumbrances), enter into agreements that limit the ability to incur liens, or permit any encumbrance or restriction on certain inter-company payments and transfers;

•	make investments (other than certain permitted investments);

•	become liable for certain contingent obligations;

•	make certain restricted payments in respect of capital stock or subordinated debt;

•	amend certain organizational, corporate and other documents;

•	engage in mergers or make acquisitions (except for certain permitted acquisitions);

•	sell or dispose of assets or the stock of subsidiaries;

•	enter into transactions with affiliates;

•	engage in any new business;

•	permit certain releases of certain hazardous materials;

•	take any actions that could cause an “ERISA event” that could reasonably be expected to have a material adverse effect (as defined);

•	enter into certain sale-leaseback, lease in-lease out and similar transactions; or

•	voluntarily purchase, redeem, defease or prepay any subordinated debt.

We anticipate that the amended revolving credit facility will also contain the following financial covenants:

•	If and for so long as aggregate borrowing availability is less than $40.0 million, UAP Holdings and its subsidiaries will be required to have EBITDA of at least $70.0 million, measured as of the last day of each month for the trailing twelve-month period then ended.

•	If and for so long as aggregate borrowing availability is less than $40.0 million, UAP Holdings and its subsidiaries will be required to maintain a fixed charge coverage ratio of not less than 1.1 to 1.0, measured as of the last day of each month for the trailing twelve-month period then ended.

Events of Default

Events of default under the amended revolving credit facility will include:

•	failure to pay principal when due or pay a reimbursement obligation in respect of a letter of credit;

•	failure to pay interest within 3 days after its due date;

•	default with respect to certain other indebtedness;

•	failure to maintain UAP’s corporate existence or that of UAP Canada;

•	failure to cause any new subsidiary to guarantee UAP’s obligations and/or those of UAP Canada and to collateralize the same with security interests, liens and pledges on the terms and conditions set forth in United Agri Products’ amended revolving credit facility and related documents;

•	failure to comply with the negative, financial and borrowing base reporting covenants in the amended revolving credit facility;

•	a material breach of any representation or warranty;

•	other defaults under the amended revolving credit facility documents which are not cured or waived within 30 days;

•	voluntary and involuntary events of bankruptcy;

•	the entrance or filing of a material money judgment or similar process which is not adequately covered by insurance and remains undischarged, unvacated, unbonded or unstayed for a period of 30 days;

•	any of the amended revolving credit facility documents become invalid; and

•	certain changes of control with respect to UAP Holdings, United Agri Products or UAP Canada.

SENIOR SECURED SECOND LIEN TERM LOAN FACILITY

Concurrent with, and subject to completion of, this offering, United Agri Products expects to enter into a new senior secured second lien term loan facility. The currently anticipated key terms of the second lien term loan are described below. Such description is not complete and is qualified in its entirety by reference to the complete text of the related term loan agreement.

The new second lien term loan will provide for a seven-year, $150 million senior secured second lien term loan facility with                                     , as Agent and Lender, and other financial institutions as Lenders. The proceeds of the second lien term loan will be applied to repurchase a portion of the 8 1/4% Senior Notes.

Interest and Applicable Margins

The interest rates with respect to the second lien term loan facility will be based, at United Agri Products’ option, on either a base rate or a Eurodollar rate, plus applicable margins. Following an event of default, all amounts owing under the second lien term loan facility will bear interest at a rate per annum equal to the rate otherwise applicable thereto plus an additional             %. We anticipate the second lien term loan will have amortization of 1.00% per annum, payable in equal quarterly installments.

Fees

The second lien term loan facility will require the payment of the following fees:

•	certain fees specified in a fee letter entered into with ; and

•	customary administrative charges.

Guaranties and Collateral

The obligations under the second lien term loan facility will be guaranteed by UAP Holdings and each of its existing and future direct and indirect domestic subsidiaries. United Agri Products’ obligations and the obligations of the guarantors under the second lien term loan facility will be secured by a second priority lien on or security interest in, subject to certain exceptions, all of the collateral securing the existing revolving facility, which includes substantially all of UAP Holdings’ and United Agri Products’ properties and assets and the properties and assets of each of the guarantors, in each case whether now owned or hereinafter acquired. Such security will include a pledge of all capital stock and certain debt instruments owned by such parties, except that, in general, not more than 66% of the total outstanding voting stock of any non-U.S. subsidiary of UAP Holdings will be required to be pledged in support of the obligations of UAP Holdings, United Agri Products or its subsidiaries.

Representations, Warranties and Covenants

We anticipate the second lien term loan facility will contain certain customary representations, warranties and affirmative covenants. In addition, the second lien term loan facility will contain customary negative covenants restricting UAP Holdings’ ability and the ability of its subsidiaries to, among other things:

•	incur additional indebtedness (other than certain permitted indebtedness);

•	incur liens (other than certain permitted encumbrances);

•	make investments (other than certain permitted investments);

•	become liable for certain contingent obligations;

•	make certain restricted payments in respect of capital stock or subordinated debt; provided, that, if certain financial and other tests are satisfied, the interest on subordinated debt and dividends may be paid;

•	amend certain organizational, corporate and other documents;

•	engage in mergers or make acquisitions (except for certain permitted acquisitions);

•	sell or dispose of assets or the stock of subsidiaries;

•	enter into transactions with affiliates;

•	engage in any new business;

•	change in fiscal year without notice to the agent;

•	create or establish new subsidiaries without delivering guaranties and security as described above;

•	permit certain releases of certain hazardous materials;

•	take any actions that could cause an “ERISA event” that could reasonably be expected to have a material adverse effect (as defined); or

•	enter into certain sale-leaseback, lease in-lease out and similar transactions.

The second lien term loan facility will likely contain financial covenants based on EBITDA and cash fixed charges coverage ratio (to be defined) tests.

Events of Default

We anticipate events of default under the second lien term loan facility will include:

•	failure to pay interest within a grace period after its due date;

•	failure to make any installment of principal when due;

•	default with respect to certain other indebtedness, including the existing revolving facility;

•	failure to cause any new domestic subsidiary to guarantee UAP’s obligations and to collateralize the same with security interests, liens and pledges on the terms and conditions set forth in United Agri Products’ second lien term loan facility and related documents;

•	failure to comply with the negative covenants in the second lien term loan facility;

•	failure to comply with the financial covenants in the second lien term loan facility;

•	failure to deliver notice of any condition or event that constitutes an event of default or default promptly after a senior executive officer has learned of the same;

•	a material breach of any representation or warranty;

•	other defaults under the second lien term loan facility documents which are not cured or waived within 30 days;

•	voluntary and involuntary events of bankruptcy, insolvency or dissolution;

•	the entrance or filing of a material money judgment or similar process which is not adequately covered by insurance and remains undischarged, unvacated, unbonded or unstayed for a period of 30 days;

•	any of the second lien term loan facility documents become invalid; and

•	certain changes of control with respect to UAP Holdings and United Agri Products.

Restrictions on Payment of Dividends and Interest on the Notes

We expect the Amended Credit Facilities to restrict our ability to pay dividends on our capital stock and interest on the senior subordinated notes based on the achievement of certain financial ratios, the absence of other defaults and certain other restrictions to be determined.

8¼% SENIOR NOTES

On December 16, 2003, United Agri Products completed a private offering of $225.0 million aggregate principal amount of its 8 1/4% Senior Notes due 2011 (the “8 1/4% Senior Notes”). The net proceeds from the offering of the 8 1/4% Senior Notes were used to repay United Agri Products’ $175.0 million senior bridge loan facility, plus accrued interest, to repay a portion of the existing revolving credit facility, and to pay related fees and expenses. The 8 1/4% Senior Notes were issued under an indenture among United Agri Products, certain of its subsidiaries and JPMorgan Chase Bank, as trustee. UAP Holdings has not guaranteed United Agri Products’ obligations under the 8 1/4% Senior Notes.

Interest on the 8 1/4% Senior Notes accrues at the rate of 8 1/4% per annum and is payable semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2004. The 8 1/4% Senior Notes mature on December 15, 2011. United Agri Products is not required to make mandatory redemption or sinking fund payments with respect to the 8 1/4% Senior Notes.

Optional Redemption

United Agri Products may redeem some or all of the 8 1/4% Senior Notes at any time on or after December 15, 2007 at a redemption price equal to 100% of the principal amount plus a premium declining ratably to par, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date.

At any time prior to December 15, 2006, United Agri Products may use the proceeds of certain equity offerings to redeem up to 35% of the aggregate principal amount of the 8 1/4% Senior Notes originally issued under the indenture governing the 8 1/4% Senior Notes and all or a portion of any additional notes issued under such indenture after the date of such indenture, in each case at a redemption price equal to 108.250% of the principal amount, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date. Depending on whether we consummate the Tender Offers, we also intend to cause United Agri Products to exercise its right to redeem up to 35% of the aggregate principal amount of the 8 1/4% Senior Notes under this provision with a portion of the proceeds from this offering.

In addition, at any time prior to December 15, 2007, United Agri Products may redeem some or all of the 8¼% Senior Notes at a redemption price equal to 100% of the principal amount plus a make-whole premium, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date.

Guarantees; Ranking

The 8 1/4% Senior Notes are United Agri Products’ general unsecured obligations and rank equally in right of payment with all of United Agri Products’ existing and future unsecured senior debt. The 8 1/4% Senior Notes are effectively subordinated in right of payment to all of United Agri Products’ existing and future secured debt, including debt under its revolving credit facility, to the extent of the value of the assets securing that debt. In addition, the 8 1/4% Senior Notes are structurally subordinate to all obligations, including trade payables, of United Agri Products’ subsidiaries that do not guarantee the 8 1/4% Senior Notes.

The 8 1/4% Senior Notes are guaranteed on a senior unsecured basis by United Agri Products’ current and future domestic restricted subsidiaries. The guarantees are general unsecured obligations of the guarantors and rank equally in right of payment with their existing and future unsecured senior debt. The guarantees are effectively subordinated in right of payment to all of the guarantors’ existing and future secured debt, including guarantees under the Amended Credit Facilities, to the extent of the value of the assets securing that debt.

Covenants

The indenture governing the 8 1/4% Senior Notes contains certain limitations and restrictions on United Agri Products’ and certain of its subsidiaries’ ability to, among other things:

•	incur additional indebtedness;

•	pay dividends or make other distributions on United Agri Products’ capital stock or repurchase, repay or redeem our capital stock or subordinated debt;

•	make certain investments;

•	incur liens;

•	enter into certain types of transactions with affiliates; and

•	limit dividends or other payments by United Agri Products’ restricted subsidiaries to United Agri Products; and

•	sell all or substantially all of United Agri Products’ assets or merge with or into other companies.

These covenants are subject to important exceptions and qualifications.

Events of Default

The indenture governing the 8 1/4% Senior Notes contains certain events of default, including (subject, in some cases, to customary cure periods and materiality thresholds) defaults based on (i) the failure to make payments under the indenture when due, (ii) breach of covenants, (iii) cross-defaults to other material indebtedness, (iv) bankruptcy events and (v) material judgments. The events of default in the indenture governing the 8 1/4% Senior Notes are substantially similar to the events of default contained in the indenture governing the senior subordinated notes.

Tender Offer and Consent Solicitation

As of             , 2004, United Agri Products had $225.0 million aggregate principal amount of 8 1/4% Senior Notes outstanding. Prior to the closing of this offering, United Agri Products intends to commence a tender offer and consent solicitation with respect to all of its outstanding $225.0 million aggregate principal amount of 8 1/4% Senior Notes. Upon receipt of the requisite consents, we will execute a supplemental indenture with respect to the 8 1/4% Senior Notes, with effectiveness subject to the consummation of the Tender Offers. The supplemental indenture will delete all of the material restrictive covenants contained in the indenture governing the 8 1/4% Senior Notes. The only operative material covenant will be the covenant to make payment on the 8 1/4% Senior Notes. See “Prospectus Summary–Tender Offers and Consent Solicitations” for a more detailed discussion of the terms of the tender offer and consent solicitation with respect to the 8 1/4% Senior Notes.

10¾% SENIOR DISCOUNT NOTES

On January 26, 2004, UAP Holdings completed a private offering of $125.0 million aggregate principal amount at maturity of its 10 3/4% Senior Discount Notes due 2012 (the “10 3/4% Senior Discount Notes”). The net proceeds from the offering of the 10 3/4% Senior Discount Notes were used to redeem a portion of the outstanding Series A Redeemable Preferred Stock, to pay a dividend to the holders of common stock, and to pay related fees and expenses. The 10 3/4% Senior Discount Notes were issued under an indenture between UAP Holdings and JPMorgan Chase Bank, as trustee.

No interest will accrue on the 10 3/4% Senior Discount Notes prior to January 15, 2008. Instead, the accreted value of each 10 3/4% Senior Discount Note will increase (representing amortization of original issue discount) from the date of original issuance to but not including January 15, 2008 at a rate of 10 3/4% per annum, such that the accreted value on January 15, 2008 will be equal to the full principal amount at maturity. Beginning on January 15, 2008, interest on the 10 3/4% Senior Discount Notes will accrue at a rate of 10 3/4% per annum and will be payable in cash semi-annually in arrears on January 15 and July 15, commencing on July 15, 2008.

Optional Redemption

UAP Holdings may redeem some or all of the 10 3/4% Senior Discount Notes at any time on or after January 15, 2008 at a redemption price equal to 100% of the principal amount at maturity thereof plus a premium declining ratably to par, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date.

At any time prior to January 15, 2007, we may use the proceeds of certain equity offerings to redeem up to 40% of the aggregate principal amount at maturity of 10 3/4% Senior Discount Notes originally issued under the indenture governing the 10 3/4% Senior Discount Notes and all or a portion of any additional notes issued under such indenture after the date of the indenture, in each case at a redemption price equal to 110.750% of the accreted value thereof, plus liquidated damages, if any, to the redemption date. Depending on whether we consummate the Tender Offers, we may exercise our right to redeem up to 40% of the aggregate principal amount at maturity of the 10 3/4% Senior Discount Notes under this provision with a portion of the proceeds from this offering.

In addition, if we experience a change of control prior to January 15, 2008, we may redeem the 10 3/4% Senior Discount Notes, in whole but not in part, at a redemption price equal to 100% of the accreted value thereof, plus a premium declining ratably to 8.063%, plus liquidated damages, if any, to the redemption date.

If we experience a change of control, we may be required to offer to repurchase some or all the 10 3/4% Senior Discount Notes at a purchase price equal to 101% of the accreted value thereof, plus liquidated damages, if any, to the repurchase date (if prior to January 15, 2008) or 101% of the principal amount at maturity, plus accrued and unpaid interest and liquidated damages, if any, to the repurchase date (if on or after January 15, 2008).

Ranking

The 10 3/4% Senior Discount Notes are our general unsecured obligations and rank equally in right of payment with all of our existing and future unsecured senior debt. The 10 3/4% Senior Discount Notes are effectively subordinated in right of payment to all of our existing and future secured debt, including our guarantees of debt under the Amended Credit Facilities, to the extent of the value of the assets securing that debt. The 10 3/4% Senior Discount Notes are structurally subordinated to all obligations of our existing and future subsidiaries, including United Agri Products.

Covenants

The indenture governing the 10 3/4% Senior Discount Notes contains certain limitations and restrictions on our and certain of our subsidiaries’ ability to, among other things:

•	incur additional indebtedness;

•	pay dividends or make other distributions on our capital stock or repurchase, repay or redeem our capital stock or subordinated debt;

•	make certain investments;

•	incur liens;

•	enter into certain types of transactions with affiliates;

•	limit dividends or other payments by our restricted subsidiaries to us; and

•	sell all or substantially all of our assets or merge with or into other companies.

These covenants are subject to important exceptions and qualifications.

Events of Default

The indenture governing the 10 3/4% Senior Discount Notes contains certain events of default, including (subject, in some cases, to customary cure periods and materiality thresholds) defaults based on (i) the failure to make payments under the indenture when due, (ii) breach of covenants, (iii) cross-defaults to other material indebtedness, (iv) bankruptcy events and (v) material judgments. The events of default in the indenture governing the 10 3/4% Senior Discount Notes are substantially similar to the events of default contained in the indenture governing the senior subordinated notes

Tender Offer and Consent Solicitation

As of             , 2004, UAP Holdings had $125.0 million aggregate principal amount at maturity of 10 3/4% Senior Discount Notes outstanding. Prior to the closing of this offering, UAP Holdings intends to commence a tender offer and consent solicitation with respect to all of its outstanding $125.0 million aggregate principal amount at maturity of 10 3/4% Senior Discount Notes. Upon receipt of the requisite consents, we will execute a supplemental indenture with respect to the 10 3/4% Senior Discount Notes, with effectiveness subject to the consummation of the Tender Offers. The supplemental indenture will delete all of the material restrictive covenants contained in the indenture governing the 10 3/4% Senior Discount Notes. The only operative material covenant will be the covenant to make payment on the 10 3/4% Senior Discount Notes. See “Prospectus Summary–Tender Offers and Consent Solicitations” for a more detailed discussion of the terms of the tender offer and consent solicitation with respect to the 10 3/4% Senior Discount Notes.

DESCRIPTION OF INCOME DEPOSIT SECURITIES (IDSs)

GENERAL

We are selling              IDSs in this offering. Each IDS initially represents:

•	one share of our Class A common stock; and

•	a % senior subordinated note with a $ principal amount.

The ratio of Class A common stock to principal amount of senior subordinated notes represented by an IDS is subject to change in the event of a stock split, recombination or reclassification of our Class A common stock. For example, if we elect to effect a two for one stock split, from and after the effective date of the stock split, each IDS will represent two shares of Class A common stock and the same principal amount of senior subordinated notes as it previously represented. Likewise, if we effect a recombination or reclassification of our Class A common stock, each IDS will thereafter represent the appropriate number of shares of Class A common stock on a recombined or reclassified basis, as applicable, and the same principal amount of senior subordinated notes as it previously represented. Immediately following the occurrence of any such event, we will file with the SEC a Current Report on Form 8-K or any other applicable form, disclosing the changes in the ratio of Class A common stock to principal amount of senior subordinated notes as a result of such event.

Holders of IDSs are at all times the beneficial owners of the Class A common stock and senior subordinated notes represented by such IDSs and, through their broker or other financial institution and DTC, will have exactly the same rights, privileges and preferences, including voting rights, rights to receive distributions, rights and preferences in the event of a default under the indenture governing the senior subordinated notes, ranking upon bankruptcy and rights to receive communications and notices as a beneficial owner of separately held Class A common stock and senior subordinated notes, as applicable, would have through its broker or other financial institution and DTC.

The IDSs will be available in book entry form only. As discussed below under “—Book Entry Settlement and Clearance,” a nominee of the book entry clearing system will be the sole registered holder of the IDSs. That means you will not be a registered holder of IDSs or be entitled to receive a certificate evidencing your IDSs. You must rely on the procedures used by your broker or other financial institution that will maintain your book entry position to receive the benefits and exercise the rights of a holder of IDSs that are described below. You should consult with your broker or financial institution to find out what those procedures are.

VOLUNTARY SEPARATION AND RECOMBINATION

Holders of IDSs, whether purchased in this offering or in a subsequent offering of IDSs of the same series may, at any time after the earlier of 45 days from the date of the closing of this offering or the occurrence of a change of control, through their broker or other financial institution, separate the IDSs into the shares of our Class A common stock and senior subordinated notes represented thereby. Any holder of shares of our Class A common stock and senior subordinated notes may, at any time after the senior subordinated notes become separable by the holders, through his or her broker or other financial institution, combine the applicable number of shares of Class A common stock and senior subordinated notes to form IDSs.

We currently do not anticipate that our Class A common stock or our senior subordinated notes will trade on any exchange. We will use reasonable efforts to list our Class A common stock for separate trading on                 , if a sufficient number of shares of our Class A common stock are held separately to meet the minimum distribution requirements for separate trading on the respective stock exchange for at least 30 consecutive trading days (assuming that we otherwise continue to satisfy all other applicable listing requirements of such stock exchange at that time).

AUTOMATIC SEPARATION

Upon the occurrence of any of the following, the IDSs will be automatically separated into the shares of Class A common stock and senior subordinated notes represented thereby:

•	exercise by us of our right to redeem all or a portion of the senior subordinated notes, which may be represented by IDSs at the time of such redemption;

•	the date on which principal on the senior subordinated notes becomes due and payable, whether at the stated maturity date or upon acceleration thereof; or

•	if DTC is unwilling or unable to continue as securities depository with respect to the IDSs or ceases to be a registered clearing agency under the Securities Exchange Act of 1934 and we are unable to find a successor depositary.

BOOK ENTRY SETTLEMENT AND CLEARANCE

The Depository Trust Company, known as DTC, will act as securities depository for the IDSs, and the senior subordinated notes and shares of Class A common stock represented by the IDSs, or the “securities.” The senior subordinated notes and the shares of our Class A common stock represented by the IDSs will be represented by one or more global notes and global stock certificates. The global notes and global stock certificates will be issued in fully registered form in the name of DTC’s nominee, Cede & Co.

Book Entry Procedures.    If you intend to purchase IDSs in the manner provided by this prospectus you must do so through the DTC system or through direct and indirect participants. The participant that you purchase through will receive a credit for the applicable security on DTC’s records. The ownership interest of each actual purchaser of the applicable security, who we refer to as a “beneficial owner,” is to be recorded on the participant’s records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of their purchase and sale transactions, as well as periodic statements of their holdings, from the DTC participant through which the beneficial owner entered into their purchase and sale transactions.

All interests in the securities will be subject to the operations and procedures of DTC. We provide the following summary of DTC’s operations solely for your convenience. The operations and procedures of DTC may be changed at any time. We are not responsible for those procedures and operations.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York State Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies. These indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules that apply to DTC and its participants are on file with the SEC.

To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the applicable security except in the event that use of the book entry system for the securities is discontinued.

Separation and Combination.    Holders of IDSs may, at any time after 45 days from the date of original issuance, through their broker or other financial institution, separate their IDSs into the shares of Class A common stock and senior subordinated notes represented thereby. Similarly, any holder of shares of our Class A common stock and senior subordinated notes may, at any time, through their broker or other financial institution, combine the applicable number of shares of common stock and senior subordinated notes to form IDSs.

In addition, the IDSs will be automatically separated into the shares of Class A common stock and senior subordinated notes represented thereby upon the occurrence of the following:

•	exercise by us of our right to redeem all or a portion of the senior subordinated notes, which may be represented by IDSs at the time of such redemption,

•	the date on which principal on the senior subordinated notes becomes due and payable, whether at the stated maturity date or upon acceleration thereof, or

•	if DTC is unwilling or unable to continue as securities depository with respect to the IDSs or ceases to be a registered clearing agency under the Securities Exchange Act of 1934 and we are unable to find a successor depositary.

Any voluntary or automatic separation of IDSs and any subsequent combination of IDSs from senior subordinated notes and Class A common stock are to be accomplished by entries made by the DTC participants acting on behalf of beneficial owners. In any such case, the participant’s account through which a separation or combination is effected, will be credited and debited for the applicable securities on DTC’s records. Depending on the arrangements between a holder and his or her brokerage firm, and the brokerage arrangements with the DTC participant, the transaction fee for any voluntary separation or recombination may be passed directly on to the holder.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. will consent or vote with respect to the securities. Under its usual procedures, DTC would mail an omnibus proxy to participants as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the securities are credited on the record date.

We and the transfer agent and registrar will make any payments on the securities to DTC. DTC’s practice is to credit direct participants’ accounts on the payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, us or the transfer agent and registrar, subject to any statutory or regulatory requirements as may be in effect from time to time.

We or the transfer agent and registrar will be responsible for the payment of all amounts to DTC. DTC will be responsible for the disbursement of those payments to its participants, and the participants will be responsible for disbursements of those payments to beneficial owners.

DTC may discontinue providing its service as securities depository with respect to the IDSs, the shares of our Class A common stock or our senior subordinated notes at any time by giving reasonable notice to us or the transfer agent and registrar. If DTC discontinues providing its service as securities depository with respect to the IDSs and we are unable to obtain a successor securities depository, you will automatically take a position in the component securities. If DTC discontinues providing its service as securities depository with respect to the shares of our Class A common stock and/or our senior subordinated notes and we are unable to obtain a successor securities depository, we will print and deliver to you certificates for the securities that have been discontinued and you will automatically take a position in any securities still subject to the depository arrangement.

Also, in case we decide to discontinue use of the system of book entry transfers through DTC (or a successor securities depository) we will print and deliver to you certificates for the various certificates of Class A common stock and senior subordinated notes you may own.

The information in this section concerning DTC and DTC’s book entry system has been obtained from sources that we believe to be reliable, including DTC.

Except for actions taken by DTC in accordance with our instructions, neither we nor the trustee nor the underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to:

•	the accuracy of the records of DTC, its nominee or any participant or any record of beneficial ownership interest in the securities on DTC’s books, or

•	any payments, or the providing of notice, to participants or beneficial owners.

Procedures Relating to Subsequent Issuances.    The indenture governing our senior subordinated notes will provide that, in the event there is a subsequent issuance of senior subordinated notes having terms identical to the senior subordinated notes represented by the IDSs except for the issuance date, including an issuance of IDSs in exchange for junior participating preferred stock, if we determine that such new senior subordinated notes need to have a new CUSIP number, each holder of senior subordinated notes or IDSs (as the case may be) agrees that a portion of such holder’s senior subordinated notes (whether held directly in book entry form or held as part of IDSs) will be exchanged, without any further action of such holder, for a portion of the senior subordinated notes acquired by the holders of such subsequently issued senior subordinated notes. Consequently, following each such subsequent issuance and exchange, each holder of senior subordinated notes or IDSs (as the case may be) will own an indivisible unit composed of senior subordinated notes of each separate issuance in the same proportion as each other holder. Immediately following any exchange resulting from a subsequent offering, a new CUSIP number will be assigned to represent an inseparable unit consisting of the senior subordinated notes outstanding prior to the subsequent issuance and the senior subordinated notes issued in the subsequent issuance. Accordingly, the senior subordinated notes issued in the original offering will not be able to be separated from the senior subordinated notes issued in any subsequent offering. In addition, immediately following any exchange resulting from a subsequent offering, new IDSs will be issued in exchange for the existing IDSs which will consist of the inseparable unit described above representing the proportionate principal amounts of each issuance of senior subordinated notes (but with the same aggregate principal amount as the senior subordinated notes (or inseparable unit) represented by the IDSs immediately prior to such subsequent issuance and exchange) and the Class A common stock. All accounts of DTC participants with a position in the securities will be automatically revised to reflect the new CUSIP numbers.

Most subsequent issuances of senior subordinated notes, including subsequent issuances of senior subordinated notes which have original issue discount and all subsequent issuances six months after the date of this offering, may require trades on                  to settle up to 24 hours after the date such trades would settle absent such subsequent issuance or settle for cash, consistent with such exchange’s practices for the date of such issuance. The                              has informed us that they will broadcast any such alternate settlement procedures in advance of any relevant trading day, consistent with their established procedures. Based upon these discussions, we do not believe that any settlement delays or cash settlement procedures, if any, associated with subsequent issuances, will have a significant impact on the IDS trading market. Immediately following any subsequent issuance, we will file with the SEC a Current Report on Form 8 K or any other applicable form, disclosing the changes, if any, to the OID attributable to your senior subordinated notes as a result of such subsequent issuance.

IDS TRANSFER AGENT

             is the IDS transfer agent.

DESCRIPTION OF CAPITAL STOCK

GENERAL

Under our amended certificate of incorporation, which we expect to file immediately prior to completion of this offering, our capital stock will consist of              total authorized shares, of which              shares, $0.001 par value per share, will be designated as “Common Stock,”              shares, $0.001 par value per share, will be designated as “Class A Common Stock” and              shares, $0.001 par value per share, will be designated as “Preferred Stock.”

The following description of our capital stock and provisions of our amended certificate of incorporation are summaries thereof and qualified in their entirety by reference to our amended certificate of incorporation.

COMMON STOCK AND CLASS A COMMON STOCK

The holders of shares of our common stock and Class A common stock will be entitled to:

•	one vote for each share of common stock or Class A common stock, as the case may be, held of record voting as a single class with the junior participating preferred stock on all matters submitted to a vote of our stockholders;

•	receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor, after all required dividends are paid to the holders of our outstanding shares of Preferred Stock; and

•	in the event of our liquidation, dissolution or winding up, share ratably in all assets which remain after our payment of all of our corporate debts and the required payment of all amounts due to the holders of our outstanding shares of Preferred Stock.

Voting is noncumulative, and all shares of our common stock outstanding on November 24, 2003 were fully paid and non-assessable.

Class Rights and Restrictions.    Shares of our common stock and Class A common stock will be identical in all respects and will be entitled to the same rights, preferences and privileges, and vote together as a single class with the junior participating preferred stock on all matters upon which the common stock is entitle to vote, except that our certificate of incorporation will provide that we may not issue any shares of Class A common stock, unless such shares of Class A common stock are issued as part of IDSs that have been issued in transactions that are registered under the Securities Act of 1933.

PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time, in one or more series, with the designations, assigned values, voting rights, powers, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof as our board of directors from time to time may adopt by resolution, subject to certain limitations. Each series shall consist of that number of shares as shall be stated and expressed in the certificate of designations providing for the issuance of the stock of the series. All shares of any one series of Preferred Stock shall be identical.

Series A Redeemable Preferred Stock

In connection with the Acquisition, we issued $60.0 million of Series A Redeemable Preferred Stock to ConAgra Foods. We redeemed approximately $26.4 million of Series A Redeemable Preferred Stock on January 26, 2004 with a portion of the proceeds from the offering of the 10¾% Senior Discount Notes. The key terms of the Series A Redeemable Preferred Stock are described below. Such description is not complete and is qualified in its entirety by reference to the complete text of the applicable certificate of designation, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

The authorized number of shares of Series A Redeemable Preferred Stock is 175,000, of which 33,937 are outstanding as of the date of this prospectus. The outstanding Series A Redeemable Preferred Stock was issued by us for $1,000 per share (the “Face Amount”) and ranks prior to our common stock, Class A common stock and any other class of our capital stock ranking junior to the Series A Redeemable Preferred Stock with respect to dividends, liquidation, dissolution and winding up of UAP Holdings.

Dividends.    The holders of outstanding shares of Series A Redeemable Preferred Stock are entitled to receive, when, as and if declared by the board of directors, out of funds legally available therefor, with respect to each share of Series A Redeemable Preferred Stock, semiannual preferred dividends in an amount equal to the product of (i) the Face Amount thereof multiplied by (ii) 50% of the per annum dividend rate. The per annum dividend rate is 8.0% until November 24, 2008, 9.0% from November 24, 2008 to, but not including, November 24, 2009, and 10% from November 24, 2009 and thereafter. Dividends may be paid, at our option, either in cash or by delivering to the record holders of Series A Redeemable Preferred Stock additional shares of Series A Redeemable Preferred Stock (and fractional shares to the extent applicable) having an aggregate Face Amount equal to the amount of the dividend to be paid on the applicable dividend payment date.

Liquidation.    Upon a liquidation or winding up of UAP Holdings in a single transaction or series of transactions, the holders of Series A Redeemable Preferred Stock will be entitled to be paid, out of the assets of UAP Holdings available for distribution to its shareholders, whether from capital, surplus or earnings (“Available Assets”), an amount equal to the Face Amount plus all accrued and unpaid dividends on each share, if any (in the aggregate, the “Liquidation Preference Amount”), before any distribution is made on any other class of our stock ranking junior to the Series A Redeemable Preferred Stock with respect to a liquidation or winding up, including our common stock and Class A common stock. If the Available Assets are insufficient to pay the holders of the Series A Redeemable Preferred Stock the full Liquidation Preference Amount, the holders of the Series A Redeemable Preferred Stock shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. The Liquidation Preference Amount must be paid to the holders of Series A Redeemable Preferred Stock in cash.

Redemption.    On December 15, 2012 (the “Maturity Date”), we are required to redeem all of the Series A Redeemable Preferred Stock then outstanding for an amount equal to the Liquidation Preference Amount. At any time prior to December 15, 2012, we have the option of redeeming, in whole or in part, the outstanding shares of Series A Redeemable Preferred Stock at a price equal to the then current Liquidation Preference Amount. In the case of a redemption of less than all of the shares of Series A Redeemable Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata or by lot as reasonably determined by us to be equitable.

Upon a “change of control” (which includes, among other things, (i) prior to our initial public offering, any person other than Apollo owns more than 50% of the voting power of our common stock on a fully diluted basis, (ii) after our initial public offering, any person other than Apollo owns more than 30% of the voting power of our common stock, (iii) a merger or consolidation in which our stockholders own less than 50% of the voting securities of the surviving corporation, (iv) sale of all or substantially all of our assets or (v) a change of control under and as defined in any indenture or agreement to which UAP Holdings or any of its subsidiaries is a party with respect to indebtedness for borrowed money in excess of the aggregate principal amount of $100 million, each holder of Series A Redeemable Preferred Stock has the right, at such holder’s election, to receive on the date the change of control occurs in respect of each share owned by such holder a sum equal to (a) the then applicable Face Amount multiplied by 1.01 plus (b) all accrued and unpaid dividends on each such share (the “Change of Control Redemption Amount”). Also upon a “change of control,” we may elect to redeem all (but not less than all) of the outstanding shares of Series A Redeemable Preferred Stock for an amount equal to the Change of Control Redemption Amount.

In addition, in the event that Apollo sells its common stock to an entity not affiliated with Apollo and such sale does not result in a “change of control,” we are required to redeem the Series A Redeemable Preferred Stock in a number and for a price to be determined, in part, by the aggregate consideration received by Apollo in any such sale.

Notwithstanding the foregoing, we will not be required to redeem the Series A Redeemable Preferred Stock at any time such redemption is either prohibited by law or is prohibited by, or would be a default under, the terms of the Amended Credit Facilities.

No Voting Rights.    Except as specifically set forth in the Delaware General Corporation Law, the holders of Series A Redeemable Preferred Stock are not entitled to any voting rights with respect to any matters voted upon by stockholders, provided, however, the consent of the holders of at least two-thirds of the outstanding shares of Series A Redeemable Preferred Stock is required for any action which: (i) alters or changes the rights, preferences or privileges of the Series A Redeemable Preferred Stock in a manner adverse to the holders thereof; (ii) increases or decreases the authorized number of shares of Series A Redeemable Preferred Stock; (iii) creates, by reclassification or otherwise, any new class or series of shares having rights, preferences or privileges on parity or senior to the Series A Redeemable Preferred Stock; or (iv) amends or waives any provisions of our amended certificate of incorporation in a manner adverse to the holders of the outstanding shares of Series A preferred stock.

No Preemptive Rights.    No holder of shares of Series A Redeemable Preferred Stock has by virtue of such ownership any preemptive or subscription rights in respect of any of our securities that may be issued.

Junior Participating Preferred Stock

As part of the Recapitalization, we will issue $         million aggregate amount of junior participating preferred stock to our principal equity sponsor. The key terms of the junior participating preferred stock are described below. Such description is not complete and is qualified in its entirety by reference to the complete text of the applicable certificate of designation, a form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. Upon completion of the Transactions, the authorized number of shares of junior participating preferred stock will be         , of which          will be outstanding upon consummation of this offering.

Dividends.    The holders of outstanding shares of junior participating preferred stock will be entitled to receive, when, as and if declared by the board of directors, out of funds legally available therefor, with respect to each share of junior participating preferred stock, quarterly preferred dividends in an amount equal to the product of (i) the liquidation preference of such share multiplied by (ii) a per annum dividend rate equal to the per annum interest rate on the senior subordinated notes. To the extent such preferred dividends are not paid in cash on a dividend payment date, they will be added to the liquidation preference of such share. Such preferred dividends will accrue whether or not earned or declared (and regardless of whether sufficient funds are legally available therefor), will be cumulative from the issue date and will rank prior to dividend rights with respect to our common stock, Class A common stock and any other class of our capital stock ranking junior to the junior participating preferred stock. The holders of junior participating preferred stock will also participate in all dividends declared and paid to holders of our common stock and our Class A common stock on an “as if” converted basis.

Liquidation.    Upon a liquidation or winding up of UAP Holdings in a single transaction or series of transactions, the holders of junior participating preferred stock will be entitled to be paid, out of the assets of UAP Holdings available for distribution to its shareholders, whether from capital, surplus or earnings, an amount equal to the liquidation preference of each share plus accrued and unpaid dividends thereon to the extent such accrued and unpaid dividends have not been added to the liquidation preference, before any distribution is made on any other class of our capital stock ranking junior to the junior participating preferred stock with respect to a liquidation or winding up, including our common stock and Class A common stock. The initial liquidation preference of each share of junior participating preferred stock will equal the principal amount of a senior subordinated note represented by one IDS. Following such distribution, each holder of junior participating preferred stock will be entitled to be paid an amount equal to its pro rata share of the remaining assets available for distribution to holders of our Class A common stock on an “as if” converted basis, together with the holders of our Class A common stock.

Conversion.    At any time and from time to time, and so long as no event of default has occurred and is continuing under the senior subordinated note indenture, each share of junior participating preferred stock will be convertible at the option of the holder into either one IDS or, if the IDSs have automatically separated prior to the time of such conversion, (x) one or more senior subordinated notes having an aggregate principal amount equal to the liquidation preference of such share and (y) one share of UAP Holdings’ Class A common stock. The junior participating preferred stock will be protected against dilution if UAP Holdings effects a subdivision, combination or reclassification of its outstanding Class A common stock. The indenture governing the senior subordinated notes will prohibit us from issuing IDSs upon conversion of the junior participating preferred stock unless the Conversion Conditions are satisfied.

Voting Rights.    The holders of the junior participating preferred stock will be entitled to vote on any and all matters on which holders of UAP Holdings’ common stock and Class A common stock are entitled to vote on an “as if” converted basis.

No Preemptive Rights.    No holder of shares of junior participating preferred stock has by virtue of such ownership any preemptive rights or subscription rights in respect of any of our securities that may be issued.

COMPOSITION OF BOARD OF DIRECTORS; ELECTION AND REMOVAL OF DIRECTORS

In accordance with our by-laws, the number of directors comprising our board of directors will be as determined from time to time by our board of directors. Upon the closing of the offering it is anticipated that we will have          directors. Each director is to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

Except as otherwise required by applicable law, any director or the entire board may be removed, with or without cause, at any time by the vote of the holders of a majority of the shares then entitled to vote at an election of directors. Vacancies occurring on the board for any reason may be filled by a vote of the stockholders or by written consent, or by a vote of the board or by the directors’ written consent. If the number of directors then in office is less than a quorum, such vacancies may be filled by a vote of a majority of the directors then in office, or, if there shall be only one director remaining, by the sole remaining director.

At any meeting of our board of directors, a majority of the total number of directors then in office will constitute a quorum for all purposes.

STOCKHOLDER ACTION

Stockholders may act by written consent, without a meeting and without notice or a vote. This provision enables stockholders to act on matters subject to a stockholder vote without waiting until the next annual or special meeting of stockholders.

SPECIAL MEETINGS OF STOCKHOLDERS

Our by-laws provide that special meetings of the stockholders may be called by the board of directors, a committee of the board of directors, the chairman, the chief executive officer, the president or the record holders of at least a majority of the outstanding common stock, Class A common stock and junior participating preferred stock, voting as a single class.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

In our amended certificate of incorporation, we elected not to be subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or, in some cases, within three years prior, did own) 15% or more of the corporation’s voting stock.

AMENDMENT OF OUR CERTIFICATE OF INCORPORATION

Under applicable law, our amended certificate of incorporation can be amended only with the affirmative vote of a majority of the outstanding stock entitled to vote thereon.

AMENDMENT OF OUR BY-LAWS

Our by-laws can be amended by the vote of the holders of a majority of the shares then entitled to vote or by the stockholders’ written consent, or by the vote of the board of directors or by the directors’ written consent.

LIMITATION OF LIABILITY AND INDEMNIFICATION

Our amended certificate of incorporation provides that no director shall be personally liable for monetary damages for breach of any fiduciary duty as a director.

As required under current Delaware law, our amended certificate of incorporation currently provides that this waiver may not apply to liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (governing distributions to stockholders); or

•	for any transaction from which the director derived any improper personal benefit.

However, in the event the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. The modification or repeal of this provision of our amended certificate of incorporation shall not adversely affect any right or protection of a director existing at the time of such modification or repeal.

Our by-laws provide that we shall, to the fullest extent from time to time permitted by law, indemnify our directors and officers against all liabilities and expenses in any suit or proceeding, arising out of their status as an officer or director or their activities in these capacities. We shall also indemnify any person who, at our request, is or was serving as a director, officer or trustee of another corporation, partnership, joint venture or other enterprise.

The right to be indemnified shall include the right of an officer or a director to be paid expenses in advance of the final disposition of any proceeding, provided that, if required by law, we receive an undertaking to repay such amount if it shall be determined that he or she is not entitled to be indemnified.

Our board of directors may take such action as it deems necessary to carry out these indemnification provisions, including adopting procedures for determining and enforcing indemnification rights and purchasing insurance policies. Our board of directors may also adopt by-laws, resolutions or contracts implementing indemnification arrangements as may be permitted by law. Neither the amendment or repeal of these indemnification provisions, nor the adoption of any provision of our amended certificate of incorporation inconsistent with these indemnification provisions, shall eliminate or reduce any rights to indemnification relating to their status or any activities prior to such amendment, repeal or adoption.

We believe these provisions will assist in attracting and retaining qualified individuals to serve as directors.

LISTING

Our shares of Class A common stock will not be listed for separate trading on              until a sufficient number of shares is held separately and not in the form of IDSs as may be necessary to satisfy any applicable listing requirements. If more than such required number of our outstanding shares of Class A common stock is no longer held in the form of IDSs for a period of 30 consecutive trading days, we will apply to list the shares of our Class A common stock for separate trading on                  .

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our Class A common stock is             .

DESCRIPTION OF SENIOR SUBORDINATED NOTES

The following is a description of the terms of the Indenture under which our senior subordinated notes (the “Notes”) will be issued, a copy of the form of which has been filed with the Commission as an exhibit to the registration statement of which this prospectus is a part. We refer to UAP Holding Corp. (and not to any of its Subsidiaries) as the “Company” in this “Description of Senior Subordinated Notes” section.

General

The Notes are to be issued under an Indenture, to be dated as of                 , 2004 (the “Indenture”), among the Company, the subsidiary guarantors and JPMorgan Chase Bank, as trustee.

The following description is a summary of the material provisions of the Indenture and the Notes. It does not purport to be complete and we urge you to read the Indenture, a form of which will be filed as an exhibit to the registration statement of which this prospectus forms a part. This description is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. Capitalized terms used in this “Description of Senior Subordinated Notes” section and not otherwise defined have the meanings set forth in “—Certain Definitions” hereafter.

The Indenture will provide for the issuance of an unlimited aggregate principal amount of additional senior subordinated notes having identical terms and conditions to the Notes offered hereby (other than issuance date) (the “Additional Notes”), subject to compliance with the covenants contained in the Indenture. Additional Notes will vote on all matters with the Notes offered hereby. The Additional Notes will be deemed to have the same accrued current period interest, deferred interest and defaults as the Notes issued in this offering and will be deemed to have expended Payment Blockage Periods, Acceleration Forbearance Periods and interest deferral periods to the same extent as the Notes issued in this offering.

The Notes will be issued only in fully-registered form, without coupons represented by one or more global Notes which will be registered in the name of Cede & Co., the nominee of DTC. See “Description of IDSs—Book-Entry Settlement and Clearance.”

Terms of the Notes

Maturity

The Notes will be unsecured senior subordinated obligations of the Company and will mature on                 , 2014. The Company may extend the maturity of the Notes for two additional successive five-year terms if the following conditions are satisfied:

•	during the twelve month period ending on the last day of the fiscal quarter ending at least 45 days before the end of the then-current term, the Company’s ratio of Net Debt to Adjusted EBITDA is less than to 1.0;

•	no Event of Default (including certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary) has occurred and is continuing with respect to the Notes; and

•	no Event of Default has occurred and is continuing with respect to any other Indebtedness of the Company or would occur as a result of such extension, including under any Designated Senior Indebtedness.

If the Company is going to extend the maturity of the Notes, the Company will cause a notice of such extension, including the new maturity date, to be sent to holders at least 30 and not more than 60 days prior to the previously scheduled maturity date.

Within 30 days prior to the maturity of the Notes, the Company will use its reasonable efforts to list or quote the outstanding shares of its common stock on the securities exchange(s) or automated securities quotation system(s), if any, on which the IDSs will then be listed or quoted, in addition to any other securities exchange on which the common stock is then listed.

Interest

The Notes will bear interest at a rate per year of     % from                 , 2004 or from the most recent date to which interest has been paid or provided for, payable quarterly on the 15th day of each                 ,                 ,                  and                  to holders of record at the close of business on the 10th day or the immediately preceding Business Day of such month, commencing                 , 2004, provided that if any such day is not a Business Day, such day shall be the next Business Day.

Interest Deferral

Prior to                 , 2009, the Company will be permitted, at its election, on one or more occasions to defer interest payments on the Notes (each an “Initial Interest Deferral Period”) by delivering to the trustee a copy of a resolution of the Company’s Board of Directors to the effect that, based upon a good-faith determination of the Company’s Board of Directors (which determination shall be final), such deferral is reasonably necessary for bona-fide cash management purposes, or to reduce the likelihood of or avoid a default under any Designated Senior Indebtedness; provided, however that no such deferral may be commenced, and any on-going deferral shall cease, if a default in payment of interest, principal or premium, if any, on the Notes has occurred and is continuing, or another Event of Default with respect to the Notes has occurred and is continuing and the Notes have been accelerated as a result of the occurrence of such Event of Default and; provided, further, that interest payments on the Notes may not be deferred under this provision for more than eight quarters in the aggregate or beyond                 , 2009.

After                 , 2009 and prior to                 , 2014, the Company will be permitted, at its election, on one occasion to defer interest payments on the Notes (each a “Subsequent Interest Deferral Period”) by delivering to the trustee a copy of a resolution of the Company’s Board of Directors to the effect that, based upon a good-faith determination of the Company’s Board of Directors (which determination shall be final), such deferral is reasonably necessary for bona-fide cash management purposes, or to reduce the likelihood of or avoid a default under any Designated Senior Indebtedness; provided, however that no such deferral may be commenced, and any on-going deferral shall cease, if a default in payment of interest, principal or premium, if any, on the Notes has occurred and is continuing, or another Event of Default with respect to the Notes has occurred and is continuing and the Notes have been accelerated as a result of the occurrence of such Event of Default; provided, further, that interest payments on the Notes may not be deferred under this provision for more than three quarters in the aggregate or beyond                 , 2014.

If the Company extends the maturity of the Notes for one or more additional five-year terms pursuant to the terms of the Indenture, the Company will be permitted, at its election, on one occasion during each such five-year term to defer interest payments on the Notes (each also a “Subsequent Interest Deferral Period”) by delivering to the trustee a copy of a resolution of the Company’s Board of Directors to the effect that, based upon a good-faith determination of the Company’s Board of Directors (which determination shall be final), such deferral is reasonably necessary for bona-fide cash management purposes, or to reduce the likelihood of or avoid a default under any Designated Senior Indebtedness; provided, however that no such deferral may be commenced, and any on-going deferral shall cease, if a default in payment of interest, principal or premium, if any, on the Notes has occurred and is continuing, or another Event of Default with respect to the Notes has occurred and is continuing and the Notes have been accelerated as a result of the occurrence of such Event of Default; provided, further, that interest payments on the Notes may not be deferred under this provision for more than three quarters in the aggregate during each such five-year term or beyond the end of the applicable five-year term.

Deferred interest on the Notes will bear interest at a rate per annum of     % compounded quarterly until paid in full. The Company will pay deferred interest and interest accrued thereon pursuant to the following:

•	for any Initial Interest Deferral Period, the Company must pay all deferred interest and all interest accrued thereon no later than , 2009;

•	for any Subsequent Interest Deferral Period after , 2009 and before , 2014, the Company must pay all deferred interest and all interest accrued thereon no later than , 2014; and

•	for any subsequent Interest Deferral Period during an additional five-year term, the Company must pay all deferred interest and all interest accrued thereon no later than the last day of such five-year term.

Notwithstanding the foregoing, the Company will be obligated to resume quarterly payments of interest on the Notes after the end of any Initial Interest Deferral Period or Subsequent Interest Deferral Period.

During any Initial Interest Deferral Period or Subsequent Interest Deferral Period and so long as any deferred interest or interest on deferred interest remains outstanding and has not been paid, the Company will not be permitted to make any payment of dividends on the Company’s Common Stock and Junior Participating Preferred Stock.

Optional Redemption

The Company shall not have the option to redeem the Notes prior to                 , 2009. At any time and from time to time on or after                 , 2009, the Company may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the Notes redeemed to the applicable redemption date, if redeemed during the twelve-month period beginning on                      of the years indicated below, subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2009	%
2010	%
2011	%
2012	%
2013 and thereafter	100.000%

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of the Notes to be redeemed. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on such Notes or the portions called for redemption.

Any exercise by the Company of its option to redeem the Notes, in whole or in part, will result in an automatic separation of the IDSs upon the redemption date.

Ranking

The Indebtedness evidenced by the Notes will be unsecured senior subordinated Indebtedness of the Company, will be subordinated in right of payment, as set forth in the Indenture, to all existing and future Senior Indebtedness of the Company, including the Senior Indebtedness of the Company represented by the Company’s Guarantee of the Credit Agreements, will rank pari passu in right of payment with all existing and future Pari Passu Indebtedness of the Company and will rank senior in right of payment to any Subordinated Indebtedness of the Company. The Notes will also be effectively subordinated to any Secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under “—Legal Defeasance and Covenant Defeasance” below is not subordinated to any Senior Indebtedness or subject to the restrictions described herein.

The Indebtedness evidenced by each Note Guarantee will be unsecured senior subordinated Indebtedness of the applicable Guarantor, will be subordinated in right of payment, as set forth in the Indenture, to all existing and future Senior Indebtedness of such Guarantor, including the Senior Indebtedness of United Agri Products, Inc. under the Credit Agreements and Senior Indebtedness of each other Guarantor represented by such other Guarantor’s Guarantee of the Credit Agreements, will rank pari passu in right of payment with all existing and future Pari Passu Indebtedness of such Guarantor and will rank senior in right of payment to any Subordinated Indebtedness of such Guarantor. The Note Guarantees will also be effectively subordinated to any Secured Indebtedness of the applicable Guarantor to the extent of the value of the assets securing such Indebtedness.

As of November 23, 2003, on a pro forma basis after giving effect to this offering and the Acquisition, (i) the Company would have had no Senior Indebtedness outstanding other than its Guarantee of the Credit Agreements, (ii) the Company would have had no Pari Passu Indebtedness outstanding other than the Notes, (iii) the Guarantors would have had $             million in Senior Indebtedness outstanding under the Credit Agreements, all of which would have been Secured Indebtedness, and (iv) the Guarantors would have had no Pari Passu Indebtedness outstanding other than the Note Guarantees. Although the Indenture will contain limitations on the amount of additional Indebtedness which the Company, and its Restricted Subsidiaries may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock” below.

The operations of the Company are conducted through its Subsidiaries and, therefore, the Company depends on the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Notes. The Company’s ability to make any cash payments to the holders of Notes may be limited by the Credit Agreements, each of which limits the ability of the Company’s Restricted Subsidiaries to pay dividends or make other distributions to the Company. There can be no assurance that sufficient funds will be available when necessary to make any required cash payments. In addition, the Notes are effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company’s Subsidiaries that are not Guarantors. On a pro forma basis after giving effect to the Transactions and the Acquisition as of November 23, 2003, the Company’s Subsidiaries that are not Guarantors would have had approximately $             million of total liabilities, of which approximately $             million was Secured Indebtedness, consisting entirely of borrowings under the Credit Agreements.

As of the date hereof, all of our Subsidiaries are “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our future Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture.

Only Senior Indebtedness of the Company or a Guarantor will rank senior in right of payment to the Notes or the relevant Note Guarantee in accordance with the provisions of the Indenture. The Notes and each Note Guarantee will rank pari passu in right of payment with all other Pari Passu Indebtedness of the Company and the relevant Guarantor, respectively, and senior in right of payment with all Subordinated Indebtedness of the Company and the relevant Guarantor, respectively.

The Company may not pay principal of, premium (if any) or interest on, the Notes or make any deposit pursuant to the provisions described under “—Legal Defeasance and Covenant Defeasance” below and may not otherwise purchase, redeem or otherwise retire any Notes (except that holders may receive and retain (a) Permitted Junior Securities and (b) payments made from the trust described under “—Legal Defeasance and Covenant Defeasance” below so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the Notes without violating the subordination provisions described herein or any other material agreement binding on the Company, including the Credit Agreements) (collectively, “pay the Notes”) if (i) a default in the payment of the principal of, premium, if any, or interest on any Designated Senior Indebtedness occurs and is continuing or any other amount owing in respect of any Designated Senior Indebtedness is not paid when due, or (ii) any other default on Designated Senior Indebtedness occurs and is continuing and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full. However, the Company may pay the Notes without regard to the foregoing if the Company and the trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or upon the expiration of any applicable grace periods, the Company may not pay the Notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the trustee (with a copy to the Company) of written notice (a “Blockage Notice”) of such default from the Representative of the Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 180 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) by repayment in full of such Designated Senior Indebtedness or (iii) because the default giving rise to such Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this paragraph and in the succeeding paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the Notes after the end of such Payment Blockage Period. In no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 180 days in the aggregate during any 360 consecutive day period. For purposes of this provision, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness will be entitled to receive payment in full in cash of the Senior Indebtedness before the holders of the Notes are entitled to receive any payment, and until the Senior Indebtedness is paid in full in cash, any payment or distribution to which holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Indebtedness as their interests may appear (except that holders of Notes may receive and retain (i) Permitted Junior Securities, and (ii) payments made from the trust described under “—Legal Defeasance and Covenant Defeasance” so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the Notes without violating the subordination provisions described herein or any other material agreement binding on the Company, including the Credit Agreements).

If a distribution is made to holders of the Notes that due to the subordination provisions of the Indenture should not have been made to them, such holders of the Notes are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

After the occurrence of an Event of Default, the Company shall promptly notify the holders of the Designated Senior Indebtedness (or their Representative) of such occurrence. If any Designated Senior Indebtedness is outstanding, the Company may not pay the Notes until five Business Days after such holders or the Representative of the Designated Senior Indebtedness receive notice of such occurrence and, thereafter, may pay the Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

By reason of such subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes.

The Indenture will contain identical subordination provisions relating to each Guarantor’s obligations under its Note Guarantee.

Acceleration Forbearance Period

Until the earlier of (a) the date on which no Designated Senior Indebtedness (including any Guarantee of Designated Senior Indebtedness) shall be outstanding and (b)        , 2009, if an Event of Default (other than an Event of Default described in clause (7) of the first paragraph under “—Events of Default and Remedies”) has occurred and is continuing, without in any way limiting the right of any holder to exercise any other remedy such holder may have (including the right to bring suit against the Company for payment of any and all amounts of principal, premium and interest due and payable), the principal of all the Notes may not be declared to be due and payable until the Acceleration Forbearance Period has expired. “Acceleration Forbearance Period” means the period commencing on the date when the trustee or the holders of at least 25% in principal amount of the Notes outstanding provide the Company with a notice of acceleration and expiring on the earliest of the date on which (a) 90 days shall have elapsed following the commencement of such Acceleration Forbearance Period, (b) any Designated Senior Indebtedness shall be due and payable in full, or shall have been declared to be due in full, or there shall have been a demand for payment in full thereof, or any enforcement or collection action shall have been commenced with respect thereto, (c) holders of any Indebtedness of the Company exceeding $10.0 million in the aggregate, shall have commenced any enforcement or collection action with respect to such Indebtedness and (d) an Event of Default described in clause (7) of the first paragraph under “—Events of Default and Remedies” shall have occurred; provided, however, that in the event that there has been any prior Acceleration Forbearance Period in the immediately preceding twelve-month period, the duration of the Acceleration Forbearance Period will be automatically reduced by the cumulative duration of all prior Acceleration Forbearance Periods that occurred during the preceding twelve-month period (it being understood that the Acceleration Forbearance Period may terminate immediately after commencing pursuant to this proviso). For the avoidance of doubt, the provisions set forth above shall not prevent the holders or the trustee from receiving payments on the Notes when due or exercising any other remedies under the Indenture while an Acceleration Forbearance Period is in effect.

Note Guarantees

Each direct and indirect Wholly-Owned Restricted Subsidiary that is also a Domestic Subsidiary and in existence on the date of the Indenture and certain future Subsidiaries of the Company (as described below), as primary obligors and not merely as sureties, will jointly and severally irrevocably and unconditionally Guarantee on an unsecured senior subordinated basis (as described under “—Ranking” above) the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture and the Notes, whether for payment of principal of, premium, if any, or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Guarantors being herein called the “Guaranteed Obligations”). Such Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the trustee or the holders in enforcing any rights under the Note Guarantees. Each Note Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor after giving effect to all of its other contingent and fixed liabilities (including without limitation all of its obligations under or with respect to the Credit Agreements) without rendering the Note Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. After the date of the Indenture, the Company will cause each Restricted Subsidiary that is also a Domestic Subsidiary to execute and deliver to the trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee payment of the Notes in the circumstances and subject to the exceptions described under “Certain Covenants—Limitations on Issuances of Guarantees of Indebtedness and—Additional Guarantors” below.

Each Note Guarantee is a continuing Guarantee and shall, until released in accordance with the next succeeding paragraph, (i) remain in full force and effect until payment in full of all the Guaranteed Obligations,

(ii) be binding upon each such Guarantor and its successors, and (iii) inure to the benefit of and be enforceable by the trustee, the holders and their successors, transferees and assigns.

The Note Guarantee of a Guarantor will be automatically and unconditionally released:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture;

(2)	in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture;

(3)	if the Company designates that Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;

(4)	unless such Note Guarantee would otherwise be required under the terms of the covenant described below under the caption “—Additional Guarantors,” upon the release or discharge of the Guarantee, if any, which resulted in the creation of such Note Guarantee pursuant to the terms of the covenant described below under the caption “—Limitations on Issuances of Guarantees of Indebtedness,” except a discharge or release by or as a result of payment under such Guarantee; or

(5)	upon legal defeasance or satisfaction and discharge of the Indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

Methods of Receiving Payments on the Notes

If a holder of Notes has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium, if any, on that holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the holders of Notes at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the holders of the Notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange Notes in accordance with the provisions of the Indenture and applicable securities laws. Each of the Company, the registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer or exchange of Notes. Holders will be required to pay all taxes and governmental or other fees due on transfer or exchange. The Company will not be required to transfer or exchange any Note selected for redemption. Also, the Company will not be required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest on the Notes repurchased to the date of purchase, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. Within 45 days following any Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $1,000 or an integral multiple of $1,000.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture will not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the Indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. The Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a

Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings.

The trustee will not be able to waive the covenant relating to a holder’s right to redemption upon a Change of Control. However, it will be possible for the covenant and other provisions contained in the Indenture relating to the Company’s obligation to make a Change of Control Offer to be waived or modified with the written consent of the holders of a majority in principal amount of the Notes. In addition, while restrictions in the Indenture may prohibit certain arrangements that have traditionally been used to effect highly leveraged transactions, the Indenture may not afford holders of the Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The Credit Agreements will prohibit the Company from voluntarily purchasing any Notes prior to their stated maturity. The Credit Agreements will provide that the occurrence of any of the events that would constitute a Change of Control would constitute a change of control under the Credit Agreement, which would result in all debt thereunder becoming due and payable. Other future debt of the Company may contain prohibitions of any events which would constitute a Change of Control or require such debt to be repurchased upon a Change of Control. The exercise by holders of Notes of their right to require the Company to repurchase such Notes following a Change of Control could cause a default under existing or future debt of the Company, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Furthermore, the Company’s ability to pay cash to holders of Notes upon a repurchase following a Change of Control may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The Company’s failure to purchase Notes in connection with a Change of Control would result in a default under the Indenture which would, in turn, constitute a default under existing (and may constitute a default under future) debt of the Company. The provisions under the Indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified (at any time prior to the occurrence of such Change of Control) with the written consent of the holders of a majority in principal amount of the Notes. See “—Amendment, Supplement and Waiver.”

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Company’s senior management or, in the case of an Asset Sale in excess of $5.0 million, the Company’s Board of Directors) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities for which a reserve has not been established in accordance with GAAP and which are not otherwise quantifiable and liabilities that are by their terms subordinated to the Notes or any Note Guarantees) that are assumed by the transferee of any such assets;

(b)	any securities, Notes, other obligations or other assets received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days after such Asset Sale, to the extent of the cash received in that conversion; and

(c)	any stock or assets of the kind referred to in clauses (3) or (5) of the next paragraph of this covenant.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option:

(1)	to repay Senior Indebtedness and Secured Indebtedness of the Company and the Guarantors and other secured Obligations under Credit Facilities and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2)	to repay or repurchase Indebtedness of the Company’s Restricted Subsidiaries that are not Guarantors and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; provided that if an offer to repay or repurchase any Indebtedness of any such Restricted Subsidiary of the Company is made in accordance with the terms of such Indebtedness, the obligation to permanently reduce Indebtedness of such Restricted Subsidiary will be deemed to be satisfied to the extent of the amount of the offer, whether or not accepted by the holders thereof, and no Excess Proceeds (as defined below) in the amount of such offer will be deemed to exist following such offer;

(3)	to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company;

(4)	to make capital expenditures;

(5)	to acquire other assets that are used or useful in a Permitted Business; or

(6)	to do any combination of the foregoing.

Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, within five days thereof, the Company will make an Asset Sale Offer to all holders of Notes and, at the option of the Company, all holders of other Pari Passu Indebtedness with the Notes to purchase the maximum principal amount of Notes and such other Pari Passu Indebtedness, if applicable, that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the aggregate principal amount of the Notes on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase, which price will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other Pari Passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes and such other Pari Passu Indebtedness will be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the

Asset Sale provisions of the Indenture by virtue of such compliance. The covenant and other provisions contained in the Indenture relating to the Company’s obligation to make an Asset Sale Offer may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

The agreements governing the Company’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the Notes. The exercise by the holders of Notes of their right to require the Company to repurchase the Notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Company. In the event a Change of Control or Asset Sale occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain a consent or repay those borrowings, the Company will remain prohibited from purchasing Notes. In that case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which could, in turn, constitute a default under the other indebtedness. Finally, the Company’s ability to pay cash to the holders of Notes upon a repurchase may be limited by the Company’s then-existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—We May Not be Able to Repurchase the Notes Upon a Change of Control.”

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the trustee will select Notes for redemption as follows:

(1)	if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2)	if the Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

No Notes having a principal amount of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that, notwithstanding anything to the contrary herein, redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

No Note will be redeemed in part unless all other Notes are also redeemed in part on a pro rata basis. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest shall cease to accrue on the Notes or portions of Notes called for redemption.

Covenants Relating to IDSs

Recombination of Notes and Common Stock into IDSs.    The Indenture will provide that as long as any Notes are outstanding, any holder of Notes and shares of Class A common stock may after 45 days from the date of the Indenture, at any time and from time to time, recombine these securities to form IDSs unless the IDSs have previously been automatically separated as a result of the redemption or maturity of any senior subordinated notes.

Procedures Relating to Subsequent Issuance.    The Indenture will provide that, in the event there is a subsequent issuance of Additional Notes, each holder of the Notes or the IDSs (as the case may be) agrees that a portion of such holder’s Notes (whether held directly in book-entry form or held as part of IDSs) may be exchanged, without any further action of such holder, for a portion of the Additional Notes purchased by the holders of such Additional Notes, such that following any such additional issuance and exchange each holder of the Notes or the IDSs (as the case may be) owns an indivisible unit composed of the Notes and Additional Notes of each issuance in the same proportion as each other holder, and the records of DTC and the trustee will be revised to reflect each such exchange without any further action of such holder. The aggregate principal amount of the Notes owned by each holder will not change as a result of such exchange. Any Additional Notes will be guaranteed by the Guarantors on the same basis as the Notes. See “Material U.S. Federal Income Tax Considerations-Consequences to U.S. Holders-Senior Subordinated Notes-Additional Issuances.” There is a possibility that holders of subsequently issued senior subordinated notes having original issue discount may not be able to collect the unamortized portion of the original issue discount in the event of an acceleration of the senior subordinated notes or bankruptcy of the Company as described under “Risk Factors-Risks Relating to the IDSs, the Shares of Class A Common Stock and Senior Subordinated Notes-Subsequent issuances of senior subordinated notes may cause you to recognize OID and suffer other adverse consequences.” Any such automatic exchange should not impair the rights any holder would otherwise have to assert a claim against us or the underwriters, with respect to the full amount of Notes purchased by such holder.

Certain Covenants

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company’s Equity Interests in their capacity as such (other than (i) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company, and (ii) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company, any direct or indirect parent of the Company or any Restricted Subsidiary of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company);

(3)	make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness of the Company or any Guarantor (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except a payment of principal at the Stated Maturity thereof; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)	the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock;” and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the date of the Indenture (excluding Restricted Payments permitted by clauses (2), (3), (5), (7), (10), (11), (12), (13), (17) and (18) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)	50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the first day of the fiscal quarter that includes the date of the Indenture to the date on which such Restricted Payment occurs or, if Consolidated Net Income is not reasonably determinable to such date, to the end of the Company’s most recently ended fiscal period for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b)	100% of the aggregate net cash proceeds, and the Fair Market Value of property other than cash, received by the Company since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company) less any Excluded Contributions, plus

(c)	50% of any dividends or distributions received by the Company or a Restricted Subsidiary of the Company after the date of the Indenture from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in Consolidated Net Income of the Company for such period, plus

(d)	the net cash proceeds, and the Fair Market Value of property other than cash, received by the Company or any of its Restricted Subsidiaries from the sale or other disposition (other than to the Company or a Subsidiary of the Company) of any Restricted Investment made after the date of the Indenture and repurchases and redemptions of such a Restricted Investment by any Person (other than the Company or a Subsidiary of the Company) and repayments of loans or advances that constituted such a Restricted Investment by any Person (other than the Company or a Subsidiary of the Company), plus

(e)	to the extent that any Unrestricted Subsidiary of the Company designated as such after the date of the Indenture is redesignated as a Restricted Subsidiary or merges or consolidates with or into, or transfers or conveys its assets to, or is liquidated into, the Company or any of its Restricted Subsidiaries, in each case after the date of the Indenture, the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation, merger, consolidation, transfer, conveyance or liquidation.

The preceding provisions will not prohibit:

(1)	the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of the Indenture;

(2)	so long as no Default has occurred and is continuing or would be caused thereby, the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the sale within 30 days (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the contribution within 30 days of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3) (b) of the preceding paragraph;

(3)	so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the

Company or any Guarantor with the net cash proceeds from and/or in exchange for, an incurrence within 30 days of Permitted Refinancing Indebtedness and, only in the case of Subordinated Indebtedness of any Guarantor, with the net cash proceeds from and/or in exchange for Equity Interests (other than Disqualified Stock) of such Guarantor;

(4)	so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value by the Company or any of its Restricted Subsidiaries of (and/or the making of payments on Notes previously issued by the Company representing the consideration for the previous repurchase of) any Equity Interests of the Company or any of its Restricted Subsidiaries held by any current, future or former officer, director, employee or consultant of the Company or any Subsidiary of the Company or their authorized representatives (x) upon the death, disability or termination of employment of such officer, director, employee or consultant or to the extent required pursuant to employee benefit plans, employment agreements or consulting agreements or (y) pursuant to any other agreements with such officer, director, employee or consultant; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2.5 million in any calendar year (with unused amounts in any calendar year being carried over to the four succeeding calendar years); provided further, that such amount in any calendar year may be increased by an amount not to exceed (a) the cash proceeds received by the Company or any Restricted Subsidiary of the Company from sales of Equity Interests (other than Disqualified Stock) of the Company or United Agri Products to officers, directors, employees or consultants of the Company and the Restricted Subsidiaries of the Company that occur after the date of the Indenture (provided that the amount of such cash proceeds utilized for any such repurchase, redemption, acquisition or retirement will not increase the amount available for Restricted Payments under clause (3)(b) of the preceding paragraph), plus (b) the cash proceeds of key man life insurance policies received by the Company or any Restricted Subsidiary of the Company after the date of the Indenture (provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year); provided, still further, that the cancellation of Indebtedness owing to the Company or any Restricted Subsidiary of the Company from such officers, directors, employees or consultants in connection with a repurchase of Equity Interests of the Company or any Restricted Subsidiary of the Company will not be deemed to constitute a Restricted Payment under the Indenture;

(5)	the repurchase of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible securities to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants or other convertible securities;

(6)	so long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to (a) holders of any class or series of Disqualified Stock of the Company or any class or series of Disqualified Stock or preferred stock of any Restricted Subsidiary of the Company issued on or after the date of the Indenture in accordance with the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock” and (b) holders of any class or series of preferred stock (other than Disqualified Stock) of the Company issued after the date of the Indenture; provided that at the time of such issuance and after giving pro forma effect thereto, the Company would have been able to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock;”

(7)	Permitted Payments to Parent;

(8)	other Restricted Payments in an aggregate amount not to exceed $25.0 million since the date of the Indenture;

(9)	so long as no Default has occurred and is continuing or would be caused thereby, payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company;

(10)	Investments that are made with Excluded Contributions;

(11)	payments made by the Company to satisfy the Company’s obligations under the Stock Purchase Agreement, as such agreement is in effect on the date of the Indenture, as amended from time to time so long as such amendment is in the good faith judgment of the Board of Directors of the Company not more disadvantageous to the holders of the Notes in any material respect than such agreement as in effect on the date of the Indenture;

(12) (a)	the acquisition of any shares of Disqualified Stock of the Company either:

(i)	solely in exchange for shares of Disqualified Stock of the Company or

(ii)	through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Disqualified Stock of the Company; provided that the amount of any such net proceeds that are utilized for any such acquisition will be excluded from clause (3)(b) of the preceding paragraph; or

(b)	the acquisition of any shares of Disqualified Stock of any Restricted Subsidiary of the Company either:

(i)	solely in exchange for shares of Disqualified Stock of such Restricted Subsidiary or

(ii)	through the application of the net proceeds of a substantially concurrent sale for cash (other than to the Company or a Subsidiary of the Company) of shares of Disqualified Stock of such Restricted Subsidiary; provided that the amount of any such net proceeds that are utilized for any such acquisition will be excluded from clause (3)(b) of the preceding paragraph;

(13)	so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of Subordinated Indebtedness (a) with Excess Proceeds to the extent such Excess Proceeds are permitted to be used for general corporate purposes under the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” or (b) with, after the completion of a Change in Control Offer pursuant to the terms of the covenant described above under the caption “—Repurchase at the Option of Holders—Change of Control,” cash offered to redeem Notes pursuant to such Change of Control Offer less any cash paid to holders of the Notes pursuant to such Change in Control Offer;

(14)	so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, payments of cash in lieu of the issuance of fractional shares upon the exercise of warrants or upon the conversion or exchange of, or issuance of Capital Stock in lieu of cash dividends on, any Capital Stock of the Company;

(15)	so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, (i) the payment of dividends on the Junior Participating Preferred Stock to the extent such dividends have a preference over dividends on the Company’s Common Stock and (ii) the payment of dividends on the Junior Participating Preferred Stock to the extent such dividends do not have a preference over dividends on the Company’s Common Stock and dividends on the shares of the Company’s Common Stock up to an aggregate amount in any fiscal quarter not to exceed the Quarterly Base Dividend Level; provided, that the Company may not pay any dividends pursuant to this clause (15) or clause (16) below if interest on the Notes is being deferred or, after the end of any interest deferral period, so long as any deferred interest and interest on deferred interest has not been paid in full;

(16)	so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed the Base Dividend Restricted Payments Basket;

(17)	the repurchases of shares of Series A Redeemable Preferred Stock and common stock on the closing date of this offering or on the closing date of the exercise of the over-allotment option as set forth in the underwriting agreement related to this offering; and

(18)	the acquisition of shares of the Junior Participating Preferred Stock upon the conversion into IDSs or Notes and shares of Class A Common Stock at any time; provided that the Conversion Conditions are satisfied; provided further that such conversion will not increase the amount available for Restricted Payments under clause (3)(b) of the preceding paragraph.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined in good faith by the Company and (a) in the case of assets or securities with a Fair Market Value in excess of $10 million, shall be set forth in an officer’s certificate delivered to the trustee or (b) in the case of assets or securities with a Fair Market Value in excess of $20 million, shall be set forth in a resolution adopted by the Board of Directors of the Company whose resolution with respect thereto will be delivered to the trustee.

For purposes of determining compliance with this covenant, if a Restricted Payment meets the criteria of more than one of the exceptions described in clauses (1) through (18) above or is entitled to be made according to the first paragraph of this covenant, the Company may, in its sole discretion, classify the Restricted Payment in any manner that complies with this covenant.

Incurrence of Indebtedness and Issuance of Disqualified Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not, and will not permit any of its Restricted Subsidiaries to issue any Disqualified Stock; provided, however, that the Company and the Guarantors may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Restricted Subsidiaries of the Company that are not Guarantors may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock in an aggregate amount not to exceed $50 million, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued, as the case may be, would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)

the incurrence by the Company and Guarantor of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the face amount thereof) not to exceed (A) $150.0 million plus (B) the greater of (x) $500.0 million or (y) the amount of the Borrowing Base, in each case less the amount of any Indebtedness outstanding under clause (12) below and in the case of clause (A) less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries since the date of the Indenture to repay any term Indebtedness under a Credit Facility pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales,” and in the case of clause (B) less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries since the date of the Indenture to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to such covenant; provided that the amount of Indebtedness permitted to be incurred pursuant to the Credit Agreements in accordance with this clause (1) shall be in addition to any Indebtedness to be incurred pursuant to the Credit Agreements in reliance on and in accordance with clauses (4) and (13) below;

(2)	the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(3)	the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the date of the Indenture;

(4)	the incurrence by the Company or any of its Restricted Subsidiaries of (a) Indebtedness, including Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, (real or personal), plant or equipment used in the business of the Company or any of its Restricted Subsidiaries or (b) Acquired Debt, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $30.0 million at any time outstanding; provided that all or a portion of the $30.0 million permitted to be incurred under this clause (4) may, at the option of the Company, be incurred under the Credit Agreements (in addition to the amount that would otherwise be permitted to be incurred under clause (1) above) or clause (13) below (in addition to the amount set forth therein);

(5)	the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (13) or (19) of this paragraph;

(6)	the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a)	if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or any Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes in the case of the Company, or the Note Guarantees in the case of a Guarantor; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than (x) the Company, (y) a Restricted Subsidiary of the Company or (z) the lenders or collateral agent under any Credit Facility if such issuance or transfer is in connection with a foreclosure on the collateral securing the Credit Facility and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either (x) the Company, (y) a Restricted Subsidiary of the Company or (z) the lenders or collateral agent under any Credit Facility if such sale or transfer is in connection with a foreclosure on the collateral securing the Credit Facility, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6)(b);

(7)	the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of Disqualified Stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such Disqualified Stock being held by a Person other than (x) the Company, (y) a Restricted Subsidiary of the Company or (z) the lenders or collateral agent under any Credit Facility if such issuance or transfer is in connection with a foreclosure on the collateral securing the Credit Facility; and

(b)	any sale or other transfer of any such Disqualified Stock to a Person that is not either (x) the Company, (y) a Restricted Subsidiary of the Company or (z) the lenders or collateral agent under any Credit Facility if such sale or transfer is in connection with a foreclosure on the collateral securing the Credit Facility;

will be deemed, in each case, to constitute an issuance of such Disqualified Stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)	the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(9)	the Guarantee by (a) the Company or any of the Guarantors of Indebtedness of the Company or a Guarantor or (b) any Restricted Subsidiary of the Company that is not a Guarantor of any Indebtedness of the Company or a Restricted Subsidiary of the Company, in each case that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business and other Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance, bid and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(11)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(12)	the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse to the Company or to any Restricted Subsidiary of the Company or their assets (other than such Receivables Subsidiary and its assets and, as to the Company or any Restricted Subsidiary of the Company, other than pursuant to representations, warranties, covenants and indemnities customary for such transactions) and is not guaranteed by any such Person;

(13)	the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness, and the issuance by the Company or any of its Restricted Subsidiaries of Disqualified Stock, in an aggregate amount (or accreted value or liquidation preference, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (13), not to exceed $50.0 million (which amount may, but need not, be incurred in whole or in part under the Credit Agreements) plus up to an additional amount as contemplated by, and to the extent not incurred under, clause (4) above;

(14)	Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the acquisition or disposition of any business, assets or a Subsidiary of the Company in accordance with the terms of the Indenture, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(15)	pledges, deposits or payments made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations, or arising from guarantees to suppliers, lessors, licensees, contractors, franchisees or customers of obligations, other than Indebtedness, made in the ordinary course of business;

(16)	Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (x) the financing of insurance premiums in the ordinary course of business or (y) take-or-pay obligations contained in supply arrangements entered into in the ordinary course of business;

(17)	Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit issued pursuant to any Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit; provided such letter of credit was permitted to be issued under clause (1) above;

(18)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness, the net proceeds of which are used to defease the Notes as provided below under the caption “—Legal Defeasance and Covenant Defeasance;”

(19)	Indebtedness represented by the issuance of Additional Notes and the related Note Guarantees in connection with the conversion of Junior Participating Preferred Stock; provided that the Conversion Conditions are satisfied at the time of conversion; and

(20)	Indebtedness represented by Additional Notes and the related Note Guarantees; provided that during the 12-month period ending on the last day of the fiscal quarter ending at least 45 days before the date of incurrence of such Indebtedness the Company’s ratio of Net Debt to Adjusted EBITDA is less than to 1.0.

The Company and the Guarantors will not incur any Indebtedness that is senior in right of payment by its terms to the Notes or any Note Guarantee and subordinate in right of payment by its terms to any other Indebtedness of the Company or such Guarantor, as the case may be. Unsecured Indebtedness will not be deemed to be subordinate in right of payment to Secured Indebtedness merely because it is unsecured, and Indebtedness that is not Guaranteed by a particular Person will not be deemed to be subordinate in right of payment to Indebtedness that is so Guaranteed merely because it is not so Guaranteed.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Disqualified Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (20) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under the Indenture will initially be deemed to have been incurred in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Disqualified Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of its property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the Notes are secured:

(1)	in the event that such Lien secures Indebtedness that is subordinate or junior in right of payment to the Notes, by a Lien that is expressly made prior and senior in priority to the Lien securing such other Indebtedness; or

(2)	in all other cases, on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries (it being understood that the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to pay dividends or make any other distributions on Capital Stock);

(2)	make loans or advances to the Company or any of its Restricted Subsidiaries (it being understood that any requirement for the subordination of loans or advances made to the Company or any Restricted Subsidiary of the Company to other Indebtedness incurred by the Company or such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3)	sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the Indenture;

(2)	the Indenture and the Notes;

(3)	applicable law, rule, regulation or order;

(4)	any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred or such Capital Stock was issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5)	customary non-assignment provisions in contracts, leases and licenses entered into in the ordinary course of business;

(6)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7)	any agreement for the sale or other disposition of all the Capital Stock of, or all or substantially all of the assets of, a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(8)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(9)

provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(10)	restrictions on cash or other deposits or net worth under contracts entered into in the ordinary course of business;

(11)	Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Subsidiary;

(12)	Indebtedness incurred by Restricted Subsidiaries of the Company that are not Guarantors pursuant to the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock;” provided, however, that the Board of Directors of the Company determines in good faith at the time such dividend or other payment restrictions are created that they do not materially adversely affect the Company’s ability to fulfill its Obligations under the Notes;

(13)	Indebtedness incurred pursuant to clause (13) of the second paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock;” provided, however, that the Board of Directors of the Company determines in good faith at the time such dividend or other payment restrictions are created that they do not materially adversely affect the Company’s ability to fulfill its Obligations under the Notes; and

(14)	any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of the preceding paragraph imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) of this paragraph; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the senior management or Board of Directors of the Company, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in those contracts, instruments or obligations prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Merger, Consolidation or Sale of Assets

The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1)	either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided that if the Person is a partnership or limited liability company, a corporation wholly owned by such Person organized or existing under the laws of the U.S., any state of the U.S. or the District of Columbia that does not and will not have any material assets or operations becomes a co-issuer of the Notes pursuant to a supplemental Indenture substantially in the form set forth in the Indenture;

(2)	the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the Notes, the Indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3)	immediately after such transaction, no Default or Event of Default exists;

(4)

the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock;” and

(5)	each Guarantor, if any, unless it is the other party to the transactions described above, shall have by supplemental Indenture confirmed that its Note Guarantee shall apply to such Person’s obligations under the Indenture and the Notes.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	either:

(a)	the Person acquiring the assets in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than that Guarantor) assumes all the obligations of that Guarantor under the Indenture and its Note Guarantee pursuant to a supplemental Indenture reasonably satisfactory to the trustee; or

(b)	the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1)	a merger of the Company with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction;

(2)	any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Wholly-Owned Restricted Subsidiaries that are Domestic Subsidiaries and Guarantors; or

(3)	any consolidation or merger between or among the Company and any of its Wholly-Owned Restricted Subsidiaries that are Domestic Subsidiaries and Guarantors.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(1)	the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would reasonably have been obtained in a comparable transaction at such time by the Company or such Restricted Subsidiary with an unrelated Person; and

(2)	the Company delivers to the trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an officers’ certificate attaching a resolution of the Board of Directors of the Company stating that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by the Board of Directors of the Company; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment or other compensation arrangement or agreement, employee benefit plan, stock option plan, stock ownership plan or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments, awards and grants pursuant thereto;

(2)	transactions between or among the Company and any of its Restricted Subsidiaries;

(3)	transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of the Company and the payment of customary indemnification to directors, officers, employees and consultants of the Company, any Restricted Subsidiary of the Company or any direct or indirect parent of the Company;

(5)	any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company or any contribution to the capital of the Company by Affiliates of the Company;

(6)	Permitted Investments and Restricted Payments that do not violate the provisions of the Indenture described above under the caption “—Restricted Payments;”

(7)	loans or advances to officers, directors, employees or consultants that are approved by the Company’s Board of Directors in good faith;

(8)	any agreement as in effect and entered into as of the date of the Indenture or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the date of the Indenture;

(9)	the payment of all fees and expenses related to the Transactions;

(10)	transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are on terms no less favorable than those that would reasonably have been obtained in a comparable transaction at such time with an unrelated party or that are fair to the Company and its Restricted Subsidiaries in the reasonable determination of the Board of Directors of the Company or the senior management of the Company;

(11)	transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the trustee a letter from an independent financial advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of the preceding paragraph; and

(12)	any tax sharing agreement or arrangement and payments pursuant thereto among the Company and its Subsidiaries and any other Person with which the Company or its Subsidiaries is required or permitted to file a consolidated tax return or with which the Company or any of its Restricted Subsidiaries is or could be part of a consolidated group for tax purposes in amounts not otherwise prohibited by the Indenture.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an

Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock,” the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Disqualified Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Limitation on Issuances of Guarantees of Indebtedness

The Company will not permit any of its Domestic Subsidiaries that are not already Guarantors, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company (other than Indebtedness and other Obligations under Credit Facilities and other Indebtedness of the Company consisting solely of Guarantees of Indebtedness of one or more of the Company’s Restricted Subsidiaries) unless such Domestic Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee on a senior subordinated basis of the payment of the Notes by such Domestic Subsidiary.

Additional Guarantors

If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the Indenture (each, a “New Domestic Restricted Subsidiary”) that, after giving pro forma effect to the acquisition or organization of such New Domestic Restricted Subsidiary or Subsidiaries (if applicable), together with each other New Domestic Restricted Subsidiary, has consolidated assets or Adjusted EBITDA which exceeds 5 percent of the total consolidated assets, as of the end of the most recently completed fiscal quarter for which financial statements are available, or total Adjusted EBITDA, for the most recent preceding four fiscal quarters for which financial statements are available, of the Company and its Restricted Subsidiaries, the Company will cause each New Domestic Restricted Subsidiary to execute a supplemental indenture and a Note Guarantee and deliver an opinion of counsel satisfactory to the trustee within 10 business days of the date on which it was acquired or created. Thereafter, such New Domestic Restricted Subsidiary will be a Guarantor for all purposes of the Indenture.

Reports

Whether or not required by the SEC’s rules and regulations, so long as any Notes are outstanding, the Company will furnish to the holders of Notes or, with the consent of the trustee, cause the trustee to furnish to the holders of Notes, within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants. In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, the Company will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

If, at any time after consummation of the exchange offer contemplated by the registration rights agreement, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company agrees that it will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Subsidiary, either individually or taken together with all other Unrestricted Subsidiaries, constitutes a Significant Subsidiary, then the quarterly and annual financial information required by the first paragraph of this covenant will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

In the event that (1) the rules and regulations of the SEC permit the Company and any direct or indirect parent company of the Company to report at such parent entity’s level on a consolidated basis and (2) such parent entity of the Company is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly of the Capital Stock of the Company and its Affiliates, the information and reports required by this covenant may be those of such parent company on a consolidated basis.

Events of Default and Remedies

Each of the following is an Event of Default:

(1)	a default in any payment of interest on any Note when due, whether or not prohibited by the provisions described under “—Ranking” above, continued for 30 days, subject to the interest deferral provisions contained in the Indenture; provided, however, that a default in any payment of interest on any Note required to be made on (x) , 2009, and (y) any interest payment date after , 2009, at a time when interest deferral would be prohibited under the Indenture shall immediately constitute an Event of Default (without regard to the length of time for which such default continues);

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the Notes, including the failure to make a payment to purchase Notes called for redemption pursuant to the provisions described above under “—Optional Redemption” or to purchase Notes pursuant to a Change of Control Offer or an Asset Sale Offer;

(3)	failure by the Company or any of its Restricted Subsidiaries to comply with any of the other agreements in the Indenture (including without limitation an Excess Dividend Default) for 45 days after notice to the Company by the trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class;

(4)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its

Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

(5)	failure by the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $10.0 million (net of any amounts that are covered by enforceable insurance policies issued by solvent carriers), which judgments are not paid, discharged or stayed for a period of 60 days after such judgments become final and nonappealable;

(6)	except as permitted by the Indenture, any Note Guarantee made by a Guarantor that is a Significant Subsidiary is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any such Guarantor, or any Person acting on behalf of any such Guarantor, denies or disaffirms its obligations under its Note Guarantee; or

(7)	certain events of bankruptcy or insolvency described in the Indenture with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately; provided that so long as any Indebtedness permitted to be incurred pursuant to any Credit Facilities is outstanding, such acceleration will not be effective until the earlier of (1) the acceleration of such Indebtedness under the Credit Facilities or (2) five business days after receipt by the Company of written notice of such acceleration.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding Notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any.

Subject to the provisions of the Indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of Notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such holder has previously given the trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding Notes have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	holders of a majority in aggregate principal amount of the then outstanding Notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the trustee may, on behalf of the holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except that (i) a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes may be waived and an acceleration related thereto rescinded only with the consent of each holder of Notes and (ii) an Excess Dividend Default or any Event of Default resulting therefrom may be waived or an acceleration related thereto rescinded only with the consent of holders of at least 97% of the aggregate principal amount of the then outstanding Notes.

The Company is required to deliver to the trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company, any Guarantor or any of their Affiliates, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on such Notes when such payments are due from the trust referred to below;

(2)	the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and the Company’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)

the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, U.S. Government Obligations, or a combination of cash in U.S. dollars and

U.S. Government Obligations, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium, if any, on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or material instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)	the Company must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7)	the Company must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, the Notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture, the Notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes); provided that an Excess Dividend Default and any Event of Default resulting therefrom may be waived only with the consent of the holders of at least 97% of the aggregate principal amount of the then outstanding Notes.

Without the consent of each holder of Notes affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting holder):

(1)	reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any Note (other than any extension of the Stated Maturity of the Notes permitted by the terms of the Indenture) or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any Note payable in money other than that stated in the Notes;

(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium, if any, on the Notes;

(7)	waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	make any change in the preceding amendment and waiver provisions;

(9)	make any change to the subordination provisions of the Indenture that adversely affects the rights of any holder; or

(10)	release any Guarantor that is a Significant Subsidiary from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture, or modify the Note Guarantees in any manner adverse to the holders.

Notwithstanding the preceding, without the consent of any holder of Notes, the Company, the Guarantors and the trustee may amend or supplement the Indenture, the Notes or the Note Guarantees:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)	to provide for the assumption of the Company’s or a Guarantor’s obligations to holders of Notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, as applicable;

(4)	to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6)	to conform the text of the Indenture, the Notes or the Note Guarantees to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the Indenture, the Notes or the Note Guarantees;

(7)	to provide for the issuance of Additional Notes, in accordance with the limitations set forth in the Indenture as of the date of the Indenture; or

(8)	to allow any Guarantor to execute a supplemental Indenture and/or a Note Guarantee with respect to the Notes.

Notwithstanding the foregoing, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or any Representative thereof authorized to give a consent) consent to such change.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1)	either:

(a)	all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

(b)	all Notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, U.S. Government Obligations, or a combination of cash in U.S. dollars and U.S. Government Obligations, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3)	the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4)	the Company has delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of the Company, the Indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the Indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder has offered to the trustee reasonable security and indemnity against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part, for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged or consolidated with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Adjusted EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)	depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5)	non-cash items increasing such Consolidated Net Income for such period, other than (a) the accrual of revenue in the ordinary course of business and (b) reversals of prior accruals and reserves for cash items previously excluded from Adjusted EBITDA pursuant to clause (4) of this definition;

in each case, on a consolidated basis and determined in accordance with GAAP.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Apollo” means Apollo Management V, L.P. and its Affiliates

“Asset Sale” means:

(1)	the sale, lease (other than operating leases entered into in the ordinary course of business), conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance or sale of Equity Interests in any of the Company’s Restricted Subsidiaries (other than directors’ qualifying shares).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $3.0 million;

(2)	a transfer of Capital Stock or other assets or rights between or among the Company and its Wholly-Owned Restricted Subsidiaries,

(3)	an issuance of Capital Stock by a Restricted Subsidiary of the Company to the Company or to a Wholly-Owned Restricted Subsidiary of the Company;

(4)	the sale or lease of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5)	the sale or other disposition of cash or Cash Equivalents;

(6)	a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(7)	the sale or transfer of accounts receivable pursuant to a Qualified Receivables Transaction;

(8)	sales or grants of licenses to use the Company’s or any Restricted Subsidiary’s patents, trade secrets, know-how and technology to the extent that such license does not prohibit the licensor from using the patent, trade secret, know-how or technology;

(9)	sales of assets received by the Company or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

(10)	Capacity Arrangements;

(11)	sales or exchanges of equipment in connection with the purchase or other acquisition of other equipment, in each case used or useful in a Permitted Business; and

(12)	the disposition of any Capital Stock or other ownership interest in or assets or rights of an Unrestricted Subsidiary.

“Asset Sale Offer” has the meaning assigned to that term in the Indenture governing the Notes.

“Base Dividend Restricted Payments Basket” shall initially equal $0, provided, however, that if during any fiscal quarter the Company has paid dividends on the Company’s Common Stock in an aggregate amount that is less than the Quarterly Base Dividend Level for such quarter, an amount equal to 100% of the difference between (i) the Quarterly Base Dividend Level for such quarter and (ii) the aggregate amount of dividends actually paid on the Company’s Common Stock during such quarter shall be added to the Base Dividend Restricted Payments Basket as of the last day of such fiscal quarter.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns,” “Beneficial Ownership,” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, as of any date, an amount equal to:

(1)	85% of the face amount of all accounts receivable owned by United Agri Products and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date that were not more than 60 days past due; plus

(2)	55% of the book value of all inventory, net of reserves in accordance with past practices, owned by United Agri Products and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date;

provided, however, that any accounts receivable owned by a Receivables Subsidiary, or which United Agri Products or any of its Subsidiaries has agreed to transfer to a Receivables Subsidiary, shall be excluded for purposes of determining such amount.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York State are authorized or required by law to close.

“Capacity Arrangements” means any agreement or arrangement involving, relating to or otherwise facilitating, (1) requirement contracts, (2) tolling arrangements or (3) the reservation or presale of production capacity of the Company or its Restricted Subsidiaries by one or more third parties.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock, including, without limitation, corporate stock represented by IDSs and corporate stock outstanding upon the separation of IDSs into the securities represented thereby;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars, Canadian dollars, or in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)	securities issued or directly and fully guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (provided that the full faith and credit of the respective country is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3)	certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any United States or Canadian commercial bank having capital and surplus in excess of $250.0 million;

(4)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P, or if Moody’s and S&P cease to exist, any other nationally recognized statistical rating organization designated by the Board of Directors of the Company, and in each case maturing within one year after the date of acquisition;

(6)	marketable direct obligations issued by any State of the United States of America or any political subdivision of any such State or any public instrumentality maturing within one year from the date of acquisition and, at the time of acquisition, having one of the two highest ratings obtainable from either Moody’s or S&P, or if Moody’s and S&P cease to exist, any other nationally recognized statistical rating organization designated by the Board of Directors of the Company;

(7)	Indebtedness issued by other Persons (other than Apollo or any of its Affiliates) maturing within one year from the date of acquisition and, at the time of acquisition, having one of the two highest ratings obtainable from either Moody’s or S&P, or if Moody’s and S&P cease to exist, any other nationally recognized statistical rating organization designated by the Board of Directors of the Company;

(8)	money market funds, substantially all of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition; and

(9)	overnight deposits and demand deposit accounts (in the respective local currencies) maintained in the ordinary course of business.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than a Permitted Holder or a Permitted Group;

(2)	the adoption of a plan relating to the liquidation or dissolution of the Company;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than a Permitted Holder or a Permitted Group, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares (other than a creation of a holding company that does not involve a change in Beneficial Ownership of the Company as a result of such transaction); or

(4)	the first day on which the majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Change of Control Offer” has the meaning assigned to it in the Indenture governing the Notes.

“Common Stock” means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of, such Person’s common stock, whether outstanding on the date of the Indenture or issued after the date of the Indenture, including all series and classes of such common stock.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)  the Net Income (if positive) of any Person that is not a Restricted Subsidiary of the specified Person or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash (or to the extent converted into cash) to the specified Person or a Restricted Subsidiary of the Person;

(2)  (a)  the Net Income (but not loss) of any Restricted Subsidiary of the specified Person that is not a Guarantor and (b) solely for purposes of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “—Certain Covenants—Restricted Payments,” the Net Income (but not loss) of any Restricted Subsidiary of the specified Person that is a Guarantor will, in each case, be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the declaration or payment of dividends or similar distributions have been legally waived;

(3)  the cumulative effect of a change in accounting principles will be excluded;

(4)  any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142 shall be excluded;

(5)  any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(6)  accruals and reserves that are established within twelve months after the date of the Indenture and that are so required to be established in accordance with GAAP shall be excluded; and

(7)  solely for purposes of determining the amount available for Restricted Payments under clause 3(a) of the first paragraph of “Certain Covenants—Restricted Payments,” the amortization of original issue discount and the payment of non-cash interest on any 10¾% Senior Discount Notes Due 2012 of the Company that are outstanding on the date of the Indenture.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who:

(i)  was a member of the Company’s Board of Directors on the date of the Indenture; or

(ii)  was nominated for election or elected to the Board of Directors with the affirmative vote of at least a majority of the Continuing Directors who were members of the Company’s Board of Directors at the time of the nomination or election.

“Conversion Conditions” means, with respect to any conversion of Junior Participating Preferred Stock, (i) no Default or Event of Default has occurred and is continuing at the time of, or would result from, such conversion, (ii) such conversion complies with all applicable laws, including securities laws, (iii) such conversion does not conflict with, or cause a default under, any material financing agreement of the Company, (iv) at the time of such conversion, no interest deferral period under the Indenture is in effect and all previously deferred interest on the Notes and accrued interest thereon has been paid in full, (v) such conversion does not cause a mandatory suspension of dividends or deferral of interest under any material financing agreement of the Company as of the measurement date immediately following the proposed conversion date and (vi) prior to the second anniversary of the date of the Indenture, at least                  shares of Junior Participating Preferred Stock remain outstanding after such conversion.

“Credit Agreements” means (i) that certain Credit Agreements, dated as of November 24, 2003 by and among United Agri Products, United Agri Products Canada Inc., the Company, the other persons party thereto that are designated as Credit Parties, General Electric Capital Corporation, as Agent and Lender, GE Canada Finance, Inc., as Canadian Agent and Lender, GECC Capital Markets Group, Inc., as Co-Lead Arranger, and UBS Securities LLC, as Co-Lead Arranger and Co-Syndication Agent, Coôperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank International,” New York Branch, as Co-Documentation Agent and Lender, and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Co-Documentation Agent and Lender, providing for up to $500.0 million of revolving credit borrowings, including any related Notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and (ii) that certain Senior Secured Second Lien Term Loan Agreement, dated as of                     , 2004 among United Agri Products,                     , as Agent and Lender, and the other financial institutions party thereto, as Lenders, and in each case as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreements) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Deferred Compensation Plan” means the Company’s 2003 Deferred Compensation Plan.

“Designated Senior Indebtedness” means (i) the Indebtedness under or in respect of Credit Facilities and (ii) any other Senior Indebtedness of the Company.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date on which the Notes mature; provided that any class of Capital Stock of a Person that by its terms requires such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Excess Cash” shall mean, with respect to any period, Adjusted EBITDA minus the sum of (i) cash interest expense and, (ii) income tax expense, in each case, for such period.

“Excess Dividend Default” shall occur:

(i)  if at any time the Company pays any dividend or makes any distribution on account of its Class A Common Stock that would constitute a “Restricted Payment” under clause (1) of the first paragraph of the covenant “Restricted Payments Covenant” (such payment, a “Restricted Dividend Payment”) in an amount that exceeds the maximum aggregate amount of Restricted Dividend Payments that the Company was permitted to make at such time without violating the Restricted Payments Covenant (such excess amount, the “Excess Dividend Amount”); and

(ii)  at any time after the Company obtains knowledge of the payment of an Excess Dividend Amount, the Company makes any subsequent Restricted Dividend Payment to holders of its Class A Common Stock without first effecting a pro rata reduction in the amount of such Restricted Dividend Payment (including reducing such Restricted Dividend Payment to zero if necessary) by the lesser of (a) the full Excess Dividend Amount (b) the entire portion of the Excess Dividend Amount that that has previously not been applied to reduce Restricted Dividend Payment(s) in the foregoing manner.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Excluded Contribution” means Net Cash Proceeds received by the Company from (a) contributions to its common equity capital and (b) the sale of Capital Stock of the Company (other than Disqualified Stock), in each case designated as Excluded Contributions pursuant to an officers’ certificate executed on the date such capital contributions are made or the date such Capital Stock (other than Disqualified Stock) is sold, as the case may be, which are excluded from the calculation set forth in clause (3)(b) of the first paragraph of the covenant described above under the caption “Certain Covenants—Restricted Payments.”

“Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreements) in existence on the date of the Indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in the Indenture) whose resolution with respect thereto will be delivered to the trustee.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Adjusted EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)

acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (including any pro forma expense and cost reductions, adjustments and other operating improvements or synergies both achieved by such Person during such period as a result of the acquisition and to be achieved by such Person as a result of the acquisition, all as determined in good faith by a responsible financial or accounting officer) as if they had occurred on the first day of the four-quarter reference period;

(2)	the Adjusted EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period;

(6)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness); and

(7)	if such four-quarter reference period includes any fiscal quarter of such Person ending prior to November 24, 2003, Adjusted EBITDA will (a) be increased by (x) the amount of bad debt expense, before collections of customer accounts previously written-off as bad debts, that exceeded 1% of net sales of such Person and its Restricted Subsidiaries during the portion of such four-quarter reference period ended prior to November 24, 2003 and (y) the amount of physical inventory adjustments of such Person and its Restricted Subsidiaries during the portion of such four-quarter reference period ended prior to November 24, 2003 that exceeded 0.5% of the cost of goods sold for fertilizer products and (b) be decreased by the amount of collections from customer accounts previously written-off as bad debts by such Person and its Restricted Subsidiaries during the portion of such four-quarter reference period ended prior to November 24, 2003.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates (but excluding the amortization or write-off of deferred financing fees in connection with the Transactions); plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest accruing on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Note Guarantee or Lien is called upon; plus

(4)

to the extent not included in clause (1) above, the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted

Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession of the United States, which are in effect on the date of the Indenture.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means:

(1)  each Domestic Subsidiary of the Company on the date of the Indenture; and

(2)  any other Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of the Indenture; and

(3)  their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, Notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes, to the extent not otherwise included (a) the Guarantee by the specified Person of any Indebtedness of any other Person and (b) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person); provided that the amount of such Indebtedness will be the lesser of (x) the Fair Market Value of such asset at such date of determination and (y) the amount of such Indebtedness of such other Person. Notwithstanding the foregoing, however, Indebtedness shall not include (i) any obligations under the Stock Purchase Agreement or other agreements executed in connection therewith to pay Rebates or estimated or final purchase price adjustments to ConAgra Foods, Inc. or any of its Affiliates, (ii) advances to the Company or any of its Restricted Subsidiaries by its customers in the ordinary course of business or (iii) competitive allowances given by the Company or any of its Restricted Subsidiaries to their customers in the ordinary course of business.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the third to last paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the third to last paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Junior Participating Preferred Stock” means the Junior Participating Preferred Stock of the Company issued to Apollo on the date of the Indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any agreement to sell or give a security interest and, except in connection with any Qualified Receivables Transaction, any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall any operating lease, option or other agreement to sell be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Debt” means, with respect to the Company, on a consolidated basis at any time, the actual outstanding amount of funded indebtedness (provided that with respect to the portion thereof represented by any revolving facility under Credit Facilities, such amount shall be calculated at the weighted average principal balance of loans that were outstanding during the immediately preceding 12 fiscal month period), plus, without duplication, the principal component of all Capitalized Lease Obligations and, without duplication, other Indebtedness of the Company and its Restricted Subsidiaries at such time, less (i) any early termination payments that would be owed if all outstanding Hedging Obligations were terminated, and (ii) the amount by which the average cash balance of the Company and its Subsidiaries during the 12 months preceding the date of determination exceeds $             million.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)	any extraordinary gain or loss and any nonrecurring gains, losses, income or expenses (including, without limitation, expenses related to the Transactions and any severance and transition expenses incurred as a direct result of the transition of the Company to an independent operating company in connection with the Transactions), in each case together with any related provision for taxes on such items; provided that with respect to any such nonrecurring loss or expense, the Company delivers to the trustee an officers’ certificate specifying and quantifying such item.

“Net Proceeds” means the aggregate proceeds in the form of cash or Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a Note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness and other liabilities relating to the disposed assets), net of the direct costs relating to such Asset Sale and the sale or disposition of such non-cash consideration, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

(2)	as to which the lenders have no recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

“Note Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under the Indenture and on the Notes, executed pursuant to the provisions of the Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Pari Passu Indebtedness” means (i) with respect to the Company, the Notes and any other Indebtedness of the Company, other than Senior Indebtedness, Secured Indebtedness or Subordinated Indebtedness of the Company and (ii) with respect to any Guarantor, its Note Guarantee and any other Indebtedness of such Guarantor, other than Senior Indebtedness, Secured Indebtedness or Subordinated Indebtedness of such Guarantor.

“Permitted Business” means the business of the Company and its Subsidiaries as existing on the date of the Indenture and any other businesses that are the same, similar or reasonably related, ancillary or complementary thereto and reasonable extensions thereof.

“Permitted Group” means any group of investors that is deemed to be a “Person” (as that term is used in Section 13(d)(3) of the Exchange Act) at any time prior to the Company’s or its direct or indirect parent’s initial public offering of common stock; provided that no single Person (other than the Permitted Holder) Beneficially Owns (together with its Affiliates) more of the Voting Stock of the Company that is Beneficially Owned by such group of investors than is then collectively Beneficially Owned by Permitted Holders in the aggregate.

“Permitted Holder” means (1) Apollo, (2) each investment fund managed, operated or controlled by, or affiliated with, Apollo and (3) any Related Party of Apollo.

“Permitted Investments” means:

(1)	any Investment in the Company or in a Restricted Subsidiary of the Company, provided that;

(a)	if such Investment is in a Restricted Subsidiary of the Company that is not a Guarantor, such Restricted Subsidiary is not restricted from paying dividends or any other distributions on its Capital Stock other than as permitted by the covenant described above under the caption “—Certain Covenants—Dividend and Other Payment Restrictions Affecting Subsidiaries;” and

(b)	if such Investment is in a Restricted Subsidiary of the Company and consists of Indebtedness, such Indebtedness is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under the Notes and the Indenture.

(2)	any Investment in Cash Equivalents;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person (including payments to the holders of Equity Interests in such Person), if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Company; provided that in the case of any such Restricted Subsidiary of the Company that is not, or does not become in connection with such Investment, a Guarantor, such Restricted Subsidiary is not restricted from paying dividends or any other distributions on its Capital Stock other than as permitted by the covenant described above under the caption “—Certain Covenants—Dividend and Other Payment Restrictions Affecting Subsidiaries;” or

(b)	such Person is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company; provided that in the case of any such Restricted Subsidiary of the Company that is not a Guarantor, such Restricted Subsidiary is not restricted from paying dividends or any other distributions on its Capital Stock other than as permitted by the covenant described above under the caption “—Certain Covenants—Dividend and Other Payment Restrictions Affecting Subsidiaries;”

(4)	any Investment made as a result of the receipt of non-cash consideration from (a) an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” or (b) a transaction that would be an Asset Sale if not for the threshold set forth in clause (1) of the second paragraph of the definition of Asset Sale;

(5)	Investments acquired in exchange for, or out of the net cash proceeds of an offering within 30 days of, Capital Stock (other than Disqualified Stock) of the Company; provided that the amount of any such net cash proceeds that are utilized for any such Investment pursuant to this clause (5) will be excluded from clause (3) (b) of the first paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments;”

(6)	any Investments received in compromise or resolution of (a) obligations of trade creditors, suppliers or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor, supplier or customer; or (b) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7)	Investments represented by Hedging Obligations;

(8)	loans or advances to employees and officers of the Company and its Restricted Subsidiaries made (a) in the ordinary course of business in an aggregate principal amount not to exceed $5.0 million at any one time outstanding or (b) to fund purchases of Capital Stock of the Company or United Agri Products under any stock option plan, stock ownership plan or other similar employment arrangements so long as no cash is actually advanced by the Company or any of its Restricted Subsidiaries to such employees and officers to fund such purchases;

(9)	repurchases of the Notes;

(10)	Investments existing on the date of the Indenture;

(11)	Guarantees of Indebtedness to the extent permitted pursuant to the covenants described above under the captions “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock” and “—Certain Covenants—Limitation on Issuances of Guarantees of Indebtedness;”

(12)	the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other Investment by the Company or a Subsidiary of the Company in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; provided that such other Investment is in the form of a note or other instrument that the Receivables Subsidiary or other Person is required to repay as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of the Company entered into as part of a Qualified Receivables Transaction;

(13)	Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time such Person merges or consolidates with the Company or any of its Restricted Subsidiaries, in either case in compliance with the Indenture; provided that such Investments were not made in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation; and

(14)	other Investments having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding not to exceed $45.0 million; provided that if an Investment pursuant to this clause (14) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of the Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above, and shall cease to have been made pursuant to this clause (14).

“Permitted Junior Securities” shall mean debt or equity securities of the Company or any successor corporation issued pursuant to a plan of reorganization or readjustment of the Company that are subordinated to the payment of all then-outstanding Senior Indebtedness of the Company at least to the same extent that the Notes are subordinated to the payment of all Senior Indebtedness of the Company on the date of the Indenture, so long as to the extent that any Senior Indebtedness of the Company outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, either (a) the holders of any such Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment or (b) such holders receive securities which constitute Senior Indebtedness and which have been determined by the relevant court to constitute satisfaction in full in cash of any Senior Indebtedness not paid in full in cash.

“Permitted Liens” means:

(1)	Liens on assets of the Company or any of its Restricted Subsidiaries securing Indebtedness and other Obligations under Credit Facilities that was incurred pursuant to clause (1), clause (4) or clause (13) of the definition of Permitted Debt and/or securing Hedging Obligations related thereto;

(2)	Liens in favor of the Company, any Guarantor or any Wholly-Owned Subsidiary;

(3)	Lien securing Indebtedness of a Restricted Subsidiary of the Company (including, without limitation, Liens created for the benefit of (or to secure) the UAP Senior Notes or the related Guarantees of the UAP Senior Notes); provided such Indebtedness was permitted to be incurred by the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock;”

(4)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

(5)	Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to, and not incurred in contemplation of, such acquisition;

(6)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (5) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock” covering only the assets acquired with or financed by such Indebtedness;

(7)	Liens existing on the date of the Indenture;

(8)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)	Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10)	survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11)	Liens created for the benefit of (or to secure) the Notes or the Note Guarantees;

(12)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the Indenture; provided, however, that:

(a)	the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount, of the Permitted Referencing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(13)	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course or business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(14)	Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or similar credit transactions issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(15)	judgment Liens not giving rise to an Event of Default;

(16)	Liens on assets of the Company or a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction;

(17)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(18)	Liens securing Hedging Obligations which Hedging Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

(19)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(20)	leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

(21)	Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(22)	Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(23)	Liens securing insurance premium financing arrangements; provided that such Lien is limited to the applicable insurance contracts;

(24)	Liens securing reimbursement obligations with respect to commercial letters of credit that encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(25)	Liens securing Indebtedness incurred under clause (18) of the second paragraph of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock;” provided that such Liens do not extend to or cover any of the cash or Cash Equivalents that have been deposited with the trustee pursuant to “Legal Defeasance and Covenant Defeasance;”

(26)	Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $10.0 million at any one time outstanding; and

(27)	Liens securing Senior Indebtedness incurred in accordance with the Indenture.

“Permitted Payments to Parent” means, without duplication as to amounts:

(1)	payments of dividends or other distributions or amounts by the Company to any direct or indirect parent of the Company in amounts required for such parent or any of its direct or indirect parents to pay franchise taxes and other fees required to maintain its existence and provide for all other operating costs of such parent or any of its direct or indirect parents to operate as a public or private holding company, including, without limitation, in respect of director fees and expenses, administrative, legal and accounting services provided by third parties and other costs and expenses, including all costs and expenses with respect to filings with the SEC; and

(2)

for so long as the Company files a consolidated, combined, affiliated or unitary tax return with any direct or indirect parent of the Company, payments of dividends or other distributions or amounts by the Company to such parent in amounts required to pay the tax obligations of the Company and its Subsidiaries and the tax obligations of such parent or any of its direct or indirect parents attributable to the Company and its Subsidiaries; provided that the amount of dividends paid pursuant to this clause (2) to enable such parent or any of its direct or indirect parents to pay Federal, state or local income taxes at any time shall not exceed the amount of the relevant tax (including any penalties and interest) that the Company would owe if the Company were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers or carrybacks of tax attributes (such as net operating loses) of the Company and such Subsidiaries from prior years; provided further that any refunds received by such parent or any of its direct or indirect parents attributable to the Company and its Subsidiaries shall be promptly returned by such parent or any of its direct or indirect parents to the Company.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)	such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Letter” means the letter agreement between ConAgra Foods, Inc. and the Company regarding the issuance of additional shares of the Company’s Series A preferred stock.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such accounts receivable.

“Quarterly Base Dividend Level” means, for any fiscal quarter, 85% of the Company’s Excess Cash for the 12-month period ending on the last day of the Company’s then most recently ended fiscal quarter for which internal financial statements are available at the time such dividend is declared and paid divided by four (4).

“Rabbi Trust Agreement” means the Trust Agreement for the Company’s 2003 Deferred Compensation Plan.

“Rebates” means rebates, incentives, loyalty and other bonuses, freight or other similar refunds, rebillings, performance or award payments, marketing payments, warehousing and interest payments, program payments, products furnished on a discounted or “no-charge” basis, and all other such payments and forms of compensation, and the proceeds thereof, that are now or may hereafter be payable by vendors to the Company or any of its Subsidiaries as a result of product sales (whether wholesale, retail or otherwise), service or other performance criteria.

“Receivables Subsidiary” means a Wholly-Owned Restricted Subsidiary of United Agri Products which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Restricted Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of the Company or any Restricted Subsidiary of the Company (other than accounts receivable and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable and (c) with which neither the Company nor any Restricted Subsidiary of the Company has any obligation to maintain or preserve such Subsidiary’s financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company will be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing conditions.

“Related Party” of a specified Person means:

(1)	any controlling stockholder, more than 50%-owned Subsidiary, or immediate family member (in the case of an individual) of such Person; or

(2)	any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding a more than 50% interest of which consist of such Person and/or such other Persons referred to in the immediately preceding clause (1).

“Representative” means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Retention Agreements” means the Retention Agreements dated as of November 18, 2003 between the Company and the employees signatory thereto.

“S&P” means Standard & Poor’s Ratings Services.

“SEC” means the United States Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company or any Subsidiary secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto.

“Senior Indebtedness” with respect to the Company or any Guarantor means the Indebtedness under or in respect of the Credit Facilities and all Indebtedness of the Company or such Guarantor, including interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Subsidiary of the Company whether or not a claim for post-filing interest is allowed in such proceeding) and other amounts (including make-whole payments, fees, expenses, reimbursement obligations under letters of credit and indemnities) owing in respect thereof, whether outstanding on the date of the Indenture or thereafter incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to the Notes or such Guarantor’s Note Guarantee, as applicable; provided, however, that Senior Indebtedness shall not include, as applicable, (i) any obligation of the Company to any Subsidiary of the Company or of such Guarantor to the Company or any other Subsidiary of the Company, (ii) any liability for Federal, state, local or other taxes owed or owing by the Company or such Guarantor, (iii) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (iv) any Indebtedness or obligation of the Company or such Guarantor which is pari passu with the Notes or is Subordinated Indebtedness, (v) any obligations with respect to any Capital Stock, and (vi) that portion of any Indebtedness incurred in violation of the covenant described above under “Incurrence of Indebtedness and Issuance of Disqualified Stock;” provided that as to any such Indebtedness, no such violation shall be deemed to exist for purposes of this clause (vi) if the holder(s) of such Indebtedness or their representative shall have received an officer’s certificate (or representation and warranty) from the Company to the effect that the incurrence of such Indebtedness does not (or in the case of revolving credit Indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such covenant.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Stock Option Plan” means the Company’s 2003 Stock Option Plan and all stock option agreements entered into in connection therewith.

“Stock Purchase Agreement” means the Stock Purchase Agreement by and among the Company, ConAgra Foods, Inc. and United Agri Products, dated as of October 29, 2003, as amended.

“Subordinated Indebtedness” means (a) with respect to the Company, any Indebtedness of the Company which is by its terms subordinated in right of payment to the Notes and (b) with respect to any Guarantor, any Indebtedness of the applicable Guarantor which is by its terms subordinated in right of payment to such Note Guarantee.

“Subsidiary” means, with respect to any specified Person:

(1)

any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Transactions” means the transactions contemplated by the Stock Purchase Agreement and the related borrowings under the Credit Agreements.

“UAP Senior Notes” means United Agri Products’ 8¼% Senior Notes due 2011 issued pursuant to the UAP Senior Notes Indenture.

“UAP Senior Notes Indenture” means the Indenture, dated as of December 16, 2003, among United Agri Products, the guarantors party thereto and JPMorgan Chase Bank, as trustee, relating to the UAP Senior Notes.

“United Agri Products” means United Agri Products, Inc., a Delaware corporation, and its successors and assigns.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales or the availability for sale of substantial amounts of IDSs or shares of our Class A common stock or a significant principal amount of our senior subordinated notes in the public market could adversely affect prevailing market prices and could impair our ability to raise capital through future sales of our securities. Upon completion of the Transactions, we will have              IDSs outstanding, in respect of in the aggregate shares of our Class A common stock and $             million aggregate principal amount of our senior subordinated notes, including $ million aggregate principal amount of senior subordinated notes being sold separately from the IDSs. All of these IDSs and securities represented thereby, as well as the separate senior subordinated notes, will be freely tradable without restriction or further registration under the Securities Act, unless the IDSs or securities represented thereby are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act of 1933. Upon completion of the Transactions, Apollo will own shares of our junior participating preferred stock representing             % of the voting power of our outstanding stock after the offering, or             % if the underwriters’ over-allotment option is exercised in full. Holders of our junior participating preferred stock may, at their option, convert some or all of such stock into IDSs or, if the IDSs have automatically separated, senior subordinated notes and shares of Class A common stock, provided that the Conversion Conditions are satisfied at the time of conversion. We anticipate that Apollo will have demand and piggyback registration rights for their shares of junior participating preferred stock and the IDSs issuable upon conversion thereof. We also anticipate that members of our management will have piggyback registration rights for their IDSs. See “Certain Relationships and Related Transactions—Ancillary Agreements—Apollo Registration Rights Agreement.” Registration rights may not be exercised during the lock-up period. During the lock-up period, Apollo may not transfer any shares of junior participating preferred stock or any IDSs issued upon conversion thereof, and management may not transfer any IDSs.

If permitted under our senior debt agreements, we may issue shares of our Class A common stock or senior subordinated notes, which may be in the form of IDSs, or other securities from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares of our Class A common stock or senior subordinated notes, which may be in the form of IDSs, or other securities that we may issue may in turn be significant. In addition, we may also grant registration rights covering those shares of our Class A common stock or senior subordinated notes and IDSs, if applicable, or other securities in connection with any such acquisitions and investments.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes the material U.S. federal income tax considerations associated with the purchase, ownership, and disposition of IDSs, senior subordinated notes and Class A common stock as of the date hereof by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below). Except where noted, this discussion deals only with IDSs, senior subordinated notes and Class A common stock held as capital assets by holders who acquired IDSs or notes upon their original issuance at their initial offering price and does not address special situations, such as those of:

•	dealers in securities or currencies,

•	financial institutions,

•	regulated investment companies,

•	real estate investment trusts,

•	tax-exempt entities,

•	insurance companies,

•	persons holding IDSs, senior subordinated notes or Class A common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle,

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings,

•	persons liable for alternative minimum tax,

•	investors in pass-through entities, or

•	U.S. Holders (as defined below) of IDSs whose “functional currency” is not the U.S. dollar.

Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below.

A “U.S. Holder” of IDSs, senior subordinated notes or Class A common stock means a holder that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States,

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any state thereof or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds IDSs, senior subordinated notes or Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding IDSs, senior subordinated notes or Class A common stock, we urge you to consult your own tax advisor.

No statutory, administrative or judicial authority directly addresses the treatment of IDSs or instruments similar to IDSs for U.S. federal income tax purposes. As a result, we cannot assure you that the Internal Revenue

Service (the “IRS”) or the courts will agree with the tax consequences described herein. A different treatment from that assumed below could adversely affect the amount, timing and character of income, gain or loss in respect of an investment in the IDSs, and, in the case of Non-U.S. Holders (as defined below), could subject such holders to U.S. federal withholding taxes with regard to the senior subordinated notes in the same manner as they will be with regard to our Class A common stock. Payments to Non-U.S. Holders would not be grossed-up for any such taxes. In addition, a different treatment could result in the loss by us of all or part of the deduction for interest paid on the senior subordinated notes. If you are considering the purchase of IDSs or senior subordinated notes, we urge you to consult your own tax advisor concerning the particular U.S. federal income tax consequences to you of the ownership of IDSs or senior subordinated notes, as well as any consequences to you arising under the laws of any other taxing jurisdiction.

Consequences to U.S. Holders

IDSs

Allocation of Purchase Price.    Your acquisition of IDSs should be treated as if you actually purchased the shares of our Class A common stock and the senior subordinated notes underlying the IDSs and, by purchasing IDSs, you will agree to such treatment. If such treatment is not respected, the acquisition of IDSs may be treated as an acquisition of only our stock, in which case the senior subordinated notes would be treated as equity rather than debt for U.S. federal income tax purposes. See “Senior Subordinated Notes—Characterization of Notes.” The remainder of this discussion assumes that the acquisition of IDSs will be treated as an acquisition of shares of our Class A common stock and senior subordinated notes.

The purchase price of each IDS will be allocated between the shares of Class A common stock and the senior subordinated note in proportion to their respective fair market values at the time of purchase. Such allocation will establish your initial tax basis in the share of Class A common stock and the senior subordinated note. We expect to report the initial fair market value of each share of Class A common stock as $             and the initial fair market value of each senior subordinated note as $            , and by purchasing IDSs, you will agree to such allocation and that you will not take a contrary position for any purpose, including tax reporting purposes. If this allocation is not respected, it is possible that the senior subordinated notes will be treated as having been issued with more than a de minimis amount of original issue discount (referred to as OID) or amortizable bond premium and your initial tax basis in our common stock would be higher, or lower, respectively. You generally would have to include original issue discount in income in advance of the receipt of cash attributable to that income, and would be able to elect to amortize bond premium over the remaining term of the notes. The remainder of this discussion assumes that this allocation of the purchase price will be respected.

Separation and Recombination.    If you separate an IDS into a share of Class A common stock and a senior subordinated note or recombine a share of Class A common stock and a senior subordinated note to form an IDS, you generally should not recognize gain or loss upon the separation of an IDS or a recombination of a share of Class A common stock and senior subordinated note into an IDS. You will continue to take into account items of income or deduction otherwise includible or deductible, respectively, with respect to the share of Class A common stock and the senior subordinated note, and your tax basis in the share of Class A common stock and the senior subordinated note will not be affected by the separation or recombination.

Senior Subordinated Notes

Characterization of Notes.    Our counsel, O’Melveny & Myers LLP, is of the opinion that the senior subordinated notes should be treated as debt for U.S. federal income tax purposes, and based upon that opinion, we believe that the senior subordinated notes should be so treated. The lead underwriters have also received an opinion from their counsel, Skadden, Arps, Slate, Meagher & Flom LLP, that the senior subordinated notes should be treated as debt for U.S. federal income tax purposes. Such opinions are based on customary representations and determinations, which are discussed in more detail in the following paragraphs, and such opinions are not binding on the IRS or the courts, which could disagree. We and, by acquiring senior subordinated notes, directly or in the form of IDSs, each holder agrees to treat the senior subordinated notes as our indebtedness for all purposes. Assuming such treatment is respected, stated interest on the senior subordinated notes will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

The determination of whether an instrument is treated as debt or equity for U.S. federal income tax purposes is based on all relevant facts and circumstances. There is no clear statutory definition of debt and its characterization is governed by principles developed in case law, which analyzes numerous factors (with no one factor being dispositive) that are intended to identify the economic substance of the investor’s interest in the corporation. Our determination that the notes should be treated as debt for U.S. federal income tax purposes, and the opinions of counsel to this effect referred to above, rely upon certain representations and determinations by us, the lead underwriters and an independent appraisal firm, including, without limitation, representations and determinations substantially to the effect that:

•	the term, interest rate and other material provisions of the senior subordinated notes are commercially reasonable and are substantially similar to the terms to which an unrelated third party lender bargaining at arm’s length would reasonably agree;

•	the aggregate principal amount of the senior subordinated notes in relation to the aggregate amount of our capital is commercially reasonable under the circumstances;

•	we expect to pay the principal and interest on the senior subordinated notes in full in accordance with their terms; and

•	the ratio of our aggregate outstanding indebtedness to the fair market value of our equity following the Transactions will not exceed : to 1.

In light of the representations and determinations described above and their relevance to several of the factors analyzed in case law, and taking into account the facts and circumstances relating to the issuance of the senior subordinated notes, we (and our counsel) are of the view that the senior subordinated notes should be treated as debt for U.S. federal income tax purposes. However, there is no authority that directly addresses the tax treatment of securities with terms substantially similar to the terms of the senior subordinated notes or offered under circumstances such as the offering (i.e., offered as a unit consisting of senior subordinated notes and Class A common stock). In light of this absence of direct authority, neither we nor our counsel can conclude with certainty that the senior subordinated notes will be treated as debt for U.S. federal income tax purposes.

If the senior subordinated notes were treated as equity rather than debt for U.S. federal income tax purposes, then the stated interest on the senior subordinated notes would generally be treated as a dividend to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles), and interest on the senior subordinated notes would not be deductible by us for U.S. federal income tax purposes. Our inability to deduct interest on the senior subordinated notes could materially increase our taxable income and, thus, our U.S. federal income tax liability. This would reduce our after-tax cash flow, thereby adversely affecting our ability to make payments on the senior subordinated notes and the Class A common stock. In addition, as discussed below under “Consequences to Non-U.S. Holders—Class A Common Stock,” Non-U.S. Holders could be subject to withholding with regard to the senior subordinated notes in the same manner as they will be with regard to our Class A common stock. We would also be liable for withholding taxes on any interest payments previously made by us to Non-U.S. Holders that are recharacterized as dividends for U.S. federal income tax purposes.

Additionally, the IRS may challenge the determination that the interest rate on the senior subordinated notes represents an arm’s length rate and, if successful, any excess amount over arm’s length could be recharacterized as a non-deductible payment (such as a dividend) instead of an interest payment for U.S. federal income tax purposes, which could materially increase our taxable income and, thus, our U.S. federal income tax liability. In addition, as discussed below under “Consequences to Non-U.S. Holders—Class A Common Stock,” Non-U.S. Holders could be subject to withholding tax with regard to payments on the senior subordinated notes in the same manner as they will be with regard to our Class A common stock. We would also be liable for withholding taxes on any interest payments previously made by us to Non-U.S. Holders that are recharacterized as dividends for U.S. federal income tax purposes. If the interest rate were determined to be less than the arm’s length rate, the senior subordinated notes could be treated as issued with original issue discount, which you would be required to include in income over the term of the senior subordinated notes prior to the receipt of cash. Except where stated otherwise, the discussion of the consequences to U.S. Holders and Non-U.S. Holders described below assumes the senior subordinated notes will be respected as debt that pays interest at an arm’s length rate.

Sale, Exchange or Retirement of Senior Subordinated Notes.    Upon the sale, exchange, retirement or other disposition of an IDS, you will be treated as having sold, exchanged, retired or disposed of the senior subordinated note underlying the IDS. Upon the sale, exchange, retirement or other disposition of a senior subordinated note, you will recognize gain or loss equal to the difference between the portion of the proceeds allocable to, or received for, your senior subordinated note (less an amount equal to any accrued and unpaid interest which will be treated as a payment of interest for U.S. federal income tax purposes) and your adjusted tax basis in the senior subordinated note. As described above under “Consequences to U.S. Holders—IDSs—Allocation of Purchase Price,” your tax basis in a senior subordinated note generally will be the portion of the purchase price of your IDSs allocable to the senior subordinated note, or your purchase price for the senior subordinated note, as the case may be, less any principal payments thereon and increased by any OID (if any) previously included in your income. Such gain or loss will generally be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Additional Issuances.    Subsequently issued senior subordinated notes may be issued with more than a de minimis amount of OID if they are issued at a discount to their face value. The U.S. federal income tax consequences to you of the subsequent issuance of senior subordinated notes with OID (or any issuance of senior subordinated notes thereafter) upon a subsequent offering by us of IDSs or senior subordinated notes, including IDSs in exchange for junior participating preferred stock, are unclear. The indenture governing the senior subordinated notes will provide that, in the event there is a subsequent issuance of senior subordinated notes with a new CUSIP number (which will occur in connection with an issuance of senior subordinated notes with OID and any issuance of senior subordinated notes thereafter) having terms that are otherwise identical (other than issuance date) in all material respects to the senior subordinated notes underlying the IDSs, each holder of senior subordinated notes or IDSs, as the case may be, agrees that a portion of such holder’s senior subordinated notes will be exchanged for a portion of the senior subordinated notes acquired by the holders of such subsequently issued senior subordinated notes. Consequently, immediately following such subsequent issuance, each holder of subsequently issued senior subordinated notes, held either as part of IDSs or separately, and each holder of existing senior subordinated notes, held either as part of IDSs or separately, will own an inseparable unit composed of a proportionate percentage of both the old senior subordinated notes and the newly issued senior subordinated notes. Because a subsequent issuance will affect the senior subordinated notes in the same manner, regardless of whether these senior subordinated notes are held as part of IDSs or separately, the combination of senior subordinated notes and shares of Class A common stock to form IDSs, or the separation of IDSs, should not affect your tax treatment.

The aggregate stated principal amount of senior subordinated notes owned by each holder will not change as a result of such subsequent issuance and exchange. Whether the receipt of subsequently issued senior subordinated notes in exchange for previously issued senior subordinated notes in this automatic exchange constitutes a taxable exchange for U.S. federal income tax purposes depends on whether the subsequently issued senior subordinated notes are viewed as differing materially from the senior subordinated notes exchanged. Due to a lack of applicable guidance, it is unclear whether the subsequently issued senior subordinated notes would be viewed as differing materially from the previously issued senior subordinated notes for this purpose. Consequently, it is unclear whether an exchange of senior subordinated notes for subsequently issued senior subordinated notes results in a taxable exchange for U.S. federal income tax purposes, and it is possible that the IRS might successfully assert that such an exchange should be treated as a taxable exchange.

If the IRS successfully asserted that an automatic exchange following a subsequent issuance is a taxable exchange, an exchanging holder would generally recognize gain or loss in an amount equal to the difference between the fair market value of the subsequently issued senior subordinated notes received and such holder’s adjusted tax basis in the senior subordinated notes exchanged. See “Senior Subordinated Notes—Sale, Exchange or Retirement of Senior Subordinated Notes.” It is also possible that the IRS might successfully assert that any such loss should be disallowed under the wash sale rules, in which case the holder’s basis in the subsequently issued senior subordinated notes would be increased to reflect the amount of the disallowed loss. In the case of a taxable exchange, a holder’s initial tax basis in the subsequently issued senior subordinated notes received in the exchange would be the fair market value of such senior subordinated notes on the date of exchange (adjusted to reflect any disallowed loss) and a holder’s holding period in such senior subordinated notes would begin on the day after such exchange.

Regardless of whether a subsequent issuance of senior subordinated notes with OID results in a taxable exchange, such issuance may increase the amount of OID, if any, that you are required to accrue with respect to the senior subordinated notes. Following any subsequent issuance of senior subordinated notes with OID (or any issuance of senior subordinated notes thereafter) and resulting exchange we (and our agents) will report any OID on any subsequently issued senior subordinated notes ratably among all holders of senior subordinated notes and IDSs, and each holder of senior subordinated notes and IDSs will, by purchasing IDSs, agree to report OID in a manner consistent with this approach. Consequently, holders that acquire senior subordinated notes in this offering may be required to report OID as a result of a subsequent issuance (even though they purchased senior subordinated notes having no OID). This will generally result in such holders reporting more interest income over the term of the senior subordinated notes than they would have reported had no such subsequent issuance occurred, and any such additional interest income will be reflected as an increase in the tax basis of the senior subordinated notes, which will generally result in a capital loss (or reduced capital gain) upon a sale, exchange or retirement of the senior subordinated notes. However, the IRS may assert that any OID should be reported only to the persons that initially acquired such subsequently issued senior subordinated notes (and their transferees). In such case, the IRS might further assert that, unless a holder can establish that it is not such a person (or a transferee thereof), all of the senior subordinated notes held by such holder have OID. Any of these assertions by the IRS could create significant uncertainties in the pricing of IDSs and senior subordinated notes and could adversely affect the market for IDSs and senior subordinated notes. You would be required to include any OID in income as ordinary income as it accrues, in advance of the receipt of cash attributable to such income.

It is possible that senior subordinated notes we issue in a subsequent issuance will be issued at a discount to their face value and, accordingly, may have “significant OID” and thus be classified as “applicable high yield discount obligations”. If any such senior subordinated notes were so classified, a portion of the OID on such senior subordinated notes could be nondeductible by us and the remainder would be deductible only when paid. This treatment would have the effect of increasing our taxable income and may adversely affect our cash flow available for interest payments and distributions to our equityholders.

Due to the complexity and uncertainty surrounding the U.S. federal income tax treatment of subsequent issuances and exchanges of senior subordinated notes, prospective investors are urged to consult their tax advisors regarding the applicable tax consequences to them in light of their particular circumstances.

Class A Common Stock

Dividends.    The gross amount of dividends paid to you will be treated as dividend income to you to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such income will be includible in your gross income as ordinary income. Distributions to you in excess of earnings and profits will be treated first as a return of capital that reduces your tax basis in the shares, and after such tax basis is reduced to zero as gain from the sale or exchange of shares of our Class A common stock. Dividends paid through 2008 will generally be taxed to you at the rates applicable to long-term capital gains, provided that a minimum holding period and other requirements are satisfied. After 2008, dividends will be taxed at the same rate as ordinary income.

Sale or Exchange of Class A Common Stock.    Upon the sale, exchange, retirement or other disposition of an IDS, you will be treated as having sold, exchanged or disposed of the shares of our Class A common stock underlying the IDS. Upon the sale, exchange or other disposition of shares of our Class A common stock, you will recognize capital gain or loss in an amount equal to the difference between the portion of the proceeds allocable to your shares of Class A common stock and your tax basis in the shares of Class A common stock. As described above under “IDSs—Allocation of Purchase Price,” your tax basis in the shares of Class A common stock generally will be the portion of the purchase price of your IDSs allocable to the shares of Class A common stock, less any prior distributions that reduced such basis. As discussed above, capital gains of individuals derived with respect to capital assets held for more than one year are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding.    In general, information reporting requirements will apply to payments of principal, interest and dividends on our senior subordinated notes and Class A common stock and to the proceeds of sale of IDSs, our senior subordinated notes and Class A common stock paid to a U.S. Holder other than certain exempt recipients (such as corporations). A backup withholding tax will apply to such payments if you fail to provide a taxpayer identification number or certification of other exempt status or fail to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

Consequences to Non-U.S. Holders

The following discussion applies only to Non-U.S. Holders. A “Non-U.S. Holder” is a holder, other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder. Special rules may apply to certain Non-U.S. Holders, such as:

•	U.S. expatriates,

•	“controlled foreign corporations,”

•	“passive foreign investment companies,”

•	“foreign personal holding companies,”

•	corporations that accumulate earnings to avoid U.S. federal income tax, and

•	investors in pass-through entities that are subject to special treatment under the Code.

Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Senior Subordinated Notes

Characterization of Senior Subordinated Notes.    As discussed above under “Consequences to U.S. Holders—Senior Subordinated Notes—Characterization of Notes,” we believe that the senior subordinated notes should be treated as debt for U.S. federal income tax purposes. However, no ruling on this issue has been requested from the IRS and thus there can be no assurance that such a position would be sustained if challenged by the IRS. If the senior subordinated notes were treated as equity rather than debt for U.S. federal income tax purposes, then the senior subordinated notes would be treated in the same manner as shares of our Class A common stock as described below under “Consequences to Non-U.S. Holders—Class A Common Stock,” and payments on the senior subordinated notes would be subject to U.S. federal withholding taxes. Payments to Non-U.S. Holders would not be grossed-up on account of any such taxes. In addition, we would be liable for withholding taxes on any interest payments previously made by us to Non-U.S. Holders that are recharacterized as dividends for U.S. federal income tax purposes. The remainder of this discussion assumes that the characterization of the senior subordinated notes as debt for U.S. federal income tax purposes will be respected.

U.S. Federal Withholding Tax.    Subject to the discussion below concerning backup withholding, no withholding of U.S. federal income tax should be required with respect to the payment of principal or interest on a senior subordinated note owned by you under the “portfolio interest rule,” provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder,

•	you are not a controlled foreign corporation that is related to us through stock ownership,

•	you are not a bank whose receipt of interest on a senior subordinated note is described in section 881(c)(3)(A) of the Code, and

•	you satisfy the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the Treasury regulations thereunder.

To satisfy the requirement referred to in the final bullet above, you, or a financial institution holding the senior subordinated note on your behalf, must provide, in accordance with specified procedures, our paying agent with a statement to the effect that you are not a U.S. person. Currently, these requirements will be met if (1) you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN), or (2) a financial institution holding the note on your behalf certifies, under penalties of perjury, that such statement has been received by it and furnishes our paying agent with a copy thereof. The statement requirement referred to in the final bullet above may also be satisfied with other documentary evidence with respect to a note held in an offshore account or through certain foreign intermediaries.

If you cannot satisfy the requirements of the “portfolio interest rule” described in the bullets above, payments of interest (including payments in respect of OID) made to you will be subject to a 30% withholding tax unless you provide us or our paying agent, as the case may be, with a properly executed:

•	IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty, or

•	IRS Form W-8ECI stating that interest paid on the senior subordinated note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

Alternative documentation may be applicable in special situations, such as in the case of non-U.S. governments or flow-through entities organized under non-U.S. law.

U.S. Federal Income Tax.    If you are engaged in a trade or business in the United States and interest on the senior subordinated note is effectively connected with the conduct of such trade or business (and, if certain income tax treaties apply, is attributable to a U.S. permanent establishment), you, although exempt from the withholding tax discussed above (provided the certification requirements described above are satisfied), will be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if you were a U.S. Holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of such amount, subject to adjustments.

Sale or Exchange of Notes.    Upon the sale, exchange, retirement or other disposition of IDSs, you will be treated as having sold, exchanged or disposed of the senior subordinated note represented by the IDSs. Any gain realized upon the sale, exchange, retirement or other disposition of a senior subordinated note generally will not be subject to U.S. federal income tax unless:

•	such gain is effectively connected with your conduct of a trade or business in the United States and, if certain tax treaties apply, is attributable to your U.S. permanent establishment, or

•	you are an individual, you are present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met.

If you are an individual and are described in the first bullet above, you will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates in the same manner as if you were a U.S. Holder. If you are an individual and are described in the second bullet above, you will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses (even though you are not considered a resident of the United States). If you are a foreign corporation and are described in the first bullet above, you will be subject to tax on your gain under regular graduated U.S. federal income tax rates in the same manner as if you were a U.S. Holder and, in addition, may be subject to the branch profits tax on your effectively connected earnings and profits at a rate of 30% or at such lower rate as may be specified by an applicable income tax treaty.

Class A Common Stock

Dividends.    Dividends paid to you generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with your conduct of a trade or business within the United States and, if certain tax treaties apply, are attributable to your U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis in the same manner as if you were a U.S. Holder. Special certification and disclosure requirements must be satisfied for effectively connected income to be exempt from withholding. If you are a foreign corporation, any such effectively connected dividends received by you may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If you wish to claim the benefit of an applicable treaty rate (and also avoid backup withholding as discussed below) for dividends, you will be required to:

•	complete IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that you are not a U.S. person and that you are entitled to the benefits of the applicable treaty, or

•	if the shares of our Class A common stock are held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations.

Special certification and other requirements apply to certain Non-U.S. Holders that are entities rather than individuals.

If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale, Exchange or Retirement of Class A Common Stock.    Upon the sale, exchange, retirement or other disposition of IDSs, you will be treated as having sold, exchanged, retired or disposed of the shares of Class A common stock underlying the IDSs. You generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of shares of our Class A common stock unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States, or, if certain tax treaties apply, is attributable to your U.S. permanent establishment,

•	if you are an individual and hold shares of our Class A common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale or other disposition, and certain other conditions are met, or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes.

If you are an individual and are described in the first bullet above, you will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates in the same manner as if you were a U.S. Holder. If you are an individual and are described in the second bullet above, you will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses (even though you are not considered a resident of the United States). If you are a foreign corporation and are described in the first bullet above, you will be subject to tax on your gain under regular graduated U.S. federal income tax rates in the same manner as if you were a U.S. Holder and, in addition, may be subject to the branch profits tax on your effectively connected earnings and profits at a rate of 30% or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a “U.S. real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding.    The amount of interest payments and dividends paid to you and the amount of tax, if any, withheld with respect to such payments will be reported annually to the IRS.

Copies of the information returns reporting such interest payments, dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, backup withholding will be required with respect to payments made by us or any paying agent to you, unless a statement described in the fourth bullet under “Consequences to Non-U.S. Holders—Notes—U.S. Federal Withholding Tax” has been received (and we or the paying agent do not have actual knowledge or reason to know that you are a U.S. person).

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of IDSs, Class A common stock or senior subordinated notes within the United States or conducted through U.S.-related financial intermediaries unless a statement described in the fourth bullet under “Consequences to Non-U.S. Holders—Senior Subordinated Notes—U.S. Federal Withholding Tax” has been received (and we or the paying agent do not have actual knowledge or reason to know that you are a U.S. person) or you otherwise establish an exemption. However, any payments of interest and dividends to you will be reported on IRS Form 1042-S even if the payments are not otherwise subject to information reporting requirements.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement, dated                 , 2004, we have agreed to sell to the underwriters named below, for whom                      and                  are acting as representatives the following respective numbers of IDSs and aggregate principal amount of senior subordinated notes:

Underwriter	Number of IDSs	Aggregate Principal Amount of Senior Subordinated Notes
Credit Suisse First Boston LLC
UBS Securities LLC
CIBC World Markets Corp.
Goldman, Sachs & Co.
Merrill Lynch & Co.

Total

The underwriting agreement provides that the underwriters are obligated to purchase all the IDSs and senior subordinated notes in the offering if any are purchased, other than those IDSs covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated, depending on the circumstances.

Any subsequent issuance of IDSs and senior subordinated notes of the same series that results in an automatic exchange of a portion of your senior subordinated notes for a portion of the senior subordinated notes issued in such subsequent issuance, and/or replacement of your IDSs with new IDSs should not affect your rights to assert claims against the underwriters, if any, and for such purposes, you should be treated as if the automatic exchange had never occurred. However, under no circumstances shall the underwriters in this offering have any liability to you or to us, by virtue of their participation in this offering, with respect to any offering materials used in connection with any such subsequent issuance.

We have granted to the underwriters a 12 day option to purchase on a pro rata basis up to                      additional IDSs from us at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of IDSs.

The underwriters propose to offer the IDSs and senior subordinated notes initially at the public offering price on the cover page of this prospectus and to the selling group members at that price less a selling concession of $         per IDS. The underwriters may allow a discount of $         per IDS and $         per $1,000 aggregate principal amount of the senior subordinated notes on sales to other broker/dealers. After the initial public offering the representatives may change the public offering price and concession and discount to broker/dealers.

The following table summarizes the compensation and estimated expenses we will pay:

	Per IDS			Combined Total
	Without Over- allotment	With Over- allotment	Per $1,000 Aggregate Principal Amount of the Notes	Without Over- allotment	With Over- allotment
Underwriting discounts and commissions paid by us	$	$	$	$	$
Expenses payable by us	$	$	$	$	$

The representatives have informed us that the underwriters do not expect sales to accounts over which the underwriters have discretionary authority to exceed 5% of the IDSs being offered. The underwriters will not confirm sales to any accounts over which they exercise discretionary authority without first receiving a written consent from those accounts.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any IDSs, shares of our Class A common stock or senior subordinated notes or any securities convertible into or exchangeable or exercisable for any such securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston LLC for a period of 180 days after the date of this prospectus.

Our officers, directors and all existing stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any IDSs, shares of our Class A common stock, or any senior subordinated notes or any securities convertible into or exchangeable or exercisable for any such securities, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any IDS, our Class A common stock or senior subordinated notes, whether any of these transactions are to be settled by delivery of any IDS, our Class A common stock, our senior subordinated notes or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston LLC for a period of 180 days after the date of this prospectus.

We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

We will apply to list the IDSs on                 , under the symbol “                    ”.

Prior to this offering, there has been no public market for the IDSs, the shares of our Class A common stock or the senior subordinated notes. The initial public offering price of the IDSs and the senior subordinated notes have been negotiated between the representatives and us. In determining the initial public offering price of our IDSs and our senior subordinated notes, the representatives considered:

•	prevailing market conditions;

•	our historical performance and capital structure;

•	estimates of our business potential and future revenues;

•	an overall assessment of our management; and

•	the consideration of these factors in relation to market valuation of companies in related businesses.

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of IDSs in excess of the number of IDSs the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of IDSs over-allotted by the underwriters is not greater than the number of IDSs that they may purchase in the over-allotment option. In a naked short position, the number of IDSs involved is greater than the number of IDSs in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing IDSs in the open market.

•	Syndicate covering transactions involve purchases of IDSs or senior subordinated notes in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of IDSs or senior subordinated notes to close out the short position, the underwriters will consider, among other things, the price of IDSs or senior subordinated notes available for purchase in the open market as compared to the price at which they may purchase IDSs or senior subordinated notes through the over-allotment option. If the underwriters sell more IDSs or senior subordinated notes than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying IDSs or senior subordinated notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the IDSs or senior subordinated notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the IDSs or senior subordinated notes originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the IDSs or senior subordinated notes or preventing or retarding a decline in the market price of the IDSs or senior subordinated notes. As a result the price of the IDSs or senior subordinated notes may be higher than the price that might otherwise exist in the open market. These transactions may be effected on                          or otherwise and, if commenced, may be discontinued at any time.

We have been advised by the representatives that Credit Suisse First Boston LLC and the other underwriters of the separate senior subordinated notes currently intend to facilitate a secondary market in the senior subordinated notes sold separately from the IDSs and, following any separation of the IDSs into their component pieces, any such newly-separated senior subordinated notes and shares of Class A common stock, which means that Credit Suisse First Boston LLC and the other underwriters of the separate senior subordinated notes will make a commercially reasonable attempt to match buyers of the applicable securities with sellers of such securities, in each case, as between persons of whom Credit Suisse First Boston LLC and the other underwriters of the separate senior subordinate notes have knowledge that they are potential buyers or sellers of such securities. In addition, with respect to facilitating any market for the senior subordinated notes, Credit Suisse First Boston LLC and the other underwriters of the separate senior subordinated notes will consider relevant credit issues where deemed appropriate. However, Credit Suisse First Boston LLC and the other underwriters of the separate senior subordinated notes may discontinue any such efforts at any time and without notice for any reason that would cause them in the ordinary course of their high yield debt securities or equity securities businesses to discontinue such facilitation. Moreover, if and to the extent that Credit Suisse First Boston LLC and the other underwriters of the separate senior subordinated notes facilitate any market for any such securities, there can be no assurance that such market would provide sufficient liquidity for any holder of such securities.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of IDSs or senior subordinated notes to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

Credit Suisse First Boston LLC will make senior subordinated notes being sold separately from the IDSs available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between Credit Suisse First Boston LLC and its customers and is not a party to any transactions. We do not believe that Market Axess Inc. will function as an underwriter or agent of the issuer, nor do we believe that Market Axess Inc. will act as a broker for any customer of Credit Suisse First Boston LLC. Market Axess Inc., a registered broker-dealer, will receive compensation from Credit Suisse First

Boston LLC based on transactions the underwriter conducts through the system. Credit Suisse First Boston LLC will make senior subordinated notes being sold separately from the IDSs available to its customers through the Internet distributions, whether made through a proprietary or third party system, on the same terms as distributions made through other channels.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the IDSs or our senior subordinated notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of IDSs or our senior subordinated notes are made. Any resale of the IDSs or senior subordinated notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the IDSs or senior subordinated notes.

Representations of Purchasers

By purchasing IDSs or our senior subordinated notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the IDSs and our senior subordinated notes without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action—Ontario Purchasers Only

Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the IDSs or our senior subordinated notes, for rescission against us in the event that this circular contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the IDSs or our senior subordinated notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the IDSs or our senior subordinated notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the IDSs or our senior subordinated notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the IDSs or our senior subordinated notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of IDSs or our senior subordinated notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the IDSs or our senior subordinated notes in their particular circumstances and about the eligibility of the IDSs or our senior subordinated notes for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

The validity of the issuance of the IDSs offered hereby and the shares of Class A common stock and senior subordinated notes (including the senior subordinated notes sold separately from the IDSs), will be passed upon for us by O’Melveny & Myers LLP, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The combined financial statements included in this prospectus and the related financial statement schedule included elsewhere in the registration statement of the ConAgra Agricultural Products Business as of February 23, 2003 and February 24, 2002 and for each of the three years in the period ended February 23, 2003, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for goodwill and other intangible assets in 2003) appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statement of UAP Holding Corp. as of November 23, 2003 included in the prospectus has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form S-1 with the SEC regarding this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. As a result of the effectiveness of the registration statement, we are subject to the informational reporting requirements of the Exchange Act of 1934 and, under that Act, we will file reports, proxy statements and other information with the SEC. You may read and copy the registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC at the SEC’s public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The site’s Internet address is www.sec.gov. Certain information about our company may also be obtained from our website at www.uap.com.

You may also request a copy of these filings, at no cost, by writing or telephoning us at:

UAP Holding Corp.

7251 W. 4th St.

Greeley, CO 80634

(970) 356-4400

INDEX TO FINANCIAL STATEMENTS

Conagra Agricultural Products Business

UAP Holding Corp.

CONAGRA AGRICULTURAL PRODUCTS BUSINESS

(A Division of ConAgra Foods, Inc.)

CONDENSED COMBINED BALANCE SHEETS

dollars in thousands

unaudited

	November 23, 2003	February 23, 2003
ASSETS
Current assets:
Cash and cash equivalents	$—	$28,559
Receivables, less allowance for doubtful accounts of $45,918 and $34,694	491,565	216,062
Inventories	476,028	768,141
Deferred income taxes	21,912	21,912
Other current assets	16,396	184,488

Total current assets	1,005,901	1,219,162

Property, plant and equipment	225,007	251,449
Less accumulated depreciation	(125,185)	(140,311)

Property, plant and equipment, net	99,822	111,138

Goodwill	5,191	4,818
Intangible assets, net	5,116	6,025
Deferred income taxes	2,323	2,323
Other assets	5,885	8,559

	$1,124,238	$1,352,025

LIABILITIES AND STOCKHOLDER’S NET INVESTMENT AND ADVANCES
Current liabilities:
Short-term debt	$9	$9
Accounts payable	367,975	677,403
Other accrued liabilities	104,069	86,596

Total current liabilities	472,053	764,008

Other noncurrent liabilities	186	119

Commitments and contingencies

Stockholder’s net investment and advances	651,999	587,898

	$1,124,238	$1,352,025

The accompanying notes are an integral part of the condensed combined financial statements.

CONAGRA AGRICULTURAL PRODUCTS BUSINESS

(A Division of ConAgra Foods, Inc.)

CONDENSED COMBINED STATEMENTS OF EARNINGS

dollars in thousands

unaudited

	Thirty-Nine Weeks Ended
	November 23, 2003	November 24, 2002
Net sales	$2,270,751	$2,389,574

Costs and expenses:
Cost of goods sold	1,978,918	2,095,245
Selling, general and administrative expenses	221,251	236,302
Third party interest expense	704	1,800
(Gain) loss on sale of assets	(10,522)	739
Corporate allocations:
Selling, general and administrative expenses	9,298	7,962
Finance charges	12,637	20,594

Income before income taxes	58,465	26,932

Income tax expense	22,188	10,412

Net income	$36,277	$16,520

The accompanying notes are an integral part of the condensed combined financial statements.

CONAGRA AGRICULTURAL PRODUCTS BUSINESS

(A Division of ConAgra Foods, Inc.)

CONDENSED COMBINED STATEMENTS OF CASH FLOWS

dollars in thousands

unaudited

	Thirty-Nine Weeks Ended
	November 23, 2003	November 24, 2002
Cash flows from operating activities:
Net income	$36,277	$16,520
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	10,484	11,948
Amortization	1,663	1,738
(Gain) loss on sale of assets	(10,522)	739
Other noncash items	8,522	1,614
Change in operating assets and liabilities	(121,651)	(630,253)

Net cash flows from operating activities	(75,227)	(597,694)

Cash flows from investing activities:
Additions to property, plant and equipment	(8,367)	(6,583)
Proceeds from sale of assets	15,057	—
Investment in affiliates	(154)	1,198
Other investing activity	(41)	(132)

Net cash flows from investing activities	6,495	(5,517)

Cash flows from financing activities:
Net borrowings of short-term debt	—	(4,464)
Bank overdraft	12,651	22,288
Net investments and advances	27,522	512,695

Net cash flows from financing activities	40,173	530,519

Net change in cash and cash equivalents	(28,559)	(72,692)
Cash and cash equivalents at beginning of period	28,559	72,692

Cash and cash equivalents at end of period	$—	$—

The accompanying notes are an integral part of the condensed combined financial statements.

CONAGRA AGRICULTURAL PRODUCTS BUSINESS

(A Division of ConAgra Foods, Inc.)

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

columnar dollar amounts in thousands

unaudited

1.    Accounting Policies

The unaudited financial information reflects all adjustments (consisting of normal and recurring adjustments), which are, in the opinion of management, necessary for a fair presentation of the results of operations, financial position, and cash flows for the periods presented. These condensed combined financial statements should be read in conjunction with the combined financial statements and related notes included in the ConAgra Agricultural Products Business (the “company”) fiscal 2003 financial statements included elsewhere in this prospectus. On May 26, 2003, ConAgra Foods, Inc. transferred its interest in the company’s fertilizer business to another subsidiary of ConAgra Foods, Inc.

The company’s business is seasonal with approximately 75% of net sales generated between March and August. The results of operations for any quarter or a partial fiscal year period are not necessarily indicative of the results to be expected for other periods or the full fiscal year.

Stock-Based Compensation—The company accounts for its employee stock option plans in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Accordingly, no stock-based compensation expense is reflected in net income, as options granted under these plans have an exercise price equal to the market value of the underlying common stock on the date of grant.

The following table provides required pro forma information regarding net income assuming the company recognized expense for its employee stock options using the fair value method. The fair value of options was estimated at the date of the grant using the Black-Scholes option pricing model. Pro forma net income is as follows:

	Thirty-Nine Weeks Ended
	November 23, 2003	November 24, 2002
Net income, as reported	$36,277	$16,520

Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(434)	(434)

Pro forma net income	$35,843	$16,086

Comprehensive Income—Comprehensive income consists of net income and foreign currency translation adjustments.

	Thirty-Nine Weeks Ended
	November 23, 2003	November 24, 2002
Net income	$36,277	$16,520

Foreign currency translation adjustment	302	(65)

Comprehensive income	$36,579	$16,455

CONAGRA AGRICULTURAL PRODUCTS BUSINESS

(A Division of ConAgra Foods, Inc.)

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

columnar dollar amounts in thousands

unaudited

Accounting Changes—The company adopted SFAS No. 142, Goodwill and Other Intangible Assets, at the beginning of fiscal 2003. In accordance with SFAS No. 142, the company completed its initial impairment testing of goodwill and identifiable intangible assets with indefinite lives. The initial adoption of SFAS No. 142 did not have a material impact on the company’s financial statements.

Recently Issued Accounting Pronouncements—In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for classification and measurement in the balance sheets for certain financial instruments which possess characteristics of both a liability and equity. Generally, it requires classification of such financial instruments as a liability. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003. For financial instruments in existence prior to May 31, 2003, SFAS No. 150 is effective the beginning of the company’s fiscal 2005. The company does not believe the adoption of SFAS No. 150 will have an impact on the company’s financial statements.

In May 2003, the EITF reached a consensus on EITF Issue No. 01-8, Determining Whether an Arrangement Contains a Lease. The consensus requires a party to a service contract or similar arrangement to determine whether the arrangement is or includes a lease within the scope of SFAS No. 13, Accounting for Leases. EITF Issue No. 01-8 is not expected to have a material impact on the company’s financial statements.

In January 2003, the Financial Accounting Standards Board (“FASB”) issued FIN No. 46, Consolidation of Variable Interest Entities. A variable interest entity (“VIE”) is an entity whose equity investors do not have a controlling financial interest or do not have sufficient equity at risk such that the entity cannot finance its own activities. FIN No. 46 provides that VIEs shall be consolidated by the entity deemed to be the primary beneficiary of the VIE. FIN No. 46 is effective for the company in the fourth quarter of fiscal 2004. The company is currently evaluating its relationship with unconsolidated entities (including all noncancelable leasing arrangements) which may meet the definition of a VIE. Based on its analysis to date, the company has not determined the impact, if any, from the adoption of FIN No. 46.

Use of Estimates—Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates or assumptions affect reported amounts of assets, liabilities, revenue and expenses as reflected in the financial statements. Actual results could differ from estimates.

2.    Goodwill and Other Identifiable Intangible Assets

The company adopted SFAS No. 142, at the beginning of fiscal 2003. Goodwill is not amortized and is tested annually for impairment of value. Impairment occurs when the fair value of the asset is less than its carrying amount. If impaired, the asset is written down to its fair value.

CONAGRA AGRICULTURAL PRODUCTS BUSINESS

(A Division of ConAgra Foods, Inc.)

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

columnar dollar amounts in thousands

unaudited

Goodwill was $5.2 million at November 23, 2003 and $4.8 million at February 23, 2003. Other identifiable intangible assets are as follows:

	November 23, 2003		February 23, 2003
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Non-amortizing intangible assets	$420	$—	$27	$—
Amortizing intangible assets	11,647	6,951	11,547	5,549

Total	$12,067	$6,951	$11,574	$5,549

Non-amortizing intangible assets are comprised of a company brand. Amortizing intangible assets, carrying a weighted average life of approximately 6 years, are principally comprised of a product development agreement. For the thirty-nine week periods ended November 23, 2003 and November 24, 2002, the company recognized $1.7 million of amortization expense. Based on amortizing assets recognized in the company’s balance sheet as of November 23, 2003, amortization expense is estimated to approximate $2 million for each of the next three years.

3.    Inventories

Inventories are comprised of the following:

	November 23, 2003	February 23, 2003
Product inventories:
Raw materials and work in process	$8,791	$33,858
Finished goods	464,630	731,203
Supplies	2,607	3,080

	$476,028	$768,141

4.    Related Party Transactions

ConAgra Food’s executive, finance, tax and other corporate departments perform certain administrative and other services for the company. Expenses incurred by ConAgra Foods and allocated to the company are determined based on specific services being provided or are allocated based on ConAgra Food’s investment in the company in proportion to ConAgra Food’s total investment in its subsidiaries. In addition, ConAgra Foods charges the company finance charges on ConAgra Food’s investment in the company and net intercompany advances. Management believes that such expense allocations are reasonable. It is not practical to estimate the expenses that would have been incurred by the company if it had been operated on a stand-alone basis. Corporate allocations include allocated selling, administrative and general expenses of approximately $9.3 million and $8.0 million for the thirty-nine week periods ended November 23, 2003 and November 24, 2002, respectively, and allocated finance charges of $12.6 million and $20.6 million for the twenty-six week periods ended November 23, 2003 and November 24, 2002, respectively. Allocated finance charges are presented net of third party finance fee income of $7.3 million and $8.9 million for the thirty-nine weeks ended November 23, 2003 and November 24, 2002, respectively.

The company also has transactions in the normal course of business with parties under common ownership. Net sales to related parties were $5.8 million and $23.5 million for the thirty-nine week periods ended November 23, 2003 and November 24, 2002, respectively. Gross margins associated with related party net sales were $2.0 million and $1.4 million for the thirty-nine week periods ended November 23, 2003 and November 24, 2002, respectively.

CONAGRA AGRICULTURAL PRODUCTS BUSINESS

(A Division of ConAgra Foods, Inc.)

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

columnar dollar amounts in thousands

unaudited

5.    Business Segment and Related Information

The company operates in one segment. Net sales and long-lived assets by geographical area are as follows:

	Thirty-Nine Weeks Ended
	November 23 2003	November 24, 2002
Net sales:
United States	$2,175,189	$2,274,815
Canada	95,562	114,759

Total	$2,270,751	$2,389,574

	November 23, 2003	February 23, 2003
Long-lived assets:
United States	$108,836	$124,017
Canada	7,178	6,523

Total	$116,014	$130,540

No single customer accounted for more than 10% of net sales in the thirty-nine week periods ended November 23, 2003 and November 24, 2002. Net sales by geographical area are based on the location of the facility producing the sales.

Long-lived assets consist of property, plant and equipment, net of depreciation, goodwill, intangibles and other assets. Long-lived assets by geographical area are based on location of facilities.

6.    Guarantor / Non-guarantor Financial Information

On November 24, 2003, UAP Holding Corp., an affiliate of Apollo Management, L.P. (the “Purchaser”) signed a Stock Purchase Agreement whereby the Purchaser acquired the company (including its Canadian distribution business) excluding its wholesale fertilizer and other international crop distribution businesses (collectively, the “Businesses Not Acquired” or “Other Non-Guarantor”).

In connection with this transaction, the company entered into a five-year $500.0 million asset-backed revolving credit facility (the “Senior Credit Facility”). The interest rates with respect to revolving loans under the Senior Credit Facility are based, at the company’s option, on either the agent’s base rate plus an applicable margin of 1.50% or upon LIBOR plus an applicable LIBOR margin of 2.75%. In addition, the company entered into a $175.0 million unsecured senior bridge loan facility (“Bridge Facility”). The interest rate under the Bridge Facility is based, at the company’s option, on either (a) the greater of (i) the agent’s base rate, plus an applicable margin of 7.0% or (ii) 9.25% or (b) the greater of (i) the Eurodollar rate plus an applicable margin of 8.0% and (ii) 9.25%. In either case, the applicable margin increases by 0.5% if the Bridge Facility is not repaid within 90 days of funding, increasing an additional 0.5% at the end of each 90 day period thereafter that the Bridge Facility remains outstanding. The interest rate may not exceed the lesser of (i) 13% per year or (ii) the maximum amount permitted by law. The obligations under these facilities are guaranteed by UAP Holdings, the company’s parent, and each of its existing and future direct and indirect U.S. subsidiaries. In addition, in connection with the Transaction, the company received a contribution of $180.0 million in equity by the Purchaser. On December 16, 2003, the company completed a $225 million private offering of 8 1/4% Senior Notes due 2011. The proceeds

CONAGRA AGRICULTURAL PRODUCTS BUSINESS

(A Division of ConAgra Foods, Inc.)

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

columnar dollar amounts in thousands

unaudited

were used to repay the Bridge Facility and accrued interest, to repay a portion of the Senior Credit Facility and to pay fees and expenses. The Senior Notes are guaranteed by the company, excluding the Canadian distribution business and the Businesses Not Acquired, collectively the “Non-Guarantors.” The company, excluding the Non-Guarantors, is referred to as the “Guarantor.”

CONAGRA AGRICULTURAL PRODUCTS BUSINESS

(A Division of ConAgra Foods, Inc.)

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

columnar dollar amounts in thousands

unaudited

Condensed combining financial information for the guarantor and non-guarantors is as follows:

CONDENSED COMBINING BALANCE SHEET

November 23, 2003

	Guarantor	Canadian Distribution Business Non-Guarantor	Subtotal	Other Non- Guarantor	Elimination/ Adjustments	Total
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$—	$—	$—	$—
Receivables, net	471,030	16,065	487,095	4,470	—	491,565
Inventories	455,036	20,013	475,049	979	—	476,028
Deferred income taxes	—	—	—	—	21,912	21,912
Other current assets	15,693	696	16,389	7	—	16,396

Total current assets	941,759	36,774	978,533	5,456	21,912	1,005,901
Property, plant and equipment	211,689	8,406	220,095	4,912	—	225,007
Less accumulated depreciation	(118,300)	(4,376)	(122,676)	(2,509)	—	(125,185)

Property, plant and equipment, net	93,389	4,030	97,419	2,403	—	99,822
Goodwill	2,515	2,559	5,074	117	—	5,191
Intangible assets, net	5,116	—	5,116	—	—	5,116
Deferred income taxes	—	—	—	—	2,323	2,323
Other assets	5,188	589	5,777	108	—	5,885
Net investment and advances in subsidiaries	6,717	—	6,717	—	(6,717)	—

	$1,054,684	$43,952	$1,098,636	$8,084	$17,518	$1,124,238

LIABILITIES AND STOCKHOLDER’S NET INVESTMENT AND ADVANCES
Current liabilities:
Short-term debt	$—	$—	$—	$9	$—	$9
Accounts payable	359,065	8,502	367,567	408	—	367,975
Other accrued liabilities	98,746	4,373	103,119	950	—	104,069

Total current liabilities	457,811	12,875	470,686	1,367	—	472,053
Other noncurrent liabilities	186	—	186	—	—	186
Stockholder’s net investment and advances	596,687	31,077	627,764	6,717	17,518	651,999

	$1,054,684	$43,952	$1,098,636	$8,084	$17,518	$1,124,238

CONAGRA AGRICULTURAL PRODUCTS BUSINESS

(A Division of ConAgra Foods, Inc.)

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

columnar dollar amounts in thousands

unaudited

CONDENSED COMBINING BALANCE SHEET

February 23, 2003

	Guarantor	Canadian Distribution Business Non-Guarantor	Subtotal	Other Non- Guarantor	Elimination/ Adjustments	Total
ASSETS
Current assets:
Cash and cash equivalents	$20,786	$7,773	$28,559	$—	$—	$28,559
Receivables, net	197,164	6,879	204,043	12,019	—	216,062
Inventories	678,170	35,030	713,200	54,941	—	768,141
Deferred income taxes	—	—	—	—	21,912	21,912
Other current assets	184,265	171	184,436	52	—	184,488

Total current assets	1,080,385	49,853	1,130,238	67,012	21,912	1,219,162
Property, plant and equipment	223,050	7,250	230,300	21,149	—	251,449
Less accumulated depreciation	(123,973)	(3,532)	(127,505)	(12,806)	—	(140,311)

Property, plant and equipment, net	99,077	3,718	102,795	8,343	—	111,138
Goodwill	2,515	2,216	4,731	87	—	4,818
Intangible assets, net	6,025	—	6,025	—	—	6,025
Deferred income taxes	—	—	—	—	2,323	2,323
Other assets	6,548	589	7,137	1,422	—	8,559
Net investment and advances in subsidiaries	41,774	—	41,774	—	(41,774)	—

	$1,236,324	$56,376	$1,292,700	$76,864	$(17,539)	$1,352,025

LIABILITIES AND STOCKHOLDER’S NET INVESTMENT AND ADVANCES
Current liabilities:
Short-term debt	$—	$—	$—	$9	$—	$9
Accounts payable	625,326	17,274	642,600	34,803	—	677,403
Other accrued liabilities	84,827	1,491	86,318	278	—	86,596

Total current liabilities	710,153	18,765	728,918	35,090	—	764,008
Other noncurrent liabilities	119	—	119	—	—	119
Stockholder’s net investment and advances	526,052	37,611	563,663	41,774	(17,539)	587,898

	$1,236,324	$56,376	$1,292,700	$76,864	$(17,539)	$1,352,025

CONAGRA AGRICULTURAL PRODUCTS BUSINESS

(A Division of ConAgra Foods, Inc.)

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

columnar dollar amounts in thousands

unaudited

CONDENSED COMBINING STATEMENTS OF EARNINGS

Thirty-Nine weeks ended November 23, 2003	Guarantor	Canadian Distribution Business Non-Guarantor	Subtotal	Other Non- Guarantor	Elimination/ Adjustments	Total
Net sales	$2,128,545	$95,562	$2,224,107	$126,707	$(80,063)	$2,270,751
Costs and expenses:
Cost of goods sold	1,855,723	82,287	1,938,010	120,971	(80,063)	1,978,918
Selling, general and administrative expenses	203,075	5,595	208,670	12,581	—	221,251
Third party interest expense	704	—	704	—	—	704
Gain on sale of assets	(10,522)	—	(10,522)	—	—	(10,522)
Corporate allocations:
Selling, general and administrative expenses	8,705	278	8,983	315	—	9,298
Finance charges	11,832	377	12,209	428	—	12,637

	2,069,517	88,537	2,158,054	134,295	(80,063)	2,212,286

Income (loss) before income taxes	59,028	7,025	66,053	(7,588)	—	58,465
Income tax expense (benefit)	22,610	2,458	25,068	(2,880)	—	22,188

Income (loss) before equity in earnings of nonconsolidated subsidiaries	36,418	4,567	40,985	(4,708)	—	36,277
Equity in earnings of nonconsolidated subsidiaries	(4,708)	—	(4,708)	—	4,708	—

Income (loss) before cumulative effect of change in accounting	$31,710	$4,567	$36,277	$(4,708)	$4,708	$36,277

Thirty-Nine weeks ended November 24, 2002	Guarantor	Canadian Distribution Business Non-Guarantor	Subtotal	Other Non- Guarantor	Elimination/ Adjustments	Total
Net sales	$2,179,360	$114,759	$2,294,119	$359,042	$(263,587)	$2,389,574
Costs and expenses:
Cost of goods sold	1,911,114	100,126	2,011,240	347,592	(263,587)	2,095,245
Selling, general and administrative expenses	214,126	11,786	225,912	10,390	—	236,302
Third party interest expense	1,800	—	1,800	—	—	1,800
Loss on sale of assets	739	—	739	—	—	739
Corporate allocations:
Selling, general and administrative expenses	7,401	248	7,649	313	—	7,962
Finance charges	19,141	642	19,783	811	—	20,594

	2,154,321	112,802	2,267,123	359,106	(263,587)	2,362,642

Income before income taxes	25,039	1,957	26,996	(64)	—	26,932
Income tax expense	9,751	685	10,436	(24)	—	10,412

Income before equity in earnings of nonconsolidated subsidiaries	15,288	1,272	16,560	(40)	—	16,520
Equity in earnings of nonconsolidated subsidiaries	(40)	—	(40)	—	40	—

Net income (loss)	$15,248	$1,272	$16,520	$(40)	$40	$16,520

CONAGRA AGRICULTURAL PRODUCTS BUSINESS

(A Division of ConAgra Foods, Inc.)

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

columnar dollar amounts in thousands

unaudited

CONDENSED COMBINING STATEMENTS OF CASH FLOWS

Thirty-Nine Weeks Ended November 23, 2003

	Guarantor	Canadian Distribution Business Non- Guarantor	Subtotal	Other Non- Guarantor	Elimination/ Adjustments	Total
Cash flows from operating activities:
Net income (loss)	$31,710	$4,567	$36,277	$(4,708)	$4,708	$36,277
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	9,491	354	9,845	639	—	10,484
Amortization	1,663	—	1,663	—	—	1,663
Gain on sale of assets	(10,522)	—	(10,522)	—	—	(10,522)
Other noncash items	8,522	—	8,522	—	—	8,522
Equity in earnings of nonconsolidated subsidiaries	4,708	—	4,708	—	(4,708)	—
Change in operating assets and liabilities	(153,445)	(1,622)	(155,067)	33,416	—	(121,651)

Net cash flows from operating activities	(107,873)	3,299	(104,574)	29,347	—	(75,227)

Cash flows from investing activities:
Additions to property, plant and equipment	(8,025)	(325)	(8,350)	(17)	—	(8,367)
Proceeds on sale of assets	15,057	—	15,057	—	—	15,057
Investment in affiliates	(154)	—	(154)	—	—	(154)
Other investing activity	—	(41)	(41)	—	—	(41)

Net cash flows from investing activities	6,878	(366)	6,512	(17)	—	6,495

Cash flows from financing activities:
Bank overdraft	10,935	697	11,632	1,019	—	12,651
Net investments and advances/(distributions)	69,274	(11,403)	57,871	(30,349)	—	27,522

Net cash flows from financing activities	80,209	(10,706)	69,503	(29,330)	—	40,173

Net change in cash and cash equivalents	(20,786)	(7,773)	(28,559)	—	—	(28,559)
Cash and cash equivalents at beginning of period	20,786	7,773	28,559	—	—	28,559

Cash and cash equivalents at end of period	$—	$—	$—	$—	$—	$—

CONAGRA AGRICULTURAL PRODUCTS BUSINESS

(A Division of ConAgra Foods, Inc.)

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

columnar dollar amounts in thousands

unaudited

CONDENSED COMBINING STATEMENTS OF CASH FLOWS

Thirty-Nine Weeks Ended November 24, 2002

	Guarantor	Canadian Distribution Business Non-Guarantor	Subtotal	Other Non- Guarantor	Elimination/ Adjustments	Total
Cash flows from operating activities:
Net income (loss)	$15,248	$1,272	$16,520	$(40)	$40	$16,520
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	10,590	377	10,967	981	—	11,948
Amortization	1,714	—	1,714	24	—	1,738
Loss on sale of assets	739	—	739	—	—	739
Other noncash items	1,614	—	1,614	—	—	1,614
Equity in earnings of nonconsolidated subsidiaries	40	—	40	—	(40)	—
Change in operating assets and liabilities	(564,340)	(23,860)	(588,200)	(42,053)	—	(630,253)

Net cash flows from operating activities	(534,395)	(22,211)	(556,606)	(41,088)	—	(597,694)

Cash flows from investing activities:
Additions to property, plant and equipment	(5,110)	(187)	(5,297)	(1,286)	—	(6,583)
Investment in affiliates	1,198	—	1,198	—	—	1,198
Other investing activity	(139)	7	(132)	—	—	(132)

Net cash flows from investing activities	(4,051)	(180)	(4,231)	(1,286)	—	(5,517)

Cash flows from financing activities:
Net borrowings of short-term debt	(4,464)	—	(4,464)	—	—	(4,464)
Bank overdraft	5,094	11,235	16,329	5,959	—	22,288
Net investments and advances/(distributions)	490,764	(14,484)	476,280	36,415	—	512,695

Net cash flows from financing activities	491,394	(3,249)	488,145	42,374	—	530,519

Net change in cash and cash equivalents	(47,052)	(25,640)	(72,692)	—	—	(72,692)
Cash and cash equivalents at beginning of period	47,052	25,640	72,692	—	—	72,692

Cash and cash equivalents at end of period	$—	$—	$—	$—	$—	$—

INDEPENDENT AUDITORS’ REPORT

The Stockholder and Board of Directors

ConAgra Agricultural Products Business

We have audited the accompanying combined balance sheets of ConAgra Agricultural Products Business (a division of ConAgra Foods, Inc.) (the “company”), as of February 23, 2003 and February 24, 2002, and the related combined statements of earnings, stockholder’s net investment and advances and cash flows for each of the three years in the period ended February 23, 2003. The combined financial statements include the accounts of the companies disclosed in Note 6, which are under common ownership and management. Our audits also included the financial statement schedule included on page S-1. These financial statements and the financial statement schedule are the responsibility of the company’s management. Our responsibility is to express an opinion on the financial statements and the financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the combined financial position of ConAgra Agricultural Products Business as of February 23, 2003 and February 24, 2002, and the combined results of its operations and its combined cash flows for each of the three years in the period ended February 23, 2003 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 1 to the financial statements, in 2003 the company changed its method of accounting for goodwill and other intangible assets.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Omaha, Nebraska

October 29, 2003

CONAGRA AGRICULTURAL PRODUCTS BUSINESS

(A Division of ConAgra Foods, Inc.)

COMBINED BALANCE SHEETS

February 23, 2003 and February 24, 2002

dollars in thousands

	February 23, 2003	February 24, 2002
ASSETS
Current assets:
Cash and cash equivalents	$28,559	$72,692
Receivables, less allowance for doubtful accounts of $34,694 and $33,524	216,062	217,127
Inventories	768,141	900,959
Deferred income taxes	21,912	24,859
Other current assets	184,488	13,621

Total current assets	1,219,162	1,229,258

Property, plant and equipment:
Land	22,140	22,207
Buildings, machinery and equipment	195,995	208,496
Furniture, fixtures, office equipment and other	30,929	37,975
Construction in progress	2,385	2,065

	251,449	270,743
Less accumulated depreciation	(140,311)	(149,918)

Property, plant and equipment, net	111,138	120,825

Goodwill	4,818	4,596
Intangible assets, net	6,025	8,216
Deferred income taxes	2,323	3,197
Other assets	8,559	30,063

	$1,352,025	$1,396,155

LIABILITIES AND STOCKHOLDER’S NET INVESTMENT AND ADVANCES
Current liabilities:
Short-term debt	$9	$4,473
Accounts payable	677,403	1,018,729
Other accrued liabilities	86,596	78,191

Total current liabilities	764,008	1,101,393

Other noncurrent liabilities	119	270

Commitments and contingencies (Note 8)

Stockholder’s net investment and advances	587,898	294,492

	$1,352,025	$1,396,155

The accompanying notes are an integral part of the combined financial statements.

CONAGRA AGRICULTURAL PRODUCTS BUSINESS

(A Division of ConAgra Foods, Inc.)

COMBINED STATEMENTS OF EARNINGS

dollars in thousands

	February 23, 2003	February 24, 2002	February 25, 2001
Net sales	$2,663,647	$2,947,064	$2,901,350

Costs and expenses:
Cost of goods sold	2,298,678	2,597,510	2,532,497
Selling, general and administrative expenses	287,491	350,002	311,289
Third party interest expense	1,927	5,372	4,875
Corporate allocations:
Selling, general and administrative expenses	11,075	10,924	11,443
Finance charges	23,141	41,143	60,077

	2,622,312	3,004,951	2,920,181

Income (loss) before income taxes	41,335	(57,887)	(18,831)

Income tax expense (benefit)	16,096	(20,851)	(6,300)

Net income (loss)	$25,239	$(37,036)	$(12,531)

The accompanying notes are an integral part of the combined financial statements.

CONAGRA AGRICULTURAL PRODUCTS BUSINESS

(A Division of ConAgra Foods, Inc.)

COMBINED STATEMENTS OF STOCKHOLDER’S NET INVESTMENT AND ADVANCES

Fiscal Years Ended February 23, 2003, February 24, 2002 and February 25, 2001

dollars in thousands

	Investment and Advances/ (Distributions)	Foreign Currency Translation Adjustment	Stockholder’s Net Investment and Advances
Balance at February 27, 2000	$407,868	$(13)	$407,855

Comprehensive income (loss):
Net loss	(12,531)	—	(12,531)
Foreign currency translation adjustment	—	(70)	(70)

Total comprehensive income			(12,601)

Net investment and advances	135,481	—	135,481

Balance at February 25, 2001	530,818	(83)	530,735

Comprehensive income (loss):
Net loss	(37,036)	—	(37,036)
Foreign currency translation adjustment	—	(74)	(74)

Total comprehensive income			(37,110)

Net investment and advances (distributions)	(199,133)	—	(199,133)

Balance at February 24, 2002	294,649	(157)	294,492

Comprehensive income (loss):
Net income	25,239	—	25,239
Foreign currency translation adjustment	—	(92)	(92)

Total comprehensive income			25,147

Net investment and advances	268,259	—	268,259

Balance at February 23, 2003	$588,147	$(249)	$587,898

The accompanying notes are an integral part of the combined financial statements.

CONAGRA AGRICULTURAL PRODUCTS BUSINESS

(A Division of ConAgra Foods, Inc.)

COMBINED STATEMENTS OF CASH FLOWS

Fiscal Years Ended February 23, 2003, February 24, 2002 and February 25, 2001

dollars in thousands

	February 23, 2003	February 24, 2002	February 25, 2001
Cash flows from operating activities:
Net income (loss)	$25,239	$(37,036)	$(12,531)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation	15,779	15,609	14,436
Amortization	2,290	2,790	1,283
Deferred income taxes	3,821	(4,517)	(8,170)
Other noncash items	(1,246)	(1,595)	(389)
Change in assets and liabilities:
Receivables	1,065	132,120	(147,692)
Inventories	132,818	227,540	(158,067)
Other current assets	(148,999)	(7,552)	(2,501)
Accounts payable, accrued liabilities and noncurrent liabilities	(333,072)	(188,787)	228,337

Net cash flows from operating activities	(302,305)	138,572	(85,294)

Cash flows from investing activities:
Additions to property, plant and equipment	(7,988)	(15,165)	(26,978)
Investment in affiliates	882	372	(1,958)
Other investing activity	1,483	1,099	10,698

Net cash flows from investing activities	(5,623)	(13,694)	(18,238)

Cash flows from financing activities:
Net borrowings of short-term debt	(4,464)	612	506
Net investments and advances/(distributions)	268,259	(199,133)	135,481

Net cash flows from financing activities	263,795	(198,521)	135,987

Net change in cash and cash equivalents	(44,133)	(73,643)	32,455

Cash and cash equivalents at beginning of year	72,692	146,335	113,880

Cash and cash equivalents at end of year	$28,559	$72,692	$146,335

The accompanying notes are an integral part of the combined financial statements.

CONAGRA AGRICULTURAL PRODUCTS BUSINESS

(A Division of ConAgra Foods, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS

Fiscal Years Ended February 23, 2003, February 24, 2002 and February 25, 2001

columnar dollar amounts in thousands

1.    Description of Business and Summary of Significant Accounting Policies

Description of Business—ConAgra Agricultural Products Business (the “company”) (a division of ConAgra Foods, Inc.) (“ConAgra Foods”) distributes crop protection chemicals, fertilizers and seeds to wholesale and retail customers throughout the United States and Canada.

Fiscal Year—The company’s fiscal year ends on the last Sunday in February. The fiscal years for the financial statements presented consist of 52-week periods for fiscal years 2003, 2002 and 2001.

Basis of Presentation—The combined financial statements of ConAgra Agricultural Products Business include companies which have historically been operated as an integrated business. The businesses and assets are each directly or indirectly wholly-owned by ConAgra Foods. All significant intercompany investments, accounts and transactions have been eliminated.

Inventories—Inventories consist primarily of chemicals, fertilizers and seed. The company principally uses the lower of cost, determined using the first-in, first-out method or market to value its inventory.

Vendor Rebates—Receivables include vendor rebates which represent amounts due from suppliers on crop protection, seed and fertilizer products and are accrued when earned, which is typically at the time of the sale of the related product.

Long Lived Assets and Intangible Assets—Property, plant and equipment are carried at cost. Depreciation has been calculated using primarily the straight-line method over the estimated useful lives of the respective classes of assets as follows:

Land improvements	1 - 40 years
Buildings	15 - 40 years
Machinery and equipment	3 - 20 years
Furniture, fixtures, office equipment and other	5 - 15 years

The company reviews long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Recoverability of an asset “held-for-use” is determined by comparing the carrying amount of the asset to the undiscounted net cash flows expected to be generated from the use of the asset. If the carrying amount is greater than the undiscounted net cash flows expected to be generated by the asset, the asset’s carrying amount is reduced to its fair market value. An asset “held-for-sale” is reported at the lower of the carrying amount or fair market value, less cost to sell.

Income Taxes—The company is included in the consolidated tax returns of ConAgra Foods. The company’s provision for income taxes is computed on a separate legal entity basis. The company recognizes deferred tax assets and liabilities based on the differences between the financial statement and tax bases of assets and liabilities at each balance sheet date using enacted tax rates expected to be in effect in the year the differences are expected to reverse.

Fair Values of Financial Instruments—Unless otherwise specified, the company believes the carrying amount of financial instruments approximates their fair value.

CONAGRA AGRICULTURAL PRODUCTS BUSINESS

(A Division of ConAgra Foods, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Fiscal Years Ended February 23, 2003, February 24, 2002 and February 25, 2001

columnar dollar amounts in thousands

Revenue Recognition—Revenue is recognized when title and risk of loss are transferred to customers upon delivery based on terms of sale. Revenue is recognized as the net amount to be received after deducting estimated amounts for discounts, trade allowances and product returns.

Export Sales—In 2003, 2002 and 2001, net export sales were $8.1 million, $7.4 million and $7.9 million, respectively.

Stock-Based Compensation—The company accounts for employee stock option plans in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Accordingly, no stock-based compensation expense is reflected in net income, as options granted under these plans have an exercise price equal to the market value of the underlying common stock on the date of grant.

In December 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, which became effective for fiscal years ending after December 15, 2002. SFAS No. 148 requires certain pro forma information regarding net income and earnings per share assuming the company recognized expense for its employee stock options using the fair value method. The fair value of options was estimated at the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions for 2003, 2002 and 2001, respectively: risk-free interest rate of 4.30%, 4.52% and 5.17%; a dividend yield of 3.9%, 3.9% and 2.4%; expected volatility of 30.0%, 29.0% and 29.0%; and an expected option life of six years. The weighted average fair value of options granted in fiscal 2003, 2002 and 2001 was $5.88, $5.08 and $5.75, respectively. Pro forma net income (loss) is as follows:

	2003	2002	2001
Net income (loss), as reported	$25,239	$(37,036)	$(12,531)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(578)	(718)	(785)

Pro forma net income (loss)	$24,661	$(37,754)	$(13,316)

Foreign Currency Translation—The translation of foreign currency into U.S. dollars is performed for balance sheet accounts using the current exchange rate in effect at the balance sheet date and for revenue and expense accounts using the average exchange rate during the period. The gains or losses resulting from translation are included in stockholder’s net investment and advances. Exchange adjustments resulting from foreign currency transactions, which were not material in any of the years presented, are generally recognized in earnings.

Comprehensive Income—Comprehensive income consists of net income and foreign currency translation adjustments. The company deems its foreign investments to be permanent in nature and does not provide for taxes on currency translation adjustments arising from converting the investment in a foreign currency to U.S. dollars. There are no reclassification adjustments to be reported in periods presented.

Accounting Changes—During the fourth quarter of fiscal 2003, the company adopted Financial Accounting Standards Board Interpretation (“FIN”) No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN No. 45 clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in

CONAGRA AGRICULTURAL PRODUCTS BUSINESS

(A Division of ConAgra Foods, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Fiscal Years Ended February 23, 2003, February 24, 2002 and February 25, 2001

columnar dollar amounts in thousands

issuing certain guarantees. The recognition provisions of FIN No. 45 are applicable to guarantees issued or modified after December 31, 2002. FIN No. 45 also elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. The impact of adoption was not material to the combined financial statements.

In June 2001, the FASB approved the issuance of SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. These standards, issued in July 2001, establish accounting and reporting requirements for business combinations. SFAS No. 141 requires all business combinations entered into subsequent to June 30, 2001, to be accounted for using the purchase method of accounting. SFAS No. 142 provides that goodwill and other intangible assets with indefinite lives will not be amortized, but will be tested for impairment on an annual basis. The company adopted SFAS No. 142 at the beginning of fiscal 2003. For further discussion on the company’s adoption of SFAS No. 142, see Note 2 to the combined financial statements.

Recently Issued Accounting Pronouncements—In August 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement requires the company to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and is effective for fiscal years beginning after June 15, 2002 (i.e., the company’s fiscal 2004). The impact of adoption of this standard is not expected to have a material impact on the company’s financial statements.

In November 2002, the FASB’s Emerging Issues Task Force (“EITF”) reached a consensus on EITF Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. EITF Issue No. 00-21 provides guidance for revenue arrangements that involve the delivery or performance of multiple products or services where performance may occur at different points or over different periods of time. EITF Issue No. 00-21 is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003 (i.e., the company’s third quarter of fiscal 2004). The company does not expect the adoption of EITF Issue No. 00-21 to have a material impact on the company’s financial statements.

In May 2003, the EITF reached a consensus on EITF Issue No. 01-8, Determining Whether an Arrangement Contains a Lease. The consensus requires a party to a service contract or similar arrangement to determine whether the arrangement is or includes a lease within the scope of SFAS No. 13, Accounting for Leases. EITF Issue No. 01-8 is not expected to have a material impact on the company’s financial statements.

Use of Estimates—Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates or assumptions affect reported amounts of assets, liabilities, revenue and expenses as reflected in the financial statements. Actual results could differ from estimates.

CONAGRA AGRICULTURAL PRODUCTS BUSINESS

(A Division of ConAgra Foods, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Fiscal Years Ended February 23, 2003, February 24, 2002 and February 25, 2001

columnar dollar amounts in thousands

2.    Goodwill and Other Identifiable Intangible Assets

The company adopted SFAS No. 142, at the beginning of its current fiscal year. Goodwill is not amortized and is tested annually for impairment of value. Impairment occurs when the fair value of the asset is less than its carrying amount. If impaired, the asset is written down to its fair value.

Goodwill was $4.8 million at February 23, 2003 and $4.6 million at February 24, 2002. Other identifiable intangible assets are as follows:

	2003		2002
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Non-amortizing intangible assets	$27	$—	$66	$—
Amortizing intangible assets	11,547	5,549	11,122	2,972

Total	$11,574	$5,549	$11,188	$2,972

Non-amortizing intangible assets are comprised of a company brand. Amortizing intangible assets, carrying a weighted average life of approximately 6 years, are principally comprised of a product development agreement. For fiscal years 2003, 2002 and 2001, the company recognized $2.3 million, $2.8 million and $1.3 million, respectively, of amortization expense. Based on amortizing assets recognized in the company’s balance sheet as of February 23, 2003, amortization expense is estimated to approximate $2 million for each of the next three years.

The following is comparative earnings information assuming SFAS No. 142 had been in effect for each period presented:

	2003	2002	2001
Reported net income (loss)	$25,239	$(37,036)	$(12,531)
Add goodwill amortization (net of tax)	—	290	377
Add identifiable intangible asset amortization (net of tax)	—	2	2

Adjusted net income (loss)	$25,239	$(36,744)	$(12,152)

3.    Inventories

Inventories are comprised of the following:

	February 23, 2003	February 24, 2002
Product inventories:
Raw materials and work in process	$33,858	$246,370
Finished goods	731,203	622,071
Supplies	3,080	32,518

	$768,141	$900,959

CONAGRA AGRICULTURAL PRODUCTS BUSINESS

(A Division of ConAgra Foods, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Fiscal Years Ended February 23, 2003, February 24, 2002 and February 25, 2001

columnar dollar amounts in thousands

4.    Related Party Transactions

ConAgra Food’s executive, finance, tax and other corporate departments perform certain administrative and other services for the company. Expenses incurred by ConAgra Foods and allocated to the company are determined based on specific services being provided or are allocated based on ConAgra Food’s investment in the company in proportion to ConAgra Food’s total investment in its subsidiaries. In addition, ConAgra Foods charges the company finance charges on ConAgra Food’s investment in the company and net intercompany advances. Management believes that such expense allocations are reasonable. It is not practical to estimate the expenses that would have been incurred by the company if it had been operated on a stand-alone basis. Corporate allocations include allocated selling, administrative and general expenses of approximately $11.1 million, $10.9 million and $11.4 million for fiscal 2003, 2002 and 2001, respectively, and allocated finance charges of $23.1 million, $41.1 million and $60.1 million in fiscal 2003, 2002 and 2001, respectively. Allocated finance charges are presented net of third party finance fee income of $10.8 million, $13.4 million and $13.5 million in fiscal 2003, 2002 and 2001, respectively.

The company also has transactions in the normal course of business with parties under common ownership. Net sales to related parties were $25.5 million, $33.8 million and $13.4 million in fiscal years 2003, 2002 and 2001, respectively. Gross margins associated with related party net sales were $2.5 million, $2.6 million and $1.5 million in fiscal years 2003, 2002 and 2001, respectively.

5.    Short-term Debt

The company participates in a vendor financing program. Borrowings outstanding under this program were $9 thousand and $4.5 million at fiscal year end 2003 and 2002, respectively. The interest rate under this program is 2% less than the prime rate.

Net interest paid was $1.6 million, $5.0 million and $4.5 million in fiscal 2003, 2002 and 2001, respectively.

CONAGRA AGRICULTURAL PRODUCTS BUSINESS

(A Division of ConAgra Foods, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Fiscal Years Ended February 23, 2003, February 24, 2002 and February 25, 2001

columnar dollar amounts in thousands

6.    Capital Stock

The company’s capital stock consists of the following:

	Par Value	Shares
		Authorized	Issued
United Agri Products, Inc.	$1.00	1,000	1,000
AG-CHEM, INC.	$1.00	100,000	1,000
Balcom Chemicals, Inc.	$1.00	500,000	97,756
CAG 23, Inc.	$1.00	10,000	1,000
Cropmate Company	$1.00	10,000	1,000
CSK Enterprises, Inc.	$1.00	10,000	1,000
GAC 26, Inc.	$1.00	10,000	1,000
CAG 27, Inc.	$1.00	1,000	1,000
Genmarks, Inc.	$1.00	1,000	1,000
Grower Service Corporation (NY)	None	1,000	700
HACCO, Inc.	$1.00	56,000	1,000
HACO, Inc.	$1.00	10,000	1,000
Hess & Clark, Inc.	$1.00	750	500
Loveland Industries, Inc.	$1.00	250,000	81,372
Loveland Products, Inc. (f/k/a Dartec, Inc.)	$1.00	10,000	1,000
Midwest Agriculture Warehouse Co.	$100.00	2,000	1,491
Ostlund Chemical Co.	$1.00	200,000	40,000
Platte Chemical Co.	$1.00	100,000	80,000
Pueblo Chemical & Supply Co.	None	49,000	2,139
Ravan Products, Inc.	$1.00	10,000	100
S.E. Enterprises, Inc.	$1.00	10,000	1,000
Snake River Chemicals, Inc.	None	100,000	31,010
Transbas, Inc.	None	1,000	500
Tri-River Chemical Company, Inc.	None	50,000	40,069
Tri-State Chemicals, Inc.	None	100,000	11,242
Tri-State Delta Chemicals, Inc.	$1.00	100,000	100,000
UAP Receivables Corporation	$1.00	1,000	1,000
UAP/CAG 22, Inc.	$1.00	1,000	1,000
UAP/GA AG CHEM, INC.	$1.00	1,000	1
UAP/LP, Inc.	$1.00	10,000	1,000
United Agri Products - Florida, Inc.	$1.00	10,000	5,000
United Agri Products Financial Services, Inc.	None	50,000	16,451
Verdicon, Inc.	$1.00	1,000	1,000
YVC, Inc.	None	100,000	16,230
2326396 Canada, Inc. (f/k/a Swift Meats Poultry & Feed Co. Ltd)	None	Unlimited	1

CONAGRA AGRICULTURAL PRODUCTS BUSINESS

(A Division of ConAgra Foods, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Fiscal Years Ended February 23, 2003, February 24, 2002 and February 25, 2001

columnar dollar amounts in thousands

7.    Income Taxes

The provision (benefit) for income taxes includes the following:

	2003	2002	2001
Current:
Federal	$10,156	$(15,213)	$1,997
State	1,242	(463)	(86)
Foreign	877	(658)	(41)

	12,275	(16,334)	1,870

Deferred:
Federal	3,519	(4,160)	(7,525)
State	302	(357)	(645)

	3,821	(4,517)	(8,170)

	$16,096	$(20,851)	$(6,300)

Income taxes are paid by the parent company on a consolidated level. Income taxes computed by applying statutory rates to income before income taxes are reconciled to the provision for income taxes set forth in the consolidated statements of earnings as follows:

	2003	2002	2001
Computed U.S. federal income taxes	$14,467	$(20,260)	$(6,591)
State income taxes, net of U.S. federal tax benefit	1,075	(1,505)	(428)
Other	554	914	719

	$16,096	$(20,851)	$(6,300)

The tax effect of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities consist of the following:

	2003		2002
	Assets	Liabilities	Assets	Liabilities
Allowances	$11,888	$—	$18,123	$—
Inventory	4,688	—	2,838	—
Depreciation and amortization	—	4,233	—	3,685
Accrued expenses	4,116	—	2,565	—
Other noncurrent liabilities	6,556	—	6,882	—
Pension and other post-retirement benefits	854	—	965	—
Other	366	—	368	—

	$28,468	$4,233	$31,741	$3,685

CONAGRA AGRICULTURAL PRODUCTS BUSINESS

(A Division of ConAgra Foods, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Fiscal Years Ended February 23, 2003, February 24, 2002 and February 25, 2001

columnar dollar amounts in thousands

8.    Commitments and Contingencies

The company leases certain facilities and transportation equipment under agreements that expire at various dates. Management expects that in the normal course of business, leases that expire will be renewed or replaced by other leases. Substantially all leases require payment of property taxes, insurance and maintenance costs in addition to rental payments. Rent expense under all operating leases was $46.1 million, $53.3 million and $54.7 million in fiscal 2003, 2002 and 2001, respectively.

A summary of noncancelable operating lease commitments for fiscal years following February 23, 2003 is as follows:

2004	$6,821
2005	5,114
2006	3,145
2007	1,602
2008	920
Later years	2,948

$20,550

The company is a party to a number of lawsuits and claims arising out of the operation of its businesses. After taking into account liabilities recorded management believes the ultimate resolution of such matters should not have a material adverse effect on the company’s financial condition, results of operations or liquidity.

9.    Employee Benefit Plans

Retirement Pension Plans

The company has defined benefit retirement plans (“Plan”) for eligible salaried and hourly employees. Benefits are based on years of credited service and average compensation or stated amounts for each year of service. The company funds these plans in accordance with the minimum and maximum limits established by law. Employees of the company also participate in defined benefit and defined contribution plans sponsored by ConAgra Foods.

CONAGRA AGRICULTURAL PRODUCTS BUSINESS

(A Division of ConAgra Foods, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Fiscal Years Ended February 23, 2003, February 24, 2002 and February 25, 2001

columnar dollar amounts in thousands

Components of pension benefit costs and weighted average actuarial assumptions are:

	2003	2002	2001
Pension Benefit Cost
Service cost	$217	$180	$166
Interest cost	140	111	111
Expected return on plan assets	(159)	(170)	(175)
Recognized net actuarial loss	21	—	—

Pension benefit cost—company plans	219	121	102
Pension benefit cost—multi-employer plans	7,048	5,453	5,600

Total pension benefit cost	$7,267	$5,574	$5,702

Actuarial Assumptions
Discount rate	7.25%	7.50%	7.50%
Long-term rate of return on plan assets	7.75%	9.25%	9.25%
Long-term rate of compensation increase	5.50%	5.50%	5.50%

The change in projected benefit obligation, change in plan assets and funded status of the plans at February 23, 2003 and February 24, 2002:

	2003	2002
Change in Projected Benefit Obligation
Projected benefit obligation at beginning of year	$1,809	$1,570
Exchange rate adjustment	143	(71)
Service cost	217	180
Interest cost	140	111
Actuarial loss	163	85
Benefits paid	(53)	(66)

Projected benefit obligation at end of year	$2,419	$1,809

	2003	2002
Change in Plan Assets
Fair value of plan assets at beginning of year	$1,784	$1,866
Exchange rate adjustment	141	(85)
Actual return on plan assets	(310)	(140)
Employer contributions	296	209
Benefits paid	(53)	(66)

Fair value of plan assets at end of year	1,858	1,784

Funded Status	(561)	(25)
Unrecognized actuarial loss	1,148	497

Prepaid pension cost	$587	$472

Actuarial Assumptions
Discount rate	6.50%	7.25%
Long-term rate of compensation increase	4.50%	5.50%

CONAGRA AGRICULTURAL PRODUCTS BUSINESS

(A Division of ConAgra Foods, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Fiscal Years Ended February 23, 2003, February 24, 2002 and February 25, 2001

columnar dollar amounts in thousands

Plan assets are primarily invested in equity securities, corporate and government debt securities and common trust funds.

Certain employees of the company are covered under defined contribution plans. The expense related to these plans was $3.0 million, $1.9 million and $2.5 million in fiscal 2003, 2002 and 2001, respectively.

10.    Stock Plans

Certain of the company’s employees participate in ConAgra Foods’ stock option plans. These stock option plans approved by the ConAgra Foods’ stockholders provide for granting of options to employees for purchase of common stock at prices equal to fair market value at the time of grant. Options become exercisable under various vesting schedules and generally expire ten years after the date of grant.

The changes in the outstanding stock options during the three years ended February 23, 2003, are summarized below:

	2003		2002		2001
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Beginning of year	1,094.9	$24.01	1,167.2	$23.73	1,006.9	$24.31

Granted	63.5	$25.90	153.0	$22.00	256.8	$20.28
Exercised	(95.0)	$19.38	(96.2)	$16.57	(58.3)	$14.59
Canceled	(122.1)	$25.56	(129.1)	$24.69	(38.2)	$27.07

End of year	941.3	$24.40	1,094.9	$24.01	1,167.2	$23.73

Exercisable at end of year	686.5	$25.13	717.6	$25.01	709.3	$23.87

The following summarizes information about stock options outstanding as of February 23, 2003:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Options	Weighted Average Remaining Life	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
$12.69 - $19.81	228.8	6.6	$19.05	150.8	$18.66
$19.82 - $22.00	172.4	7.5	$21.64	87.8	$21.29
$22.01 - $24.19	206.8	5.9	$23.66	175.1	$23.68
$24.20 - $28.31	208.8	6.7	$27.61	148.3	$28.31
$28.32 - $33.91	124.5	4.6	$33.91	124.5	$33.91
$12.69 - $33.91	941.3	6.4	$24.40	686.5	$25.13

CONAGRA AGRICULTURAL PRODUCTS BUSINESS

(A Division of ConAgra Foods, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Fiscal Years Ended February 23, 2003, February 24, 2002 and February 25, 2001

columnar dollar amounts in thousands

11.    Business Segment and Related Information

The company operates in one segment. Net sales and long-lived assets by geographical area are as follows:

	2003	2002	2001
Net Sales:
United States	$2,539,769	$2,799,936	$2,753,490
Canada	123,878	147,128	147,860

Total	$2,663,647	$2,947,064	$2,901,350

		2003	2002
Long-Lived Assets:
United States		$124,604	$157,641
Canada		5,936	6,059

Total		$130,540	$163,700

No single customer accounted for more than 10% of net sales in 2003, 2002 or 2001. Net sales by geographical area are based on the location of the facility producing the sales.

Long-lived assets consist of property, plant and equipment, net of depreciation, goodwill, intangibles and other assets. Long-lived assets by geographical area are based on location of facilities.

12.    Guarantor/Non-guarantor Financial Information

On October 29, 2003, ConAgra Foods, Inc. and Apollo Management, L.P. (the “Purchaser”) entered into a Stock Purchase Agreement whereby the Purchaser will acquire the company (including its Canadian distribution business), excluding its wholesale fertilizer and other international crop distribution businesses (collectively, the “Businesses Not Acquired” or “Other Non-Guarantor”).

On October 28, 2003, the Purchaser signed a Commitment Letter for up to a $500 million asset-based revolving credit facility (the “Revolving Credit Facility”) and a Commitment Letter for a $175 million unsecured senior bridge loan facility (“Bridge Facility”) in connection with the acquisition. The transaction is expected to be financed in part through advances under the Revolving Credit Facility, the Bridge Facility, the contribution of $120 million in equity by the Purchaser, management of the company and/or other third-party investors and the issuance of $60 million in preferred stock to ConAgra Foods. The Bridge Facility will be replaced by the issuance of Senior Unsecured Notes. The Senior Unsecured Notes will be guaranteed by the company, excluding the Canadian distribution business, and the Businesses Not Acquired, collectively the “Non-Guarantors”. The company, excluding the Non-Guarantors, is referred to as the “Guarantor.”

CONAGRA AGRICULTURAL PRODUCTS BUSINESS

(A Division of ConAgra Foods, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Fiscal Years Ended February 23, 2003, February 24, 2002 and February 25, 2001

columnar dollar amounts in thousands

Condensed combining financial information for the guarantor and non-guarantors is as follows:

CONDENSED COMBINING BALANCE SHEET

February 23, 2003

	Guarantor	Canadian distribution business Non-Guarantor	Subtotal	Other Non- Guarantor	Elimination/ Adjustments	Total
ASSETS
Current assets:
Cash and cash equivalents	$20,786	$7,773	$28,559	$—	$—	$28,559
Receivables, net	197,164	6,879	204,043	12,019	—	216,062
Inventories	678,170	35,030	713,200	54,941	—	768,141
Deferred income taxes	—	—	—	—	21,912	21,912
Other current assets	184,265	171	184,436	52	—	184,488

Total current assets	1,080,385	49,853	1,130,238	67,012	21,912	1,219,162

Property, plant and equipment	223,050	7,250	230,300	21,149	—	251,449
Less accumulated depreciation	(123,973)	(3,532)	(127,505)	(12,806)	—	(140,311)

Property, plant and equipment, net	99,077	3,718	102,795	8,343	—	111,138

Goodwill	2,515	2,216	4,731	87	—	4,818
Intangible assets, net	6,025	—	6,025	—	—	6,025
Deferred income taxes	—	—	—	—	2,323	2,323
Other assets	6,548	589	7,137	1,422	—	8,559
Net investment and advances in subsidiaries	41,774	—	41,774	—	(41,774)	—

	$1,236,324	$56,376	$1,292,700	$76,864	$(17,539)	$1,352,025

LIABILITIES AND STOCKHOLDER’S NET INVESTMENT AND ADVANCES
Current liabilities:
Short-term debt	$—	$—	$—	$9	$—	$9
Accounts payable	625,326	17,274	642,600	34,803	—	677,403
Other accrued liabilities	84,827	1,491	86,318	278	—	86,596

Total current liabilities	710,153	18,765	728,918	35,090	—	764,008
Other noncurrent liabilities	119	—	119	—	—	119
Stockholder’s net investment and advances	526,052	37,611	563,663	41,774	(17,539)	587,898

	$1,236,324	$56,376	$1,292,700	$76,864	$(17,539)	$1,352,025

CONAGRA AGRICULTURAL PRODUCTS BUSINESS

(A Division of ConAgra Foods, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Fiscal Years Ended February 23, 2003, February 24, 2002 and February 25, 2001

columnar dollar amounts in thousands

CONDENSED COMBINING BALANCE SHEET

February 24, 2002

	Guarantor	Canadian distribution business Non-Guarantor	Subtotal	Other Non- Guarantor	Elimination/ Adjustments	Total
ASSETS
Current assets:
Cash and cash equivalents	$47,052	$25,640	$72,692	$—	$—	$72,692
Receivables, net	200,435	8,799	209,234	7,893	—	217,127
Inventories	808,201	31,617	839,818	61,141	—	900,959
Deferred income taxes	—	—	—	—	24,859	24,859
Other current assets	13,254	267	13,521	100	—	13,621

Total current assets	1,068,942	66,323	1,135,265	69,134	24,859	1,229,258

Property, plant and equipment	241,749	6,704	248,453	22,290	—	270,743
Less accumulated depreciation	(132,908)	(2,839)	(135,747)	(14,171)	—	(149,918)

Property, plant and equipment, net	108,841	3,865	112,706	8,119	—	120,825

Goodwill	2,411	2,185	4,596	—	—	4,596
Intangible assets, net	8,131	—	8,131	85	—	8,216
Deferred income taxes	—	—	—	—	3,197	3,197
Other assets	28,156	481	28,637	1,426	—	30,063
Net investment and advances in subsidiaries	8,852	—	8,852	—	(8,852)	—

	$1,225,333	$72,854	$1,298,187	$78,764	$19,204	$1,396,155

LIABILITIES AND STOCKHOLDER’S NET INVESTMENT AND ADVANCES
Current liabilities:
Short-term debt	$4,464	$—	$4,464	$9	$—	$4,473
Accounts payable	929,000	20,205	949,205	69,524	—	1,018,729
Other accrued liabilities	72,656	5,156	77,812	379	—	78,191

Total current liabilities	1,006,120	25,361	1,031,481	69,912	—	1,101,393
Other noncurrent liabilities	270	—	270	—	—	270
Stockholder’s net investment and advances	218,943	47,493	266,436	8,852	19,204	294,492

	$1,225,333	$72,854	$1,298,187	$78,764	$19,204	$1,396,155

CONAGRA AGRICULTURAL PRODUCTS BUSINESS

(A Division of ConAgra Foods, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Fiscal Years Ended February 23, 2003, February 24, 2002 and February 25, 2001

columnar dollar amounts in thousands

CONDENSED COMBINING STATEMENTS OF EARNINGS

Year Ended February 23, 2003	Guarantor	Canadian Distribution Business Non- Guarantor	Subtotal	Other Non- Guarantor	Elimination/ Adjustments	Total
Net sales	$2,402,887	$123,878	$2,526,765	$429,751	$(292,869)	$2,663,647
Costs and expenses:
Cost of goods sold	2,057,218	109,376	2,166,594	424,953	(292,869)	2,298,678
Selling, general and administrative expenses	264,536	12,201	276,737	10,754	—	287,491
Third party interest expense	1,927	—	1,927	—	—	1,927
Corporate allocations:
Selling, general and administrative expenses	10,252	514	10,766	309	—	11,075
Finance charges	21,420	1,074	22,494	647	—	23,141

	2,355,353	123,165	2,478,518	436,663	(292,869)	2,622,312

Income (loss) before income taxes	47,534	713	48,247	(6,912)	—	41,335
Income tax expense (benefit)	18,537	250	18,787	(2,691)	—	16,096

Income (loss) before equity in earnings of nonconsolidated subsidiaries	28,997	463	29,460	(4,221)	—	25,239
Equity in earnings of nonconsolidated subsidiaries	(4,221)	—	(4,221)	—	4,221	—

Net income (loss)	$24,776	$463	$25,239	$(4,221)	$4,221	$25,239

Year Ended February 24, 2002	Guarantor	Canadian Distribution Business Non- Guarantor	Subtotal	Other Non- Guarantor	Elimination/ Adjustments	Total
Net sales	$2,623,064	$147,128	$2,770,192	$552,265	$(375,393)	$2,947,064
Costs and expenses:
Cost of goods sold	2,291,886	136,317	2,428,203	544,700	(375,393)	2,597,510
Selling, general and administrative expenses	323,338	11,894	335,232	14,770	—	350,002
Third party interest expense	5,372	—	5,372	—	—	5,372
Corporate allocations:
Selling, general and administrative expenses	10,119	376	10,495	429	—	10,924
Finance charges	38,108	1,418	39,526	1,617	—	41,143

	2,668,823	150,005	2,818,828	561,516	(375,393)	3,004,951

Loss before income taxes	(45,759)	(2,877)	(48,636)	(9,251)	—	(57,887)
Income tax benefit	(16,512)	(1,007)	(17,519)	(3,332)	—	(20,851)

Income before equity in earnings of nonconsolidated subsidiaries	(29,247)	(1,870)	(31,117)	(5,919)	—	(37,036)
Equity in earnings of nonconsolidated subsidiaries	(5,919)	—	(5,919)	—	5,919	—

Net income (loss)	$(35,166)	$(1,870)	$(37,036)	$(5,919)	$5,919	$(37,036)

CONAGRA AGRICULTURAL PRODUCTS BUSINESS

(A Division of ConAgra Foods, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Fiscal Years Ended February 23, 2003, February 24, 2002 and February 25, 2001

columnar dollar amounts in thousands

Year Ended February 25, 2001	Guarantor	Canadian Distribution Business Non- Guarantor	Subtotal	Other Non- Guarantor	Elimination/ Adjustments	Total
Net sales	$2,623,765	$147,860	$2,771,625	$552,985	$(423,260)	$2,901,350
Costs and expenses:
Cost of goods sold	2,272,312	128,766	2,401,078	554,679	(423,260)	2,532,497
Selling, general and administrative expenses	278,183	16,193	294,376	16,913	—	311,289
Third party interest expense	4,875	—	4,875	—	—	4,875
Corporate allocations:
Selling, general and administrative expenses	10,448	499	10,947	496	—	11,443
Finance charges	54,853	2,622	57,475	2,602	—	60,077

	2,620,671	148,080	2,768,751	574,690	(423,260)	2,920,181

Income (loss) before income taxes	3,094	(220)	2,874	(21,705)	—	(18,831)
Income tax expense (benefit)	1,039	(77)	962	(7,262)	—	(6,300)

Income (loss) before equity in earnings of nonconsolidated subsidiaries	2,055	(143)	1,912	(14,443)	—	(12,531)
Equity in earnings of nonconsolidated subsidiaries	(14,443)	—	(14,443)	—	14,443	—

Net income (loss)	$(12,388)	$(143)	$(12,531)	$(14,443)	$14,443	$(12,531)

CONAGRA AGRICULTURAL PRODUCTS BUSINESS

(A Division of ConAgra Foods, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Fiscal Years Ended February 23, 2003, February 24, 2002 and February 25, 2001

columnar dollar amounts in thousands

CONDENSED COMBINING STATEMENTS OF CASH FLOWS

Year Ended February 23, 2003

	Guarantor	Canadian Distribution Business Non- Guarantor	Subtotal	Other Non- Guarantor	Elimination/ Adjustments	Total
Cash flows from operating activities:
Net income (loss)	$24,776	$463	$25,239	$(4,221)	$4,221	$25,239
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	13,941	506	14,447	1,332	—	15,779
Amortization	2,259	—	2,259	31	—	2,290
Deferred income taxes	—	—	—	—	3,821	3,821
Equity in earnings of nonconsolidated subsidiaries	4,221	—	4,221	—	(4,221)	—
Other noncash items	(1,131)	(115)	(1,246)	—	—	(1,246)
Change in assets and liabilities:
Receivables	3,272	1,919	5,191	(4,126)	—	1,065
Inventories	130,031	(3,413)	126,618	6,200	—	132,818
Other current assets	(149,155)	104	(149,051)	52	—	(148,999)
Accounts payable, accrued liabilities and other noncurrent liabilities	(291,653)	(6,597)	(298,250)	(34,822)	—	(333,072)

Net cash flows from operating activities	(263,439)	(7,133)	(270,572)	(35,554)	3,821	(302,305)

Cash flows from investing activities:
Additions to property, plant and equipment	(6,265)	(152)	(6,417)	(1,571)	—	(7,988)
Investment in affiliates	882	—	882	—	—	882
Other investment activity	1,830	(329)	1,501	(18)	—	1,483

Net cash flows from investing activities	(3,553)	(481)	(4,034)	(1,589)	—	(5,623)

Cash flows from financing activities:
Net borrowings of short-term debt	(4,464)	—	(4,464)	—	—	(4,464)
Net investments and advances/(distributions)	245,190	(10,253)	234,937	37,143	(3,821)	268,259

Net cash flows from financing activities	240,726	(10,253)	230,473	37,143	(3,821)	263,795

Net change in cash and cash equivalents	(26,266)	(17,867)	(44,133)	—	—	(44,133)
Cash and cash equivalents at beginning of year	47,052	25,640	72,692	—	—	72,692

Cash and cash equivalents at end of year	$20,786	$7,773	$28,559	$—	$—	$28,559

CONAGRA AGRICULTURAL PRODUCTS BUSINESS

(A Division of ConAgra Foods, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Fiscal Years Ended February 23, 2003, February 24, 2002 and February 25, 2001

columnar dollar amounts in thousands

CONDENSED COMBINING STATEMENTS OF CASH FLOWS

Year Ended February 24, 2002

	Guarantor	Canadian Distribution Business Non- Guarantor	Subtotal	Other Non- Guarantor	Elimination/ Adjustments	Total
Cash flows from operating activities:
Net income (loss)	$(35,166)	$(1,870)	$(37,036)	$(5,919)	$5,919	$(37,036)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	13,985	489	14,474	1,135	—	15,609
Amortization	2,525	149	2,674	116	—	2,790
Deferred income taxes	—	—	—	—	(4,517)	(4,517)
Equity in earnings of nonconsolidated subsidiaries	5,919	—	5,919	—	(5,919)	—
Other noncash items	(1,525)	(70)	(1,595)	—	—	(1,595)
Change in assets and liabilities:
Receivables	111,844	7,451	119,295	12,825	—	132,120
Inventories	190,300	7,880	198,180	29,360	—	227,540
Other current assets	(7,468)	(112)	(7,580)	28	—	(7,552)
Accounts payable, accrued liabilities and other noncurrent liabilities	(168,579)	(573)	(169,152)	(19,635)	—	(188,787)

Net cash flows from operating activities	111,835	13,344	125,179	17,910	(4,517)	138,572

Cash flows from investing activities:
Additions to property, plant and equipment	(13,090)	(564)	(13,654)	(1,511)	—	(15,165)
Investment in affiliates	372	—	372	—	—	372
Other investment activity	307	152	459	640	—	1,099

Net cash flows from investing activities	(12,411)	(412)	(12,823)	(871)	—	(13,694)

Cash flows from financing activities:
Net borrowings of short-term debt	603	—	603	9	—	612
Net investments and advances/(distributions)	(183,700)	(2,902)	(186,602)	(17,048)	4,517	(199,133)

Net cash flows from financing activities	(183,097)	(2,902)	(185,999)	(17,039)	4,517	(198,521)

Net change in cash and cash equivalents	(83,673)	10,030	(73,643)	—	—	(73,643)
Cash and cash equivalents at beginning of year	130,725	15,610	146,335	—	—	146,335

Cash and cash equivalents at end of year	$47,052	$25,640	$72,692	$—	$—	$72,692

CONAGRA AGRICULTURAL PRODUCTS BUSINESS

(A Division of ConAgra Foods, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Fiscal Years Ended February 23, 2003, February 24, 2002 and February 25, 2001

columnar dollar amounts in thousands

CONDENSED COMBINING STATEMENTS OF CASH FLOWS

Year Ended February 25, 2001

	Guarantor	Canadian Distribution Business Non- Guarantor	Subtotal	Other Non- Guarantor	Elimination/ Adjustments	Total
Cash flows from operating activities:
Net income (loss)	$(12,388)	$(143)	$(12,531)	$(14,443)	$14,443	$(12,531)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	13,199	653	13,852	584	—	14,436
Amortization	956	143	1,099	184	—	1,283
Deferred income taxes	—	—	—	—	(8,170)	(8,170)
Equity in earnings of nonconsolidated subsidiaries	14,443	—	14,443	—	(14,443)	—
Other noncash items	(307)	(82)	(389)	—	—	(389)
Change in assets and liabilities:
Receivables	(144,315)	2,427	(141,888)	(5,804)	—	(147,692)
Inventories	(92,677)	(10,104)	(102,781)	(55,286)	—	(158,067)
Other current assets	(2,519)	(41)	(2,560)	59	—	(2,501)
Accounts payable, accrued liabilities and other noncurrent liabilities	220,770	6,926	227,696	641	—	228,337

Net cash flows from operating activities	(2,838)	(221)	(3,059)	(74,065)	(8,170)	(85,294)

Cash flows from investing activities:
Additions to property, plant and equipment	(21,864)	(1,142)	(23,006)	(3,972)	—	(26,978)
Investment in affiliates	(1,958)	—	(1,958)	—	—	(1,958)
Other investment activity	11,989	(481)	11,508	(810)	—	10,698

Net cash flows from investing activities	(11,833)	(1,623)	(13,456)	(4,782)	—	(18,238)

Cash flows from financing activities:
Net borrowings of short-term debt	506	—	506	—	—	506
Net investments and advances/(distributions)	41,616	6,848	48,464	78,847	8,170	135,481

Net cash flows from financing activities	42,122	6,848	48,970	78,847	8,170	135,987

Net change in cash and cash equivalents	27,451	5,004	32,455	—	—	32,455
Cash and cash equivalents at beginning of year	103,274	10,606	113,880	—	—	113,880

Cash and cash equivalents at end of year	$130,725	$15,610	$146,335	$—	$—	$146,335

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors

UAP Holding Corp.

We have audited the accompanying balance sheet of UAP Holding Corp. (the “Corporation”) as of November 23, 2003. This financial statement is the responsibility of the Corporation’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of the Corporation as of November 23, 2003, in conformity with accounting principles generally accepted in the United States of America.

/S/    DELOITTE & TOUCHE LLP

April 2, 2004

Omaha, Nebraska

UAP HOLDING CORP.

BALANCE SHEET

NOVEMBER 23, 2003

November 23, 2003
ASSETS	$—

LIABILITIES AND STOCKHOLDER’S EQUITY
Stockholder’s equity:
Common stock, $0.001 par value, 100,000 shares authorized, 100 shares issued and outstanding	$1,000
Stock Subscription Receivable	(1,000)

$—

The accompanying notes are an integral part of the balance sheet.

UAP HOLDING CORP.

NOTES TO BALANCE SHEET

1.    DESCRIPTION OF BUSINESS

UAP Holding Corp. (the “Corporation”), an affiliate of Apollo Management, L.P., is a Delaware corporation which was formed on October 28, 2003. The Corporation has had no operations since its formation.

2.    TRANSACTIONS

On October 29, 2003, ConAgra Foods, Inc. and Apollo Management, L.P. (the “Purchaser”) entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) whereby the Purchaser will acquire the ConAgra Agricultural Products Business (the “company”) (including its Canadian distribution business), excluding its wholesale fertilizer and other international crop distribution businesses (collectively, the “Businesses Not Acquired” or “Other Non-Guarantor”).

On October 28, 2003, the Purchaser signed a Commitment Letter for up to a $500 million asset-based revolving credit facility (the “Revolving Credit Facility”) and a Commitment Letter for a $175 million unsecured senior bridge loan facility (“Bridge Facility”) in connection with the acquisition. The transaction is expected to be financed in part through advances under the Revolving Credit Facility, the Bridge Facility, the contribution of $120 million in equity by the Purchaser, management of the company and/or other third-party investors and the issuance of $60 million in preferred stock to ConAgra Foods.

3.    SUBSEQUENT EVENTS

Pursuant to the Stock Purchase Agreement, on November 24, 2003, the Purchaser acquired the company.

In connection with this transaction, the company entered into a five-year $500 million asset-backed revolving credit facility (the “Senior Credit Facility”). The interest rates with respect to revolving loans under the Senior Credit Facility are based, at the company’s option, on either the agent’s base rate plus an applicable margin of 1.50% or upon LIBOR plus an applicable LIBOR margin of 2.75%. In addition, the company entered into a $175 million unsecured senior bridge loan facility (“Bridge Facility”). The obligations under these facilities are guaranteed by the Corporation and each of its existing and future direct and indirect U.S. subsidiaries. In addition, in connection with the transaction, the company received a contribution of $180 million in equity by the Corporation. On December 16, 2003, the company completed a $225 million private offering of 8¼% of Senior Notes due 2011. The proceeds were used to repay the Bridge Facility and accrued interest, to repay a portion of the Senior Credit Facility and to pay fees and expenses. On January 26, 2004, the Corporation completed an offering of $125,000,000 aggregate principal amount at maturity of its 10 3/4% Senior Discount Notes due 2012.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by UAP Holding Corp. in connection with the issuance and distribution of the securities being registered. All amounts are estimates except the SEC registration and NASD filing fees.

SEC Registration fee		$79,188
NASD filing fee		30,500
Listing fee*
Transfer agent’s fee*
Trustee’s fee*
Printing and engraving expenses*
Legal fees and expenses*
Accounting fees and expenses*
Miscellaneous*

Total	$

*	To be completed by amendment.

Item 14.    Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

In accordance with the provisions of the Amended Certificate of Incorporation and By-Laws of UAP Holding Corp., UAP Holding Corp. shall indemnify, to the fullest extent permitted by law, any person who is or was a party, or is threatened to be made a party to, any threatened, pending or contemplated action, suit or other type of proceeding (other than an action by or in our right), whether civil, criminal, administrative, investigative or otherwise, and whether formal or informal, by reason of the fact that such person is or was UAP Holding Corp.’s director, officer or employee or is or was serving at UAP Holding Corp.’s request (as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against judgments, amounts paid in settlement, penalties, fines (including an excise tax assessed with respect to any employee benefit plan) and expenses (including counsel fees) actually and reasonably incurred in connection with any such action, suit or other proceeding, including any appeal thereof, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, UAP Holding Corp.’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In addition, UAP Holding Corp. also carries insurance on behalf of its directors, officers, employees or agents that may cover liabilities under the Securities Act.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor is UAP Holding Corp. aware of any threatened litigation that may result in claims for indemnification.

Item 15.    Recent Sales of Unregistered Securities

Set forth below in chronological order is certain information regarding securities issued by UAP Holding Corp. since October 23, 2003 (UAP Holding Corp.’s date of incorporation) in transactions that were not registered under the Securities Act of 1933, as amended (the “Securities Act”), including the consideration, if any, received by UAP Holding Corp. for such issuances.

1.	On October 29, 2003, UAP Holding Corp. issued 100 shares of common stock to entities affiliated with Apollo Management V, L.P. for an aggregate purchase price of $1,000.

2.	On November 24, 2003, UAP Holding Corp. issued 1,144,500 shares of common stock to entities affiliated with Apollo Management V, L.P. for an aggregate purchase price of $114,450,000.

3.	On November 24, 2003, UAP Holding Corp. issued 60,000 shares A Redeemable Preferred Stock to ConAgra Foods, Inc. for an aggregate purchase price of $60,000,000.

4.	On November 24, 2003, UAP Holding Corp. issued 55,500 shares of common stock to certain members of its management to be held in a Rabbi trust under the UAP Holding Corp.’s 2003 Deferred Compensation Plan for an aggregate purchase price of $5,550,000.

5.	On November 24, 2003, UAP Holding Corp. granted stock options to certain of its executive officers to purchase 74,300 shares of its common stock for an aggregate exercise price of $7,430,000.

6.	On January 20, 2004, UAP Holding Corp. issued $125,000,000 principal amount at maturity ($82,490,000 in gross proceeds) of 10¾% Senior Discount Notes due 2012 to UBS Investment Bank, Goldman, Sachs & Co. and Bear Stearns & Co. Inc., as initial purchasers for resale to qualified institutional buyers under Rule 144A of the Securities Act or non U.S. persons pursuant to Regulation S under the Securities Act. The initial purchasers received a discount of $1,650,000.

7.	On March 8, 2004, UAP Holding Corp. granted stock options to its non-executive directors to purchase 9,000 shares of its common stock for an aggregate exercise price of $900,000.

8.	On April 2, 2004, UAP Holding Corp.’s board of directors approved the grant of stock options to purchase 4,155 shares of its common stock for an aggregate exercise price of $415,500.

Each of the above-described transactions were exempt from registration (i) pursuant to Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, as transactions not involving a public offering or (ii) in the case of stock options, as transactions not involving a sale of securities. With respect to each transaction listed above, no general solicitation was made by either UAP Holding Corp. or any person acting on its behalf; the securities sold are subject to transfer restrictions; and the certificates for the shares contained an appropriate legend stating such securities have not been registered under the Securities Act and may not be offered or sold absent, registration or pursuant to an exemption therefrom.

Item 16.    Exhibits and Financial Statement Schedules

(a)  Exhibits

Exhibit Number	Exhibit
1.1	Form of Underwriting Agreement.*

2.1	Stock Purchase Agreement, dated as of October 29, 2003, by and among UAP Holding Corp., ConAgra Foods, Inc. and United Agri Products, Inc. (incorporated by reference to Exhibit 2.1 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

2.2	Amendment No. 1, dated as of November 23, 2003, to the Stock Purchase Agreement, dated as of October 29, 2003, by and among UAP Holding Corp., ConAgra Foods, Inc. and United Agri Products, Inc. (incorporated by reference to Exhibit 2.2 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

3.1	Certificate of Incorporation of UAP Holding Corp. dated as of October 28, 2003 (incorporated by reference to Exhibit 3.1 to UAP Holding Corp.’s Registration Statement on Form S-4 dated March 5, 2004 (File No. 333-113345)).

3.2	Certificate of Amendment dated November 24, 2003 to the Certificate of Incorporation of UAP Holding Corp (incorporated by reference to Exhibit 3.2 to UAP Holding Corp.’s Registration Statement on Form S-4 dated March 5, 2004 (File No. 333-113345)).

3.3	Certificate of Designation, Preferences and Rights of Series A Redeemable Preferred Stock dated November 24, 2003 (incorporated by reference to Exhibit 3.3 to UAP Holding Corp.’s Registration Statement on Form S-4 dated March 5, 2004 (File No. 333-113345)).

3.4	By-Laws of UAP Holding Corp. as adopted on October 29, 2003 (incorporated by reference to Exhibit 3.4 to UAP Holding Corp.’s Registration Statement on Form S-4 dated March 5, 2004 (File No. 333-113345)).

3.5	Form of Amended and Restated Certificate of Incorporation of UAP Holding Corp.*

3.6	Form of Certificate of Designation, Preferences and Rights of Junior Participating Preferred Stock.*

4.1	Credit Agreement dated as of November 24, 2003, by and among United Agri Products, Inc. and United Agri Products Canada Inc., as borrowers, the other credit parties thereto, the lenders party thereto, General Electric Capital Corporation, as agent and GE Canada Finance Inc., as Canadian agent (incorporated by reference to Exhibit 4.1 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

4.2	First Amendment to Credit Agreement dated as of December 9, 2003, by and among United Agri Products, Inc. and United Agri Products Canada Inc., as borrowers, the other credit parties thereto, the lenders party thereto, General Electric Capital Corporation, as agent and GE Canada Finance Inc., as Canadian agent (incorporated by reference to Exhibit 4.2 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

4.3	Second Amendment to Credit Agreement dated as of December 18, 2003, by and among United Agri Products, Inc. and United Agri Products Canada Inc., as borrowers, the other credit parties thereto, the lenders party thereto, General Electric Capital Corporation, as agent and GE Canada Finance Inc., as Canadian agent (incorporated by reference to Exhibit 4.3 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

Exhibit Number	Exhibit

4.4	Third Amendment to Credit Agreement dated as of January 15, 2004, by and among United Agri Products, Inc. and United Agri Products Canada, Inc., as borrowers, the other credit parties thereto, the lenders party thereto, General Electric Capital Corporation, as agent and GE Canada Finance Inc., as Canadian agent (incorporated by reference to Exhibit 4.4 to UAP Holding Corp.’s Registration Statement on Form S-4 dated March 5, 2004 (File No. 333-113345)).

4.5	Indenture dated as of January 26, 2004 between UAP Holding Corp. and JPMorgan Chase Bank, as trustee (incorporated by reference to Exhibit 4.5 to UAP Holding Corp.’s Registration Statement on Form S-4 dated March 5, 2004 (File No. 333-113345)).

4.6	Registration Rights Agreement, dated as of January 26, 2004, by and among UAP Holding Corp. and UBS Securities LLC, Goldman, Sachs & Co. and Bear, Stearns & Co. Inc. (incorporated by reference to Exhibit 4.7 to UAP Holding Corp.’s Registration Statement on Form S-4 dated March 5, 2004 (File No. 333-113345)).

4.7	Indenture dated as of December 16, 2003, among United Agri Products, Inc., the Guarantors named therein and JPMorgan Chase Bank, as trustee (incorporated by reference to Exhibit 4.4 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

4.8	Registration Rights Agreement, dated as of December 16, 2003, by and among United Agri Products, Inc., the guarantors listed on the signature pages attached thereto, and UBS Securities LLC, Goldman, Sachs & Co. and Bear, Stearns & Co. Inc. (incorporated by reference to Exhibit 4.6 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

4.9	Form of Amendment to Credit Agreement, by and among United Agri Products, Inc. and United Agri Products Canada, Inc., as borrowers, the other credit parties thereto, the lenders party thereto, General Electric Capital Corporation, as agent and GE Canada Finance Inc., as Canadian agent.*

4.10	Form of Senior Secured Second Lien Term Loan Facility, by and among UAP Holding Corp., as borrower, the other credit parties thereto, the lenders party thereto and , as agent and lender.*

4.11	Form of Senior Subordinated Note Indenture, by and among UAP Holding Corp., the Guarantors named therein and JPMorgan Chase Bank, as trustee.*

4.12	Form of global senior subordinated note (included in Exhibit 4.12).*

4.13	Form of global IDS certificate.*

4.14	Form of global stock certificate for Class A common stock.*

5.1	Opinion of O’Melveny & Myers LLP.*

5.2	Opinion of Faegre & Benson LLP, special counsel to the Colorado guarantors.*

5.3	Opinion of Holland & Knight LLP, special counsel to the Florida guarantor.*

5.4	Opinion of Hartman, Simmons, Speilman & Wood, LLP, special counsel to the Georgia guarantors.*

5.5	Opinion of Perkins Coie LLP, special counsel to the Idaho guarantor.*

5.6	Opinion of Bell, Boyd & Lloyd LLC, special counsel to the Illinois guarantor.*

5.7	Opinion of Venable LLP, special counsel to the Maryland guarantor.*

5.8	Opinion of Watkins Ludlam Winter & Stennis, P.A., special counsel to the Mississippi guarantor.*

Exhibit Number	Exhibit

5.9	Opinion of Holland & Hart LLP, special counsel to the Montana guarantor.*

5.10	Opinion of Stinson Morrison Hecker LLP, special counsel to the Nebraska guarantors.*

5.11	Opinion of Dorsey & Whitney LLP, special counsel to the North Dakota guarantor.*

5.12	Opinion of Bass, Berry & Sims PLC, special counsel to the Tennessee guarantor.*

5.13	Opinion of Baker & McKenzie, special counsel to the Texas guarantors.*

5.14	Opinion of Stoel Rives LLP, special counsel to the Washington guarantor.*

8.1	Opinion of O’Melveny & Myers LLP.*

10.1	Transition Services Agreement, dated as of November 24, 2003, by and between ConAgra Foods, Inc., UAP Holding Corp., United Agri Products, Inc. and each other company listed on the signature pages thereto (incorporated by reference to Exhibit 10.1 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.2	Seller Transition Services Agreement, dated as of November 24, 2003, by and between ConAgra Foods, Inc., UAP Holding Corp., United Agri Products, Inc. and each other company listed on the signature page thereto (incorporated by reference to Exhibit 10.2 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.3	Indemnification Agreement, dated as of November 24, 2003, by and among ConAgra Foods, Inc., United Agri Products, Inc., United Agri Products Canada Inc., 2326396 Canada, Inc., AG-Chem, Inc., Balcom Chemicals, Inc., UAP 23, Inc., Cropmate Company, CSK Enterprises, Inc., GAC 26, Inc., UAP 27, Inc., Genmarks, Inc., Grower Service Corporation (New York), HACO, Inc., Loveland Industries, Inc., Loveland Products, Inc., Midwest Agriculture Warehouse Co., Ostlund Chemical Co., Platte Chemical Co., Pueblo Chemical & Supply Co., Ravan Products, Inc., S.E. Enterprises, Inc., Snake River Chemicals, Inc., Transbas, Inc., Tri-River Chemical Company, Inc., Tri-State Chemicals, Inc., Tri-State Delta Chemicals, Inc., UAP/GA AG Chem, Inc., UAPLP, Inc., UAP 22, Inc., UAP Receivables Corporation, United Agri Products—Florida, Inc., United Agri Products Financial Services, Inc., Verdicon and YVC, Inc. (incorporated by reference to Exhibit 10.3 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.4	Fertilizer Supply Agreement, dated as of November 24, 2003, between ConAgra International Fertilizer Company and United Agri Products, Inc. (incorporated by reference to Exhibit 10.4 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.5	International Supply Agreement, dated as of November 24, 2003, between United Agri Products, Inc. and ConAgra Foods, Inc. (incorporated by reference to Exhibit 10.5 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.6	Buyer Release Agreement, dated as of November 24, 2003, between ConAgra Foods, Inc. and the Acquired Companies (as defined therein) (incorporated by reference to Exhibit 10.6 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.7	Seller Release Agreement, dated as of November 24, 2003, between ConAgra Foods, Inc. and UAP Holding Corp. (incorporated by reference to Exhibit 10.7 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.8	2003 Stock Option Plan of UAP Holding Corp. (incorporated by reference to Exhibit 10.8 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

Exhibit Number	Exhibit

10.9	Retention Agreement, dated as of November 18, 2003 between UAP Holding Corp. and Bryan S. Wilson (incorporated by reference to Exhibit 10.9 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.10	Retention Agreement, dated as of November 18, 2003 between UAP Holding Corp. and David W. Bullock (incorporated by reference to Exhibit 10.10 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.11	Retention Agreement, dated as of November 18, 2003 between UAP Holding Corp. and L. Kenneth Cordell (incorporated by reference to Exhibit 10.11 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.12	Retention Agreement, dated as of November 18, 2003, between UAP Holding Corp. and Dave Tretter (incorporated by reference to Exhibit 10.12 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.13	Retention Agreement, dated as of November 18, 2003 between UAP Holding Corp. and Robert A. Boyce, Jr. (incorporated by reference to Exhibit 10.13 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.14	Investor Rights Agreement, dated as of the Original Issue Date among UAP Holding Corp. and the Holders party thereto (incorporated by reference to Exhibit 10.14 to UAP Holding Corp.’s Registration Statement on Form S-4 dated March 5, 2004 (File No. 333-113345)).

10.15	Registration Rights Agreement, dated as of November 24, 2003, between UAP Holding Corp. and the Apollo Investors (incorporated by reference to Exhibit 10.15 to UAP Holding Corp.’s Registration Statement on Form S-4 dated March 5, 2004 (File No. 333-113345)).

10.16	Management Consulting Agreement, dated as of November 21, 2003, between UAP Holding Corp. and Apollo Management V, L.P. (incorporated by reference to Exhibit 10.16 to UAP Holding Corp.’s Registration Statement on Form S-4 dated March 5, 2004 (File No. 333-113345)).

10.17	2003 Deferred Compensation Plan of UAP Holding Corp. (incorporated by reference to Exhibit 10.17 to UAP Holding Corp.’s Registration Statement on Form S-4 dated March 5, 2004 (File No. 333-113345)).

10.18	2004 Deferred Compensation Plan of UAP Holding Corp.

10.19	2004 Non-Executive Director Stock Option Plan of UAP Holding Corp.

10.20	Form of First Amendment to the Investor Rights Agreement, by and among UAP Holding Corp. and the Holders party thereto.*

10.21	Form of First Amendment to Registration Rights Agreement, by and between UAP Holding Corp. and the Apollo Investors.*

10.22	Form of Termination of Management Consulting Agreement, between UAP Holding Corp. and Apollo Management V, L.P.*

12.1	Computation of Ratios of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 to UAP Holding Corp.’s Registration Statement on Form S-4 dated March 5, 2004 (File No. 333-113345)).

12.2	Pro Forma Computation of Ratios of Earnings to Fixed Charges.*

21.1	Subsidiaries of UAP Holding Corp. (incorporated by reference to Exhibit 21.1 to UAP Holding Corp.’s Registration Statement on Form S-4 dated March 5, 2004 (File No. 333-113345)).

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of O’Melveny & Myers LLP (included in Exhibits 5.1 and 8.1).*

Exhibit Number	Exhibit

23.3	Consent of Faegre & Benson LLP, special counsel to the Colorado guarantors.*

23.4	Consent of Holland & Knight LLP, special counsel to the Florida guarantor.*

23.5	Consent of Hartman, Simmons, Speilman & Wood, LLP, special counsel to the Georgia guarantors.*

23.6	Consent of Perkins Coie LLP, special counsel to the Idaho guarantor.*

23.7	Consent of Bell, Boyd & Lloyd LLC, special counsel to the Illinois guarantor.*

23.8	Consent of Venable LLP, special counsel to the Maryland guarantor.*

23.9	Consent of Watkins Ludlam Winter & Stennis, P.A., special counsel to the Mississippi guarantor.*

23.10	Consent of Holland & Hart LLP, special counsel to the Montana guarantor.*

23.11	Consent of Stinson Morrison Hecker LLP, special counsel to the Nebraska guarantors.*

23.12	Consent of Dorsey & Whitney LLP, special counsel to the North Dakota guarantor.*

23.13	Consent of Bass, Berry & Sims PLC, special counsel to the Tennessee guarantor.*

23.14	Consent of Baker & McKenzie, special counsel to the Texas guarantors.*

23.15	Consent of Stoel Rives LLP, special counsel to the Washington guarantor.*

24.1	Powers of Attorney (included on signature pages hereto).

25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of JPMorgan Chase Bank.*

*	To be filed by Amendment

(b)  Financial Statement Schedules

Schedule II Valuation and Qualifying Accounts

All other schedules have been omitted because they are either not applicable or the required information has been disclosed in the financial statements or notes hereto.

Item 17.    Undertakings

1.    The undersigned registrants hereby undertake to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

2.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification by the registrants against such liabilities, other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

3.    The undersigned registrants hereby undertake that:

(1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greeley, State of Colorado, on the 7th day of April, 2004.

UAP HOLDING CORP.
By:	/S/ L. KENNY CORDELL
L. Kenny Cordell President, Chief Executive Officer and Director

POWER OF ATTORNEY

Each of the undersigned members of the Board of Directors and officers of UAP HOLDING CORP., do hereby constitute and appoint each of L. KENNY CORDELL, DAVID W. BULLOCK and TODD A. SUKO, or any of them, his true and lawful attorney-in-fact and agent, to do any and all acts and things in his name and on his behalf in his capacity as manager or officer and to execute any and all instruments for him and in his name in the capacities indicated below, which said attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for him in the capacity indicated below, any and all amendments (including post-effective amendments) hereto and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission; and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact and agent, or either of them, shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ L. KENNY CORDELL L. Kenny Cordell	President, Chief Executive Officer and Director (Principal Executive Officer)	April 7, 2004

/S/ DAVID W. BULLOCK David W. Bullock	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 7, 2004

/S/ JOSHUA J. HARRIS Joshua J. Harris	Director	April 7, 2004

/S/ ROBERT KATZ Robert Katz	Director	April 7, 2004

/S/ MARC E. BECKER Marc E. Becker	Director	April 7, 2004

Signature	Title	Date

/S/ STAN PARKER Stan Parker	Director	April 7, 2004

/S/ CARL J. RICKERTSEN Carl J. Rickertsen	Director	April 7, 2004

/S/ THOMAS MIKLICH Thomas Miklich	Director	April 7, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greeley, State of Colorado, on the 7th day of April, 2004.

UNITED AGRI PRODUCTS, INC.
By:	/S/ L. KENNY CORDELL
L. Kenny Cordell President, Chief Executive Officer and Director

POWER OF ATTORNEY

Each of the undersigned members of the Board of Directors and officers of UNITED AGRI PRODUCTS, INC., do hereby constitute and appoint each of L. KENNY CORDELL, DAVID W. BULLOCK and TODD A. SUKO, or any of them, his true and lawful attorney-in-fact and agent, to do any and all acts and things in his name and on his behalf in his capacity as manager or officer and to execute any and all instruments for him and in his name in the capacities indicated below, which said attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for him in the capacity indicated below, any and all amendments (including post-effective amendments) hereto and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission; and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact and agent, or either of them, shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ L. KENNY CORDELL L. Kenny Cordell	President, Chief Executive Officer and Director (Principal Executive Officer)	April 7, 2004

/S/ DAVID W. BULLOCK David W. Bullock	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 7, 2004

/S/ JOSHUA J. HARRIS Joshua J. Harris	Director	April 7, 2004

/S/ ROBERT KATZ Robert Katz	Director	April 7, 2004

/S/ MARC E. BECKER Marc E. Becker	Director	April 7, 2004

Signature	Title	Date

/S/ STAN PARKER Stan Parker	Director	April 7, 2004

/S/ CARL J. RICKERTSEN Carl J. Rickertsen	Director	April 7, 2004

/S/ THOMAS MIKLICH Thomas Miklich	Director	April 7, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each of the Registrants has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greeley, State of Colorado, on the 7th day of April, 2004.

AG-CHEM, Inc.

Balcom Chemicals, Inc.

Cropmate Company

CSK Enterprises, Inc.

GAC 26, Inc.

Genmarks, Inc.

Grower Service Corporation (New York)

HACO, Inc.

Loveland Industries, Inc.

Midwest Agriculture Warehouse Co.

Ostlund Chemical Co.

Pueblo Chemical & Supply Co.

Ravan Products, Inc.

S.E. Enterprises, Inc.

Tri-River Chemical Company, Inc.

Tri-State Chemicals, Inc.

Tri-State Delta Chemicals, Inc.

UAP 22, Inc.

UAP 23, Inc.

UAP 27, Inc.

UAP Receivables Corporation

UAP/GA AG Chem, Inc.

UAPLP, Inc.

United Agri Products Financial Services, Inc.

United Agri Products—Florida, Inc.

YVC, Inc.

By:	/s/ DAVID W. BULLOCK
David W. Bullock Executive Vice President and Director

POWER OF ATTORNEY

Each of the undersigned members of the Board of Directors and officers of the entities listed above, do hereby constitute and appoint each of L. KENNY CORDELL, DAVID W. BULLOCK and TODD A. SUKO, or any of them, his true and lawful attorney-in-fact and agent, to do any and all acts and things in his name and on his behalf in his capacity as manager or officer and to execute any and all instruments for him and in his name in the capacities indicated below, which said attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for him in the capacity indicated below, any and all amendments (including post-effective amendments) hereto and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission; and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact and agent, or either of them, shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ DAVID W. BULLOCK David W. Bullock	Executive Vice President and Director (Principal Executive, Financial and Accounting Officer)	April 7, 2004

/s/ TODD A. SUKO Todd A. Suko	Vice President, Secretary and Director	April 7, 2004

/s/ L. KENNY CORDELL L. Kenny Cordell	Director	April 7, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each of the Registrants has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greeley, State of Colorado, on the 7th day of April, 2004.

Loveland Products, Inc. Platte Chemical Co. Snake River Chemicals, Inc. Transbas, Inc. Verdicon, Inc.
By:	/S/ BRYAN S. WILSON
Bryan S. Wilson President

POWER OF ATTORNEY

Each of the undersigned members of the Board of Directors and officers of the entities listed above, do hereby constitute and appoint each of L. KENNY CORDELL, DAVID W. BULLOCK and TODD A. SUKO, or any of them, his true and lawful attorney-in-fact and agent, to do any and all acts and things in his name and on his behalf in his capacity as manager or officer and to execute any and all instruments for him and in his name in the capacities indicated below, which said attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for him in the capacity indicated below, any and all amendments (including post-effective amendments) hereto and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission; and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact and agent, or either of them, shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ BRYAN S. WILSON Bryan S. Wilson	President (Principal Executive Officer)	April 7, 2004

/S/ DAVID W. BULLOCK David W. Bullock	Executive Vice President and Director (Principal Financial and Accounting Officer)	April 7, 2004

/S/ TODD A. SUKO Todd A. Suko	Vice President, Secretary and Director	April 7, 2004

/S/ L. KENNY CORDELL L. Kenny Cordell	Director	April 7, 2004

Schedule II

CONAGRA AGRICULTURAL PRODUCTS BUSINESS

VALUATION AND QUALIFYING ACCOUNTS

For the Fiscal Years Ended February 23, 2003, February 24, 2002 and February 25, 2001

(in thousands)

Description	Balance at Beginning of Period	Charged to Income	Deductions from Reserves		Balance at Close of Period
Year ended February 23, 2003
Allowance for doubtful receivables	33,524	(293)	(1,463	)(1)	34,694

Year ended February 24, 2002
Allowance for doubtful receivables	35,048	55,369	56,893	(1)	33,524

Year ended February 25, 2001
Allowance for doubtful receivables	23,110	29,506	17,568	(1)	35,048

(1)	Bad debts charged off, less recoveries.

S-1

EXHIBIT INDEX

Exhibit Number	Exhibit

1.1	Form of Underwriting Agreement.*

2.1	Stock Purchase Agreement, dated as of October 29, 2003, by and among UAP Holding Corp., ConAgra Foods, Inc. and United Agri Products, Inc. (incorporated by reference to Exhibit 2.1 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

2.2	Amendment No. 1, dated as of November 23, 2003, to the Stock Purchase Agreement, dated as of October 29, 2003, by and among UAP Holding Corp., ConAgra Foods, Inc. and United Agri Products, Inc. (incorporated by reference to Exhibit 2.2 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

3.1	Certificate of Incorporation of UAP Holding Corp. dated as of October 28, 2003 (incorporated by reference to Exhibit 3.1 to UAP Holding Corp.’s Registration Statement on Form S-4 dated March 5, 2004 (File No. 333-113345)).

3.2	Certificate of Amendment dated November 24, 2003 to the Certificate of Incorporation of UAP Holding Corp (incorporated by reference to Exhibit 3.2 to UAP Holding Corp.’s Registration Statement on Form S-4 dated March 5, 2004 (File No. 333-113345)).

3.3	Certificate of Designation, Preferences and Rights of Series A Redeemable Preferred Stock dated November 24, 2003 (incorporated by reference to Exhibit 3.3 to UAP Holding Corp.’s Registration Statement on Form S-4 dated March 5, 2004 (File No. 333-113345)).

3.4	By-Laws of UAP Holding Corp. as adopted on October 29, 2003 (incorporated by reference to Exhibit 3.4 to UAP Holding Corp.’s Registration Statement on Form S-4 dated March 5, 2004 (File No. 333-113345)).

3.5	Form of Amended and Restated Certificate of Incorporation of UAP Holding Corp.*

3.6	Form of Certificate of Designation, Preferences and Rights of Junior Participating Preferred Stock.*

4.1	Credit Agreement dated as of November 24, 2003, by and among United Agri Products, Inc. and United Agri Products Canada Inc., as borrowers, the other credit parties thereto, the lenders party thereto, General Electric Capital Corporation, as agent and GE Canada Finance Inc., as Canadian agent (incorporated by reference to Exhibit 4.1 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

4.2	First Amendment to Credit Agreement dated as of December 9, 2003, by and among United Agri Products, Inc. and United Agri Products Canada Inc., as borrowers, the other credit parties thereto, the lenders party thereto, General Electric Capital Corporation, as agent and GE Canada Finance Inc., as Canadian agent (incorporated by reference to Exhibit 4.2 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

4.3	Second Amendment to Credit Agreement dated as of December 18, 2003, by and among United Agri Products, Inc. and United Agri Products Canada Inc., as borrowers, the other credit parties thereto, the lenders party thereto, General Electric Capital Corporation, as agent and GE Canada Finance Inc., as Canadian agent (incorporated by reference to Exhibit 4.3 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

4.4	Third Amendment to Credit Agreement dated as of January 15, 2004, by and among United Agri Products, Inc. and United Agri Products Canada, Inc., as borrowers, the other credit parties thereto, the lenders party thereto, General Electric Capital Corporation, as agent and GE Canada Finance Inc., as Canadian agent (incorporated by reference to Exhibit 4.4 to UAP Holding Corp.’s Registration Statement on Form S-4 dated March 5, 2004 (File No. 333-113345)).

4.5	Indenture dated as of January 26, 2004 between UAP Holding Corp. and JPMorgan Chase Bank, as trustee (incorporated by reference to Exhibit 4.5 to UAP Holding Corp.’s Registration Statement on Form S-4 dated March 5, 2004 (File No. 333-113345)).

1

Exhibit Number	Exhibit

4.6	Registration Rights Agreement, dated as of January 26, 2004, by and among UAP Holding Corp. and UBS Securities LLC, Goldman, Sachs & Co. and Bear, Stearns & Co. Inc. (incorporated by reference to Exhibit 4.7 to UAP Holding Corp.’s Registration Statement on Form S-4 dated March 5, 2004 (File No. 333-113345)).

4.7	Indenture dated as of December 16, 2003, among United Agri Products, Inc., the Guarantors named therein and JPMorgan Chase Bank, as trustee (incorporated by reference to Exhibit 4.4 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

4.8	Registration Rights Agreement, dated as of December 16, 2003, by and among United Agri Products, Inc., the guarantors listed on the signature pages attached thereto, and UBS Securities LLC, Goldman, Sachs & Co. and Bear, Stearns & Co. Inc. (incorporated by reference to Exhibit 4.6 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

4.9	Form of Amendment to Credit Agreement, by and among United Agri Products, Inc. and United Agri Products Canada, Inc., as borrowers, the other credit parties thereto, the lenders party thereto, General Electric Capital Corporation, as agent and GE Canada Finance Inc., as Canadian agent.*

4.10	Form of Senior Secured Second Lien Term Loan Facility, by and among United Agri Products, as borrower, the other credit parties thereto, the lenders party thereto and , as agent and lender.*

4.11	Form of Senior Subordinated Notes Indenture, by and among UAP Holding Corp., the Guarantors named therein and JPMorgan Chase Bank, as trustee.*

4.12	Form of global senior subordinated note (included in Exhibit 4.12).*

4.13	Form of global IDS certificate.*

4.14	Form of global stock certificate for Class A common stock.*

5.1	Opinion of O’Melveny & Myers LLP.*

5.2	Opinion of Faegre & Benson LLP, special counsel to the Colorado guarantors.*

5.3	Opinion of Holland & Knight LLP, special counsel to the Florida guarantor.*

5.4	Opinion of Hartman, Simmons, Speilman & Wood, LLP, special counsel to the Georgia guarantors.*

5.5	Opinion of Perkins Coie LLP, special counsel to the Idaho guarantor.*

5.6	Opinion of Bell, Boyd & Lloyd LLC, special counsel to the Illinois guarantor.*

5.7	Opinion of Venable LLP, special counsel to the Maryland guarantor.*

5.8	Opinion of Watkins Ludlam Winter & Stennis, P.A., special counsel to the Mississippi guarantor.*

5.9	Opinion of Holland & Hart LLP, special counsel to the Montana guarantor.*

5.10	Opinion of Stinson Morrison Hecker LLP, special counsel to the Nebraska guarantors.*

5.11	Opinion of Dorsey & Whitney LLP, special counsel to the North Dakota guarantor.*

5.12	Opinion of Bass, Berry & Sims PLC, special counsel to the Tennessee guarantor.*

5.13	Opinion of Baker & McKenzie, special counsel to the Texas guarantors.*

5.14	Opinion of Stoel Rives LLP, special counsel to the Washington guarantor.*

8.1	Opinion of O’Melveny & Myers LLP.*

2

Exhibit Number	Exhibit

10.1	Transition Services Agreement, dated as of November 24, 2003, by and between ConAgra Foods, Inc., UAP Holding Corp., United Agri Products, Inc. and each other company listed on the signature pages thereto (incorporated by reference to Exhibit 10.1 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.2	Seller Transition Services Agreement, dated as of November 24, 2003, by and between ConAgra Foods, Inc., UAP Holding Corp., United Agri Products, Inc. and each other company listed on the signature page thereto (incorporated by reference to Exhibit 10.2 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.3	Indemnification Agreement, dated as of November 24, 2003, by and among ConAgra Foods, Inc., United Agri Products, Inc., United Agri Products Canada Inc., 2326396 Canada, Inc., AG-Chem, Inc., Balcom Chemicals, Inc., UAP 23, Inc., Cropmate Company, CSK Enterprises, Inc., GAC 26, Inc., UAP 27, Inc., Genmarks, Inc., Grower Service Corporation (New York), HACO, Inc., Loveland Industries, Inc., Loveland Products, Inc., Midwest Agriculture Warehouse Co., Ostlund Chemical Co., Platte Chemical Co., Pueblo Chemical & Supply Co., Ravan Products, Inc., S.E. Enterprises, Inc., Snake River Chemicals, Inc., Transbas, Inc., Tri-River Chemical Company, Inc., Tri-State Chemicals, Inc., Tri-State Delta Chemicals, Inc., UAP/GA AG Chem, Inc., UAPLP, Inc., UAP 22, Inc., UAP Receivables Corporation, United Agri Products—Florida, Inc., United Agri Products Financial Services, Inc., Verdicon and YVC, Inc. (incorporated by reference to Exhibit 10.3 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.4	Fertilizer Supply Agreement, dated as of November 24, 2003, between ConAgra International Fertilizer Company and United Agri Products, Inc. (incorporated by reference to Exhibit 10.4 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.5	International Supply Agreement, dated as of November 24, 2003, between United Agri Products, Inc. and ConAgra Foods, Inc. (incorporated by reference to Exhibit 10.5 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.6	Buyer Release Agreement, dated as of November 24, 2003, between ConAgra Foods, Inc. and the Acquired Companies (as defined therein) (incorporated by reference to Exhibit 10.6 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.7	Seller Release Agreement, dated as of November 24, 2003, between ConAgra Foods, Inc. and UAP Holding Corp. (incorporated by reference to Exhibit 10.7 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.8	2003 Stock Option Plan of UAP Holding Corp. (incorporated by reference to Exhibit 10.8 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.9	Retention Agreement, dated as of November 18, 2003 between UAP Holding Corp. and Bryan S. Wilson (incorporated by reference to Exhibit 10.9 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.10	Retention Agreement, dated as of November 18, 2003 between UAP Holding Corp. and David W. Bullock (incorporated by reference to Exhibit 10.10 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.11	Retention Agreement, dated as of November 18, 2003 between UAP Holding Corp. and L. Kenneth Cordell (incorporated by reference to Exhibit 10.11 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.12	Retention Agreement, dated as of November 18, 2003, between UAP Holding Corp. and Dave Tretter (incorporated by reference to Exhibit 10.12 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

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Exhibit Number	Exhibit
10.13	Retention Agreement, dated as of November 18, 2003 between UAP Holding Corp. and Robert A. Boyce, Jr. (incorporated by reference to Exhibit 10.13 to United Agri Products, Inc.’s Registration Statement on Form S-4 dated January 5, 2004 (File No. 333-111710)).

10.14	Investor Rights Agreement, dated as of the Original Issue Date among UAP Holding Corp. and the Holders party thereto (incorporated by reference to Exhibit 10.14 to UAP Holding Corp.’s Registration Statement on Form S-4 dated March 5, 2004 (File No. 333-113345)).

10.15	Registration Rights Agreement, dated as of November 24, 2003, between UAP Holding Corp. and the Apollo Investors (incorporated by reference to Exhibit 10.15 to UAP Holding Corp.’s Registration Statement on Form S-4 dated March 5, 2004 (File No. 333-113345)).

10.16	Management Consulting Agreement, dated as of November 21, 2003, between UAP Holding Corp. and Apollo Management V, L.P. (incorporated by reference to Exhibit 10.16 to UAP Holding Corp.’s Registration Statement on Form S-4 dated March 5, 2004 (File No. 333-113345)).

10.17	2003 Deferred Compensation Plan of UAP Holding Corp. (incorporated by reference to Exhibit 10.17 to UAP Holding Corp.’s Registration Statement on Form S-4 dated March 5, 2004 (File No. 333-113345)).

10.18	2004 Deferred Compensation Plan of UAP Holding Corp.

10.19	2004 Non-Executive Director Stock Option Plan of UAP Holding Corp.

10.20	Form of First Amendment to the Investor Rights Agreement, by and among UAP Holding Corp. and the Holders party thereto.*

10.21	Form of First Amendment to Registration Rights Agreement, by and between UAP Holding Corp. and the Apollo Investors.*

10.22	Form of Termination of Management Consulting Agreement, between UAP Holding Corp. and Apollo Management V, L.P.*

12.1	Computation of Ratios of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 to UAP Holding Corp.’s Registration Statement on Form S-4 dated March 5, 2004 (File No. 333-113345)).

12.2	Pro Forma Computation of Ratios of Earnings to Fixed Charges.*

21.1	Subsidiaries of UAP Holding Corp. (incorporated by reference to Exhibit 21.1 to UAP Holding Corp.’s Registration Statement on Form S-4 dated March 5, 2004 (File No. 333-113345)).

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of O’Melveny & Myers LLP (included in Exhibits 5.1 and 8.1).*

23.3	Consent of Faegre & Benson LLP, special counsel to the Colorado guarantors.*

23.4	Consent of Holland & Knight LLP, special counsel to the Florida guarantor.*

23.5	Consent of Hartman, Simmons, Speilman & Wood, LLP, special counsel to the Georgia guarantors.*

23.6	Consent of Perkins Coie LLP, special counsel to the Idaho guarantor.*

23.7	Consent of Bell, Boyd & Lloyd LLC, special counsel to the Illinois guarantor.*

23.8	Consent of Venable LLP, special counsel to the Maryland guarantor.*

23.9	Consent of Watkins Ludlam Winter & Stennis, P.A., special counsel to the Mississippi guarantor.*

23.10	Consent of Holland & Hart LLP, special counsel to the Montana guarantor.*

23.11	Consent of Stinson Morrison Hecker LLP, special counsel to the Nebraska guarantors.*

23.12	Consent of Dorsey & Whitney LLP, special counsel to the North Dakota guarantor.*

23.13	Consent of Bass, Berry & Sims PLC, special counsel to the Tennessee guarantor.*

4

Exhibit Number	Exhibit

23.14	Consent of Baker & McKenzie, special counsel to the Texas guarantors.*

23.15	Consent of Stoel Rives LLP, special counsel to the Washington guarantor.*

24.1	Powers of Attorney (included on signature pages hereto).

25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of JPMorgan Chase Bank.*

*	To be filed by Amendment

5